EXHIBIT I

2020 FINANCIAL REPORT 2020 was an unprecedented year, marked by the global outbreak of the coronavirus (COVID-19) pandemic in March and its lasting impacts on society, health systems and the global economy. Although this significantly altered the EIB’s operating environment, it did not have material adverse financial impacts and, at the same time, required a significant effort from the Bank to offer additional support to business and contribute further to European Union (EU) objectives. Acting as the financial arm of the European Union, the EIB plays a strong countercyclical role in delivering financial support and advisory services to the real economy across all Member States. Against this background and the recent unprecedented support action to address the economic crisis resulting from COVID-19, the Bank acts as an integral part of the EU’s response to the pandemic and promotes a sustainable and green recovery, which would safeguard the health of current and future generations whilst, at the same time, facing up to the urgent and interconnected challenges of climate emergency. The EIB is at the forefront of tackling the COVID-19 crisis in the European Union, notably playing its part with a prompt support programme focused on those clients and sectors most affected by the crisis, followed by the establishment of the Pan-European Guarantee Fund (EGF). As part of the measures and products put in place to fight the pandemic’s social and economic impact, the Bank has made available financing for investments in the healthcare sector, such as by European companies involved in vaccine research and developing therapeutic and diagnostic solutions to combat the disease. In addition, it has announced a substantial response to the pandemic outside the European Union. While the EIB’s and the EU’s policy priorities have been altered by the COVID-19 pandemic outbreak, emphasising “build back better”, with a green and just transition, the Bank remains committed to an ambitious climate and environmental agenda. The EIB continues to increase its share of financing dedicated to climate action and environmental sustainability with the aim of reaching 50% of its business activity by 2025. In 2020, compared to an initial target of 28%, climate action reached a record level of 37.4%. The EIB launched the Climate Bank Roadmap (CBR), a business plan that sets out in detail how the EIB Group aims to support the objectives of the European Green Deal and sustainable development outside the European Union, while accelerating the transition to a carbon-neutral and climate-resilient economy by 2050. As the EU climate bank and a leader in climate-related financing, the EIB Group aims to adapt its processes to address the financial risks induced by climate change. In 2020, the Group developed its first climate risk assessment system at counterparty level (the “Climate Risk Screening Tool”), which is the first building block in this process. The EIB’s approach to support sustainable finance mirrors important parts of EU and international efforts in this field, notably the European Commission’s Action Plan for Financing Sustainable Growth, by aligning with the recently adopted EU Taxonomy Regulation for tracking climate action and environmental sustainability finance, and by adopting climate-related disclosures. OVERVIEW 1 1. This section covers the activities and financial information of the European Investment Bank; the figures presented have to be viewed together with the Statutory Financial Statements of the Bank prepared in accordance with the EU Accounting Directives (unless otherwise stated).

1

OVERVIEW 2. Includes all resources: loans, equities and guarantees. 3. The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group for the coming three years. 4. Includes all resources: loans, equities and guarantees. 5. Data on the loan portfolio provided in the Overview apply (unless otherwise stated) to the own resources loan portfolio, which includes the ‘’risk portfolio’’ and the portion of the portfolio outside the European Union that benefits from a global guarantee from the European Union or Member States (refer to Note U of the Statutory Financial Statements for more details). 6. The leverage ratio is computed as gross debt (long and short-term) divided by adjusted shareholders’ equity (own funds less the EIB’s participation in the EIF’s capital). In 2020, the EIB retained its focus on the statutory mission of supporting cohesion, in order to address the structural differences persisting across Member States – now deepened by the COVID-19 economic crisis. In July, the EIB surpassed its EFSI EUR 500bn target in additional investment across the European Union, generating higher additionality and targeting sustainable growth and employment, which are vital for cohesion and competitiveness. Following the United Kingdom’s withdrawal from the European Union on 31 January 2020, the EIB replaced the United Kingdom’s share in its capital with the called portion of the capital (EUR 3.5bn) funded out of its own reserves, while the callable capital (EUR 35.7bn) was distributed pro-rata among the 27 remaining shareholders. In addition, Poland and Romania increased their subscribed capital by nearly EUR 5.4bn and EUR 0.1bn respectively and contributed proportionally to the Bank’s reserves. As a result, the EIB’s called capital base grew by EUR 0.5bn and the callable capital has increased compared to the situation before Brexit. Despite the COVID-19 outbreak, the EIB Group remained fully operational and continued to conduct its activities in the normal course of business. In 2020, the Bank’s lending signatures amounted to EUR 66.1.bn2 (of which EUR 64.6bn under the Bank’s own resources), in line with the target set in the 2020 Operational Plan3 (EUR 63-66bn, following the reinstatement of a flexibility allowance for 2020) and above the 2019 volumes (EUR 63.3bn, of which EUR 61.9bn under the Bank’s own resources). Total disbursements reached EUR 58.3bn4 in 2020 (of which EUR 56.8bn under the Bank’s own resources), with considerable frontloading during the first half of 2020, on a year-to-year basis, to meet existing EIB clients’ needs as the pandemic crisis erupted. In 2019, disbursements amounted to EUR 48.1bn (of which EUR 47.5bn under the Bank’s own resources). The quality of the Bank’s loan portfolio remains high, despite the pandemic’s impact and the higher-risk lending due to the EIB’s role in EFSI, as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. Under EFSI’s structure, the European Commission provides credit enhancement, allowing a significant reduction of the residual risk of these operations. The overall loan portfolio5 continued to perform well, with only 0.4% impaired loans at end-2020 (0.4% at end-2019). The portion of payments overdue by more than 90 days remains very low, totalling EUR 117.1m at end-2020 (EUR 146.0m at end-2019) and representing only 0.03% of the risk portfolio. Provisions on loans increased to EUR 662.1m from EUR 486.9m at end-2019. Conservative risk management policies and thorough project due diligence underpin the Bank’s credit standing. Despite the crisis, the EIB generated positive financial results, booking an annual surplus of EUR 1.7bn for 2020 as compared to EUR 2.4bn in 2019 (detailed in section 1 below). The annual surplus is fully retained, contributing to the Bank’s own funds and supporting its long-term financing capacity. In spite of the negative effect of Brexit, there was an overall increase in the CET1 ratio, from 32.9% at end-2019 to 33.1% at end-2020. The leverage ratio6 increased during 2020 to 634% (end-2019: 627%) mainly due to the negative net impact on the EIB’s own funds following Brexit. The EIB continued to benefit from good access to the capital markets and it completed its announced borrowing target in October 2020.

2

2020 FINANCIAL REPORT Acknowledging the advanced status of the EIB’s 2020 funding programme and in order to accommodate any prefunding opportunities for the next calendar year, in September the borrowing authorisation was increased to EUR 70bn. Over the course of the year, the Bank raised EUR 70.0bn in the international capital markets to finance lending activities and other cashflow needs; on the back of strong demand for sustainable investment, sustainability funding could increase its share from 7% to 15% of the total. Net issuance ended up as zero in 2020, as the increased funding equalled the planned redemptions for the year. Net issuance has been stable in low single digits since 2014, with the exception of the negative net issuance of EUR 11bn in 2019. Outstanding borrowings and commercial paper amounted to EUR 435.3bn at end-2020, compared to EUR 449.3bn at end-2019, representing a decrease of EUR 14.0bn or 3.1%. The EIB has a prudent approach to liquidity management, focusing on liquid and very high-quality investments. Treasury assets totalled EUR 85.6bn at the end of 2020 (end-2019: EUR 80.9bn). The Bank’s total liquidity ratio remains well within internal limits, covering 78.1% of 2021 projected net cash outflows (compared to 88.6% in 2019). Importantly, the EIB’s access to the Eurosystem’s refinancing facility provides additional protection in circumstances of extreme liquidity stress. 1. EIB’S FINANCIAL PERFORMANCE REMAINS RESILIENT TO THE CRISIS The EIB generates income by financing large volumes of loans at low margins, and has recorded annual surpluses in its statutory 7 accounts every year since its foundation. The surplus for the financial year 2020 amounted to EUR 1 712.3m, which is lower when compared with 2019 (EUR 2 363.6m). The main factors that influenced the 2020 financial results were as follows: • The net interest income realised8 by the Bank amounted to EUR 3 061.5m as compared to EUR 3 031.7m in 2019. This variance is primarily explained by the negative interest environment observed in the financial markets. Additional details on the interest income and expenses are provided under Note N of the Statutory Financial Statements. • The net result on financial operations decreased by EUR 278.2m year on year. This decline mainly derived from the net result on shares and other variable-yield securities. • General administrative expenses increased by EUR 110.5m year on year. This evolution was primarily driven by the welfare contributions and other staff costs which were impacted by the evolution of actuarial assumptions, including the discount rates applicable to the pension plans and healthcare scheme. For more details, see Notes L and R of the Statutory Financial Statements. • There was a negative year-on-year impact of EUR 255.0m in the movements on the net provisions on loans and guarantees. It should be noted that the net provisions include specific provisions related to individual operations, as well as collective provisions reflecting the assessment of the potential impact of COVID-19 on the Statutory Financial Statements. The EIB’s balance sheet totalled EUR 554.3bn at end-2020 as compared to EUR 553.6bn at end-2019 (increase of EUR 0.7bn). 7. Prepared in accordance with the EU Accounting Directives. 8. Interest receivable and similar income less interest payable and similar charges.

3

EVOLUTION OF THE NET RESULT AND TOTAL ASSETS (EUR m)



2 857
2 806
2 339
2 363
1 712
573 231
549 544
555 793
553 561
554 291
2016
2017
2018
2019
2020
Total assets
Net result

1.1. Strong capitalisation

Since profits are retained to support the EIB's operations, the Bank's consistent profitability has led to the build-up of considerable reserves over the years. Following the appropriation of the annual surplus and the United Kingdom's exit from the European Union on 31 January 2020, own funds slightly decreased from EUR 73.7bn at end-2019 to EUR 73.5bn at end-2020.

OWN FUNDS COMPOSITION AS OF 31 DECEMBER 2020

Own funds in EUR '000		31/12/2020		31/12/2019
Capital				
– Subscribed	248 795 607		243 284 155	
– Uncalled	- 226 604 892		- 221 585 020	
		22 190 715		**21 699 135**
Reserves				
a) reserve fund	24 328 415		24 328 415	
b) additional reserves	11 398 958		12 349 294	
c) special activities reserve	11 736 896		10 777 675	
d) general loan reserve	2 135 891		2 170 177	
		49 600 160		**49 625 561**
Profit for the financial year		1 712 323		2 363 586
Total own funds		**73 503 198**		**73 503 198**

It was proposed that the surplus for the year be appropriated as follows:

i) reserve fund EUR 551.1m
ii) additional reserves EUR 859.6m
iii) special activities reserve EUR 416.1m
iv) general loan reserve EUR -114.5m

OVERVIEW

2020 FINANCIAL REPORT 1.2. EIB’s callable capital provides a substantial cushion The EIB is owned by the EU Member States. Following Brexit capital replacement and Poland’s and Romania’s capital increase in the first quarter of 2020, the Bank’s called capital amounted to EUR 22.2bn and the subscribed unpaid capital, or callable capital, to EUR 226.6bn. The EIB’s Member States have a legal obligation to pay their share of the callable capital, if necessary for the Bank to meet its obligations, at the request of the EIB’s Board of Directors (as set out in the EIB’s Statute 9). This legal obligation derives from an EU Treaty, which supersedes national law, and is a special feature of the EIB. The callable capital, which is not taken into account in own funds or for CRR/CRD IV capital adequacy purposes, represents a buffer equivalent to roughly half of the Bank’s borrowings. The onset of the global COVID-19 pandemic has emphasised the need for decisive action to stabilise the EU economy and to mitigate the long-term consequences of the crisis. Against the backdrop of the negotiations surrounding the 2021-2027 Multiannual Financial Framework (MFF) and Recovery Instrument (’Next Generation EU’), in July the European Council invited the EIB’s Board of Governors to review its capital needs, in particular with the aim to enhance the Bank’s ability to contribute to the Union’s ambitions in combating climate change and digitalising Europe’s economy. 9. EIB Statute, Article 5(3): “The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations.’’ EIB’s relationship with the UK As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital. Effective on 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. In addition, effective on 1 March 2020, the capital subscribed by Poland and Romania in the EIB was increased by EUR 5 386 000 000 and EUR 125 452 381, respectively. According to Article 150 of the Withdrawal Agreement, the EIB repays the United Kingdom’s called capital over a period of 12 years, which started on 15 October 2020. Concerning the callable capital, the withdrawal agreement stipulates that the United Kingdom will remain liable for the outstanding stock of operations at the Brexit date and would have to honour a capital call related to these financing operations. Effectively, the United Kingdom’s callable capital liability will only start to decline once the EIB’s pre-Brexit overall stock of approved financial operations is smaller than the EIB’s total subscribed capital at the time of Brexit. The United Kingdom’s callable liability will only terminate once the pre-Brexit stock of operations reaches the EIB’s called capital at the time of Brexit. In addition, the United Kingdom will remain liable for its share of called capital until the pre-Brexit stock of approved operations is fully amortised. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of the EIB, as well as the preparations for such withdrawal, had no material net impact on the EIB’s own funds as of 31 December 2020, considering the capital replacement previously described.

5

OVERVIEW 10. The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group https://www.eib.org/attachments/strategies/eib_group_operational_plan_2021_en.pdf 2021-2027 Multiannual Financial Framework (MFF), Next Generation EU and InvestEU In July 2020, EU leaders reached a historic agreement on the 2021-2027 MFF and Next Generation EU initiative, giving the European Union unprecedented financial firepower of EUR 1.8tn over the next seven years to support the EU’s recovery from the COVID-19 crisis. As part of this recovery plan, the European Commission will be able to borrow up to EUR 750bn on the financial markets to finance EU programmes and create a series of new support instruments. The EIB Group (the EIB and its subsidiary, the EIF) stands ready to deliver its contribution in a manner that would not only provide a boost to the EU economy in the recovery phase, but also pave the way for sustainable long-term growth based on the key EU priorities focused on climate, digitalisation and cohesion. 1.3. Outlook for the future The Operational Plan for 2021 10 was approved by the EIB’s Board of Directors on 16 December 2020, and was published on 20 January 2021. While the EIB’s and EU policy priorities have been re-ordered as a result of the COVID-19 pandemic, the EIB remains committed to continuing to increase its share of financing dedicated to support climate action and environmental sustainability. Under the plan, the EIB maintains its strong commitment to support economic and social cohesion and to contribute to innovation and digitalisation investment, as well as to EU competitiveness. The Bank’s signature volume orientation for 2021 is EUR 63bn. The Bank will continue to review its lending and related activities throughout the year to account for the unfolding of the COVID-19 crisis, the uncertainties in the political environment and changes in market demand, and to ensure optimal alignment of resources and the highest impact possible in the real economy, whilst remaining attentive to the maintenance of its longer-term financial and credit strength. The Operational Plan 2021 also provides preliminary indications for 2022 and 2023, pending the transition to, and the implementation of, new EU mandates in the post-2020 MFF. The EIB’s lending remains focused on its public policy goals, which are aligned with the EU political priorities, namely sustainable cities and regions, sustainable energy and natural resources, innovation, digital and human capital and SME and mid-cap financing, in addition to the two overarching policy goals related to EU social and economic cohesion, climate action and environmental sustainability. The revision of the goals has been driven by new priorities emerging in relation to the new MFF and EU Recovery Plan, the EIB’s ambition to consolidate its position as the EU’s climate bank, the new Additionality and Impact Framework, and the urge to give more visibility to the Bank’s contribution to the United Nations’ Sustainable Development Goals (SDGs). In line with these goals, the EIB makes long- term finance available for projects that contribute to job creation and the global competitiveness of Europe, address climate, security and technological transformation challenges, promote European values and continue to bring about a convergence of living standards and prosperity across the EU. The funding programme forecast in the Operational Plan reflects the anticipated borrowings needed to achieve the operational targets. The Board of Directors has approved a global borrowing authorisation of up to EUR 70bn for 2021 and the Bank has announced an expected funding programme of EUR 60bn. The Bank’s high credit standing is key to its business model. Therefore, the EIB only accepts taking credit, market and liquidity risk in line with its risk appetite and public mission. By pursuing a prudent financial policy, the Bank seeks to self-finance its growth in the long term.

6

2020 FINANCIAL REPORT 2. LENDING ACTIVITIES STABLE VOLUMES, THOROUGH PROJECT APPRAISAL As the EU bank, the EIBs mission is to invest in viable projects that deliver on the EU’s policy objectives, as stipulated in Article 309 of the Treaty on the Functioning of the European Union. Projects financed need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices. At 31 December 2020, the outstanding volume of signed loans slightly decreased to EUR 558.7bn11 (EUR 560.3bn at end-2019), of which 82.2% was for projects within the European Union (2019: 81.4%)12. The EIB’s disbursed loan portfolio amounted to EUR 444.6bn13 compared with EUR 447.5bn at end-2019. The outbreak of COVID-19 changed considerably the EIB’s disbursement profile in 2020, with more than 50% of the target reached in the first half of the year thanks to the Bank fast-tracking and reprioritising the existing disbursements pipeline to support clients’ liquidity needs. The accelerating disbursements trend continued in the second half of the year, reaching almost 80% of the target at the end of the third quarter and amounting to EUR 58.3bn at end-December 2020 (EUR 56.8bn under EIB own resources). 2.1. New signatures In 2020, the flow of new signatures amounted to EUR 66.1bn14, of which EUR 64.6bn under the Bank’s own resources (2019: EUR 63.3bn, of which EUR 61.9bn under the Bank’s own resources). Out of the new signatures, 85.9% provide financing to projects in EU Member States (2019: 86.8%) (see the detailed geographic distribution below). 11. Includes own resources loans and loan substitutes. 12. Comparative figures have been reclassified, following the United Kingdom’s exit from the European Union as of 31 January 2020. 13. Includes own resources loans and loan substitutes. 14. Includes all resources, loans, equities and guarantees. The EIB Group works in conjunction with the European Commission in implementing several mandates, namely InvestEU, the successor of EFSI, Pillar II and III of the Just Transition Mechanism, part of the European Green Deal and which aims at supporting the EU regions most affected by the transition to a low-carbon economy, and the Neighbourhood, Development and International Cooperation Instrument (NDICI) for operations outside the European Union. The EIB Group will be the key implementing partner for InvestEU with responsibility for managing 75% of the overall budgetary capacity of the mandate. Specifically, the EIF will get an additional EUR 375m to contribute to its implementation. Based upon the successful model of EFSI, the EU guarantee of around EUR 26bn is expected to mobilise EUR 400bn in additional private and public investment in Europe in the next long-term EU budgetary period, focusing on sustainable infrastructure, research, innovation and digitalisation, SMEs and social investment and skills. Additionally, the European Parliament members made sure that InvestEU contributes to achieving the target of spending at least 30% of EU funds on climate objectives until 2027.

7

Signatures per country or region (in EUR m)	2020	% of total	2019	% of total
Italy	10 856	16%	9 696	15%
France	8 938	14%	6 929	11%
Spain	7 625	12%	8 094	13%
Germany	5 946	9%	5 339	9%
Poland	4 615	7%	4 394	7%
Greece	2 391	4%	2 031	3%
Sweden	2 106	3%	1 871	3%
Netherlands	2 037	3%	2 477	4%
Austria	1 636	2%	1 554	2%
Portugal	1 614	2%	1 379	2%
Belgium	1 279	2%	1 730	3%
Czech Republic	1 195	2%	1 308	2%
Lithuania	1 026	2%	47	0%
Ireland	902	1%	960	2%
Hungary	758	1%	702	1%
Finland	652	1%	1 713	3%
EFTA	68	0%	113	0%
Other EU Member States	3 187 *	5%	4 670	7%
Candidate and potential candidate countries	873	1%	649	1%
Rest of world	8 385	13%	7 594 **	12%
	66 089		63 250	

* Bulgaria 115m, Croatia 342m, Cyprus 245m, Denmark 547m, Estonia 280m, Latvia 119m, Luxembourg 37m, Malta 23m, Romania 460m, Slovakia 172m, Slovenia 221m, Multi-country 626m.
** Comparative figures have been restated from Other EU Member States to Rest of world following the United Kingdom's exit from the European Union as of 31 January 2020.

GEOGRAPHIC DISTRIBUTION OF THE STOCK OF LOANS AT END-2020 (%)



Austria	3.0
EU Benelux *	5.3
EU Other *	7.4
EU Scandinavia *	4.6
France	10.2
Germany	7.9
Greece	3.7
Hungary	1.8
Italy	11.6
Non-EU	16.1
Poland	7.7
Portugal	2.9
Spain	17.8

* **EU Benelux:** Belgium 2.4%, Luxembourg 0.1%, Netherlands 2.8%.
EU Scandinavia: Denmark 0.6%, Finland 2.1%, Sweden 1.9%.
EU Other: Bulgaria 0.4%, Croatia 0.7%, Cyprus 0.4%, Czech Republic 0.9%, Estonia 0.2%, Ireland 1.3%, Latvia 0.2%, Lithuania 0.6%, Malta 0.1%, Romania 1.2%, Slovenia 0.5%, Slovakia 0.9%.

DISTRIBUTION BY SECTOR OF THE STOCK OF LOANS AT END-2020 (%)



Transport	29.3
Global loans	20.5
Energy	14.9
Health, education	8.1
Miscellaneous infrastructure	6.9
Water, sewerage	6.4
Industry	6.4
Services	4.1
Telecomunication	2.5
Agriculture, fisheries, forestry	0.9

OVERVIEW

2020 FINANCIAL REPORT 2.2. EIBs policy response to COVID-19 In March 2020, the EIB Group introduced a Support Action Plan, aiming to mobilise up to EUR 28bn, thanks to guarantees from the European Commission. The objective of this plan was to relieve liquidity and working capital constraints for small and medium-sized companies hit by the COVID-19 outbreak and it includes long-established EIB Group products such as guarantees and liquidity lines to banks in the Member States as well as a purchase programme for asset-backed securities. Between the pandemic’s outbreak and the end of the year, the EIB approved 172 standalone operations aiming to directly respond to the COVID-19 crisis for a total amount of EUR 33.9bn (out of a total approved volume of EUR 82.8bn). It also topped up 68 existing credit lines for a total volume of EUR 4.6bn. Recognising the severity of the pandemic, in May 2020 the EIB’s Board of Directors approved the establishment of a Pan-European Guarantee Fund (EGF) of up to EUR 25bn. The EGF was endorsed by the European Council as part of the overall European Union COVID-19 response package and will enable the EIB Group to scale up its support for mostly small and medium-sized European companies, providing up to EUR 200bn of additional financing. Participating EU Member States provide guarantees proportional to their contribution to the capital of the EIB, which will cover losses that may occur in the EGF operations entered into by the EIB Group for the account of the EGF. Operations under the EGF will be initially approved until 31 December 2021 and Q Small and medium companies – min. 65% Q Companies with 250 or more employees – max. 28% Q Public sector companies active in the area of health – max. 5% (out of 100%) Q Venture and growth capital and venture debt (SMEs and mid-caps) – max. 7% EGF SUPPORTS: carried out by the EIB Group for the account of the EGF. The EGF will finance operations in participating Member States, albeit contributions will not be earmarked to support operations in a given Member State and will be subject to fund-specific concentration limits. The EGF was formally established on 24 August 2020, following the execution of legal documentation between participating EU Member States and the EIB. As of 31 December 2020, the EIB approved EUR 2.7bn, aiming to mobilise EUR 27.8bn of total financing. Moreover, as part of its response to the economic effects of the COVID-19 pandemic, the EIB has decided to make a number of supportive measures available to its clients in certain circumstances, which include (i) temporary easing (including waivers) of financial covenants and other key clauses, (ii) re-profiling of cash flows by setting new repayment schedules or temporarily freezing repayment obligations, and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The EIB is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to clients temporarily affected by the economic effects of the COVID-19 pandemic but who are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. Additional details on the forbearance measures granted are provided under Note U of the Statutory Financial Statements. In parallel, extra funding was made available to the healthcare sector for emergency infrastructure and development of cures and vaccines, building on a current pipeline of projects in the health sector totalling EUR 6bn for healthcare investments: investments for medical infrastructure, further research, or other vaccine and cure-related financing. The Bank directly supports innovative European biopharmaceutical and medtech companies developing therapeutic and diagnostic solutions against this devastating disease, as well as the COVID-19 vaccine.

9

As of 31 December 2020, signatures of the EIB healthcare pipeline amounted to EUR 5.2bn, of which EUR 175m on applied research for COVID-19 vaccines.

In addition, the EIB Group pledged EUR 6.5bn to support countries outside the European Union, contributing to the Team Europe response in full coordination with the EU, including EUR 1.7bn to support the social and economic recovery of the Western Balkans from the COVID-19 pandemic as part of a EUR 3.3bn financial support package for the region announced by the European Commission.

In an effort to directly connect capital markets with the above-mentioned activities in the context of the EU Taxonomy Regulation, the EIB extended Sustainability Awareness Bonds' eligibilities to include EIB financing directly related to the fight against the COVID-19 pandemic.

2.3. EFSI exceeds its investment target

In July 2020, EFSI exceeded its second target of supporting EUR 500bn in investment, ahead of schedule, while mitigating the impact of COVID-19 on Europe's economy. EFSI has made a clear impact on the EU economy and is proving its versatility in response to the coronavirus pandemic.

At end-2020, the EIB Group had 1 549 operations for a total of EUR 102.8bn[15], expected to mobilise investments of EUR 546.6bn, thus exceeding its EUR 500bn target.

As at 31 December 2020, 733 Infrastructure and Innovation Window (IIW) operations were approved for total financing of EUR 69.8bn, of which EUR 57.4bn was signed. EUR 37.5bn of this was disbursed, of which EUR 34.6bn for Debt Type Operations and EUR 2.9bn for Equity Type Operations.

Under the SME Window (SMEW), 461 financial guarantee transactions were approved for an amount of EUR 20.5bn. At end-2020, EUR 15.5bn was signed for guarantee transactions benefiting from EFSI support. Through the SMEW Equity and Risk Capital Resources mandate, the EIF approved 355 transactions in investment funds worth EUR 12.5bn, with a signed amount of EUR 10.6bn as at 31 December 2020.

Infrastructure and Innovation Window (IIW)	Total	2020 FY*
# operations approved	733	162
Operations approved as of 31.12.2020 (EUR m)	**69 770**	**13 020**
of which Equity Type Operations	7 608	1 456
of which Debt Type Operations	62 162	11 564
# operations signed	630	135
Operations signed as of 31.12.2020 (EUR m)	**57 361**	**9 562**
of which Equity Type Operations	6 868	987
of which Debt Type Operations	50 493	8 575
Operations disbursed as of 31.12.2020 (EUR m)	**37 460**	**9 623**
of which Equity Type Operations	2 905	1 037
of which Debt Type Operations	34 555	8 586

* Similar to previous years, amounts are net of operations cancelled during 2020.

SME Window (SMEW)	Total	2020 FY
# projects approved	816	150
Operations approved as of 31.12.2020 (EUR m)	**33 049**	**9 251**
# projects signed	759	143
Operations signed as of 31.12.2020 (EUR m)	**26 054**	**6 073**

15. The figures refer to active operations, excluding global authorisations or fully cancelled operations.

OVERVIEW

2020 FINANCIAL REPORT 2.4. Operations outside the European Union By financing investments outside the EU, the EIB has actively contributed to the EU’s external policy objectives for nearly 60 years. The EIB is the largest multilateral lender in the EU Neighbourhood, the regions with the greatest strategic importance to the EU, including the Eastern Neighbours, the Western Balkans, the Middle East and Northern Africa. Moreover, the Bank delivers on its operations outside the EU thanks to nearly 30 external offices located in Africa, Latin America and Asia. Demand outside the European Union remained high in 2020 with EUR 99.4bn worth of loans granted in 102 different countries as of end-2020, of which EUR 9.3bn signed in 2020. The majority of non-EU activities are covered by guarantees from the EU (External Lending Mandate) or the EIB’s Member States (Cotonou Agreement), in the form of either a comprehensive guarantee or a political risk guarantee. In the context of the MFF discussions on the next generation of mandates, the EIB has already committed to be an integral part of the EU processes to further improve policy coherence and dialogue with the Union’s external partners. In this perspective, the NDICI framework should provide the basis for the continuation of EIB operations outside the European Union in the coming years. The Bank contributes to the process to follow up on the report published in October 2019 by the High- Level Group of Wise Persons on the European financial architecture for development to strengthen the EU’s development finance architecture and reinforce its role in addressing global challenges. Russia The EIB continues to apply the sanctions on Russia adopted by the European Council in 2014. The Bank’s total disbursed exposure to borrowers in the Russian Federation amounted to EUR 17.8m as of end-2020 (2019: EUR 22.6m) with no exposure at the EIB’s own risk. Ukraine Total disbursed exposure in Ukraine amounted to EUR 1 486.1m at end-2020 (2019: EUR 1 284.3m). Of this amount, EUR 1 236.7m (2019: EUR 1 063.3m) is covered by the EU External Lending Mandate guarantee while the remainder is at the EIB’s own risk. A further EUR 4 500.9m has been committed in signed operations not yet disbursed, of which EUR 170.1m is expected to be at the EIB’s own risk. Turkey Total disbursed exposure in Turkey amounted to EUR 10.4bn at end-2020 (2019: EUR 12.3bn). Of this amount, EUR 6.2bn (2019: EUR 6.5bn) is covered by the EU External Lending Mandate guarantee while EUR 4.2bn (2019: EUR 5.8bn) is at the EIB’s own risk. A further EUR 0.5bn has been committed in signed operations not yet disbursed, of which EUR 0.1bn is expected to be at the EIB’s own risk. Lebanon The credit standing of Lebanese counterparties has been impacted by the political and economic turbulence in the country. Total disbursed exposure in Lebanon amounted to EUR 458.4m at end-2020, of which EUR 391.9m (85%) is secured by the EU External Lending Mandate. A further EUR 888.1m has been committed in signed operations not yet disbursed, of which only EUR 4.5m is expected to be at the EIB’s own risk. Specific provisions on its risk portfolio of disbursed operations are in place, for prudential reasons. Belarus The EIB’s disbursed exposure in Belarus is rather limited (EUR 190.0m at end-2020), of which 95% is secured by the EU External Lending Mandate. A further EUR 360.0m has been committed in signed operations not yet disbursed, of which only EUR 10.0m is expected to be at the EIB’s own risk, but covered by the EU Political Risk Guarantee under ELM.

11

2.5. Rigorous due diligence and strict selection criteria


Step 1
Proposition
Step 2
Appraisal
• Financial aspects
• Economic aspects
• Social aspects
• Environmental aspects
• Technical evaluation
Step 3
Approval
• EIB Management Committee
• EIB Investment Committee (FEIS)
• EIB Board of Directors
Step 4
Signature
Step 5
Disbursement
Step 6
Physical & financial monitoring
Step 7
Repayment

The EIB's due diligence process (applicable to all operations, including those under EFSI) ensures high loan quality, applying strict eligibility criteria to all projects. The appraisal process involves assessments from loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is considered from four angles: economic, technical, environmental/social and financial.

Risk guidelines are applied at project selection and throughout a project's lifetime. The EIB performs post-signature monitoring to enable early interventions and tracks closely whether initial conditions have deteriorated or contractual clauses have been breached. Firm adherence to project screening and ex-ante evaluations, coupled with regular ex-post reviews, underpins the quality of the EIB's loan portfolio.

Climate aspects are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emissions. In addition, an economic price of carbon is incorporated into the accounting for environmental externalities.

2.6. A highly secured and high-quality loan portfolio

The impacts of the COVID-19 crisis on the quality of the EIB's loan portfolio have been limited. The conservative lending policies that the EIB applies, coupled with the nature of the projects financed and strong collateralisation, support a high-quality loan portfolio despite the Bank's recent move towards higher-risk lending. The credit quality of the loan portfolio is reflected in the EIB's low rate of impairments and the historically low levels of defaults.

- The vast majority of the Bank's loan portfolio benefits from credit enhancements or recourse to EU or EU Member State guarantees. Credit enhancements are largely in the form of guarantees from EU sovereigns, the European Union budget, investment grade banks and corporates, as well as high-quality financial collateral and assignments of rights or pledges. Unsecured loans to banks and corporates had a combined value of EUR 135.8bn[16], representing 26.7% of the risk portfolio as at end-2020 (end-2019: EUR 136.7bn and 26.6%).

- Expected losses associated with lending exposures are allocated to a dedicated General Loan Reserve (GLR).

16. Includes own resources loans and loan substitutes.

OVERVIEW

2020 FINANCIAL REPORT • The asset quality of the EIB’s risk portfolio is maintained at an exceptional level. The share of best borrower or guarantor internal ratings of investment-grade level17 stood at 83.2% of the risk portfolio of the Bank as at end-2020 (end-2019: 84.4%). • At end-2020 the disbursed sovereign exposure18 of the Bank amounted to EUR 46.5bn (2019: EUR 45.2bn) and the sovereign-guaranteed signed exposure19 to EUR 78.0bn (2019: EUR 79.7bn). The Bank has not recorded any impairment in respect of its holding of EU sovereign and EU sovereign- guaranteed exposures. The Bank’s preferred creditor status and the protection given by its Statute are deemed to guarantee full recovery of these sovereign assets. • At end-2020, there were 61 impaired loan contracts subject to specific provisions (2019: 57 impaired loan contracts) for a total disbursed exposure of EUR 1.9bn (2019: EUR 1.6bn). These operations represent 0.4% of the total loan portfolio (2019: 0.4%), for which the Bank has specific provisions for the gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 587.3m (2019: 486.9m). • As a result of the COVID-19 outbreak in early 2020, the Bank assessed the potential impact of the crisis on clients and on the general economic environment. In that respect, additional provisions were recorded in the Bank’s financial statements amounting to EUR 74.8m as at end-2020 in the form of collective provisions. • For loans not secured by a global/comprehensive guarantee of the European Union or Member States20, arrears over 90 days amounted to EUR 117.1m as at end-2020 (2019: EUR 146.0m). • Operations that carry higher risk than the EIB’s usual activities are termed “special activities”. The volume of new special activities21 signed in 2020 was EUR 11.1bn (2019: EUR 15.0bn), of which EUR 0.8bn was at the EIB’s own risk (2019: EUR 1.5bn) and the remaining EUR 10.3bn was covered by portfolio credit risk mitigation (2019: EUR 13.5bn). The stock of own resources special activities22 remained stable at EUR 19.6bn (2019: EUR 19.9bn). • Own resources special activities not covered by the EU’s or Member States’ comprehensive guarantee now represent approximately 3.6% of the total risk portfolio (2019: 3.9%). • The unexpected losses associated with special activities at the EIB’s own risk are allocated to a dedicated special activities reserve (SAR), which stood at EUR 6.4bn at the end of 2020 (2019: EUR 6.1bn). In addition, EUR 5.7bn is allocated to the SAR in relation to the activities managed by the EIF on behalf of the Bank (2019: EUR 5.6bn). After inclusion of the proposed appropriation of the 2020 result, the SAR will amount to EUR 12.1bn. • The loan grading-based Watch List includes lending transactions that require close monitoring, though they are generally still performing. These transactions are placed on the Watch List following a deterioration of the internal loan grading or after a significant credit event. Increased perceived risk has led to an increase of the Watch List to EUR 7.4bn (2019: EUR 6.0bn), representing 1.3% of the risk portfolio (2019: 1.1%). 3. FUNDING ACTIVITIES The EIB raises long-term funds through bond issuance in the international capital markets to meet its lending needs. Funding activities aim to reach set volume targets with a maturity structure suitable for the Bank’s asset and liability management, and to optimise cost on a sustainable basis. Within this framework, the EIB Climate Strategy has established the additional objective of supporting the green bond market in quantity and quality and this action area has been laid down in the EIB’s Climate Bank Roadmap in the context of the European Green Deal. 17. Above Baa3 rating. 18. Includes own resources loans and loan substitutes. 19. Includes own resources loans and loan substitutes. 20. For more details on arrears over 90 days on the loan portfolio, see Note U of the Statutory Financial Statements. 21. Includes loans, equities and guarantees, excludes the EIB’s mandates to the EIF. 22. Includes loans, equities and guarantees, excludes the EIB’s mandates to the EIF.

13

The Bank's funding strategy relies on issuance of large and liquid benchmark transactions in the main currencies. This is complemented by targeted issuance (plain vanilla and structured) usually driven by reverse enquiries – offering, diversification of currencies and markets, as well as a growing visible component of sustainability funding, in the context of the EIB's alignment with the EU Taxonomy Regulation enshrined in the Climate Bank Roadmap. Diversification of sources and tenors of funding underpins the flexibility of the Bank's funding.

The EIB started the year with an announced funding programme of EUR 60bn and a borrowing authorisation of EUR 65bn. The higher funding target of 2020 compared to 2019 (EUR 50.3bn) took into consideration the Bank's lending targets, debt service, and prudent liquidity requirements. Acknowledging the advanced status of the EIB's 2020 funding programme, and in order to bring additional flexibility in the context of an unfolding COVID-19 crisis, including by accommodating prefunding opportunities for the next calendar year, in September the EIB's Board of Directors approved an increase of EUR 5bn of the borrowing authorisation up to EUR 70bn. During 2020, the EIB raised the EUR equivalent of 70.0bn[23] in 19 currencies, of which four in synthetic format. 2020 was also marked by the EIB's record EUR 10.5bn equivalent issuance in sustainability debt products, confirming the EIB as the largest supranational issuer of green and social use-of-proceeds bonds, as well as the growing interest of sustainable investors for this type of issuance in the context of the European Green Deal and the EU Taxonomy Regulation.

3.1. Maturity mix of the EIB's funding

- The average maturity of funding in 2020 was 6.9 years, a marginal decrease compared to 2019 (7.2 years).

- From a currency perspective, EUR issuance typically provides the longest average maturity among the Bank's main currencies. In 2020, the average maturity of EUR funding was 8.9 years (10.1 years in 2019). This was underpinned by issuance in the long end of a EUR 3bn and EUR 5bn 10-year EARN, a new EUR 1bn CAB 2035 (increased to an outstanding size of EUR 1.8bn) and taps of CAB 2042 (for a total of EUR 1.25bn), a new EUR 1.1bn 20-year ECoop, as well as by three increases of the ECoop line maturing in September 2036.

- Overall, issuance in other currencies (excluding EUR, GBP and USD) offered an average maturity of 5.2 years, slightly shorter compared to the previous year.

	Average maturity (years)	
Currency	**2020**	**2019**
EUR	8.9	10.1
GBP	4.8	4.8
USD	5.1	4.5
Others	5.2	5.9
Total	**6.9**	**7.2**

- From a product perspective, sustainability funding (Climate and Sustainability Awareness Bonds, CABs and SABs), the dedicated instrument of the EIB's dialogue with long-term sustainable investors, provided the longest average maturity among the main product areas at 11.1 years, up from last year (9.8 years).

- Overall, issuance in other product areas offered an average maturity of 6.1 years, down from 2019 (7.0 years).

23. EUR equivalent amounts are calculated at the exchange rate prevailing on the date of the transaction.

OVERVIEW

3.2. Geographic highlights

- Overall, the investor distribution remained broadly stable in 2020 compared to 2019. Europe maintained its position as the principal source of investor demand, representing 69%, a small increase compared to last year (67% in 2019).
- Asian investors' interest slightly decreased from 21% in 2019 to 17% in 2020, in all currency issuances. Investors from the Americas slightly increased their share to 12% from 10% in 2019, especially in EUR issuance.
- Geographical differences between currencies remain significant, as most demand from outside Europe is focused on USD bonds.



2%
12%
17%
69%
2%
2%
10%
86%
3%
30%
32%
35%
3%
2%
3%
92%
3%
6%
11%
80%
Total 2020
EUR
USD
GBP
Others
Europe
Asia
Americas
Middle East & Africa

3.3. Investor types

- Bank treasuries continued to account for the bulk of demand, stable at 37% as in the previous year. In EUR, the bank treasuries' share remained at the same level as in 2019 (35%), while a slightly increasing trend was seen in USD issuance and more evident in other currencies. In GBP, bank treasuries decreased by 6 pps to 59%, remaining the dominant force, however.
- Although bank treasuries remained the largest investor class for EIB bonds, in the last few years there has been a slight shift towards investment from central banks and official institutions. This change has been driven mainly by: (i) an increased interest in USD and EUR benchmark issuances from central banks (mostly from outside Europe); (ii) less pressure on bank treasuries to build up their HQLA buffers; and (iii) a more rapidly increasing focus of non-banks on sustainable investment, made visible by the increasing weight of CABs and SABs in the EIB's total issuance.
- The share of demand stemming from other investors (including corporates and retail investors) marginally decreased to 4% in 2020 (2019: 6%), with demand focused on the Bank's non-core issuance.
- Growing investor demand for both CABs and SABs highlights the rapidly increasing focus of non-banks on sustainable investment. Thus far driven by insurers, pension funds and other types of fund managers, demand is now increasing also with banks and central banks. Notably, the development of a dedicated investment approach in these two crucial investor segments is being facilitated by the greater clarity and legal certainty associated with the framework established by the EU Taxonomy Regulation, which the EIB is spearheading in its lending and funding activities.



4%
31%
28%
37%
3%
26%
36%
35%
2%
49%
18%
31%
6%
17%
18%
59%
20%
7%
28%
45%
Total 2020
EUR
USD
GBP
Others
Bank Treasury
Fund Managers / Insurance / Pension
Central Bank / Government Institutions
Corporate / Retail / Other

2020 FINANCIAL REPORT

3.4. Funding patterns in the EIB's main issuance currencies and product types

Issuance in the EIB's main currencies – EUR, USD and GBP – together accounted for 90% of the total volume raised in 2020 (2019: 85%). In a product perspective, 59% of the total funding programme was issued in EUR and USD benchmark format, the same share as last year, and 15% was issued in CAB/SAB format, with a steep rise vis-à-vis 2019 (8%).

In 2020, the Bank raised EUR 33.0bn in EUR benchmark issues (typically in the EUR 3-5bn range) in the Euro Area Reference Note (EARN) format, representing 47.1% of total funding (2019: EUR 22.7bn, representing 45.1%). In March, when the pandemic hit the EU, the EIB showed leadership in reopening the market by issuing benchmark with a EUR 3bn 5-year, which was the first supranational benchmark issue since the COVID-19 outbreak.

The EIB confirmed its leading position as USD and GBP issuer, funding the EUR equivalent of 22.6bn in USD (2019: EUR 13.8bn), as well as GBP 6.4bn in 2020 (the EUR equivalent of 7.4bn). This represents an absolute increase from the GBP 5.5bn issued in 2019 (EUR 6.2bn), mainly thanks to the EIB's usual frontloading of funding activities, which proved to be successful against the pandemic shock.

	2020	2019
Currency	**Amount in EUR bn equivalent**	**Amount in EUR bn equivalent**
EUR	33.0	22.7
USD	22.6	13.8
GBP	7.4	6.2
Others	7.0	7.6
Total	**70.0**	**50.3**

FUNDING PROGRAMME BY TYPE AND CURRENCY 2020



1%
34%
4%
24%
6%
9%
7%
15%
Benchmark EUR: EARNs
Mini-Benchmark EUR: ECoops (excluding CAB/SAB and €STR)
Benchmark USD: Globals
Fixed-rate GBP (excluding CAB)
Risk-free rates (€STR, SOFR, SONIA)
Other currencies (excluding CAB/SAB and risk-free rates)
CAB and SAB (all currencies)
Structured



2020
10%
47%
11%
32%
EUR
GBP
USD)
Others
2019
15%
45%
12%
28%

OVERVIEW

3.5. Funding patterns in other currencies

The EIB's currency diversification policy enhances its flexibility, enabling it to obtain cost advantages, meet disbursement needs in local currencies, and fine-tune the maturity profile of its funding. In 2020, the EIB issued bonds in 16 currencies other than EUR, USD and GBP, of which four (BRL, EGP, IDR and INR) in the synthetic format (2019: 14 non-core currencies, of which four in the synthetic format). In terms of volume, the issuance in other currencies slightly decreased from EUR 7.6bn to EUR 7.0bn in 2020, accounting for 10% of total funding for the year (2019: 15%). Attractive issuance opportunities in other currencies were less frequent during most of the year, largely due to the volatility caused by the pandemic outbreak in these geographies.

The EIB remained the largest supranational issuer in PLN, reaching a record annual high of PLN 8bn (EUR 1.8bn) issuance volume, meeting the disbursement needs of the EIB's third largest disbursement currency. In 2020, the EIB's activity in the Scandinavian market was marked by a record amount of SEK 17.6bn denominated issuance (EUR 1.6bn equivalent), and by NOK 10.8bn (EUR 1.0bn) issuance, of which its first NOK green bond, a NOK 2bn 3-year CAB underpinned by strong support from domestic SRI investors (19% of total issuance in this currency this year).

Currency	2020 Amount in EUR bn equivalent
PLN	1.79
SEK	1.64
NOK	1.03
CAD	0.73
AUD	0.55
ZAR	0.31
MXN	0.28
DKK	0.26
CNY	0.14
BRL	0.10
TRY	0.07
HKD	0.04
RUB	0.03
EGP	0.02
INR	0.02
IDR	0.01
Total	**7.02**


2020
26%
23%
15%
10%
8%
4%
4%
4%
6%
PLN
SEK
NOK
CAD
AUD
ZAR
MXN
DKK
Others


2019
26%
18%
15%
12%
8%
8%
5%
2%
6%
NOK
PLN
AUD
CAD
SEK
ZAR
DKK
BRL
Others

2020 FINANCIAL REPORT

OVERVIEW 24. SONIA: Sterling Overnight Interbank Average rate. 25. SOFR: Secured Overnight Financing Rate. 26. €STR: Euro Short-Term rate. 3.6. Risk-free rates The EIB is continuing to demonstrate its leadership and expertise in the new risk-free rates debt markets. The EIB is the only issuer active across all three major currencies with transactions in €STR, SOFR and SONIA, with a 2020 issuance volume in these instruments of EUR 6.1bn, higher than in the previous year (2019: EUR 4.9bn) in spite of a very challenging environment in these nascent markets. • SONIA24: In 2020 the EIB issued a total of GBP 2.5bn in SONIA lines. In August 2020, the EIB launched the first ever benchmark to reference the new SONIA Compounded Index, published by the Bank of England since 3 August, for a GBP 1.0bn (no-grow) (EUR 1.1bn) 5-year SONIA. This is the EIB’s second benchmark issuance linked to an index associated to those rates and testifies to the EIB’s commitment in the development of new risk-free rates globally. • SOFR25: In 2020, the EIB remained active in the SOFR space, launching two new benchmark transactions: a successful USD 1.0bn (EUR 0.9bn) 3-year, issued in January, and a USD 1.0bn (EUR 0.9bn) 4-year, which was the first transaction to utilise the SOFR Index published since March 2020 by the Federal Reserve. In October 2020, the Bank tapped this issue for another USD 500m, bringing the total outstanding of that line to USD 1.5bn, which was the first-ever increase of a SOFR index-linked bond in the market. • €STR26: The EIB remains committed to continuing to promote the €STR market development and issued a EUR 1.0bn 3-year €STR-linked bond in January 2020, thus becoming the sole issuer with two benchmarks in this format. 3.7. EIB’s sustainability funding in the context of the EU Sustainability Agenda 3.7.1. EU Taxonomy Regulation to facilitate sustainable investment By virtue of its role as the EU climate bank, the EIB’s strategic approach to sustainability aims, on the one hand, to align EIB lending activities with the EU’s policy objectives within the framework established by the EU Taxonomy Regulation; and, on the other hand, to allocate the proceeds of Climate and Sustainability Awareness Bonds (CABs and SABs) to the disbursements of the EIB’s aligned loans within the framework to be established by the EU Green Bond Standard. 3.7.2. Sustainability funding in 2020 The EIB is the first issuer to have tailored documentation of its CABs and SABs to the upcoming EU Sustainability Taxonomy. The proceeds of these instruments are allocated to lending activities that contribute substantially to EU sustainability objectives: climate change mitigation for CABs; further environmental and social sustainability objectives for SABs. In 2020, the EIB considerably expanded its share of the total funding programme (to 15%, from 8% in 2019), issuing a record EUR 10.5bn equivalent of CABs and SABs (2019: EUR 4.1bn). This was accomplished through 32 transactions across 12 currencies, of which three were inaugurated in this format this year (2019: seven currencies). Such significant growth, underpinned by rapidly increasing demand for sustainable investment, was made possible by the extension of CAB- and SAB-eligibilities. These extensions were implemented in the context of the EU Taxonomy Regulation and the Climate Bank Roadmap – as provisioned for in the CAB/SAB bond documentation.

18

2020 FINANCIAL REPORT CAB SAB During 2020, the EIB issued EUR 7.0bn28 of CABs. In the course of the year, EUR 8.8bn of disbursements were found eligible for allocation of proceeds from CAB issuance and EUR 8.6bn of CAB proceeds were allocated to such disbursements following the EIB’s allocation procedures. The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 1.9bn at the beginning of the year and to EUR 0.3bn at the end of the year. During 2020, the EIB issued EUR 3.8bn29 of SABs. In the course of the year, EUR 3.9bn of disbursements were found eligible for allocation of proceeds from SAB issuance and EUR 3.9bn of SAB proceeds were allocated to such disbursements following the EIB’s allocation procedures. The balance of unallocated SAB proceeds in the treasury SAB portfolio amounted to EUR 0.2bn at the beginning of the year and to EUR 0.1bn at the end of the year. 27. For social objectives, which are not yet covered by the EU Sustainability Taxonomy, the EIB will use its own definitions within the spirit and logic of the EU Sustainability Taxonomy. 28. Data are based on net proceeds from CABs. 29. Data are based on net proceeds from SABs. In June 2020, in line with the Technical Expert Group’s taxonomy proposal for climate of March 2020, the EIB announced a first extension of CAB-eligibilities from renewable energy and energy efficiency to other areas of the EIB’s climate change mitigating activity: (i) research, development and deployment of innovative low-carbon technologies; (ii) electric rail infrastructure and rolling stock, and electric buses. In the same spirit, SAB-eligibilities were extended this year to include financing directly related to the fight against the COVID-19 pandemic – as part of the EIB’s support to national health authorities and hospitals, laboratory facilities and networks faced with health emergency situations as well as its contribution to capacity preparedness. SAB-eligibilities in the field of education were equally extended to higher education in light of the observed high impact of health emergencies in this area following a health crisis27. 3.7.3. Currency composition of sustainability funding In EUR, major sustainability funding highlights include two new lines, each of EUR 1bn size: SAB 2028 highlighted the importance of the EIB’s response to the COVID-19 pandemic, while CAB 2035, issued on the very date of the adoption of the EU Taxonomy Regulation, drew market attention to the parallel extension by the EIB of CAB-eligibilities. The Bank was also active in USD in sustainability formats – with the two new inaugural USD 1bn Global SABs in 10- and 7-years and the new USD 1.5bn Global CAB 2030 attracting strong investor demand and large oversubscriptions. 2020 was also marked by the first-ever ventures into the NOK, HKD and MXN markets, with a NOK 2bn CAB 2023, a HKD 300m CAB 2022, and a MXN 41m CAB 2023 respectively. Since 2016, CABs’ allocation and impact reports have been published in the yearly CAB Framework and certified with reasonable assurance by KPMG. This year, the same approach has been extended to SABs, which were inaugurated in September 2018, with the publication of the first SAB Framework for the period 2018-2019. 4. EIB’S SUSTAINABILITY AGENDA During 2020, the EIB affirmed its role as the EU climate bank, leading the fight against climate emergency. The EIB Group remains committed to achieving its ambitious climate targets announced last year and to delivering on its climate strategy implementation through the critical decade to 2030. In 2020, the EIB reached its target to finance USD 100bn over the five years 2016-2020 to fight the climate emergency, which was announced in 2015 at the Paris climate conference, COP21. In 2020 alone, the EIB invested about EUR 24.2bn (2019: EUR 19.3bn) in climate action, representing 37.4% of overall EIB lending during the year and confirming the EIB as the largest multilateral financer of climate action.

19

OVERVIEW 4.1. EIB’s Climate Bank Roadmap 2021-2025 In November 2020, the EIB’s Board of Directors approved the Climate Bank Roadmap (CBR), a business development plan covering the Group’s financing and advisory activities supporting climate action and environmental sustainability over the next five years. The CBR will serve to support a green recovery from the COVID-19 crisis through the European Green Deal, including its Just Transition Mechanism, to keep supporting countries in need outside the European Union, and to contribute to the achievement of the sustainable development goals. Among other things, the CBR puts in place the framework for: • Accelerating the transition in the focus areas outlined in the European Green Deal, to support low- carbon, sustainable and resilient development in vulnerable regions and communities across the world. This will be used to strengthen the dialogue with EU Member States, as well as developing and emerging countries, and to shape business development and product innovation. • Ensuring a just transition for all, supporting cohesion and ensuring that no people or places are left behind along the transition pathway to a climate-neutral EU economy by 2050. The EIB Group will play a central role in the Just Transition Mechanism, the cornerstone of the EU Green Deal, specifically on Pillar II, dedicated to the just transition scheme under InvestEU with focus on the transition regions, and on Pillar III, focused on a public sector loan facility. • Supporting the alignment of the EIB’s operations to the goals and principles of the Paris Agreement, such as the vitally important 1.5 degree temperature goal, facilitating focus on clean, low-carbon projects and backing innovative technologies that reduce emissions and promote digitalisation. • Building strategic coherence and accountability based on three cross-cutting aspects: (1) policy, to set out how climate-related activities fit within the wider context of sustainable finance and overall environmental and social sustainability, including alignment with the EU Taxonomy for sustainable finance; (2) transparency, accountability and quality assurance; and (3) institutional support to the EIB Group’s activities. Moreover, the CBR aims to develop, manage and report on climate risks in the EIB's activities and maintain leadership in the development of green financial products and capital markets. Leading by example, the EIB uses its expertise on the ground to actively support the EU Sustainable Finance Platform that succeeded the EU Technical Expert Group on Sustainable Finance (TEG). Finally, the Bank is fully committed to fostering more cooperation across the globe, as evidenced by its involvement as an Observer/Partner in the International Platform on Sustainable Finance, the Network on Greening the Financial System and the Coalition of Finance Ministers for Climate Action. 5. TREASURY ACTIVITIES 5.1. High-quality assets Treasury management fills the dual roles of ensuring that the Bank has the capacity to continually meet its financial commitments and of implementing the Bank’s asset and liability policy. Funds are invested in designated portfolios with defined criteria based on a low-risk strategy of diversification. The Bank’s portfolio management must at all times comply with the guidelines, prudential limits and indicators laid down by the EIB’s governing bodies.

20

2020 FINANCIAL REPORT At end-2020, the operational treasury included the following portfolios: • Treasury Monetary Portfolio (TMP), designed for daily liquidity management; • Securities Liquidity Portfolio (SLP), which invests in the currencies EUR, GBP and USD and aims to provide diversification while enhancing the return on treasury assets. Operating under the constraint of holding 75% in ECB-eligible assets, the SLP also serves as an additional line of liquidity; • Long-Term Hedge Portfolio (LTHP), which serves as an asset and liability management (ALM) tool, targeting high-quality EUR-denominated assets. At year-end, the bulk of these assets (93%) were held in the Treasury Monetary Portfolio invested in short-term instruments with a maturity of up to one year. For a breakdown of the credit exposure of the treasury portfolio, please refer to the notes to the Statutory Financial Statements of the Bank. 5.2. Prudent liquidity management Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits to cater to the EIB’s operating environment. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the EIB continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources thanks to its prudent approach to liquidity management. All the liquidity risk indicators have constantly remained well above their respective limits. At year-end 2020, total treasury assets amounted to EUR 85.6bn (2019: EUR 80.9bn) and the Bank’s total liquidity ratio stood at 78.1% (2019: 88.6%), in excess of the minimum liquidity requirement of 25%30. The Liquidity Coverage Ratio stood at 366.7% at the end of the year (2019: 483.4%). As an eligible counterparty in the Eurosystem’s monetary policy operations, the EIB also benefits from access to the monetary policy operations of the European Central Bank. This access is activated, albeit at low levels, in a regular manner to ensure its permanent operational maintenance. These operations are conducted via the Central Bank of Luxembourg, where the EIB maintains a deposit to cover minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB’s liquidity buffer. As at year-end 2020, the total amount of securities held in the EIB’s inventory, which are eligible to be reused within the Eurosystem at the Central Bank of Luxembourg, stood at EUR 26.0bn, of which EUR 14.0bn is made up of EIB-owned assets and EUR 12.0bn of eligible reusable collateral received. The cash left with the Central Bank of Luxembourg amounted to EUR 34.6bn. On 8 June 2020, the EIB became a member of LCH SA, one of the biggest central clearing counterparts. The membership gives the Treasury access to the LCH centrally cleared repo market, where dealers buy and offer liquidity against securities collateral, and helps to increase the Bank’s resilience to liquidity risk as the secured repo markets offer a huge pool of short-term liquidity. 5.3. Treasury financial result in 2020 Negative euro interest rates for short and medium tenors continued to characterise the market environment, which meant that investment opportunities meeting requirements in terms of tenors, credit quality and liquidity were difficult to find. The financial result from treasury portfolios for the year was EUR -16m (2019: EUR 274m), with an average rate of return on the Bank’s treasury of 0.0% 30. The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months.

21

OVERVIEW (2019: 0.4%), in a market environment characterised by even lower EUR interest rates in the very short term, driven by the ECB stance. 5.4. Asset and liability management The interest rate, foreign exchange and basis risk positions of the Bank’s assets and liabilities are managed within prescribed limits. This involves rebalancing the various risk profiles through the use of standard derivative instruments to achieve a target exposure of the managed risk factors. The Interest Rate Risk Strategy aims at ensuring self-sustainability of the Bank’s business and growth of own funds. 6. CONSERVATIVE RISK MANAGEMENT ALIGNED WITH BEST BANKING PRACTICE The Bank aims to align its risk management with best banking practice, and adherence to that practice is monitored by the Audit Committee, an independent body that reports directly to the Board of Governors. The approach in determining annual operational targets and orientations takes into account the Bank’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators to monitor the credit, liquidity, market and operational risks inherent in its activities including, among others, minimum capital requirements, the credit quality distribution of the Bank’s loan portfolio, risk concentration measures and liquidity measures. The EIB’s lending policies establish minimum credit quality levels for both borrowers and guarantors in lending operations, and identify the types of securities that are deemed acceptable. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. In addition, via a counterparty and sector limit system, the credit policies ensure sufficient diversification of the loan portfolio. The Bank has established sector limits for its 10 key industries, and monitors the aggregate exposure to other relevant industries. Limits are set based on the stressed capital requirements of the aggregated exposure to an industry in the event of a downturn. The main risk categories arising from the Group’s business activities are: • Credit risk: the risk of loss resulting from client or counterparty default on credit exposures in all forms, including settlement risk. • Market risk: the risk of loss arising from exposure to market variables such as interest rates, foreign exchange rates and equity market prices. • Liquidity and funding risk: the risk that the Group is unable to fund assets and meet its obligations, at a reasonable price or, in extreme situations, at any price. • Operational risk: the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. For more details on financial risk management, see Note U of the Statutory Financial Statements, and the Risk Management Disclosure Report on the EIB’s website. On 3 October 2018, the EIB published on its website the “Best Banking Practice (BBP) Guiding Principles of the European Investment Bank”, previously approved by the Board of Governors of the EIB. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of banking rules and guidelines applicable to the EIB as BBP. It also sets forth assessment criteria aimed at identifying the relevant rules and considers specificities of the EIB’s business model by way of general adjustments. The document is regularly reviewed by the EIB’s governing bodies.

22

2020 FINANCIAL REPORT 7. CORPORATE RESPONSIBILITY AND SUSTAINABILITY Sustainability is embedded in the Group’s activity and processes. In testament to the EIB's commitment to align its work with the Paris Agreement, in November 2020 the EIB Board of Directors approved the 2021-2025 Climate Bank Roadmap to help accelerate the transition to a carbon-neutral economy and contribute to the European Green Deal. Both the Bank's activities and internal processes reflect our sustainability ambitions. From a financing perspective, the EIB selects projects based on financial, economic and technical criteria, as well as sustainability credentials. Eligible projects need to comply with the EIB’s environmental and social (E&S) principles and standards. In addition to that, the Bank carries out an economic appraisal to assess a project’s expected costs and benefits to society as a whole. Only projects that have a positive impact on society as a whole and that comply with the EIB’s environmental and social standards can be financed. To provide an overview of its activities supporting smart, sustainable and inclusive growth, the EIB Group issues annually a sustainability report that receives limited assurance by external auditors. The report is meant to be read in conjunction with the Global Reporting Initiative (GRI) annex and the Sustainability Accounting Standards Board (SASB) disclosures. All documents are available on the Bank’s website. 8. EIB GROUP FINANCIAL PERFORMANCE31 The EIB Group consists of the European Investment Bank and the European Investment Fund (EIF). 8.1. EIB consolidated financial statements under EU Accounting Directives The 2020 EU-AD consolidated result stands at EUR 1 749.9m as compared to a surplus of EUR 2 418.8m for 2019 (negative variance of EUR 668.9m or -27.7% year on year). It is closely aligned to the statutory surplus as the consolidated EU-AD result is almost wholly driven by the EIB unconsolidated result. As at 31 December 2020, the total Group Balance Sheet stood at EUR 556.1bn, showing an increase of EUR 0.9bn as compared to 31 December 2019. 8.2. EIB consolidated financial statements under IFRS The 2020 IFRS consolidated result stands at EUR 2 637.4m as compared to a result of EUR 2 957.6m observed in 2019 (i.e. negative variance of EUR 320.2m year on year). Additional information on the IFRS results is provided under the notes to the EIB Group Consolidated Financial Statements under IFRS. 31. This covers the Consolidated Financial Statements of the EIB Group prepared in accordance with the EU Accounting Directives and with the International Financial Reporting Standards.

23

EIB Statutory Bodies

Situation at 23/04/2021

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Igor MATOVIC	Deputy Prime Minister and Minister of Finance
Belgium	Vincent VAN PETEGHEM	Minister of Finance
Bulgaria	Kiril ANANIEV	Minister of Finance
Czech Republic	Alena SCHILLEROVÁ	Minister of Finance
Denmark	Simon KOLLERUP	Minister for Industry, Business and Financial Affairs
Germany	Olaf SCHOLZ	Federal Minister of Finance
Estonia	Keit PENTUS-ROSIMANNUS	Minister of Finance
Ireland	Paschal DONOHOE	Minister for Finance
Greece	Christos STAIKOURAS	Minister of Finance
Spain	Nadia CALVIÑO	Second Vice President of the Government and Minister of Economic Affairs and Digital Transformation
France	Bruno LE MAIRE	Minister for the Economy and Finance
Croatia	Zdravko MARIĆ	Minister of Finance
Italy	Daniele FRANCO	Minister of Economy and Finance
Cyprus	Constantinos PETRIDES	Minister of Finance
Latvia	Jānis REIRS	Minister of State for Finance
Lithuania	Gintarė SKAISTĖ	Minister of Finance
Luxembourg	Pierre GRAMEGNA	Minister of Finance
Hungary	Mihály VARGA	Deputy Prime Minister for Economic Policy, Minister of Finance
Malta	Clyde CARUANA	Minister for Finance
Netherlands	Wopke HOEKSTRA	Minister of Finance
Austria	Gernot BLÜMEL	Federal Minister of Finance
Poland	Tadeusz KOŚCIŃSKI	Minister of Finance, Development Funds and Regional Policy
Portugal	João LEÃO	Minister of State and Finance
Romania	Alexandru NAZARE	Minister of Public Finance
Slovenia	Andrej ŠIRCELJ	Minister of Finance
Finland	Matti VANHANEN	Minister of Finance
Sweden	Magdalena ANDERSSON	Minister for Finance

Audit Committee

Chairman	László BALOGH	Deputy State Secretary, Ministry of Finance, Hungary
Members	Audrius LINARTAS	Executive Director at the Authority of Audit, Accounting, Property Valuation and Insolvency Management under the Ministry of Finance, Lithuania
	Christos G. TRIANTOPOULOS	General Secretary for Economic Policy, Ministry of Finance, Hellenic Republic
	Pierre KRIER	Former PwC Audit Partner, Luxembourg
	Nuno GRACIAS FERNANDES	Professor of Finance, IESE Business School, Spain
	Vacant position	
Observers	John SUTHERLAND	Senior Adviser, Financial Conduct Authority, UK
	Beatrice DEVILLON-COHEN	Independent Member of the Finance Committee at King's College, London Former Managing Director, Head of Derivatives Trading, Société Générale, London, UK
	Vasile IUGA	Former PwC Audit Partner, Romania

Management Committee

President	Werner HOYER
Vice-Presidents	Dario SCANNAPIECO
	Ambroise FAYOLLE
	Kris PEETERS
	Lilyana PAVLOVA
	Thomas ÖSTROS
	Teresa Tatiana CZERWIŃSKA
	Christian Kettel THOMSEN
	Ricardo MOURINHO FÉLIX

Board of Directors The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 31 Alternates, meaning that some of these positions will be shared by groupings of states. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Marc DESCHEEMAECKER Chairman of the Boards of Brussels Airport Company and De Lijn, Mechelen Marinela PETROVA Deputy Minister of Finance, Ministry of Finance, Sofia Petr PAVELEK Deputy Minister of Finance, Ministry of Finance, Prague Julie SONNE Head of Division, Ministry for Industry, Business and Financial Affairs, Copenhagen Thomas WESTPHAL Director General – European Policy, Federal Ministry of Finance, Berlin Andres KUNINGAS Head of EU and International Affairs Department, Ministry of Finance, Tallinn Des CARVILLE Head of Shareholding and Financial Advisory Division, Department of Finance, Dublin Konstantin J. ANDREOPOULOS Member of the Board of Directors of the EIB, Athens Enrique RUIZ de VILLA SAIZ Deputy head of unit, General Secretariat of the Treasury and International Financing, Ministry of Economic Affairs and Digital Transformation Anne BLONDY-TOURET Assistant Secretary, Macroeconomic Policies and European Affairs Department, Directorate-General of the Treasury, Paris Silvija BELAJEC Head of Sector for EU Affairs and International Financial Relations, Ministry of Finance, Zagreb Gelsomina VIGLIOTTI Director General for International Financial Relations, Department of the Treasury, Ministry of Economy and Finance, Rome Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Armands EBERHARDS Deputy State Secretary, Ministry of Finance, Riga Miglė TUSKIENĖ Vice-Minister of Finance, Ministry of Finance, Vilnius Arsène JACOBY Director of Multilateral Affairs, Development, Cooperation and Compliance, Ministry of Finance, Luxembourg László BARANYAY Member of the Board of Directors of the EIB, Budapest Paul DEBATTISTA Consultant to Minister for Education at Malta Ministry for Education Mickie SCHOCH Deputy Director, International Affairs Directorate, Netherlands Ministry of Finance, The Hague Karin RYSAVY European Affairs, Federal Ministry of Finance, Vienna VACANT POSITION (Poland) Filipe CARTAXO Member of the Board of Directors of the EIB, Lisbon Attila GYÖRGY Secretary of State, Ministry of Public Finance, Bucharest Nina MARIN Cabinet of the Minister, Ministry of Finance, Ljubljana Ivan LESAY Chief Executive Officer, Slovak Investment Holding (SIH), Bratislava Kristina SARJO Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki Eva HAGHANIPOUR Deputy Director General and Head of Unit for International Financial Institutions, International Department, Ministry of Finance, Stockholm Markus SCHULTE Principal Adviser, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Brussels Experts Giorgio GOBBI Laurence BRETON Joes LEOPOLD Head of the Financial Stability Directorate, Banca d’Italia, Rome Executive Director, Agence Française de Développement, Paris Founder and Managing Partner of Capitium, Amsterdam

25

Alternates Ludivine HALBRECQ Advisor, Administration of International and European Financial Affairs (IEFA) Treasury, Federal Public Service Finance, Brussels Gergana BEREMSKA Director, International Financial Institutions, Ministry of Finance, Sofia Radek HŘEBĺK Head of State Financing and Treasury Liquidity Management Division, Ministry of Finance, Prague Morten KLINGE Special Advisor, Ministry of Trade and Industry, Department of Financial Affairs, Copenhagen Susanne BLOMENHOFER Hendrik KAELBLE Policy Advisor, Directorate General for European Affairs, Ministry of Finance, Berlin Head of Division, Directorate General European Policy, Federal Minister for Economic Affairs and Energy Des O’LEARY Member of the Board of Directors of the EIB, Dublin Nikos MANTZOUFAS Governor of the Recovery and Resilience Fund Agency at the Ministry of Finance, Greece Isabel GARAYO Alternate Deputy Director General, EU Economic and Financial Affairs department at the Spanish Treasury Stéphane TABARIÉ Head of the European Bilateral Economic Relations and Financial Instruments Unit, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris Carole GOSTNER Deputy Head of Unit in charge of European Financial Instruments, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris Ana ZORIĆ Chief Advisor to the Minister, Ministry of Finance, Zagreb Francesca MERCUSA Director, International Financial Relations Directorate, Department of the Treasury, Ministry of Economy and Finance, Rome Stefano SCALERA Head of Government Affaires - AS Roma, Rome Eleni PITTA Economic Officer, Directorate of International Financial Institutions and General Financial Management, Ministry of Finance, Nicosia Aija ZITCERE Director, Financial Markets Policy Department, Ministry of Finance, Riga Darius TRAKELIS Deputy Director of the EU and International Affairs Department, Ministry of Finance, Vilnius Miguel MARQUES Deputy Director, Multilateral affairs and Development Aid, Ministry of Finance, Luxembourg Paulanne MAMO Accountant General, Treasury Department, Ministry for Finance, Valletta Lisette F.H. STEINS Policy Advisor on the European Investment Bank, Ministry of Finance,The Hague Christian REININGER Economic Advisor, Directorate General for Economic Policy, Financial Markets and Customs Duties, Vienna Maciej TABACZAR Chief Specialist, International Financial Cooperation Department, Ministry of Finance, Warsaw Rosa CAETANO Deputy Director General of the Office for Economic Policy and International Relations, Ministry of Finance, Lisbon Boni Florinela CUCU General Director, General Directorate for International Financial Relations, Ministry of Public Finance, Bucharest Urška GRMEK Head of the Minister’s Office, Ministry of Finance, Ljubljana Martin POLÓNYI Director General of International Relations Section, Ministry of Finance, Bratislava Anne af URSIN Financial Counsellor, Ministry of Finance, Helsinki Theresia LINDBERG Head of Section, International Department, Ministry of Finance, Stockholm Saila VALTONEN Adviser to the Deputy Director-General of Directorate-General for Economic and Financial Affairs (DG ECFIN), European Commission, Luxembourg Alternate experts Ingrid HENGSTER Member of the Executive Board, KfW Bankengruppe, Frankfurt Kristin de PEYRON Deputy Managing Director, European External Action Service, Brussels Antonio OPORTO Operating Partner, Trilantic Europe, London

26

AUDIT AND CONTROL AUDIT COMMITTEE The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice applicable to it. The Audit Committee is responsible for the auditing of the Bank’s accounts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector, and they should cover the whole range of expertise between them. In addition, the Board of Governors, on a joint proposal from the President of the Bank and the Chairman of the Audit Committee, may appoint a maximum of three observers for a non-renewable six-year term, on the basis of their particular qualifications, especially with regard to banking supervision. The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank in respect of its assets and liabilities, and of the results of the operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank, namely the Investment Facility, and Neighbourhood Investment Facility (NIF) Trust Fund. The Audit Committee is required to address to the Board of Governors a detailed report on the results of its work during the preceding financial year, including verification that the activities of the Bank conform to best banking practice applicable to it. In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, including the EIF Audit Board, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Head of Internal Audit, the Group Chief Risk Officer, the Head of the Office of the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee. EXTERNAL AUDITORS The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors is available on the Bank’s external website. AUDIT AND CONTROL

27

2020 FINANCIAL REPORT FINANCIAL CONTROL Financial Control (FC) is an independent Directorate and reports directly to the Bank’s Management Committee. Its main responsibilities relate to the Bank’s books and records and its various financial statements. Furthermore, Financial Control’s role in relation to the Bank’s Internal Control Framework (ICF) has recently been strengthened, incorporating additional capabilities to oversee control risk, to provide a common platform for the implementation and maintenance of the Bank-wide Internal Control Framework and, lastly, to report to Senior Management and the Audit Committee on noteworthy control deficiencies covering key activities of the Bank. This role is being implemented within the provisions established by the EIB ICF Policy approved by the Board in June 2018. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. INTERNAL AUDIT As an independent function, Internal Audit reports directly to the President. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. INSPECTORATE GENERAL The Inspectorate General (IG) comprises, under the authority of the independent Inspector General, three independent control and accountability functions: OPERATIONS EVALUATION Operations Evaluation (EV)’s mandate is to assess the EIB Group’s activities in order to identify aspects that could improve operational performance, accountability and transparency. EV independently and systematically carries out ex-post and mid-term evaluations of individual projects, sector-wide policies, programmes, partnerships and financing instruments of the EIB Group, using internationally accepted evaluation criteria (relevance, effectiveness, efficiency and sustainability). It also assesses the EIB Group’s financial and non-financial contributions. INVESTIGATION Under the EIB’s Anti-Fraud Policy approved by the Board, the Inspectorate General, through the Fraud Investigations Division (IG/IN), is the sole office within the Bank that is mandated to conduct independent investigations into allegations of possible fraud, corruption, collusion, coercion, obstruction, money laundering or terrorism financing involving EIB operations or activities.

28

AUDIT AND CONTROL IG/IN may also call upon external assistance or experts in accordance with the requirements of the investigation, and works closely with the services of the European Anti-Fraud Office (OLAF). IG/IN also acts as the EIB’s contact point for the European Public Prosecutor’s Office. The scope of activities also encompasses Proactive Integrity Reviews (PIRs), which identify red flags and indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG/IN on the basis of a risk assessment process. Moreover, IG/IN is responsible for the implementation of the Bank’s Exclusion Policy, which serves to exclude entities found to have engaged in fraud or corruption. COMPLAINTS MECHANISM The EIB Group Complaints Mechanism, as defined by its published Policy and Procedures, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning the activities of the EIB Group. The Mechanism was established to support stakeholders that wish to voice their concerns. Such requests can lead to complaint investigations or dispute resolution initiatives. Any member of the public has access to a two-tier sequential mechanism: an internal part – the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman (EO). The EIB-CM coordinates the EIB Group’s reply in case of complaints submitted to other non-judicial review mechanisms (e.g. the EO, Aarhus Convention Compliance Committee, etc.). Finally, the independent Inspector General chairs the Procurement Complaints Committee, the internal mechanism handling complaints regarding a Bank decision related to an alleged infringement of the Guide to Procurement. OFFICE OF THE CHIEF COMPLIANCE OFFICER (OCCO) In accordance with the principles set out by the Basel Committee, Compliance is an independent function under the guidance and responsibility of the Head of the Office of the Chief Compliance Officer (OCCO). The Head of OCCO reports to the Group Chief Risk Officer32 and has direct access to the President and to the Management Committee. Compliance risk is managed at EIB Group level by: • OCCO, in charge of European Investment Bank compliance. • EIF Compliance (COMPL), in charge of European Investment Fund compliance. OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/IN. Regular contacts are held by the Head of Compliance with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) as well as civil society organisations (such as NGOs) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice. 32. The EIB Group Risk Management Charter codifies the high-level risk management principles applicable across the EIB Group requiring that risks are managed in an effective and consistent manner and in line with best banking principles and practices, see https://www.eib.org/en/publications/eib-group-risk-management- charter.

29

2020 FINANCIAL REPORT Current activities within OCCO’s remit can be broadly grouped as follows: • Compliance policies and institutional matters. • Ethics and Codes of Conduct. • Compliance risk assessment, monitoring and reporting. • Anti-Money Laundering/Combating the Financing of Terrorism (AML-CFT) and integrity due diligence of EIB counterparties and operations. • Ongoing monitoring of ML-FT, sanctions, market abuse and conflict of interest risks. • Regulatory and tax compliance. • Clearance for the Bank’s corporate and technical assistance procurement. The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of the EIB’s Governing Bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group. MANAGEMENT CONTROL Within the Secretariat General, the Planning, Budget and Analytics Division brings together key functions responsible for management control – namely, operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives, and ultimately that the results achieved are monitored. Key tools include the Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to the operational strategy (including financial objectives).

30

EIB STATUTORY FINANCIAL STATEMENTS EIB STATUTORY FINANCIAL STATEMENTS as at 31 December 2020
31

2020 FINANCIAL REPORT Balance sheet as at 31 December 2020 (in EUR ’000) Assets 31.12.2020 31.12.2019 1. Cash in hand, balances with central banks and post office banks (Note B.1) 835,163 947,155 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 31,180,452 33,367,671 3. Loans and advances to credit institutions a) repayable on demand 463,568 361,613 b) other loans and advances (Note C) 60,182,631 53,795,817 c) loans (Note D.1) 103,714,971 109,824,530 d) value adjustments (Note D.2) -80,237 -64,413 164,280,933 163,917,547 4. Loans and advances to customers a) other loans and advances (Note C) 900,604 964,644 b) loans (Note D.1) 321,119,208 317,404,048 c) value adjustments (Note D.2) -567,532 -415,346 321,452,280 317,953,346 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,148,031 3,873,908 b) issued by other borrowers 7,045,395 8,150,263 12,193,426 12,024,171 6. Shares and other variable-yield securities (Note E.1) 8,063,429 7,399,276 7. Participating interests (Note E.1) 334,410 312,191 8. Shares in affiliated undertakings (Note E.2) 813,089 805,044 9. Intangible assets (Note F) 38,698 25,655 10. Tangible assets (Note F) 248,471 247,064 11. Other assets (Note G) 40,490 65,000 12. Subscribed capital and reserves, called but not paid (Note H.3) 1,438,648 0 13. Prepayments and accrued income (Note I) 13,371,184 16,496,940 Total assets 554,290,673 553,561,060 The accompanying notes form an integral part of these financial statements.

32

EIB STATUTORY FINANCIAL STATEMENTS Balance sheet (continued) as at 31 December 2020 (in EUR ’000) Liabilities 31.12.2020 31.12.2019 1. Amounts owed to credit institutions (Note J) a) repayable on demand 4,199,057 6,287,270 b) with agreed maturity or periods of notice 12,316,334 1,185,511 16,515,391 7,472,781 2. Amounts owed to customers (Note J) a) repayable on demand 1,682,533 1,595,557 b) with agreed maturity or periods of notice 20,951 15,554 1,703,484 1,611,111 3. Debts evidenced by certificates (Note K) a) debt securities in issue 425,622,598 435,684,081 b) others 9,641,151 13,637,452 435,263,749 449,321,533 4. Other liabilities (Note G) 4,581,947 1,143,167 5. Accruals and deferred income (Note I) 19,165,727 17,124,002 6. Provisions a) pension plans and health insurance scheme (Note L) 3,546,431 3,192,066 b) provision in respect of guarantee operations (Note D.4) 10,746 8,118 3,557,177 3,200,184 7. Subscribed capital (Note H) a) subscribed 248,795,607 243,284,155 b) uncalled -226,604,892 -221,585,020 22,190,715 21,699,135 8. Reserves (Note H) a) reserve fund 24,328,415 24,328,415 b) additional reserves 11,398,958 12,349,294 c) special activities reserve 11,736,896 10,777,675 d) general loan reserve 2,135,891 2,170,177 49,600,160 49,625,561 9. Profit for the financial year (Note M) 1,712,323 2,363,586 Total liabilities 554,290,673 553,561,060 The accompanying notes form an integral part of these financial statements.

33

Off balance sheet

as at 31 December 2020 (in EUR '000)

		31.12.2020		31.12.2019
Commitments:				
- EIF capital uncalled (Notes E.2, X.1)		**2,117,600**		**2,107,200**
- Undisbursed loans (Note D.1)				
- credit institutions	32,342,353		29,629,661	
- customers	81,697,777		82,918,317	
		114,040,130		**112,547,978**
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.1)	4,041,038		4,162,444	
- Undisbursed investment funds (Note E.1)	3,273,437		3,587,184	
- EBRD capital uncalled	712,630		712,630	
		8,027,105		**8,462,258**
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.1)	549,016		605,346	
		549,016		**605,346**
- Borrowings launched but not yet settled		**223,950**		**223,950**
- Undisbursed loan substitutes		**0**		**175,348**
- Securities receivable		**0**		**122,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**16,454,275**		**9,998,967**
Assets held on behalf of third parties(*) (Note Z):				
- Investment Facility Cotonou	3,578,669		3,407,481	
- Guarantee Fund	2,854,866		2,828,738	
- NER300	1,953,380		2,009,533	
- InnovFin	1,836,483		1,314,410	
- EIF	1,193,139		1,238,605	
- Fund of Funds (JESSICA II)	851,994		652,115	
- CEF	803,348		707,919	
- JESSICA (Holding Funds)	544,833		585,244	
- EU-Africa Infrastructure Trust Fund	523,196		538,382	
- Special Section	182,785		203,512	
- GF Greece	162,062		161,355	
- Partnership Platform for Funds	137,152		104,738	
- RSFF (incl. RSI)	105,778		608,597	
- ENPI	94,188		123,771	
- AECID	61,327		71,377	
- Private Finance for Energy Efficiency Instrument	53,745		43,563	
- DCFTA	51,874		52,883	
- NIF Trust Fund	42,483		44,025	
- IPA II	36,137		31,682	
- FEMIP Trust Fund	34,663		32,946	
- NIF Risk Capital Facility	28,066		25,007	
- EPTA Trust Fund	18,962		21,060	
- EFSI-EIAH	16,633		20,029	
- Natural Capital Financing Facility	10,731		11,318	
- EU Trade and Competitiveness Program	1,056		0	
- HIPC	0		35,348	
		15,177,550		**14,873,638**
Other items:				
- Nominal value of interest-rate swaps (Note V.1.2)		**538,995,110**		**540,678,886**
- Nominal value of currency swap contracts payable		**226,957,983**		**218,941,502**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**223,256,109**		**219,739,726**
- Nominal value of short-term currency swap contracts payable		**22,471,884**		**35,156,452**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**22,374,714**		**35,632,792**
- Put option granted to EIF minority shareholders (Note E.2)		**819,467**		**821,272**
- Currency forwards (Note V.2)		**551,359**		**528,280**
- Special deposits for servicing borrowings (Note S)		**810**		**9,035**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

The accompanying notes form an integral part of these financial statements.

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS Profit and loss account for the year ended 31 December 2020 (in EUR ‘000) 2020 2019 1. Interest receivable and similar income (Note N) 18,033,106 24,500,030 2. Interest payable and similar charges (Note N) -14,971,606 -21,468,309 3. Income from securities a) income from shares and other variable-yield securities 257,960 256,415 b) income from shares in affiliated undertakings 0 6,140 257,960 262,555 4. Commissions receivable (Note O) 329,160 284,624 5. Commissions payable (Note O) -383,772 -317,840 6. Net result on financial operations (Note P) -160,514 117,699 7. Other operating income (Note Q) 15,909 18,355 8. General administrative expenses (Note R) a) staff costs (Note L) -893,890 -763,656 b) other administrative expenses -236,740 -256,518 -1,130,630 -1,020,174 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -29,194 -28,940 b) intangible assets -17,998 -15,597 -47,192 -44,537 10. Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings -7,933 -1,671 11. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -222,165 32,854 12. Profit for the financial year (Note M) 1,712,323 2,363,586 The accompanying notes form an integral part of these financial statements.

35

Cash flow statement

for the year ended 31 December 2020 (in EUR '000)

	2020	2019
A. Cash flows from operating activities:		
Profit for the financial year (Note M)	**1,712,323**	**2,363,586**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	222,165	-32,854
Value adjustments in respect of tangible and intangible assets, and write-off (Note F)	47,242	45,267
Value (re-)adjustments in respect of transferable securities held as financial fixed assets, shares, other variable-yield securities and participating interests (Note E.1)	148,413	-56,846
Net interest income (Note N)	-3,061,500	-3,031,721
Effect of exchange rate changes	-58,831	-1,862
Profit/(Loss) on operating activities	**-990,188**	**-714,430**
Disbursements of loans and advances to credit institutions and customers	-51,605,321	-40,824,613
Repayments of loans and advances to credit institutions and customers	48,873,751	46,502,444
Change in other loans and advances	12,813,500	-12,955,882
Change in deposits with central banks (Note B.1)	1,621	30,808
Change in treasury operational portfolios	467,163	5,991,203
Change in amounts owed to credit institutions and customers (Note J)	9,134,983	3,065,547
Change in provisions on pension plans and health insurance scheme (Note L)	354,365	288,456
Change in provision in respect of guarantee operations (Note D.4)	2,628	-9,025
Change in other assets and other liabilities (Note G)	-32,614	179,249
Change in prepayments and accrued income and in accruals and deferred income	-2,176,485	776,163
Interest received	17,559,625	23,433,552
Interest paid	-14,260,904	-20,379,119
Net cash used from/(used in) operating activities	**20,142,124**	**5,384,353**
B. Cash flows from investing activities:		
Purchase of EIF shares	-13,267	0
Sale of EIF shares	7,510	2,201
Securities in Long Term Hedge Portfolio purchased during the year	0	-720,000
Securities from Long Term Hedge Portfolio matured during the year	61,000	139,600
Purchase of loan substitutes included in the debt securities portfolios	-2,961,456	-3,775,031
Redemption of loan substitutes included in the debt securities portfolios	3,229,575	3,767,452
Additions on shares and other variable-yield securities (Note E.1)	-1,890,666	-2,034,051
Reflows on shares and other variable-yield securities (Note E.1)	1,085,887	566,173
Additions on participating interests (Note E.1)	-61,625	-90,319
Reflows on participating interests (Note E.1)	31,597	26,517
Purchase of tangible and intangible assets (Note F)	-61,692	-37,999
Net cash used from/(used in) investing activities	**-573,137**	**-2,155,457**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates (Note K)	150,299,236	141,610,413
Redemption of debts evidenced by certificates (Note K)	-150,160,396	-152,891,158
Member States' contribution	159,850	0
Net cash used from/(used in) financing activities	**298,690**	**-11,280,745**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**29,468,193**	**36,941,384**
Net cash from:		
Operating activities	20,142,124	5,384,353
Investing activities	-573,137	-2,155,457
Financing activities	298,690	-11,280,745
Effect of exchange rate changes on cash held	-1,489,426	578,658
Cash and cash equivalents at end of financial year	**47,846,444**	**29,468,193**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	725,794	836,165
Money market securities (Note B.2)	2,801,772	3,551,379
Loans and advances to credit institutions and customers:		
Repayable on demand	463,568	361,613
Other loans and advances (Note C)	43,855,310	24,719,036
	47,846,444	**29,468,193**

The accompanying notes form an integral part of these financial statements.

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS European Investment Bank Notes to the financial statements as at 31 December 2020 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of th e European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions , as amended by Directive 2001/65/EC of 27 September 2001, by D irective 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’) and on a going concern basis. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 11 March 2021 and authorised their submission to the Board of Governors for approval by 23 April 2021. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances and loan substitutes The Bank reviews its loans and loan substitutes at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances and loan substitutes, the Bank also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances and loan substitutes were originally granted (see Note A.2.6). Provisions in respect of guarantee operations The Bank initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised (see Note A.2.13). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.10). A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal

37

2020 FINANCIAL REPORT Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2020, the EIB’s pre-withdrawal exposure amounts to EUR 573,420 million whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, as well as the preparations for such withdrawal had no material impact on the unconsolidated financial statements of the EIB as of 31 December 2020, and for the year then ended except the aforementioned impact on the Bank’s own funds. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account under “Net result on financial operations”. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are recorded at their nominal values as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging bond issues. The Bank enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the actively managed portfolio (Securities liquidity portfolios).

38

EIB STATUTORY FINANCIAL STATEMENTS A.2.2.1. Derivatives under Securities liquidity portfolio As part of the Securities liquidity portfolios (‘SLPs’), derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Future contracts Future contracts (futures) are entered into in order to hedge the exposure deriving from investments in government and other bonds. Futures are highly standardised derivative contracts, traded on regulated markets and are subject to daily margin requirements. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.2.2. Other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.3. Financial assets and liabilities Financial assets and liabilities are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents Cash and cash equivalents are disclosed in the cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits that are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Bank in the management of its short-term commitments. During 2020, in order to better align its definition of cash and cash equivalent with market practices, the Bank has decided to adapt its policy and restrict its consideration of cash and cash equivalents of eligible instruments with initial maturity of 3 months from the date of acquisition. Through this update, the cash and cash equivalents at the end of 2018 has been decreased by EUR 21.0 billion and at the end of 2019 by EUR 30.5 billion, notably by EUR 7.2 billion on “Money market securities” and by EUR 23.3 billion on “Other loans and advances”. For 2019, the above amendments affected as well the “Change in treasury operational portfolios” by EUR 0.7 billion and the “Change in other loans and advances” by EUR 10.2 billion.

39

2020 FINANCIAL REPORT A.2.5. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-term hedge portfolio (‘LTHP’) The long-term hedge portfolio (‘LTHP’) consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: x Governments of the European Union Member States; x European Union, European Stability Mechanism, European Financial Stability Facility; x KfW Group. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. A.2.5.2. Operational portfolios Treasury Monetary Portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. Value adjustments are accounted for under “Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings”, if these are other than temporary. Securities liquidity portfolio (‘SLP’) SLP comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. The portfolio is largely driven by an active management and follow the initial recognition at the acquisition cost, the securities of this portfolio are presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of SLP is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.5.3. Loan substitutes The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for, if these are other than temporary. Collective value adjustments have been recorded to capture contracts which are impaired but have not yet been identified as such resp. for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account as “Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.5.4. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.6. Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off balance sheet at their nominal value.

40

EIB STATUTORY FINANCIAL STATEMENTS A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accrual basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Bank lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the EIB’s custodian in exchange for settlement at the agreed price, which generates a return for the EIB linked to the money market. This type of operation is considered for the purposes of the Bank to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the statutory balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the statutory balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Bank monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as interest income or expense over the life of each agreement. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7. Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank holds shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds, investment funds or participations in the form of direct equity. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interest The shares acquired by the EIB for its own account typically represent investments in venture capital operations, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Bank but uncalled from the investment in EBRD is recorded off balance sheet.

41

2020 FINANCIAL REPORT A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted at cost. Value adjustments are accounted if these are other than temporary. Commitments provided in the form of a put option in respect of the shares held by any of the minority shareholders, are recorded off-balance in the amount of the exercise price. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Bank's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: x Buildings in Kirchberg and Weimershof: 30 years; x Permanent equipment, fixtures and fittings: 10 years; x Furniture: 5 years; x Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.9. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.10. Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2020 based on membership data as at 30 September 2020 and cashflows to 31 December 2020. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 31 December 2020 based on membership data as at 30 September 2020 and cashflows to 31 December 2020. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1.

42

EIB STATUTORY FINANCIAL STATEMENTS A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.11. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as “Interest payable and similar charges“ or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. In the context of the Bank’s participation in monetary operations with the ECB, the amount borrowed from the BCL is recorded at its nominal value and presented in the statutory financial statements under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice” - Borrowings from central banks. A.2.11.1. Repurchase operations (repos) A repurchase operation is one under which the Bank borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.6.3. This type of operation is considered for the purposes of the Bank to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered on the liabilities side of the balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.2.11.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Bank receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the statutory financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.2.12. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the profit and loss account. A.2.13. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: x the amount of the expected credit loss; and x the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealized gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognized. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the Balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee.

43

2020 FINANCIAL REPORT A.2.14. Provision for commitments This provision is intended to cover risks inherent in the Bank’s commitment on loans, investment funds and venture capital operations signed but not yet disbursed. A.2.15. Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.16. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.18. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, treasury items and derivatives. A.2.19. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.20. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.21. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

44

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 835,163 as at 31 December 2020 (2019: EUR '000 947,155).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 109,369 as at 31 December 2020 (2019: EUR '000 110,990).

B.2. Debt security portfolios

The debt security portfolios are composed of the long term hedge portfolio ('LTHP'), the treasury monetary portfolio ('TMP'), the securities liquidity portfolio ('SLP') and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2020 and 31 December 2019 are as follows:

	31.12.2020	31.12.2019
Treasury bills and other bills eligible for refinancing with central banks	31,180,452	33,367,671
Debt securities including fixed-income securities	12,193,426	12,024,171
Total debt securities(*)	**43,373,878**	**45,391,842**

(*) of which EUR '000 9,766,074 are unlisted as at 31 December 2020 (2019: EUR '000 8,763,906).

At 31.12.2020	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,685,874	1,624,791	0	-64,803	1,559,988	1,743,413
TMP	17,611,913	17,580,727	0	-22,545	17,558,182	17,583,528
SLP	4,143,518	4,167,007	0	0	4,111,766	4,167,007
Loan substitutes (Note D)	20,044,919	20,001,353	1,266	-9,990	19,992,629	20,368,520
Total debt securities(*)	**43,486,224**	**43,373,878**	**1,266**	**-97,338**	**43,222,565**	**43,862,468**

(*) of which cash and cash equivalents EUR '000 2,801,772.
(**)Market value does not include accrued interest.

At 31.12.2019	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,744,425	1,713,229	0	-92,241	1,620,988	1,823,635
TMP	19,311,479	19,280,195	0	-24,916	19,255,279	19,277,771
SLP	3,915,275	3,909,410	0	0	3,889,812	3,909,410
Loan substitutes (Note D)	20,529,156	20,489,008	1,142	-15,152	20,474,998	20,812,673
Total debt securities(*)	**45,500,335**	**45,391,842**	**1,142**	**-132,309**	**45,241,077**	**45,823,489**

(*) of which cash and cash equivalents EUR '000 3,551,379.
(**)Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. An individual value adjustment for one transaction (2019: one transaction) has been recorded as at 31 December 2020 in the amount of EUR '000 1,224 (2019: EUR '000 1,142). The collective value adjustment recorded in 2020 to capture the effect of COVID-19 on the loan substitute portfolio amounts to EUR '000 42.

EIB STATUTORY FINANCIAL STATEMENTS

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2020 and 2019 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustments requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios (including loan substitutes) as at 31 December 2020 and 31 December 2019:

At 31.12.2020	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	277,685	276,362	272,408	276,385
Belgium	180,634	180,300	180,000	180,353
Czech Republic	614,184	571,803	560,111	615,434
Denmark	16,259	16,280	16,299	16,280
Estonia	10,026	10,010	10,000	10,010
Finland	41,510	41,066	40,000	41,066
France	519,865	505,391	498,192	510,241
Germany	2,326,692	2,318,539	2,288,758	2,381,993
Ireland	567,650	568,012	567,860	568,278
Italy	77,849	73,857	72,500	103,169
Luxembourg	90,837	92,471	90,000	92,471
Netherlands	783,954	765,999	754,000	779,276
Poland	143,463	143,499	143,171	144,945
Portugal	40,130	40,050	40,000	40,095
Romania	10,041	10,022	10,000	10,017
Slovakia	105,248	105,028	105,000	105,073
Spain	3,621,357	3,614,175	3,604,290	3,615,992
Sweden	62,017	62,377	61,120	62,377
	9,489,401	**9,395,241**	**9,313,709**	**9,553,455**
Non EU- sovereign and other bonds	**33,996,823**	**33,978,637**	**33,908,856**	**34,309,013**
Total	**43,486,224**	**43,373,878**	**43,222,565**	**43,862,468**

At 31.12.2019	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	186,004	184,668	181,600	184,754
Belgium	51,202	50,938	50,873	51,000
Czech Republic	552,405	513,116	496,193	556,695
Croatia	23,011	22,762	22,254	22,765
Cyprus	2,085	2,009	2,000	2,008
Estonia	15,034	15,016	15,000	15,008
Finland	41,510	40,652	40,000	40,652
France	2,322,708	2,314,826	2,301,329	2,319,312
Germany	884,561	880,296	848,259	943,353
Hungary	158,293	155,907	155,513	156,222
Ireland	412,339	410,643	409,900	410,522
Italy	77,849	74,041	72,500	99,155
Latvia	9,770	9,791	9,792	9,778
Lithuania	93,206	89,900	89,461	90,057
Netherlands	402,096	391,972	374,023	404,009
Poland	64,164	63,556	63,031	63,923
Portugal	288,130	287,603	287,000	287,508
Romania	52,861	52,232	50,463	52,209
Slovakia	9,159	9,168	9,120	9,452
Spain	2,056,000	2,045,500	2,036,123	2,045,427
Sweden	54,420	54,324	53,409	54,324
	7,756,807	**7,668,920**	**7,567,843**	**7,818,133**
Non EU- sovereign and other bonds	**37,743,528**	**37,722,922**	**37,673,234**	**38,005,356**
Total	**45,500,335**	**45,391,842**	**45,241,077**	**45,823,489**

2020 FINANCIAL REPORT

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR ‘000)

	31.12.2020	31.12.2019
Term deposits(*)	44,469,137	28,935,591
On-demand deposits	239,935	238,000
Reverse repos	15,473,559	24,622,226
Other loans and advances to credit institutions	**60,182,631**	**53,795,817**
Other loans and advances to customers	**900,604**	**964,644**
Total other loans and advances	**61,083,235**	**54,760,461**
of which cash and cash equivalents	43,855,310	24,719,036

(*) It includes deposit with Banque Centrale du Luxembourg (‘BCL’) of EUR 34.6bn in 2020 (2019: EUR 5.5bn).

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR ‘000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2020	31.12.2019
Disbursed portion	103,704,071	320,937,638	424,641,709	427,057,085
Undisbursed loans	32,342,353	81,697,777	114,040,130	112,547,978
Aggregate loans granted	**136,046,424**	**402,635,415**	**538,681,839**	**539,605,063**
Loan instalments receivable	10,900	181,570	192,470	171,493
Loan substitutes portfolio(1)			20,002,619	20,665,498
Aggregate loans including loan substitutes portfolio (Note D.3)			**558,876,928**	**560,442,054**

(1) An amount of nil in 2020 (2019: EUR '000 175,348) was recorded as undisbursed amount.

D.2. Value adjustments for loans (in EUR ‘000)

Movements in the value adjustments are detailed below:

	2020	2019
At 1 January	479,759	530,174
Release during the year	-95,695	-148,421
Use during the year(1)	-27,833	-31,212
Allowance during the year(2)	307,234	123,213
Foreign exchange adjustment	-15,696	6,005
At 31 December(3)	**647,769**	**479,759**

(1) In 2020, the Bank completed a restructuring of one loan operation that was partly provisioned. As a result of that restructuring, an amount of EUR ‘000 1,317 (2019: EUR '000 7,426 on one loan operation) was used against the existing provision. Additionally, the Bank completed a sale transaction of a non-performing loan operation which was fully provisioned. As a result, the loss on the asset sale of EUR ‘000 25,336 (2019: EUR '000 20,206 on one loan operation) was used against the existing provision. Finally, the Bank has written-off the exposure in one loan operation, leading to the use of the existing provision, amounting to EUR '000 1,180 (2019: EUR '000 3,580 on one loan operation).

(2) Following the unfolding of the COVID-19, the Bank has performed a qualitative assessment of the pandemic’s effect on its loan book. In this context, a vulnerability assessment has been performed at counterparty level, evaluating the sensitivity of relevant exposures to the COVID-19 crisis. Based on the outcome of this analysis, a collective provision has been recognised based on the expected credit losses for the remaining lifetime of the respective loan. As a result of the assessment, the Bank recorded a collective provision amounting to EUR ‘000 74,740 in 2020 (2019: nil).

(3) The value adjustments relate only to disbursed loans including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 14,291 (2019: EUR '000 7,189), which is recorded under the caption of "*Prepayments and accrued income*".

EIB STATUTORY FINANCIAL STATEMENTS

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Spain	84,512,768	78,892,736	5,620,032	15.13%	15.68%
Italy	65,527,667	51,366,536	14,161,131	11.73%	11.29%
France	60,613,744	45,410,283	15,203,461	10.85%	10.27%
Germany	45,362,450	35,301,903	10,060,547	8.12%	7.99%
Poland	42,144,654	34,083,225	8,061,429	7.54%	7.49%
Greece	19,688,027	16,419,499	3,268,528	3.52%	3.35%
Netherlands	16,238,251	12,606,346	3,631,905	2.91%	2.86%
Portugal	15,176,635	13,168,761	2,007,874	2.72%	3.08%
Austria	14,851,896	13,483,231	1,368,665	2.66%	2.64%
Belgium	13,959,082	10,739,448	3,219,634	2.50%	2.48%
Sweden	12,293,403	8,194,284	4,099,119	2.20%	2.06%
Finland	11,035,787	9,178,882	1,856,905	1.98%	2.01%
Hungary	9,670,919	7,880,967	1,789,952	1.73%	1.74%
Ireland	7,352,875	5,958,453	1,394,422	1.32%	1.28%
Czech Republic	6,982,003	5,305,834	1,676,169	1.25%	1.28%
Romania	6,606,052	4,123,317	2,482,735	1.18%	1.20%
Slovakia	4,767,346	3,847,038	920,308	0.85%	0.87%
Croatia	4,429,565	3,149,981	1,279,584	0.79%	0.80%
Slovenia	3,174,658	2,432,265	742,393	0.57%	0.59%
Denmark	3,115,181	2,673,261	441,920	0.56%	0.55%
Lithuania	2,817,959	2,582,055	235,904	0.50%	0.35%
Cyprus	2,730,566	1,930,949	799,617	0.49%	0.48%
Bulgaria	2,239,433	1,920,756	318,677	0.40%	0.40%
Estonia	1,500,408	1,088,919	411,489	0.27%	0.25%
Latvia	1,178,544	691,857	486,687	0.21%	0.21%
Luxembourg	835,312	397,592	437,720	0.15%	0.16%
Malta	462,070	292,003	170,067	0.08%	0.08%
Sub-total	**459,267,255**	**373,120,381**	**86,146,874**	**82.21%**	**81.44%**

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Turkey	11,365,128	10,872,492	492,636		
Serbia	3,181,076	2,272,881	908,195		
Montenegro	697,710	507,963	189,747		
North Macedonia	375,604	278,764	96,840		
Albania	300,499	264,999	35,500		
Sub-total	**15,920,017**	**14,197,099**	**1,722,918**	**2.85%**	**3.29%**

2020 FINANCIAL REPORT

D.3.2.2. African, Caribbean and Pacific ('ACP') states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Senegal	447,746	152,624	295,122		
Madagascar	430,003	253,912	176,091		
Zambia	417,393	108,186	309,207		
Kenya	398,498	166,100	232,398		
Guinea	254,232	59,366	194,866		
Malawi	220,389	52,304	168,085		
Ghana	211,614	29,114	182,500		
Tanzania, United republic of	191,206	67,232	123,974		
Mozambique	181,664	78,440	103,224		
Nigeria	175,000	0	175,000		
Benin	174,872	49,801	125,071		
Lesotho	159,935	77,935	82,000		
Côte d'Ivoire	152,700	58,724	93,976		
Niger	152,370	26,370	126,000		
Dominican Republic	149,984	45,999	103,985		
Regional - Africa	130,000	0	130,000		
Rwanda	125,000	0	125,000		
Uganda	117,040	109,833	7,207		
Burkina Faso	111,024	58,024	53,000		
Angola	100,000	789	99,211		
Mali	92,353	39,203	53,150		
Regional - West Africa	80,449	80,449	0		
Burundi	70,000	36,500	33,500		
Cameroon	66,157	49,787	16,370		
Gambia	65,000	0	65,000		
Liberia	63,230	43,230	20,000		
Fiji	61,120	0	61,120		
Cape Verde	57,801	50,863	6,938		
Papua New Guinea	52,378	8,149	44,229		
Mauritania	42,912	2,912	40,000		
Ethiopia	40,000	15,000	25,000		
Kingdom of Eswatini	39,458	11,593	27,865		
Seychelles	39,084	26,584	12,500		
Congo (Democratic Republic)	31,631	31,631	0		
Sao Tome and Principe	24,500	0	24,500		
Chad	15,000	0	15,000		
Togo	13,575	13,575	0		
Namibia	12,646	12,646	0		
Haiti	12,000	0	12,000		
Mauritius	10,190	10,190	0		
Congo	9,940	9,940	0		
Barbados	9,755	0	9,755		
Regional - Caribbean	8,456	8,456	0		
Belize	7,213	1,019	6,194		
Dominica	2,355	2,355	0		
Botswana	1,105	1,105	0		
Saint Vincent and Grenadines	374	374	0		
Sub-total	**5,229,352**	**1,850,314**	**3,379,038**	**0.94%**	**0.79%**

EIB STATUTORY FINANCIAL STATEMENTS

D.3.2.3. Asia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
India	2,733,091	1,437,240	1,295,851		
China	2,511,625	1,045,547	1,466,078		
Bangladesh	385,000	123,349	261,651		
Uzbekistan	281,493	0	281,493		
Nepal	277,355	27,432	249,923		
Cambodia	230,064	44,068	185,996		
Viet Nam	215,393	159,893	55,500		
Lao People's Democratic Rep.	173,828	37,529	136,299		
Sri Lanka	166,959	116,959	50,000		
Kazakhstan	124,589	8,290	116,299		
Kyrgyzstan	112,000	30,000	82,000		
Tajikistan	107,546	26,218	81,328		
Mongolia	84,369	59,022	25,347		
Maldives	64,195	28,072	36,123		
Pakistan	50,000	0	50,000		
Sub-total	**7,517,507**	**3,143,619**	**4,373,888**	**1.34%**	**1.30%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Bosnia and Herzegovina	1,990,199	1,160,242	829,957		
Kosovo	143,000	17,000	126,000		
Sub-total	**2,133,199**	**1,177,242**	**955,957**	**0.38%**	**0.30%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Brazil	1,395,019	710,689	684,330		
Ecuador	637,518	373,268	264,250		
Panama	426,231	369,784	56,447		
Nicaragua	399,070	130,288	268,782		
Mexico	262,876	262,876	0		
Argentina	260,730	102,941	157,789		
Regional - Central America	259,889	137,389	122,500		
Peru	200,473	118,980	81,493		
Bolivia	172,927	71,092	101,835		
Paraguay	171,872	102,142	69,730		
Colombia	167,875	0	167,875		
Honduras	72,692	59,855	12,837		
Costa Rica	53,846	53,846	0		
Regional - Latin America	48,896	4,890	44,006		
Sub-total	**4,529,914**	**2,498,040**	**2,031,874**	**0.81%**	**0.83%**

D.3.2.6. European Free Trade Association ('EFTA') Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Norway	1,035,865	1,035,865	0		
Iceland	557,332	557,332	0		
Switzerland	24,719	24,719	0		
Sub-total	**1,617,916**	**1,617,916**	**0**	**0.29%**	**0.31%**

2020 FINANCIAL REPORT

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Egypt	6,804,743	3,466,642	3,338,101		
Morocco	5,142,728	3,375,409	1,767,319		
Tunisia	2,959,667	1,961,829	997,838		
Lebanon	1,399,278	511,172	888,106		
Jordan	946,391	403,414	542,977		
Israel	918,682	801,502	117,180		
Algeria	325,850	325,850	0		
Gaza-West Bank	198,571	73,642	124,929		
Syrian Arab Republic	111,183	111,183	0		
Regional - Mediterranean	111,149	1,630	109,519		
Sub-total	**18,918,242**	**11,032,273**	**7,885,969**	**3.38%**	**3.06%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
New Caledonia	35,556	15,556	20,000		
Sint Maarten	44,228	0	44,228		
French Polynesia	14,985	7,485	7,500		
Sub-total	**94,769**	**23,041**	**71,728**	**0.02%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Ukraine	5,986,942	1,486,090	4,500,852		
Georgia	1,666,204	728,832	937,372		
Moldova, Republic of	689,527	373,394	316,133		
Belarus	550,000	190,000	360,000		
Armenia	319,495	202,085	117,410		
Russian Federation	60,629	60,629	0		
Azerbaijan	5,027	5,027	0		
Sub-total	**9,277,824**	**3,046,057**	**6,231,767**	**1.66%**	**1.49%**

D.3.2.10. United Kingdom

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
United Kingdom(*)	33,239,326	32,071,209	1,168,117		
Sub-total	**33,239,326**	**32,071,209**	**1,168,117**	**5.95%**	**7.00%**

D.3.2.11. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
South Africa	939,137	867,137	72,000		
Sub-total	**939,137**	**867,137**	**72,000**	**0.17%**	**0.18%**

Total loans for projects outside the Union	**99,417,203**	**71,523,947**	**27,893,256**	**17.79%**	**18.56%**
Total loans 2020(1)	**558,684,458**	**444,644,328**	**114,040,130**	**100.00%**	
Total loans 2019(1)	**560,270,561**	**447,547,235**	**112,723,326**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2020: EUR 192 million, 2019: EUR 171 million).

(*) Comparative figures have been reclassified, from European Union in 2019 to United Kingdom, following the exit of the United Kingdom as of 31 January 2020.

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Bank is expected to be liable towards the beneficiary. This provision amounts to EUR '000 10,746 as at 31 December 2020 (2019: EUR '000 8,118).

EIB STATUTORY FINANCIAL STATEMENTS

Note E – Shares and other variable-yield securities, participating interests and shares in affiliated undertakings (EUR ‘000)

E.1. Shares, other variable-yield securities and participating interests

	Participating interests	Shares and other variable-yield securities				
	Venture Capital Operations(1)	Venture Capital Operations(1)	EBRD shares(2)	Investment funds(1)	Other equity investments	Total(3)
Cost:						
At 1 January 2020	338,939	5,559,907	157,500	2,059,386	266	**7,777,059**
Additions	61,625	1,100,433	0	790,233	0	**1,890,666**
Reflows/Terminations	-31,597	-805,179	0	-280,708	-22	**-1,085,909**
At 31 December 2020	**368,967**	**5,855,161**	**157,500**	**2,568,911**	**244**	**8,581,816**
Value adjustments:						
At 1 January 2020	-26,748	-325,518	0	-52,265	0	**-377,783**
Additions	-9,941	-132,012	0	-48,782	0	**-180,794**
Releases	2,132	32,405	0	7,785	0	**40,190**
At 31 December 2020	**-34,557**	**-425,125**	**0**	**-93,262**	**0**	**-518,387**
Net book value:						
At 31 December 2020	**334,410**	**5,430,036**	**157,500**	**2,475,649**	**244**	**8,063,429**
At 31 December 2019	**312,191**	**5,234,389**	**157,500**	**2,007,121**	**266**	**7,399,276**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for venture capital operations EUR ‘000 4,041,038 (2019: EUR ‘000 4,162,444)
- for investment funds EUR ‘000 3,273,437 (2019: EUR ‘000 3,587,184)

In relation to participating interests:
- for venture capital operations EUR ‘000 549,016 (2019: EUR ‘000 605,346)

(2) The amount of EUR ‘000 157,500 (2019: EUR ‘000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2020 with respect to its subscription of EUR ‘000 900,440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’).
(3) The total amount includes only shares and other variable-yield securities.

As at 31 December 2020, the Bank holds 3.03% of the subscribed capital of the EBRD (2019: 3.03%). Based on the audited 2019 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 540 million (2019: EUR 493 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2019)*	3.03	17,830	1,315	68,201

* The data is based on the most recent audited financial statements of EBRD.

E.2. Shares in affiliated undertakings

The European Investment Fund

A balance of EUR ‘000 813,089 (2019: EUR ‘000 805,044) corresponds to the amount paid in by the Bank in respect of its subscription of EUR ‘000 2,647,000 (2019: EUR ‘000 2,634,000) to the capital of the European Investment Fund (‘EIF’ or ‘Fund’), with its registered office in Luxembourg.

The Bank holds 58.82% (2019: 58.53%) of the subscribed capital of the EIF amounting to EUR 4.5 billion (2019: EUR 4.5 billion).

With respect to the 1,853 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking (‘RSPU’) at a price per share of currently EUR 442,238.01. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised.

The subscribed capital of the EIF amounts EUR 4.5 billion as at 31 December 2020. During 2020, the Bank bought 30 shares from other investors and sold 17 shares to other investors. As a result, the Bank’s holding has increased from 2,634 shares as of 1 January 2020 to 2,647 shares as of 31 December 2020.

During the year, EIB issued a counter guarantee in favour of the EIF in order to provide the Fund with temporary capital relief. Under the guarantee agreement, EIB provides coverage on a certain portion of the credit risk associated with the EIF Senior Tranche of one financial guarantee portfolio and covers any corresponding losses suffered by the EIF during the guarantee period. As at 31 December 2020, the exposure related to this counter guarantee amounts to EUR 7.0 billion. The instrument is considered as a temporary measure aiming to provide a bridge to the planned EIF capital increase and is expected to terminate once the corresponding contributions have been fully paid-in.

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS As a result of the General Meeting’s approval of the EIF’s capital increase in February 2021, the EIF’s authorised capital will be increased from EUR 4.5 billion to EUR 7.4 billion through the issuance of 2,870 new shares; each new share will have a nominal value of EUR 1,000,000. The issuance of the new shares shall occur through a single subscription round with subscription possible in a single subscription period as detailed following. Each newly authorised share which is subscribed shall be paid-in as to 20% of its nominal value. The remaining 80% can be called upon decision of the EIF General Meeting. The subscription price for any newly authorised shares which are subscribed in the capital increase shall be EUR 435,970.88 corresponding to a new calculation based on the RSPU formula performed on the basis of financial data of the EIF as of 30 September 2020 as reviewed by external auditors and including the paid-in portion of newly issued shares. In line with Article 5 of the EIF Statutes, each shareholder of the EIF shall be entitled to subscribe to a fraction of the increase corresponding to the ratio, which existed between the shares subscribed by that member and the overall number of EIF shares subscribed, before the capital increase. Consequently, the EIB has subscribed to its pro-rata share of 1,689 shares for an amount of approximatively EUR 736 million. The nominal value of EUR ‘000 819,467 (2019: EUR ‘000 821,272) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2019 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. In EUR ‘000 % held Total own funds Total net result Total assets EIF (31.12.2019)* 58.53 1,990,071 175,668 2,965,238 EIF (31.12.2020)** 58.82 1,977,700 127,570 3,254,990 * The data is based on the most recent audited financial statements of EIF. ** The data is based on the preliminary unaudited financial statements of EIF. Note F – Intangible and tangible assets (in EUR ‘000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2020 20,145 397,882 64,671 482,698 43,366 Additions 0 8,217 22,384 30,601 31,091 Disposals 0 0 -23,593 -23,593 -18,411 At 31 December 2020 20,145 406,099 63,462 489,706 56,046 Accumulated depreciation/amortisation: At 1 January 2020 0 -196,550 -39,084 -235,634 -17,711 Depreciation/amortisation 0 -9,792 -19,402 -29,194 -17,998 Disposals 0 0 23,593 23,593 18,361 At 31 December 2020 0 -206,342 -34,893 -241,235 -17,348 Net book value: At 31 December 2020 20,145 199,757 28,569 248,471 38,698 At 31 December 2019 20,145 201,332 25,587 247,064 25,655 The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 63,37 0 (2019: EUR ’000 55,153), which is expected to be completed in 2024.

53

Note G – Other assets and Other liabilities (in EUR '000)

Other assets	31.12.2020	31.12.2019
Accounts receivable and sundry debtors	22,911	33,627
Guarantee call receivable	12,986	25,633
Advances on salaries and allowances	1,093	1,077
Fair value of derivatives	967	1,638
Commission receivable on guarantees	70	112
Other	2,463	2,913
Total	**40,490**	**65,000**

Other liabilities	31.12.2020	31.12.2019
Capital repayable to the UK(*)	3,195,904	0
Optional Supplementary Provident Scheme (Note L)	646,071	580,741
EIF Pension Plan	225,947	193,135
First Loss Piece Contribution	204,070	132,676
Personnel costs payable	76,306	82,978
Accounts payable and sundry creditors	60,544	56,284
Transitory account on loans	43,289	15,093
Fair value of derivatives	36,686	8,094
Payable on HIPC initiative(**)	13,596	13,596
Western Balkans infrastructure fund	393	393
Other	79,141	60,177
Total	**4,581,947**	**1,143,167**

(*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5 billion of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalment due on 15 October 2020 was settled in full.

(**) Heavily Indebted Poor Countries ('HIPC') initiative (see Note Z).

Note H – Subscription to the capital of the Bank, own funds and appropriation of prior year's profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2020 and 31 December 2019 (in EUR)

Member States	Subscribed capital(**)	Uncalled capital(*)	Called capital at 31.12.2020
Germany	46,722,369,149	42,555,081,742	4,167,287,407
France	46,722,369,149	42,555,081,742	4,167,287,407
Italy	46,722,369,149	42,555,081,742	4,167,287,407
Spain	28,033,421,847	25,533,049,371	2,500,372,476
Belgium	12,951,115,777	11,795,972,691	1,155,143,086
Netherlands	12,951,115,777	11,795,972,691	1,155,143,086
Poland	11,366,679,827	10,352,856,629	1,013,823,198
Sweden	8,591,781,713	7,825,458,763	766,322,950
Denmark	6,557,521,657	5,972,639,556	584,882,101
Austria	6,428,994,386	5,855,575,961	573,418,425
Finland	3,693,702,498	3,364,251,741	329,450,757
Greece	3,512,961,713	3,199,631,688	313,330,025
Portugal	2,263,904,037	2,061,980,655	201,923,382
Czech Republic	2,206,922,328	2,010,081,290	196,841,038
Hungary	2,087,849,195	1,901,628,594	186,220,601
Ireland	1,639,379,073	1,493,158,667	146,220,406
Romania	1,639,379,073	1,493,158,667	146,220,406
Croatia	1,062,312,542	967,562,174	94,750,368
Slovakia	751,236,149	684,231,479	67,004,670
Slovenia	697,455,090	635,247,290	62,207,800
Bulgaria	510,041,217	464,549,338	45,491,879
Lithuania	437,633,208	398,599,585	39,033,623
Luxembourg	327,878,318	298,634,014	29,244,304
Cyprus	321,508,011	292,831,891	28,676,120
Latvia	267,076,094	243,254,895	23,821,199
Estonia	206,248,240	187,852,433	18,395,807
Malta	122,381,664	111,466,131	10,915,533
Total	**248,795,606,881**	**226,604,891,420**	**22,190,715,461**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

(**) Please refer to Note A.1.3.

2020 FINANCIAL REPORT

Member States	Subscribed capital	Uncalled capital(*)	Called capital at 31.12.2019
Germany	39,195,022,000	35,699,118,050	3,495,903,950
France	39,195,022,000	35,699,118,050	3,495,903,950
Italy	39,195,022,000	35,699,118,050	3,495,903,950
United Kingdom	39,195,022,000	35,699,118,050	3,495,903,950
Spain	23,517,013,500	21,419,470,925	2,097,542,575
Netherlands	10,864,587,500	9,895,547,225	969,040,275
Belgium	10,864,587,500	9,895,547,225	969,040,275
Sweden	7,207,577,000	6,564,714,700	642,862,300
Denmark	5,501,052,500	5,010,399,750	490,652,750
Austria	5,393,232,000	4,912,195,875	481,036,125
Poland	5,017,144,500	4,569,652,475	447,492,025
Finland	3,098,617,500	2,822,243,850	276,373,650
Greece	2,946,995,500	2,684,145,675	262,849,825
Portugal	1,899,171,000	1,729,779,000	169,392,000
Czech Republic	1,851,369,500	1,686,240,975	165,128,525
Hungary	1,751,480,000	1,595,260,900	156,219,100
Ireland	1,375,262,000	1,252,598,750	122,663,250
Romania	1,270,021,000	1,156,744,700	113,276,300
Croatia	891,165,500	811,680,000	79,485,500
Slovakia	630,206,000	573,996,175	56,209,825
Slovenia	585,089,500	532,903,925	52,185,575
Bulgaria	427,869,500	389,706,625	38,162,875
Lithuania	367,127,000	334,381,950	32,745,050
Luxembourg	275,054,500	250,521,650	24,532,850
Cyprus	269,710,500	245,654,325	24,056,175
Latvia	224,048,000	204,064,750	19,983,250
Estonia	173,020,000	157,587,900	15,432,100
Malta	102,665,000	93,508,025	9,156,975
Total	**243,284,154,500**	**221,585,019,550**	**21,699,134,950**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

EIB STATUTORY FINANCIAL STATEMENTS

H.2. Own funds and appropriation of prior year's profit

Statement of movements in own funds (in EUR '000)	**2020**	**2019**
Share Capital:		
- Subscribed capital (2) (3)	248,795,607	243,284,155
- Uncalled (2) (3)	-226,604,892	-221,585,020
- Called capital	**22,190,715**	**21,699,135**
- Subscribed capital called but not paid (3)	-442,423	0
- Called capital and Subscribed capital called but not paid	**21,748,292**	**21,699,135**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
Additional reserves:		
- Balance at beginning of the year	**12,349,294**	**10,595,340**
- Transfer to Called capital: Symmetrical Capital Replacement (2)	-3,495,904	0
- Reserves called but not paid: contribution of Poland and Romania(3)	1,106,917	0
- Appropriation of prior year's profit(1)	1,438,651	1,753,954
- Balance at end of the year	**11,398,958**	**12,349,294**
- Reserves called but not paid(3)	-996,225	0
- Additional reserves and Reserves called but not paid	**10,402,733**	**12,349,294**
Special activities reserve:		
- Balance at beginning of the year	10,777,675	9,626,707
- Appropriation of prior year's profit(1)	959,221	1,150,968
- Balance at end of the year	**11,736,896**	**10,777,675**
General loan reserve:		
- Balance at beginning of the year	2,170,177	2,736,047
- Appropriation of prior year's profit(1)	-34,286	-565,870
- Balance at end of the year	**2,135,891**	**2,170,177**
Profit for the financial year	**1,712,323**	**2,363,586**
Total own funds	**72,064,550**	**73,688,282**

(1) On 24 April 2020 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2019, which amounted to EUR '000 2,363,586, to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.

(2) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union ("EU") pursuant to Article 50 of the Treaty on European Union ("TEU"). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the "Withdrawal Agreement"), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank ("EIB") and its share of the EIB's subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB's subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB's subscribed capital.

(3) Please refer to Note H.3.

H.3. Subscribed capital and reserves, called but not paid

On 1 March 2020, the subscribed capital increased (Asymmetrical Capital Increase) from EUR 243,284,154,500 to EUR 248,795,606,881 by virtue of the contributions of Poland and Romania (by EUR 5,386,000,000 and EUR 125,452,381, respectively). The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025.

The instalments due on 31 December 2020 were settled in full.

In EUR '000	**31.12.2020**	**31.12.2019**
Subscribed capital called but not paid (Poland and Romania)	442,423	0
Reserves called but not paid (Poland and Romania)	996,225	0
Total	**1,438,648**	**0**

2020 FINANCIAL REPORT

Note I – Prepayments and accrued income and Accruals and deferred income (in EUR '000)

Prepayments and accrued income	31.12.2020	31.12.2019
Interest and commission receivable	6,907,958	7,602,672
Foreign exchange on currency swap contracts	5,940,603	8,262,158
Deferred borrowing charges	361,691	394,304
Mandates' commission receivable	120,056	79,962
Redemption premiums on swaps receivable(*)	38,380	154,804
Other	2,496	3,040
Total	**13,371,184**	**16,496,940**

Accruals and deferred income	31.12.2020	31.12.2019
Foreign exchange on currency swap contracts	9,761,152	7,127,931
Interest and commission payable	7,477,145	8,107,194
Deferred borrowing proceeds	1,170,651	686,322
Redemption premiums on swaps payable(*)	372,209	816,284
Deferred income on loans and guarantees	283,893	268,236
Interest subsidies received in advance	89,027	101,457
Prepaid management fees	6,667	9,338
Other	4,983	7,240
Total	**19,165,727**	**17,124,002**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

Note J – Amounts owed to credit institutions and customers (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2020	31.12.2019
Repayable on demand	**4,199,057**	**6,287,270**
- Overnight deposits	4,199,057	6,287,270
With agreed maturity or periods of notice	**12,316,334**	**1,185,511**
- Short-term deposits	1,560	2,761
- Repo with credit institutions	4,314,774	1,182,750
- Borrowings from central banks (1)	8,000,000	0
Total	**16,515,391**	**7,472,781**

(1) This amount represents the Bank's participation in monetary operations with the ECB.

J.2. Amounts owed to customers

	31.12.2020	31.12.2019
Repayable on demand	**1,682,533**	**1,595,557**
- Overnight deposits	2,962	4,013
- European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	398,386	397,313
- Deposit accounts	1,281,185	1,194,231
With agreed maturity or periods of notice	**20,951**	**15,554**
- Short-term deposits	20,951	15,554
Total	**1,703,484**	**1,611,111**

EIB STATUTORY FINANCIAL STATEMENTS

Note K – Debts evidenced by certificates (in EUR ‘000)

In its financing activity, one of the Bank’s objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *“Debts evidenced by certificates”* includes *“Debt securities in issue”* (securities offered to the general investing public) and *“Others”* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2020 and 31 December 2019, together with the average rates and due dates.

Payable in	Outstanding at 31.12.2020	Average rate 2020(*)	Due dates	Outstanding at 31.12.2019	Average rate 2019(*)
EUR	245,471,198	1.52	2021/2060	242,241,423	1.73
USD	102,980,060	1.79	2021/2058	111,884,458	2.20
GBP	42,714,537	2.41	2021/2054	45,613,342	2.61
AUD	8,097,915	3.33	2021/2042	9,947,726	3.77
SEK	6,625,774	1.51	2021/2040	5,873,569	2.28
PLN	6,417,089	2.15	2021/2029	4,994,362	2.48
NOK	5,092,022	1.80	2021/2037	5,739,674	1.98
CAD	4,251,495	2.24	2021/2045	5,313,621	2.02
CHF	4,089,335	2.01	2021/2036	5,430,993	2.09
ZAR	2,529,078	8.02	2021/2035	2,774,494	8.16
JPY	2,191,824	1.12	2021/2053	3,282,503	1.12
TRY	1,407,381	10.14	2021/2027	2,266,647	8.76
MXN	1,359,375	6.09	2021/2027	1,887,353	5.66
DKK	782,722	0.71	2024/2031	525,216	0.82
CZK	338,599	1.94	2021/2034	347,462	2.45
CNY	298,909	2.50	2022/2023	230,164	2.80
NZD	264,955	2.12	2021/2023	388,435	2.49
HUF	165,436	0.82	2021/2021	272,895	0.22
HKD	131,380	1.56	2021/2022	105,175	2.14
RUB	54,665	5.85	2022/2024	164,388	6.16
RON	0	0	-	37,633	2.87
Total	**435,263,749**			**449,321,533**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2020; EUR 500 million in 2019). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2020 and 2019 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2020	2019
Balance at 1 January	449,322	455,384
Issuances during the year	150,299	141,610
Contractual redemptions	-148,992	-151,818
Early redemptions and buy-backs	-1,168	-1,073
Exchange adjustments	-14,197	5,219
Balance at 31 December	**435,264**	**449,322**

2020 FINANCIAL REPORT

Note L – Provisions – pension plans and health insurance scheme (in EUR ’000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR ‘000):

	2020	2019
Staff pension plan:		
Provision at 1 January	**2,795,328**	**2,534,865**
Payments made during the year	-88,037	-90,303
Recognition of actuarial losses	199,833	112,829
Annual contributions and interest	194,965	237,937
Sub-total staff pension plan	**3,102,089**	**2,795,328**
Management Committee Pension Plan		
Management Committee Pension Plan	35,510	35,652
Recognition of actuarial losses	3,009	1,913
Annual contributions	2,541	0
Sub-total Management Committee Pension Plan	**41,060**	**37,565**
Health insurance scheme:		
Provision at 1 January	359,173	330,054
Payments made during the year	-21,452	-22,238
Recognition of actuarial losses	25,938	11,396
Annual contributions and interest	39,623	39,961
Sub-total health insurance scheme	**403,282**	**359,173**
Total provisions at 31 December	**3,546,431**	**3,192,066**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 646 million (2019: EUR 581 million) is classified under “*Other liabilities*” (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 31 December 2020 by an independent actuary using the projected unit credit method based on membership data as at 30 September and cashflows to 31 December. The actuarial valuation was updated as at 31 December 2020, using the prevailing market rates of 31 December 2020 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 0.75% (2019: 1.30%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 26.3 year duration (2019: 23.8 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2019: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2019);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2019: 3.5%);
- a variation in the probable resignation rate between 26% and 0% (2019: between 26% and 0%), decreasing with age;
- a rate of adjustment of pensions of 1.75% per annum (same as 2019);
- use of the ICSLT longevity table 2018 (2019: ICSLT longevity table 2018);
- a medical cost inflation rate of 3.75% per annum (2019: 3.75%); and
- a medical cost profile per age revised in 2020 to reflect past experience as well as the new reimbursement scale in effect on 1 January 2021.

The provisions for these schemes are adjusted when needed (Note A.2.10.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2019, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ‘000 4,101,107. EUR ’000 3,371,789 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2020. Thus, the net loss recognised in 2020 is EUR ’000 228,779.

In 2020, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ‘000 5,219,205. EUR ‘000 4,342,642 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2021 will be EUR ‘000 302,267.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2020, amounting to EUR ‘000 1,712,323 will be submitted to the Board of Governors for approval by 23 April 2021. The proposed surplus for the financial year to be appropriated is as follows:

- Reserve fund EUR 551.1m;
- Additional reserves EUR 859.6m;
- Special activities reserve EUR 416.1m;
- General loan reserve EUR -114.5m.

EIB STATUTORY FINANCIAL STATEMENTS

Note N – Interest receivable and similar income and Interest payable and similar charges

N.1. Net interest income (in EUR '000)

	2020	2019
Interest receivable and similar income:		
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	259,304	534,941
Loans and advances to credits institutions and customers	6,917,085	7,473,450
Derivatives	10,799,057	16,478,785
Negative interest on interest bearing liabilities	57,660	12,854
Total	**18,033,106**	**24,500,030**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-4,828	-8,063
Debts evidenced by certificates	-8,548,961	-10,042,103
Derivatives	-6,038,607	-10,902,103
Negative interest on interest bearing assets	-244,014	-370,732
Other	-135,196	-145,308
Total	**-14,971,606**	**-21,468,309**
Net interest income	**3,061,500**	**3,031,721**

N.2. Geographical analysis of Interest receivable and similar income (in EUR '000)

	2020	2019
EU countries		
Spain	860,839	933,252
Poland	529,331	584,905
France	477,584	522,539
Greece	474,384	501,055
Italy	473,357	566,604
Germany	318,365	325,436
Austria	261,079	272,889
Portugal	215,698	216,107
Netherlands	173,982	172,535
Belgium	170,796	163,252
Hungary	137,575	160,942
Sweden	110,274	128,531
Ireland	87,940	89,693
Romania	76,096	84,662
Slovakia	66,897	65,378
Finland	65,090	71,528
Croatia	52,333	59,335
Slovenia	43,224	45,894
Czech Republic	42,979	69,263
Bulgaria	40,572	42,119
Lithuania	26,356	33,808
Denmark	22,149	26,505
Latvia	14,848	15,077
Cyprus	11,582	12,699
Malta	9,582	9,956
Estonia	4,633	4,159
Luxembourg	2,821	2,887
Total EU countries	**4,770,366**	**5,181,010**
Outside the European Union (1)	2,057,599	2,099,728
Total	**6,827,965**	**7,280,738**
Income not analysed per country(2)	11,205,141	17,219,292
Total interest receivable and similar income	**18,033,106**	**24,500,030**

(1) Comparative figures have been reclassified, from EU countries in 2019 to outside the European Union, following the exit of the United Kingdom as of 31 January 2020.

(2) Income not analysed per country:

	2020	2019
· Revenue from Long Term Hedge portfolio and loan substitutes portfolio	165,276	206,131
· Revenue from Securities Liquidity portfolios	44,552	71,913
· Revenue from money-market securities	49,458	256,883
· Revenue from other securities	18	14
· Revenue from short-term investments and other operations	146,780	205,566
· Income from derivatives	10,799,057	16,478,785
	11,205,141	**17,219,292**

2020 FINANCIAL REPORT

Note O – Commissions receivable and Commissions payable (in EUR '000)

	2020	2019
Commissions receivable:		
Commissions on guarantees	111,497	90,080
Commissions on Investment Facility - Cotonou	61,215	52,748
Commissions on Jaspers	30,499	33,538
Commissions on EFSI	14,306	14,461
Commissions on InnovFin	33,383	13,725
Commission income on loans	12,020	13,542
Commissions on Jessica	8,348	8,878
Commissions on Connecting Europe Facility	7,927	5,412
Commissions on Neighbourhood Investment Facility	4,395	5,128
Commissions on Yaoundé/Lomé Conventions	1,646	1,888
Commissions receivable from intra-group services	4,507	724
Commissions on other mandates	39,417	44,500
Total commissions receivable	**329,160**	**284,624**

	2020	2019
Commissions payable		
Risk remuneration for guarantees received	-302,635	-235,805
Commissions payable from intra-group services	-56,123	-65,557
Other commissions payable	-25,014	-16,478
Total commissions payable	**-383,772**	**-317,840**

Note P – Net result on financial operations (in EUR '000)

	2020	2019
Net result on shares and other variable-yield securities(*)	-138,540	109,582
Net result on translation of balance sheet positions	-3,551	-997
Net result on derivatives	-43,112	6,164
Net result on debt securities portfolios (securities only)	24,689	2,950
Total net result on financial operations	**-160,514**	**117,699**

(*) In 2019, the Bank has completed secondary market sales of its participations in three investment funds. As a result of the sales, the Bank has recorded an additional gain in 2020 amounting to EUR 000' 510, whereas the gain at exit recorded in 2019 amounted to EUR 000' 102,576.

Note Q – Other operating income (in EUR '000)

	2020	2019
Rental income	8,168	12,591
Reversal of previous year's unutilised accruals	3,309	3,209
Sale of EIF shares	2,288	672
Other	2,144	1,883
Total	**15,909**	**18,355**

Note R – General administrative expenses (in EUR '000)

	2020	2019
Salaries and allowances(*)	-452,484	-441,465
Welfare contributions and other staff costs	-441,406	-322,191
Staff costs	**-893,890**	**-763,656**
Other general administrative expenses	-236,740	-256,518
Total general administrative expenses	**-1,130,630**	**-1,020,174**

(*) Of which the amount for members of the Management Committee is EUR '000 3,113 at 31 December 2020 and EUR '000 2,706 at 31 December 2019.

The number of persons employed by the Bank was 3,542 at 31 December 2020 (3,439 at 31 December 2019).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

EIB STATUTORY FINANCIAL STATEMENTS

Note T – Fair value of financial instruments(*)

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the securities liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2020 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	835	835
Loans and advances to credit institutions and customers, excluding loan substitutes	485,733	527,302
Treasury bills and debt securities portfolios including loan substitutes	43,374	43,926
Shares, other variable-yield securities and participating interests	8,398	12,258
Total financial assets	**538,340**	**584,321**
Financial liabilities:		
Amounts owed to credit institutions and customers	18,219	18,202
Debts evidenced by certificates	435,264	491,720
Total financial liabilities	**453,483**	**509,922**

(*) Derivatives are not included in the table. Please refer to Note V.
(**) Fair value including accrued interest.

At 31 December 2019 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	947	947
Loans and advances to credit institutions and customers, excluding loan substitutes	481,871	515,548
Treasury bills and debt securities portfolios including loan substitutes	45,392	45,921
Shares, other variable-yield securities and participating interests	7,711	10,826
Total financial assets	**535,921**	**573,242**
Financial liabilities:		
Amounts owed to credit institutions and customers	9,084	9,080
Debts evidenced by certificates	449,322	497,376
Total financial liabilities	**458,406**	**506,456**

(*) Derivatives are not included in the table. Please refer to Note V.
(**) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Bank's exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk to both the earnings and the economic value of the Bank's investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Bank's positions due to adverse movements in currency exchange rates; and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks.

In 2020, most of the staff was teleworking, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions.

Risk management organisation

The Bank's objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies ("EU Legislative Acts and Guidelines"), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice Guiding Principles, as published by the Bank.

The Risk Management Directorate ('RM') independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Office and provides second opinion on all proposals made which have risk implications. The Group has established a Group Risk Function exercised by the Group Chief Risk Officer ('GCRO'). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. The GCRO

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS participates in all meetings of the EIB Management Committee relating to matters within his/her terms of reference and relevant meetings of the other EIB governing bodies. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (‘TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. Furthermore, the long-term capital sustainability of the Banks strategy is assessed and monitored against these boundaries to ensure that the available capital is adequate to support the current and perspective business and policy objectives. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. The Bank has a framework in place for managing interest rate (IR) risk (gap and cross currency basis risks), as well as FX risk. The Bank monitors and manages on a daily basis its IR & FX positions within the applicable limits. These activities remained unchanged during 2020 notwithstanding the COVID crisis. In addition, when the sanitary crisis started in March 2020, the Bank has put in place a daily monitoring of relevant market indicators in order to be able to promptly react to potential negative market developments. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of currently between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s Interest Rate Risk Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1. Credit risk Credit risk concerns mainly the Bank's lending activities and, to a lesser extent, treasury instruments such as debt securities, certificates of deposit and interbank term deposits, as well as the derivative and guarantee transactions. The credit risk associated with the use of derivatives is analysed in Note V. Credit risk is managed in line with the detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other

63

contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the credit guidelines ensure an acceptable degree of diversification in the loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality for counterparties for derivatives and treasury transactions as well as the contractual framework for each type of transaction.

Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive.

Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty's insolvency.

The quality of the EIB's loan portfolio currently remains high as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements.

The aggregate amount outstanding (loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives ('AD') framework. At year-end 2020, EIB's Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 203.0% and under EU AD consolidated accounts stood at 205.8% (max. 250% under Article 16.5 of the Statute).

U.1.1. Loans

In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security provided.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2020 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee (*)) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

(*) EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee are geographical or thematic lending frameworks decided by the Board of Governors. Lending under the EIB Own-Risk Facilities and Cotonou Infrastructure Package Guarantee is from the Bank's own resources, where the Bank has either full own risk or bears a residual risk due to credit enhancement.

The table below shows (in EUR million) the signed loans for projects inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and under the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed (1)	Total 2020	Total 2019
States	0	0	0	0	59,522	**59,522**	**57,489**
Public institutions	31,693	22,893	250	218	86,625	**141,679**	**140,660**
Banks	36,975	21,706	18,910	18,404	31,788	**127,783**	**132,659**
Corporates	9,246	4,000	9,082	35,600	103,920	**161,848**	**163,529**
Total 2020(2)(3)(4)(5)	**77,914**	**48,599**	**28,242**	**54,222**	**281,855**	**490,832**	
Total 2019(2)(3)(4)(5)	**79,692**	**51,207**	**32,595**	**54,736**	**276,107**		**494,337**

(1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 3,408 million as of 31 December 2020 (2019: EUR 3,965 million).

(3) This amount does not include signed loan substitutes (2020: EUR 20,003 million; 2019: EUR 20,665 million).

(4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(5) The Bank has signed, in the context of EFSI SME window, a funding line for a total commitment not exceeding EUR 3,300 million. The Bank recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk, for which the funding line is expected to be drawn.

The Bank did not record value adjustments in 2019 and 2020 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

The disbursed exposure of borrowers located in the United Kingdom through the EIB's lending activities, including guarantees, amounted to EUR 32.4 billion as at 31 December 2020 (2019: EUR 37.7 billion), while the disbursed exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.0 billion (2019: EUR 1.3 billion). The Bank had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2020 nor at the end of December 2019 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.1 billion as at the end of December 2020 (2019: EUR 2.2 billion).

2020 FINANCIAL REPORT

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and the risk-sharing operations:

(in EUR million)	**2020**			**2019**		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	33	0	0	39
Belgium	0	0	61	0	0	75
Bulgaria	1,145	0	110	878	300	110
Croatia	662	210	3,158	599	300	3,058
Cyprus	890	222	1,465	931	242	1,423
Czech Republic	1,247	743	0	1,515	453	16
Denmark	0	0	240	0	0	244
Estonia	525	0	99	597	0	106
Finland	6	0	59	11	0	70
France	0	0	2,927	0	0	2,930
Germany	0	0	1,377	0	0	1,395
Greece	7,790	695	9,060	7,640	769	7,978
Hungary	5,990	985	1,118	5,726	1,381	958
Ireland	1,440	225	1,105	1,295	370	1,291
Italy	3,756	1,720	6,516	2,957	1,100	4,543
Latvia	341	400	21	345	400	30
Lithuania	2,170	0	51	1,529	0	53
Luxembourg	300	0	240	300	0	248
Malta	0	72	313	0	72	319
Netherlands	0	0	75	0	0	80
Poland	7,167	1,380	16,562	8,073	540	17,140
Portugal	1,196	400	4,484	1,229	400	4,129
Romania	1,853	1,647	0	1,526	2,130	0
Slovakia	2,299	641	50	1,951	989	50
Slovenia	549	400	1,662	569	400	1,769
Spain	5,110	0	22,278	5,506	400	24,302
Sweden	0	0	52	0	0	45
Non EU–Countries(*)	1,637	3,709	4,798	1,525	2,541	7,291(1)
Total	**46,073**	**13,449**	**77,914**	**44,702**	**12,787**	**79,692**

(*) Comparative figures have been reclassified, from EU countries in 2019 to Non EU-Countries, following the exit of the United Kingdom as of 31 January 2020.

(1) Of which EUR 1,419 million are pledges of EU-Government Bonds on operations inside the EU.

The table below shows (in EUR million) the signed loans for projects outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee):

Secured by:	**31.12.2020**	**31.12.2019**
Member States	4,195	4,267
European Union budget(1)	47,062	44,966
Total(2)(3)	**51,257**	**49,233**

(1) Of which EUR 3,408 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2019: EUR 3,965 million).

(2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(3) Financial guarantees granted by the Bank for a total amount of EUR 423.8 million (2019: EUR 462.9 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB STATUTORY FINANCIAL STATEMENTS

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)
(including loans in the new Member States before accession)

BREAKDOWN OF LOANS SIGNED BY GUARANTEE

AGREEMENT	31.12.2020	31.12.2019
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	21	36
Total 75% Member States global guarantee	**21**	**36**
75% Member States guarantee		
- Cotonou partnership agreement	314	355
- Cotonou partnership 2nd agreement	1,302	1,419
- Cotonou Protocol 3 – OR / ACP	2,478	2,396
- Cotonou Protocol 3 – OR / OCT	80	61
Total 75% Member States guarantee	**4,174**	**4,231**
Total Member States guarantee	**4,195**	**4,267**
100% European Union budget guarantee		
- Russia – 100 m – 2001-2005	18	22
- Russia – 500 m – 2004-2007	147	163
Total 100% European Union budget guarantee	**165**	**185**
75% European Union budget guarantee		
- Mediterranean Protocols	0	14
Total 75% European Union budget guarantee	**0**	**14**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	16	20
- Bosnia–Herzegovina – 100m 99/2001	19	25
- Euromed (EIB) – 2 310m – Decision 29.01.97	25	36
- North Macedonia – 150m – 1998/2000	12	16
- CEEC – 3 520m – Decision 29.01.97	120	167
Total 70% European Union budget guarantee	**192**	**264**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-1/2007	98	125
- South Africa – Decision 2/2007-12/2013	311	396
- ALA III – 2 480m –- 2/2000 – 7/2007	100	139
- ALA Decision – 2/2007-12/2013	1,536	1,929
- Euromed II – 6 520m – 2/2000-1/2007	1,246	1,541
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	2,836	3,172
- Turkey special action – 450m – 2001-2006	105	111
- Turkey TERRA – 600m – 11/1999-11/2002	264	282
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	1,983	2,096
- PEV MED 1/2/2007 – 31/12/2013	5,831	6,347
- Pre-Accession – 9 048m – 2007 – 2013	5,529	6,123
- Climate Change Mandate 2011 - 2013	1,163	1,210
- ELM Asia 2014-2020	1,238	1,046
- ELM Central Asia 2014-2020	304	224
- ELM East-Russia 2014-2020	6,876	5,853
- ELM Latin America 2014-2020	2,537	2,192
- ELM MED 2014-2020	8,139	5,847
- ELM Pre-Accession 2014-2020	3,682	3,219
- ELM RSA 2014-2020	440	373
- ELM ERI Private Mandate	1,211	1,077
- ELM ERI Public Mandate	1,276	1,201
Total 65% European Union budget guarantee	**46,705**	**44,503**
Total European Union budget guarantee	**47,062**	**44,966**
Total(1)	**51,257**	**49,233**

(1) Financial guarantees granted by the Bank for a total amount of EUR 423.8 million (2019: EUR 462.9 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

2020 FINANCIAL REPORT

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 17,943 million (2019: EUR 20,110 million), with the following composition:

As at 31 December 2020	**Loan Financial Collateral (in EUR million)**							
Moody's or equivalent rating	Bonds						Cash	**Total**
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	327	79	0	68	87	0	0	**561**
Aa1 to Aa3	1,044	20	38	917	217	0	0	**2,236**
A1	17	0	0	31	57	0	0	**105**
Below A1	11,683	0	170	1,005	832	0	0	**13,690**
Non-Rated	41	0	0	0	722	0	588	**1,351**
Total	**13,112**	**99**	**208**	**2,021**	**1,915**	**0**	**588**	**17,943**

As at 31 December 2019	**Loan Financial Collateral (in EUR million)**							
Moody's or equivalent rating	Bonds						Cash	**Total**
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	450	5	1	136	303	0	0	**895**
Aa1 to Aa3	1,180	83	30	891	206	0	0	**2,390**
A1	81	0	0	1,121	51	0	0	**1,253**
Below A1	11,683	0	385	1,351	973	0	0	**14,392**
Non-Rated	40	0	0	0	757	0	383	**1,180**
Total	**13,434**	**88**	**416**	**3,499**	**2,290**	**0**	**383**	**20,110**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below:

	2020	**2019**
Sector		
Transports	129,299	128,786
Global Loans[(1)]	74,884	81,406
Energy	63,790	64,540
Health, education	35,787	34,512
Miscellaneous infrastructure	30,768	29,425
Industry	28,301	26,501
Water, sewerage	28,061	28,986
Services	18,332	17,491
Telecommunications	11,208	11,750
Agriculture, fisheries, forestry	4,212	3,660
Total[(2)]	**424,642**	**427,057**

(1) A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

(2) This amount does not include disbursed loan substitutes (2020: EUR 20,003 million; 2019: EUR 20,490 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures are in line with best banking practices and are adopted for all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2020, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 117.1 million (2019: EUR 146.0 million).

The outstanding principal amount related to these arrears is EUR 187.8 million as of 31 December 2020 (2019: EUR 200.0 million). The contracts with these arrears on loans are covered by a loan loss allowance of EUR 136.9 million (2019: EUR 164.9 million).

EIB STATUTORY FINANCIAL STATEMENTS

2020 FINANCIAL REPORT 2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States: For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. As of 31 December 2020, these arrears above 90 days amount to EUR 4.0 million (2019: EUR 2.3 million). 2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States: During 2020, EUR 52.4 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2019 were EUR 54.8 million and nil respectively. During 2020, EUR 0.7 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded. Corresponding amounts in 2019 were EUR 0.1 million. Loan renegotiation and forbearance The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. In the normal course of business, the Loan Grading (‘LG’) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E– is assessed regularly; all loans with a LG of F require a value adjustment. Once the LG of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank’s procedures. As part of its response to the economic effects of the COVID-19 pandemic, the Bank has decided to make a number of supportive measures available to its borrowers in certain circumstances, which include, among other things, (i) the temporary easing (including waivers) of financial covenants and other key clauses, (ii) the re-profiling of cash flows by setting new repayment schedules or the temporary standstill of repayment obligations and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The Bank is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to borrowers who are temporarily affected by the economic effe cts of the COVID19 pandemic but who are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. If, as a result of the assessment, a borrowers does not meet these requirements or the Bank identifies risks for the long-term sustainability of the borrower’s business model, it will consider any other appropriate measures and, if necessary, follow the Bank’s standard restructuring processes. Forbearance measures and practices undertaken by the Bank’s restructuring team during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

68

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2020		31.12.2019	
	Performing	Non-Performing	Performing	Non-Performing
Number of contracts subject to forbearance practices	81	64	35	39
Carrying values (incl. interest and amounts in arrears)	4,641	2,489	1,618	1,952
of which being subject to value adjustments	0	1,634	0	1,218
Value adjustments recognised	0	473	0	379
Interest income in respect of forborne contracts	139	70	58	61
Exposures derecognised (following restructuring, write-off or sale of the operation)	0	28	0	28

		Forbearance measures					
(in EUR million)	31.12.2019	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other(2)	Contractual repayment and termination(1)	31.12.2020
Public	1,011	0	0	63	1,836	-107	2,803
Bank	308	0	0	1	6	-236	79
Corporate	2,251	96	227	57	1,971	-354	4,248
Total	**3,570**	**96**	**227**	**121**	**3,813**	**-697**	**7,130**

(1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2019 and by termination during the year.
(2) Other includes forbearance measures granted to borrowers temporarily affected by the economic effects of the COVID-19 pandemic with a total carrying value of EUR 3,376 million as at 31 December 2020.

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial papers, term deposits, etc.) is managed by selecting sound counterparties and issuers.

The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and ultimate obligor rating or issue rating where relevant:

Moody's or equivalent rating	Securities portfolio %		Money market products %	
	31.12.2020	31.12.2019(*)	**31.12.2020**	31.12.2019
Aaa	**28**	20	**57**	12
Aa1 to Aa3	**31**	36	**17**	34
A1 to A3	**40**	41	**25**	54
Below A3	**1**	3	**1**	0
Total	**100**	**100**	**100**	**100**

(*) The change in the comparatives was done to reflect the EIB credit risk reporting methodology.

Collateral on treasury transactions

Collateral received

The treasury transactions include EUR 15,474 million (2019: EUR 24,622 million) of bilateral and tripartite reverse repurchase agreements, out of which for EUR 13,173 million (2019: EUR 18,008 million) the Bank received financial collaterals and for EUR 2,301 million (2019: EUR 6,614 million) commodities. Bilateral and tripartite repurchase agreements stood at EUR 4,315 million at 31 December 2020 (2019: EUR 1,183 million). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the

EIB STATUTORY FINANCIAL STATEMENTS

underlying agreement. The market value of the financial collateral portfolio at 31 December 2020 is EUR 13,498 million (2019: EUR 18,544 million), with the following classification:

Reverse Repurchase Agreements Financial Collateral (in EUR million)								
At 31 December 2020	Bonds						Cash[(*)]	
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		**Total**
Aaa	1,453	734	293	4,075	460	226	0	**7,241**
Aa1 to Aa3	2,393	133	123	94	830	0	0	**3,573**
A1	0	0	0	0	0	0	0	**0**
Below A1	1,260	0	66	0	1,356	0	0	**2,682**
Non Rated	0	0	0	0	0	0	2	**2**
Total	**5,106**	**867**	**482**	**4,169**	**2,646**	**226**	**2**	**13,498**

(*) New collateral category starting from 2020

Reverse Repurchase Agreements Financial Collateral (in EUR million)							
At 31 December 2019	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	995	136	267	5,879	1,851	417	**9,545**
Aa1 to Aa3	573	100	277	226	877	0	**2,053**
A1	419	0	44	0	329	0	**792**
Below A1	5,029	0	4	36	913	0	**5,982**
Non Rated	53	0	14	0	105	0	**172**
Total	**7,069**	**236**	**606**	**6,141**	**4,075**	**417**	**18,544**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the Bank deposited securities with the Central Bank of Luxembourg with a market value of EUR 12.1 billion as at 31 December 2020 (2019: EUR 3.1 billion).

The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 4,315 million as at 31 December 2020 (2019: EUR 1,182 million).

U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties

Credit risk arising from the Bank's guarantees and securitisations transactions funded by own resources is managed in line with the detailed internal guidelines approved by the governing bodies.

At year-end of 2020, the signed exposure guaranteed by EIB amounted to EUR 16.5 billion (2019: EUR 10.0 billion) out of which there is EUR 8.0 billion (2019: EUR 5.1 billion) of disbursed exposure of the loans guaranteed and provisions on guarantees amount to EUR 10.7 million (2019: EUR 8.1 million).

The internal guidelines approved by the governing bodies ensure that the Bank continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Bank's transactions; typically, the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Bank has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator Banks).

In the context of the Bank's guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Bank to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Bank. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Bank's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Bank's counterparties, which are usually major market players. The Bank performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS U.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Bank and is defined as the volatility in the economic value of, or in the income derived from, the Bank’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. Interest rate risk is covered by the risk appetite framework of the Bank. Following regulatory guidance the Bank has articulated its appetite for interest rate risk in terms of the risk to both economic value and earnings. The Bank’s investment strategy for its own funds – the Interest Rate Risk Strategy – goes hand in hand with the level of interest rate risk the Bank is prepared to take and the effectiveness of this strategy is measured against a comparative benchmark notional portfolio with the desired target duration. Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) are widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks. The global transition to alternative interest rate benchmark rates is one of the most challenging reforms to be undertaken in the financial markets which are expected to be finalised by the end of 2021. Under the umbrella of its Assets & Liabilities Committee (‘ALCO’), the Bank has been proactively following the developments in this area since Q1 2018 and is participating in various working groups initiated by central banks. The progress in the implementation of the established work plan has been regularly monitored and discussed at the ALCO, and periodically reported to Bank’s Senior Management. As part of its lending and funding activities, the Bank is mainly exposed to IBOR on Floating Rates Loans granted to customers and bonds issued to fund its activity. Floating rates assets and liabilities are generally reported at amortised cost in the Bank’s Financial Statements. In addition, the Bank uses derivative instruments to micro hedge fixed rates loans and borrowings operations as well as for monitoring its global interest rate and foreign exchange positions. As most of the Bank’s lending activity which is expected to be impacted by the IBOR takes place in EUR, the interest rate reform is not expected to have significant impact on the EIB’s lending activity as long as EURIBOR remains the reference in Euro-area. However, for some of the lending currencies, notably USD and GBP, with the emergence of new RFRs as underlying rate, the Bank expects an impact on these transactions. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018, with relevant in-house systems adaptation ongoing for new structures. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. With respect to its swaps activity, the Bank has executed hedges for RFR-linked borrowings and standalone OIS. The IBOR curves are being adjusted to changes in collateralization performed by clearing houses for EUR and USD, which require adjustment in relevant models. Similarly to other banks, EIB’s exposure to IBORs is material. The potential discontinuation of such benchmarks raises the question of how contracts indexed to them (essentially swaps, loans and bonds) will be affected. In case the market standards do not implement the discontinuation of the various IBORs in a consistent way, this could expose the EIB to basis risks between the various versions of IBORs’ successors. The exposure to basis risks is not specific to the Bank and it has been recognised in the IBOR Global Benchmark Transition Report, published by the largest industry associations in June 2018, as one of the biggest challenges in the benchmark reform. In addition, as already highlighted by the ECB, the banking industry is exposed to the following risks: operational challenges associated with amendments of contracts and introduction of fallback provisions can entail an operational burden, impact on booking infrastructure, adjustments to settlement and payment infrastructures, IT-related restrictions with regard to the valuation and booking of new products based on the reformed reference rates and corresponding valuation methodologies. In order to manage and coordinate efficiently the risks and the required preparations and developments, the Bank’s ALCO set up in February 2018 dedicated transversal working groups on IBORs, involving the numerous Bank’s services impacted. A series of initiatives were launched and important developments have been undertaken. In addition, the Bank’s business and risks’ policies are being updated as necessary in order to reflect changes in business and risk management practises. Finally, regular updates on the progress are provided to the Bank’s Senior Management.

71

U.2.1. Interest rate risk on the Economic Value of the Own Funds

The Bank's Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target within the range of currently 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons, which might expose the Bank to basis risk. The net residual basis risk positions that arise from outstanding operations are managed within pre-set limits to keep market risk to minimum levels.

In addition to its interest rate risk limits framework, the Bank performs regular stress testing based on EBA standardised shock scenarios[1], in order to identify potential adverse consequences of severe changes in interest rates on the own funds of the Bank. As of 31 December 2020, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 5.24 billion (2019: EUR 7.98 billion)[2].

Among the financial instruments in the Bank's portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2020 and 31 December 2019, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2020				
(in EUR million)	**EUR**	**GBP(*)**	**USD**	**Total**
EUR Pay Notional	-2,213	0	-1,606	-3,819
Average maturity date	26.01.2047	-	16.03.2037	03.12.2042
Average expected maturity	25.12.2028	-	28.07.2023	16.09.2026

(*) GBP was nil in 2020.

31.12.2019				
(in EUR million)	**EUR**	**GBP**	**USD**	**Total**
EUR Pay Notional	-2,263	-59	-2,360	-4,682
Average maturity date	21.10.2046	20.06.2022	04.08.2037	08.11.2041
Average expected maturity	25.08.2028	08.01.2021	06.10.2024	06.08.2026

By risk factor involved:

31.12.2020		**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape(*)**	
EUR Pay Notional	-452	-3,367	0	-3,819
Average maturity date	04.12.2033	17.02.2044	-	03.12.2042
Average expected maturity	21.12.2027	16.07.2026	-	16.09.2026

(*) Callable curve steepeners were called during 2020.

31.12.2019		**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR Pay Notional	-533	-4,088	-61	-4,682
Average maturity date	21.05.2037	10.08.2042	16.09.2030	08.11.2041
Average expected maturity	20.02.2027	12.08.2026	16.09.2020	06.08.2026

U.2.2. Interest rate risk management (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2020, the earnings would increase by EUR 82.2 million (2019: EUR 75.1 million) if interest rates were to increase by 100 basis points and decrease by EUR 77.2 million (2019: EUR 81.0 million) if interest rates were to decrease by 100 basis points.

[1] EBA/GL/2018/02.

[2] The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (DBO) as calculated by an actuarial provider.

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated with monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the Bank’s current practice the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Operational Plan. U.3. Liquidity and funding risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or income derived from the Bank’s positions, due to potentially increasing immediate risks relating to meeting payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force the early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels: indeed, the Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Funding Plan (‘CFP’), which specifies appropriate decision-making procedures and correspon ding responsibilities. The CFP is regularly tested and benchmarked against principles of the Basel Committee for Banking Supervision and other applicable best practice. The CFP is approved annually by the Board of Directors. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR requirements both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2020 the liquidity coverage ratio stood at 366.7% (end 2019: 483.4%). The frequency of liquidity ratios calculation, the monitoring of treasury and liquidity limits and the related reporting activities remain unchanged, as before the pandemic outbreak. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the Bank continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

73

Liquidity risk (in EUR million)

Maturity at 31 December 2020	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	7,146	6,624	11,637	5,773	0	**31,180**
Other loans and advances:						
- Current accounts	464	0	0	0	0	**464**
- Credit institutions	55,301	4,882	0	0	0	**60,183**
- Customers	583	318	0	0	0	**901**
	56,348	5,200	0	0	0	**61,548**
Loans:						
- Credit institutions	2,704	13,328	50,436	37,161	6	**103,635**
- Customers	4,872	18,750	105,413	191,428	89	**320,552**
	7,576	32,078	155,849	228,589	95	**424,187**
Debt securities including fixed-income securities	5,818	1,109	2,586	2,680	0	**12,193**
Shares, other variable-yield securities and participating interests	0	0	0	0	8,397	**8,397**
Shares in affiliated undertakings	0	0	0	0	813	**813**
Other assets	442	1,235	3,574	2,244	7,643	**15,138**
Total assets	**78,165**	**46,246**	**173,646**	**239,286**	**16,948**	**554,291**
Liabilities:						
Amounts owed to credit institutions	8,515	8,000	0	0	0	**16,515**
Amounts owed to customers	1,703	0	0	0	0	**1,703**
Debts evidenced by certificates	24,379	49,607	205,107	156,171	0	**435,264**
Capital, reserves and profit	0	0	0	0	73,503	**73,503**
Other liabilities	716	1,828	7,404	3,382	13,976	**27,306**
Total liabilities	**35,313**	**59,435**	**212,511**	**159,553**	**87,479**	**554,291**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2021 – 2023 would amount to EUR 2.3 billion.

Maturity at 31 December 2019	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2019
Assets:						
Cash in hand, balances with central banks and post office banks	947	0	0	0	0	**947**
Treasury bills and other bills eligible for refinancing with central banks	7,048	8,936	10,794	6,590	0	**33,368**
Other loans and advances:						
- Current accounts	362	0	0	0	0	**362**
- Credit institutions	47,014	6,782	0	0	0	**53,796**
- Customers	965	0	0	0	0	**965**
	48,341	6,782	0	0	0	**55,123**
Loans:						
- Credit institutions	3,341	12,123	53,880	40,413	3	**109,760**
- Customers	5,393	20,108	101,149	190,294	45	**316,989**
	8,734	32,231	155,029	230,707	48	**426,749**
Debt securities including fixed-income securities	4,513	2,384	2,209	2,918	0	**12,024**
Shares, other variable-yield securities and participating interests	0	0	0	0	7,711	**7,711**
Shares in affiliated undertakings	0	0	0	0	805	**805**
Other assets	1,092	1,436	4,290	1,657	8,359	**16,834**
Total assets	**70,675**	**51,769**	**172,322**	**241,872**	**16,923**	**553,561**
Liabilities:						
Amounts owed to credit institutions	7,473	0	0	0	0	**7,473**
Amounts owed to customers	1,611	0	0	0	0	**1,611**
Debts evidenced by certificates	31,215	49,549	207,844	160,714	0	**449,322**
Capital, reserves and profit	0	0	0	0	73,689	**73,689**
Other liabilities	566	2,425	3,392	1,561	13,522	**21,466**
Total liabilities	**40,865**	**51,974**	**211,236**	**162,275**	**87,211**	**553,561**

2020 FINANCIAL REPORT

U.4. Foreign exchange rate risk

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

Foreign exchange position (in EUR million)

Currency at 31 December 2020	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	24,891	623	5,666	0	6,289	**31,180**
Other loans and advances:						
- Current accounts	276	41	31	116	188	**464**
- Credit institutions	50,035	3,672	884	5,592	10,148	**60,183**
- Customers	160	0	0	741	741	**901**
	50,471	3,713	915	6,449	11,077	**61,548**
Loans:						
- Credit institutions	82,732	1,640	11,699	7,564	20,903	**103,635**
- Customers	261,675	30,774	7,737	20,366	58,877	**320,552**
	344,407	32,414	19,436	27,930	79,780	**424,187**
Debt securities including fixed-income securities	3,124	465	1,410	7,194	9,069	**12,193**
Shares, other variable-yield securities and participating interests	6,647	808	649	293	1,750	**8,397**
Shares in affiliated undertakings	813	0	0	0	0	**813**
Other assets	12,041	1,179	1,084	834	3,097	**15,138**
Total assets	**443,229**	**39,202**	**29,160**	**42,700**	**111,062**	**554,291**
Liabilities:						
Amounts owed to credit institutions	16,509	0	6	0	6	**16,515**
Amounts owed to customers	1,430	8	81	184	273	**1,703**
Debts evidenced by certificates:						
- Debt securities in issue	239,351	42,653	102,508	41,111	186,272	**425,623**
- Others	6,118	62	472	2,989	3,523	**9,641**
	245,469	42,715	102,980	44,100	189,795	**435,264**
Capital, reserves and profit	73,503	0	0	0	0	**73,503**
Other liabilities	23,671	1,513	1,163	959	3,635	**27,306**
Total liabilities	**360,582**	**44,236**	**104,230**	**45,243**	**193,709**	**554,291**
Off balance sheet currency swaps	**-82,623**	**5,006**	**75,060**	**2,557**	**82,623**	
Net position	**24**	**-28**	**-10**	**14**	**-24**	

EIB STATUTORY FINANCIAL STATEMENTS

Foreign exchange position (in EUR million)

Currency at 31 December 2019	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2019
Assets:						
Cash in hand, balances with central banks and post office banks	947	0	0	0	0	**947**
Treasury bills and other bills eligible for refinancing with central banks	25,761	3,227	4,380	0	7,607	**33,368**
Other loans and advances:						
- Current accounts	246	30	7	79	116	**362**
- Credit institutions	37,257	2,606	5,134	8,799	16,539	**53,796**
- Customers	375	0	0	590	590	**965**
	37,878	2,636	5,141	9,468	17,245	**55,123**
Loans:						
- Credit institutions	87,631	1,972	12,979	7,178	22,129	**109,760**
- Customers	251,875	35,218	9,430	20,466	65,114	**316,989**
	339,506	37,190	22,409	27,644	87,243	**426,749**
Debt securities including fixed-income securities	4,501	253	1,726	5,544	7,523	**12,024**
Shares, other variable-yield securities and participating interests	6,008	864	586	253	1,703	**7,711**
Shares in affiliated undertakings	805	0	0	0	0	**805**
Other assets	13,120	1,373	1,316	1,025	3,714	**16,834**
Total assets	**428,526**	**45,543**	**35,558**	**43,934**	**125,035**	**553,561**
Liabilities:						
Amounts owed to credit institutions	7,355	0	118	0	118	**7,473**
Amounts owed to customers	1,475	2	58	76	136	**1,611**
Debts evidenced by certificates:						
- Debt securities in issue	233,518	45,599	111,047	45,520	202,166	**435,684**
- Others	8,725	15	838	4,060	4,913	**13,638**
	242,243	45,614	111,885	49,580	207,079	**449,322**
Capital, reserves and profit	73,689	0	0	0	0	**73,689**
Other liabilities	17,006	1,912	1,362	1,186	4,460	**21,466**
Total liabilities	**341,768**	**47,528**	**113,423**	**50,842**	**211,793**	**553,561**
Off balance sheet currency swaps	**-86,769**	**2,006**	**77,838**	**6,925**	**86,769**	
Net position	**-11**	**21**	**-27**	**17**	**11**	

U.5. Operational Risk

Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, and includes legal risk.

Operational Risk affects all activities of the EIB and can manifest itself in various ways including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The EIB´s aim is to systematically identify, assess and monitor Operational Risks, and ensure sufficient controls and risk mitigants to keep the Operational Risk exposure at minimum levels in light of the EIB's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk function in Risk Management ('OPR') and Internal Controls and Assertion Division in Financial Control ('FC/-/ICA') are responsible for defining the Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with the Bank's Departments. The EIB organises its Operational Risk management activities in compliance with the relevant and applicable Best Banking Practices ('BBP').

The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of Key Risk Indicators ('KRIs') used to monitor the Operational Risk exposures. Appropriate actions are taken when the risk levels are breached. Specifically, Operational Risk function provides oversight of the significant Operational Risk events that have led or could lead to actual Operational Risk losses and areas of emerging risk.

The EIB Operational Risk function has recently decommissioned the Statistical Analysis System ('SAS'), which was used to monitor the Operational Risk exposures and loss events. A new Governance, Risk and Compliance ('GRC') tool is planned to be put in place at the EIB by the end of 2022 to automatize the process of data collection. In the meantime, the Operational Risk function has developed a new, partially automatized event and loss database to address all the BBP requirements for the sound Operational Risk management, which subsequently will be migrated into the new system.

2020 FINANCIAL REPORT

The management of Operational Risk is carried out at all levels within the Organization and is the responsibility of all the Departments of the Bank.

In terms of reporting at the EIB, a Monthly Operational Risk Report is approved by the Group Chief Risk Officer ('GCRO') responsible for overall aspects of managing and monitoring Operational Risk and then submitted to the Management Committee ('MC'), the Audit Committee ('AC') and Directors General ('DGs'). In addition, losses/gains above EUR 0.1 million are immediately escalated to the President.

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to the trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Bank's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature (see note V.1.).

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

V.1. Funding and asset liability management ('ALM') derivatives

The derivatives used in the context of funding and ALM hedging activities are:

Currency swaps;
Interest rate swaps; and
Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount (receivable)	34,590	125,732	36,450	26,484	**223,256**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-691	-2,858	2,114	1,612	**177**

Currency swaps at 31 December 2019 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2019**
Notional amount (receivable)	40,347	116,134	39,584	23,675	**219,740**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-197	1,537	1,990	1,248	**4,578**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR -2,548 million as at 31 December 2020 (2019: EUR 1,350 million).

EIB STATUTORY FINANCIAL STATEMENTS

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount	61,603	227,767	126,884	122,741	**538,995**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	917	8,021	5,954	89	**14,981**

Interest rate swaps at 31 December 2019 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2019**
Notional amount	65,329	215,856	125,751	133,743	**540,679**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	231	5,260	5,683	1,208	**12,382**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -1,237 million as at 31 December 2020 (2019: EUR -803 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2020	2019	**2020**	2019	**2020**	2019
Number of transactions	**131**	138	**1**	1	**164**	264
Notional amount (in EUR million)	**4,421**	5,049	**500**	500	**12,529**	19,770
Fair value (i.e. net discounted value including CVA, DVA and COLVA) (in EUR million)	**801**	681	**30**	17	**-2,479**	-2,627

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

2020 FINANCIAL REPORT

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 17,498 million as at 31 December 2020 (2019: EUR 21,104 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

	Swap collateral (in EUR million)			
Moody's equivalent rating	Bonds		Cash	**Total 2020**
	Government	Agency, supranational, covered bonds		
Aaa	1,526	1,007	0	**2,533**
Aa1 to Aa3	4,439	0	0	**4,439**
A1 to A3	14	0	0	**14**
Baa1 to Baa3	6,310	0	0	**6,310**
Below Baa3	4	0	0	**4**
Non-Rated	0	0	4,198	**4,198**
Total 2020	**12,293**	**1,007**	**4,198**	**17,498**

	Swap collateral (in EUR million)			
Moody's equivalent rating	Bonds		Cash	**Total 2019**
	Government	Agency, supranational, covered bonds		
Aaa	1,509	2,765	0	**4,274**
Aa1 to Aa3	4,643	0	0	**4,643**
A1 to A3	674	0	0	**674**
Baa1 to Baa3	4,605	0	0	**4,605**
Below Baa3	621	0	0	**621**
Non-Rated	0	0	6,287	**6,287**
Total 2019	**12,052**	**2,765**	**6,287**	**21,104**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2020 the current unsecured exposure stood at EUR 1,389 million (EUR 816 million as of 31 December 2019).

In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2020 the Potential Future Exposure at origin stood at EUR 12,225 million (EUR 10,354 million as of 31 December 2019).

EIB STATUTORY FINANCIAL STATEMENTS

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	**2020**	**2019**	**2020**	**2019**	**2020**	**2019**
Aaa	0.49%	0.48%	816	448	1,434	994
Aa1 to Aa3	24.34%	25.47%	373	204	2,480	2,696
A1 to A3	66.87%	65.94%	192	113	7,916	6,364
Below A3	8.30%	8.11%	8	51	395	300
Total	**100.00%**	**100.00%**	**1,389**	**816**	**12,225**	**10,354**

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 22,375 million at 31 December 2020 against EUR 35,633 million at 31 December 2019. The fair value of these contracts was EUR -107 million at 31 December 2020 (2019: EUR 445 million).

The notional amount of short-term currency forwards was EUR 551 million at 31 December 2020 (2019: EUR 528 million). The fair value of these contracts was EUR 17 million at 31 December 2020 (2019: EUR -37 million).

2020 FINANCIAL REPORT

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2020 and 2019:

	31.12.2020	31.12.2019
Non-euro currencies of EU member states		
Bulgarian Lev (BGN)	1.9558	1.9558
Czech Koruna (CZK)	26.2420	25.4080
Danish Krone (DKK)	7.4409	7.4715
Croatian Kuna (HRK)	7.5519	7.4395
Hungarian Forint (HUF)	363.8900	330.5300
Polish Zloty (PLN)	4.5597	4.2568
Romanian Leu (RON)	4.8683	4.7830
Swedish Krona (SEK)	10.0343	10.4468
Non-EU currencies		
Australian Dollar (AUD)	1.5896	1.5995
Azerbaijani Manat (AZN)	2.0758	1.9004
Canadian Dollar (CAD)	1.5633	1.4598
Swiss Franc (CHF)	1.0802	1.0854
Chinese Renminbi (CNY)	8.0225	7.8205
Dominican Peso (DOP)	71.2661	59.3644
Egyptian Pound (EGP)	19.2469	17.9584
Ethiopian Birr (ETB)	48.0400	35.6810
Pound Sterling (GBP)	0.8990	0.8508
Georgian Lari (GEL)	4.0070	3.1927
Hong Kong Dollar (HKD)	9.5142	8.7473
Iceland Krona (ISK)	156.1000	135.8000
Japanese Yen (JPY)	126.4900	121.9400
Kenyan Shilling (KES)	133.8000	113.6300
Kazakhstani Tenge (KZT)	516.7300	429.7200
Moroccan Dirham (MAD)	10.9017	10.7263
Moldovan Leu (MDL)	20.9200	19.2000
Mexican Peso (MXN)	24.4160	21.2202
Norwegian Krone (NOK)	10.4703	9.8638
New Zealand Dollar (NZD)	1.6984	1.6653
Serbian Dinars (RSD)	117.5300	117.4700
Russian Ruble (RUB)	91.4671	69.9563
Tunisia Dinar (TND)	3.2919	3.1122
Turkish Lira (TRY)	9.1131	6.6843
Taiwan Dollar (TWD)	34.4399	33.5463
Ukraine Hryvnia (UAH)	34.7156	26.5849
United States Dollar (USD)	1.2271	1.1234
Central African CFA Franc (XAF)	655.9570	655.9570
West African CFA Franc (XOF)	655.9570	655.9570
South African Rand (ZAR)	18.0219	15.7773

EIB STATUTORY FINANCIAL STATEMENTS

Note X – Related party transactions

X.1. Shares in affiliated undertakings and participating interest

Related party transactions with the European Investment Fund ('EIF') are mainly associated with EIB's shareholding in the EIF, the management by the Bank of the EIF treasury, the IT, the EIF pension fund and other services provided on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank (including participating interests) and provides fronting and monitoring services for a part of the Bank`s guarantee and securitisation portfolio.

The amounts included in the Financial Statements concerning the related parties transactions with the Bank are disclosed as follows:

(in EUR '000)	31.12.2020	31.12.2019
Assets:		
Shares in affiliated undertakings	813,089	805,044
Participating interests	334,410	312,191
Prepayments and accrued income	10,627	5,212
Other assets	6,429	12,076
Total assets	**1,164,555**	**1,134,523**
Liabilities:		
Amounts owed to customers	-2,022	-1,049
Other liabilities	-293,579	-258,739
Total liabilities	**-295,601**	**-259,788**
Profit and loss account:		
Income from shares in affiliated undertakings	0	6,140
Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests	-7,809	-529
Commissions receivable	4,508	725
Commissions payable	-56,123	-65,558
Other operating income	8,091	12,478
General administrative expenses	743	219
Total profit and loss account	**-50,590**	**-46,525**
Off balance sheet:		
EIF capital – uncalled	2,117,600	2,107,200
EIF treasury management	1,193,139	1,238,605
Put option granted to EIF minority shareholders	819,467	821,272
Participating interests - uncalled	549,016	605,346
Guarantees issued to EIF	11,798,069	4,982,193
Total off balance sheet	**16,477,291**	**9,754,616**

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2020	2019
Short-term benefits(1)	9,404	9,574
Post-employment benefits(2)	962	915
Termination benefits(3)	552	-1,504
Total	**10,918**	**8,985**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

(3) For the year 2019, a net income is reported due to the fact that the Bank recorded a release of Termination benefits accruals related to prior years. The benefits expensed for the year 2019 amount to EUR '000 744.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2020 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2020	31.12.2019
Pension plans and health insurance (Note L)	61,952	60,727
Other liabilities (Note G)	16,508	16,095

2020 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2020. In the context of the COVID-19 pandemic, the EIB continues to monitor the situation closely notably as part of the subsequent event review. In that respect, it is considered that there have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the financial statements as at 31 December 2020. Note Z – Management of third party funds Z.1. Investment Facility Cotonou The Investment Facility, which is managed by the EIB, has been established under the Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.5. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.6. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. Z.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF.

83

2020 FINANCIAL REPORT Z.8. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.9. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.10. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.12. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for the PPF. Z.13. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.14. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.15. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.16. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE.

84

EIB STATUTORY FINANCIAL STATEMENTS Z.17. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.18. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.19. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.20. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.21. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.22. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.23. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH.

85

2020 FINANCIAL REPORT Z.24. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.25. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long- term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. Z.26. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. Based on the closure letter from the EC dated 30 July 2020, the EC-EIB HIPC Management Agreement was terminated as of 31 August 2020. The EIB prepared the last financial statements for the Initiative as of 31 August 2020.

86

Statement of Special Section[1]

as at 31 December 2020 and 31 December 2019 (in EUR '000)

ASSETS	31.12.2020	31.12.2019
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	8,333	13,073
Risk capital operations		
- amounts to be disbursed	21,747	21,614
- amounts disbursed	30,465	32,978
	52,212	**54,592**
Total[2]	**60,545**	**67,665**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	0	71
Operations from risk capital resources		
- amounts disbursed	419	419
Total[3]	**419**	**490**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	121,821	135,357
Total[4]	**121,821**	**135,357**
Total	**182,785**	**203,512**

LIABILITIES	31.12.2020	31.12.2019
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	38,798	46,051
- Yaoundé Conventions	419	490
- Lomé Conventions	121,821	135,357
Total funds under trust management	**161,038**	**181,898**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,747	21,614
Total funds to be disbursed	**21,747**	**21,614**
Total	**182,785**	**203,512**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2020 EUR '000 232,416 (2019: EUR '000 256,081).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2020 EUR '000 35,417 (2019: EUR '000 41,578).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2020 (2019: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2020 (2019: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

EIB STATUTORY FINANCIAL STATEMENTS

2020 FINANCIAL REPORT Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 56,989 cancellations 178,046 repayments 544,877 -779,912 60,545 Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interests 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 149,258 -152,568 419 Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 741,842 repayments 2,326,706 exchange adjustments 56,278 -3,124,826 121,821

88

EIB STATUTORY FINANCIAL STATEMENTS REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2020, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2020, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF are further described in the « Responsibilities of “Réviseur d’Entreprises agréé” for the audit of the financial statements » section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg INDEPENDENT AUDITOR'S REPORT

89

2020 FINANCIAL REPORT 1. Value adjustments of loans to customers and credit institutions Description As at 31 December 2020, the Bank reports loans accounted for at cost of EUR 424,834 million (31 December 2019: EUR 427,229 million) representing 77% of total assets (31 December 2019: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 573 million (31 December 2019: EUR 480 million). The Bank reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the Covid-19 pandemic has resulted in unprecedented economic conditions that vary across countries and industry sectors. The uncertainty caused by the pandemic increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in note A.1.2 to the financial statements as well as the accounting policy for the value adjustment in note A.2.6.1 and the detail of specific value adjustments in note D.2. The loans accounted for at cost are disclosed in note D.1 to the financial statements as well as the accounting policy for the loans in note A.2.6.1. How our audit addressed the area of focus Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Bank's individual assessment of each loan by specifically challenging the Bank's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years. The impact of the Covid-19 pandemic was considered both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Bank as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals.

90

EIB STATUTORY FINANCIAL STATEMENTS We assessed the disclosures in the financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information included in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control” mainly based on statutory EU Directives information, but does not include the financial statements and our report of the “Réviseur d’Entreprises agréé” thereon. Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements , our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the financial statements The Management is responsible for the preparation and fair presentation of the financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Bank’s financial reporting process. Responsibilities of the Réviseur d’Entreprises agréé for the audit of the financial statements The objectives of our audit are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “Réviseur d’Entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

91

2020 FINANCIAL REPORT • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “Réviseur d’Entreprises agréé” to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Bank to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Luxembourg, 11 March, 2021 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon

92

EIB STATUTORY FINANCIAL STATEMENTS The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S UNCONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2020 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, – Financial Control, – Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the financial statements for the financial year ended 31 December 2020 adopted by the Board of Directors on 11 March 2021, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, STATEMENT BY THE AUDIT COMMITTEE

93

2020 FINANCIAL REPORT to the best of its knowledge and judgement: • confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; • has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; • confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2020, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2020, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 11 March 2021 Audit Committee L. BALOGH A. LINARTAS C. TRIANTOPOULOS P. KRIER N.FERNANDES J. SUTHERLAND B. DEVILLON-COHEN V. IUGA

94

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES as at 31 December 2020
95

2020 FINANCIAL REPORT Consolidated balance sheet as at 31 December 2020 (in EUR ’000) Assets 31.12.2020 31.12.2019 1. Cash in hand, balances with central banks and post office banks (Note B.1) 835,163 947,155 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 32,073,906 34,436,433 3. Loans and advances to credit institutions a) repayable on demand 613,764 544,317 b) other loans and advances (Note C) 60,275,644 53,854,679 c) loans (Note D.1) 103,720,205 109,830,697 d) value adjustments (Note D.2) -80,237 -64,413 164,529,376 164,165,280 4. Loans and advances to customers a) other loans and advances (Note C) 900,604 964,644 b) loans (Note D.1) 321,119,208 317,404,048 c) value adjustments (Note D.2) -567,532 -415,346 321,452,280 317,953,346 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,150,059 3,873,908 b) issued by other borrowers 7,658,631 8,563,375 12,808,690 12,437,283 6. Shares and other variable-yield securities (Note E.2) 8,745,640 7,939,126 7. Participating interests (Note E.2) 363,188 336,845 8. Intangible assets (Note F) 39,279 25,655 9. Tangible assets (Note F) 248,759 247,398 10. Other assets (Note G) 37,312 56,726 11. Subscribed capital and reserves, called but not paid (Note H.2) 1,438,648 0 12. Prepayments and accrued income (Note I) 13,544,357 16,661,609 Total assets 556,116,598 555,206,856 The accompanying notes form an integral part of these consolidated financial statements.

96

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Consolidated balance sheet (continued) as at 31 December 2020 (in EUR ’000) Liabilities 31.12.2020 31.12.2019 1. Amounts owed to credit institutions (Note J) a) repayable on demand 4,199,057 6,287,270 b) with agreed maturity or periods of notice 12,316,334 1,185,511 16,515,391 7,472,781 2. Amounts owed to customers (Note J) a) repayable on demand 1,680,511 1,594,508 b) with agreed maturity or periods of notice 20,951 15,554 1,701,462 1,610,062 3. Debts evidenced by certificates (Note K) a) debt securities in issue 425,622,598 435,684,081 b) others 9,641,151 13,637,452 435,263,749 449,321,533 4. Other liabilities (Note G) 4,449,751 1,031,324 5. Accruals and deferred income (Note I) 19,382,783 17,244,752 6. Provisions a) pension plans and health insurance scheme (Note L) 3,818,049 3,409,064 b) provision in respect of guarantee operations (Note D.4) 22,640 19,815 3,840,689 3,428,879 7. Subscribed capital (Note H) a) subscribed 248,795,607 243,284,155 b) uncalled -226,604,892 -221,585,020 22,190,715 21,699,135 8. Reserves (Note H) a) reserve fund 24,328,415 24,328,415 b) additional reserves 11,888,087 12,792,307 c) special activities reserve 11,736,896 10,777,675 d) general loan reserve 2,135,891 2,170,177 50,089,289 50,068,574 9. Profit for the financial year 1,749,853 2,418,836 10. Equity attributable to minority interest (Note H) 932,916 910,980 Total liabilities 556,116,598 555,206,856 The accompanying notes form an integral part of these consolidated financial statements.

97

Consolidated off-balance sheet

as at 31 December 2020 (in EUR '000)

		31.12.2020		31.12.2019
Commitments:				
- Undisbursed loans (Note D.1)				
- credit institutions	32,365,353		29,652,661	
- customers	81,697,777		82,918,317	
		114,063,130		**112,570,978**
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.2)	4,779,487		4,754,819	
- Undisbursed investment funds (Note E.2)	3,273,437		3,587,184	
- EBRD capital uncalled	712,630		712,630	
		8,765,554		**9,054,633**
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.2)	611,372		657,168	
		611,372		**657,168**
- Borrowings launched but not yet settled		**223,950**		**223,950**
- Undisbursed loan substitutes		**0**		**175,348**
- Securities receivable		**0**		**122,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**21,982,164**		**20,546,097**
Assets held on behalf of third parties(*) (Note Z):				
- Investment Facility Cotonou	3,578,669		3,407,481	
- Guarantee Fund	2,854,866		2,829,065	
- NER300	1,953,380		2,004,715	
- InnovFin	1,836,483		1,310,055	
- Fund of Funds (JESSICA II)	851,994		652,115	
- CEF	803,348		707,189	
- COSME LGF & EFG	610,789		415,718	
- JESSICA (Holding Funds)	544,833		585,587	
- EU-Africa Infrastructure Trust Fund	523,196		534,457	
- ESIF	444,895		401,579	
- JEREMIE	311,157		320,546	
- SME initiative Romania	240,293		241,870	
- Special Section	182,785		203,512	
- NPI Securitisation Initiative (ENSI)	171,248		72,872	
- SME initiative Italy	165,539		171,409	
- GF Greece	162,062		161,243	
- REG	159,057		81,877	
- Partnership Platform for Funds	137,152		105,351	
- EaSI	116,387		65,408	
- RSFF (incl. RSI)	105,778		607,413	
- DCFTA	100,929		102,840	
- ENPI	94,188		120,824	
- SME initiative Bulgaria	93,965		96,678	
- InnovFin SME Guarantee	75,964		132,006	
- SME initiative Finland	67,943		71,093	
- GIF 2007	67,375		76,246	
- SMEG 2007	64,996		70,735	
- German Corona Matching Facility (CMF)	62,423		0	
- AECID	61,327		66,951	
- InnovFin Equity	60,177		92,692	
- MAP Equity	53,751		133,582	
- Private Finance for Energy Efficiency Instrument	53,745		43,528	
- WB EDIF	48,560		49,330	
- Cultural Creative Sectors Guarantee Facility	43,435		36,134	
- NIF Trust Fund	42,483		44,025	
- IPA II	36,137		31,682	
- FEMIP Trust Fund	34,663		37,713	
- GAGF	30,781		31,694	
- MAP guarantee	30,445		32,323	
- NIF Risk Capital Facility	28,066		23,923	
- SME initiative Malta	20,779		21,157	
- EPTA Trust Fund	18,962		20,870	

2020 FINANCIAL REPORT

Consolidated off-balance sheet (continued)

as at 31 December 2019 (in EUR '000)

	31.12.2020		31.12.2019	
- Bundesministerium für Wirtschaft und Technologie	18,031		3,896	
- AGRI	17,400		17,506	
- EFSI-EIAH	16,633		20,029	
- NPI	13,349		14,763	
- Natural Capital Financing Facility	10,731		11,318	
- TTA Turkey	5,938		1,425	
- BIF	4,623		3,293	
- Student Loan Guarantee Facility	4,550		14,141	
- GEEREF	3,548		3,918	
- PGFF	2,575		5,227	
- MDD	2,157		356	
- SME initiative Spain	2,018		944	
- LFA-EIF Facility	1,826		369	
- Alp GIP	1,521		2,913	
- Central Europe FoF	1,409		1,999	
- European Technology Facility	1,068		966	
- EU Trade and Competitiveness Program	1,056		0	
- GEEREF Technical Support Facility	727		727	
- TTP	471		246	
- G43 Trust Fund	284		31	
- EPPA	11		3,320	
- GGF	7		12	
- HIPC	0		35,348	
		17,054,938		**16,358,235**
Other items:				
- Nominal value of interest-rate swaps (Note V.1.2)		**538,995,110**		**540,678,886**
- Nominal value of currency swap contracts payable		**226,957,983**		**218,941,502**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**223,256,109**		**219,739,726**
- Nominal value of short-term currency swap contracts payable		**22,471,884**		**35,156,452**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**22,374,714**		**35,632,792**
- Put option granted to EIF minority shareholders		**819,467**		**821,272**
- Currency forwards (Note V.2)		**551,359**		**528,280**
- Special deposits for servicing borrowings (Note S)		**810**		**9,035**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

The accompanying notes form an integral part of these consolidated financial statements.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

2020 FINANCIAL REPORT Consolidated profit and loss account for the year ended 31 December 2020 (in EUR ‘000) 2020 2019 1. Interest receivable and similar income (Note N) 18,049,312 24,519,884 2. Interest payable and similar charges (Note N) -14,980,625 -21,476,544 3. Income from securities 275,473 278,533 4. Commissions receivable (Note O) 484,530 429,475 5. Commissions payable (Note O) -327,649 -252,282 6. Net result on financial operations (Note P) -176,808 112,550 7. Other operating income (Note Q) 5,557 5,925 8. General administrative expenses (Note R) a) staff costs (Note L) -1,013,949 -860,217 b) other administrative expenses -264,271 -286,971 -1,278,220 -1,147,188 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -29,240 -28,985 b) intangible assets -18,010 -15,597 -47,250 -44,582 10. Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests -8,350 -1,778 11. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -222,137 33,781 12. Profit for the financial year 1,773,833 2,457,774 13. Profit attributable to minority interest 23,980 38,938 14. Profit attributable to equity holders of the Bank 1,749,853 2,418,836 The accompanying notes form an integral part of these consolidated financial statements.

100

Consolidated cash flow statement

for the year ended 31 December 2020 (in EUR ‘000)

	2020	2019
A. Cash flows from operating activities:		
Profit for the financial year	**1,773,833**	**2,457,774**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	222,137	-33,781
Value adjustments in respect of transferable securities held as financial fixed assets and participating interests	8,350	1,778
Value adjustments in respect of tangible and intangible assets, and write-off (Note F)	47,300	45,312
Value (re-)adjustments in respect of shares and other variable-yield securities (Note E.2)	158,115	-65,546
Net interest income (Note N)	-3,068,687	-3,043,340
Effect of exchange rate changes	10,530	-1,615
Loss on operating activities	**-848,422**	**-639,418**
Disbursements of loans and advances to credit institutions and customers	-51,605,321	-40,819,872
Repayments of loans and advances to credit institutions and customers	48,874,685	46,502,444
Change in other loans and advances	12,798,500	-12,939,990
Change in deposits with central banks (Note B.1)	1,621	30,808
Change in treasury operational portfolios	510,394	5,999,059
Change in amounts owed to credit institutions and customers (Note J)	9,134,010	3,064,416
Change in provisions on pension plans and health insurance scheme (Note L)	408,985	327,335
Change in provision in respect of guarantee operations (Note D.4)	2,825	-10,199
Change in other assets and other liabilities (Note G)	-58,063	185,636
Change in prepayments and accrued income and in accruals and deferred income	-2,176,485	776,163
Interest received	17,575,162	23,418,188
Interest paid	-14,262,269	-20,379,662
Net cash used from/(used in) operating activities	**20,355,622**	**5,514,908**
B. Cash flows from investing activities:		
Securities in Long Term Hedge Portfolio purchased during the year	0	-720,000
Securities from Long Term Hedge Portfolio matured during the year	61,000	139,600
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-3,109,456	-3,889,925
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	3,307,500	3,830,869
Additions on shares and other variable-yield securities (Note E.1)	-2,116,091	-2,254,446
Reflows on shares and other variable-yield securities (Note E.1)	1,159,662	650,836
Additions on participating interests (Note E.1)	-69,368	-95,565
Reflows on participating interests (Note E.1)	34,803	29,195
Purchase of tangible and intangible assets (Note F)	-62,285	-37,999
Net cash used from/(used in) investing activities	**-794,235**	**-2,347,435**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates (Note K)	150,299,236	141,610,413
Redemption of debts evidenced by certificates (Note K)	-150,160,396	-152,891,158
Member States’ contribution	159,850	0
Purchase of EIF shares	-13,267	0
Sale of EIF shares	7,510	2,201
Dividend paid to EIF minority shareholders	0	-4,331
Net cash used from/(used in) financing activities	**292,933**	**-11,282,875**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**29,709,759**	**37,246,503**
Net cash from:		
Operating activities	20,355,622	5,514,908
Investing activities	-794,235	-2,347,435
Financing activities	292,933	-11,282,875
Effect of exchange rate changes on cash held	-1,489,426	578,658
Cash and cash equivalents at end of financial year	**48,074,653**	**29,709,759**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	725,794	836,165
Money market securities (Note B.2)	2,801,772	3,551,379
Loans and advances to credit institutions and customers:		
Repayable on demand	613,764	544,317
Other loans and advances (Note C)	43,933,323	24,777,898
	48,074,653	**29,709,759**

The accompanying notes form an integral part of these consolidated financial statements.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

2020 FINANCIAL REPORT European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2020 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. The Bank and its subsidiary is defined as the ‘Group’ or ‘EIB Group’. The subsidiary held by the Bank is disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual account s and consolidated accounts of banks and other financial institutions , as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’) and on a going concern basis. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 11 March 2021 and authorised their submission to the Board of Governors for approval by 23 April 2021. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances and loan substitutes The Group reviews its loans and advances and loan substitutes at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances and loan substitutes, the Group also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances and loan substitutes were originally granted (see Note A.2.7). Provisions in respect of guarantee operations The Group initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised (see Note A.2.14). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.11).

102

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2020, the EIB’s pre-withdrawal exposure amounts to EUR 573,420 million, whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, as well as the preparations for such withdrawal had no material impact on the consolidated financial statements of the EIB as of 31 December 2020, and for the year then ended except the aforementioned impact on the Bank’s own funds. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account under “Net result on financial operations”. A.2.2. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. EIB Group is required to consolidate entities under its control which it is exposed to, or has rights to, variable returns from its involvement and has the ability to affect those returns through its power over the entities. All significant subsidiaries are included in these consolidated financial statements, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements of EIB Group comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies.

103

2020 FINANCIAL REPORT Minority interest Minority interest in EIB’s subsidiary represents the portion of profit or loss and net assets not owned directly or indirectly, by the Group and is presented separately in the consolidated balance sheet under “Equity attributable to minority interest” and respectively in the consolidated profit and loss account under “Profit attributable to minority interest”. The commitment provided in the form of a put option in respect of the shares held by the EIF’s minority shareholders, is recorded off-balance in the amount of the exercise price. Transactions eliminated on consolidation After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are recorded at their nominal values as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging bond issues. The Group enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the actively managed portfolio (Securities liquidity portfolios). A.2.3.1. Derivatives under Securities liquidity portfolio As part of the Securities liquidity portfolios (‘SLPs’), derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Future contracts Future contracts (futures) are entered to hedge the exposure deriving from investments in government and other bonds. Futures are highly standardised derivative contracts, traded on regulated markets and are subject to daily margin requirements. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.3.2. Other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”.

104

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.4. Financial assets and liabilities Financial assets and liabilities are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits that are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. During 2020, in order to better align its definition of cash and cash equivalent with market practices, the Group has decided to adapt its policy and restrict its consideration of cash and cash equivalents of eligible instruments with initial maturity of 3 months from the date of acquisition. Through this update, the cash and cash equivalents at the end of 2018 has been decreased by EUR 21.0 billion and at the end of 2019 by EUR 30.5 billion, notably by EUR 7.3 billion on “Money market securities” and by EUR 23.2 billion on “Other loans and advances”. For 2019, the above amendments affected as well the “Change in treasury operational portfolios” by EUR 0.7 billion and the “Change in other loans and advances” by EUR -10.2 billion. A.2.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Long-term hedge portfolio (‘LTHP’) The long-term hedge portfolio (‘LTHP’) consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: x Governments of the European Union Member States; x European Union, European Stability Mechanism, European Financial Stability Facility; x KfW Group. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities, as “Interest receivable and similar income” or “Interest payable and similar charges”. A.2.6.2. Operational portfolios Treasury Monetary Portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. Value adjustments are accounted for under “Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings”, if these are other than temporary. Securities liquidity portfolio (‘SLP’) SLP comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. The portfolio is largely driven by an active management and follow the initial recognition at the acquisition cost, the securities of this portfolio are presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of SLP is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

105

2020 FINANCIAL REPORT Operational portfolio EIF The Operational portfolio EIF comprises listed debt securities with a maximum residual maturity of 10 Years. These securities are measured at amortised cost. A.2.6.3. Loan substitutes and ABS portfolio EIF The Loan substitutes and ABS portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for, if these are other than temporary. Collective value adjustments have been recorded to capture contracts which are impaired but have not yet been identified as such resp. for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account as “Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.6.4. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.7. Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Specific value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off balance sheet at their nominal value. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accrual basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as interest income or expense over the life of each agreement. A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan.

106

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES A.2.8. Shares, other variable-yield securities and participating interests The Group holds shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds, investment funds or participations in the form of direct equity. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interest The shares acquired by the EIB Group for its own account typically represent investments in venture capital operations, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Group but uncalled from the investment in EBRD is recorded off balance sheet. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: x Buildings in Kirchberg and Weimershof: 30 years; x Permanent equipment, fixtures and fittings: 10 years; x Furniture: 5 years; x Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.10. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose.

107

2020 FINANCIAL REPORT A.2.11. Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2020 based on membership data as at 30 September 2020 and cashflows to 31 December 2020. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 31 December 2020 based on membership data as at 30 September 2020 and cashflows to 31 December 2020. A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as “Interest payable and similar charges”, or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. In the context of the Group’s participation in monetary operations with the ECB, the amount borrowed from the BCL is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice” - Borrowings from central banks. A.2.12.1. Repurchase operations (repos) A repurchase operation is one under which the Group borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.7.3. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.2.12.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Bank receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.2.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the consolidated profit and loss account.

108

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES A.2.14. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: x the amount of the expected credit loss; and x the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealized gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognized. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the Balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.15. Provision for commitments This provision is intended to cover risks inherent in the Group’s commitment on loans, investment funds and venture capital operations signed but not yet disbursed. A.2.16. Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.2.16.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year.

109

2020 FINANCIAL REPORT A.2.19. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, treasury items and derivatives. A.2.20. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.21. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.22. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

110

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 835,163 at 31 December 2020 (2019: EUR '000 947,155).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 109,369 as at 31 December 2020 (2019: EUR '000 110,990).

B.2. Debt security portfolios (in EUR '000)

The debt security portfolios are composed of the long term hedge portfolio ('LTHP'), the treasury monetary portfolio ('TMP'), the securities liquidity portfolio ('SLP'), the loan substitutes portfolio and of the ABS and Operational portfolios of the EIF.

The details of these portfolios and their classification as at 31 December 2020 and 2019 are as follows:

	31.12.2020	31.12.2019
Treasury bills and other bills eligible for refinancing with central banks	32,073,906	34,436,433
Debt securities including fixed-income securities	12,808,690	12,437,283
Total debt securities(*)	**44,882,596**	**46,873,716**

(*) of which EUR '000 9,766,074 are unlisted as at 31 December 2020 (2019: EUR '000 8,763,906).

At 31.12.2020	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,685,874	1,624,791	0	-64,803	1,559,988	1,743,413
TMP	17,611,913	17,580,727	0	-22,545	17,558,182	17,583,528
SLP	4,143,518	4,167,007	0	0	4,111,766	4,167,007
Operational portfolio - EIF	1,194,317	1,187,076	0	-17,619	1,169,457	1,203,251
ABS portfolio - EIF	413,594	321,642	0	0	321,642	322,417
Loan substitutes (Note D)	20,044,919	20,001,353	1,266	-9,990	19,992,629	20,368,520
Total debt securities(*)	**45,094,135**	**44,882,596**	**1,266**	**-114,957**	**44,713,664**	**45,388,136**

(*) of which cash and cash equivalents EUR '000 2,801,772
(**) Market value does not include accrued interest.

At 31.12.2019	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,744,425	1,713,229	0	-92,241	1,620,988	1,823,635
TMP	19,311,479	19,280,195	0	-24,916	19,255,279	19,277,771
SLP	3,915,275	3,909,410	0	0	3,889,812	3,909,410
Operational portfolio - EIF	1,244,522	1,230,307	0	-12,960	1,217,347	1,243,614
ABS portfolio - EIF	364,284	251,567	0	0	251,567	251,958
Loan substitutes (Note D)	20,529,156	20,489,008	1,142	-15,152	20,474,998	20,812,673
Total debt securities(*)	**47,109,141**	**46,873,716**	**1,142**	**-145,269**	**46,709,991**	**47,319,061**

(*) of which cash and cash equivalents EUR '000 3,551,379
(**) Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. An individual value adjustment for 1 transaction (2019: 1 transaction) has been recorded as at 31 December 2020 in the amount of EUR '000 1,224 (2019: EUR '000 1,142). The collective value adjustment recorded in 2020 to capture the effect of COVID-19 on the loan substitute portfolio amounts to EUR '000 42.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2020 and 2019 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios (including loan substitutes and EIF ABS portfolio) as at 31 December 2020 and 2019:

At 31.12.2020	**Purchase price**	**Book value**	**Value at final maturity**	**Market value**
EU sovereigns				
Austria	288,335	286,399	282,408	286,602
Belgium	180,634	180,300	180,000	180,353
Czech Republic	614,184	571,803	560,111	615,434
Denmark	16,259	16,280	16,299	16,280
Estonia	10,026	10,010	10,000	10,010
Finland	41,510	41,066	40,000	41,066
France	537,815	523,359	516,192	528,678
Germany	2,345,313	2,337,531	2,307,758	2,401,193
Hungary	10,495	10,471	10,000	10,510
Ireland	567,651	568,013	567,861	568,279
Italy	101,745	96,613	95,150	126,003
Latvia	14,962	14,971	15,000	15,192
Lithuania	17,022	16,940	16,700	17,769
Luxembourg	90,837	92,471	95,000	92,471
Netherlands	783,954	765,999	754,000	779,276
Poland	184,587	184,071	180,671	185,498
Portugal	40,130	40,050	40,000	40,095
Romania	10,041	10,022	10,000	10,017
Slovakia	113,208	112,993	113,000	113,348
Slovenia	14,902	14,818	14,000	15,356
Spain	3,662,501	3,655,147	3,644,290	3,657,666
Sweden	62,017	62,377	61,120	62,377
	9,708,128	**9,611,704**	**9,529,560**	**9,773,473**
Non-EU sovereign and other bonds	**35,386,007**	**35,270,892**	**35,184,104**	**35,614,663**
Total	**45,094,135**	**44,882,596**	**44,713,664**	**45,388,136**

At 31.12.2019	**Purchase price**	**Book value**	**Value at final maturity**	**Market value**
EU sovereigns				
Austria	212,258	209,854	206,600	210,632
Belgium	51,202	50,938	50,873	51,000
Czech Republic	552,405	513,116	496,193	556,695
Croatia	23,011	22,762	22,254	22,765
Cyprus	2,085	2,009	2,000	2,008
Estonia	15,034	15,016	15,000	15,008
Finland	41,510	40,652	40,000	40,652
France	2,340,660	2,332,787	2,319,329	2,337,655
Germany	912,098	908,248	876,259	971,908
Hungary	158,293	155,907	155,513	156,222
Ireland	412,339	410,643	409,900	410,522
Italy	159,705	154,017	152,050	180,244
Latvia	9,770	9,791	9,792	9,778
Lithuania	99,294	95,954	95,161	96,185
Luxembourg	5,161	5,006	5,000	5,071
Netherlands	402,096	391,972	374,023	404,009
Poland	101,743	99,685	96,531	99,842
Portugal	288,130	287,603	287,000	287,508
Romania	52,861	52,232	50,463	52,209
Slovakia	13,919	14,159	14,120	14,504
Slovenia	4,994	5,000	5,000	5,012
Spain	2,107,127	2,096,592	2,086,123	2,097,304
Sweden	54,420	54,324	53,409	54,324
	8,020,115	**7,928,267**	**7,822,593**	**8,081,057**
Non-EU sovereign and other bonds	**39,089,026**	**38,945,449**	**38,887,398**	**39,238,004**
Total	**47,109,141**	**46,873,716**	**46,709,991**	**47,319,061**

2020 FINANCIAL REPORT

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2020	31.12.2019
Term deposits(*)	44,562,150	28,994,453
On-demand deposits	239,935	238,000
Reverse repos	15,473,559	24,622,226
Other loans and advances to credit institutions	**60,275,644**	**53,854,679**
Other loans and advances to customers	**900,604**	**964,644**
Total other loans and advances	**61,176,248**	**54,819,323**
of which cash and cash equivalents	43,933,323	24,777,898

(*) It includes deposit with Banque Centrale du Luxembourg ('BCL') of EUR 34.6bn in 2020 (2019: EUR 5.5bn).

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2020	31.12.2019
Disbursed portion	103,709,305	320,937,638	424,646,943	427,063,228
Undisbursed loans	32,365,353	81,697,777	114,063,130	112,570,978
Aggregate loans granted	**136,074,658**	**402,635,415**	**538,710,073**	**539,634,206**
Loan instalments receivable	10,900	181,570	192,470	171,517
Loan substitutes portfolio(1)			20,002,619	20,665,498
Aggregate loans including loan substitutes portfolio (Note D.3)			**558,905,162**	**560,471,221**

(1) An amount of nil in 2020 (2019: EUR '000 175,348) was recorded as undisbursed amount.

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2020	2019
At 1 January	479,759	530,174
Release during the year	-95,695	-148,421
Use during the year(1)	-27,833	-31,212
Allowance during the year(2)	307,234	123,213
Foreign exchange adjustment	-15,696	6,005
At 31 December(3)	**647,769**	**479,759**

(1) In 2020, the Group completed a restructuring of one loan operation that was partly provisioned. As a result of that restructuring, an amount of EUR '000 1,317 (2019: EUR '000 7,426 on one loan operation) was used against the existing provision. Additionally, the Group completed a sale transaction of a non-performing loan operation which was fully provisioned. As a result, the loss on the asset sale of EUR '000 25,336 (2019: EUR '000 20,206 on one loan operation) was used against the existing provision. Finally, the Group has written-off the exposure in one loan operation, leading to the use of the existing provision, amounting to EUR '000 1,180 (2019: EUR '000 3,580 on one loan operation).

(2) Following the unfolding of the COVID-19, the Group has performed a qualitative assessment of the pandemic's effect on its loan book. In this context, a vulnerability assessment has been performed at counterparty level, evaluating the sensitivity of relevant exposures to the COVID-19 crisis. Based on the outcome of this analysis, a collective provision has been recognised based on the expected credit losses for the remaining lifetime of the respective loan. As a result of the assessment, the Group recorded a collective provision amounting to EUR '000 74,740 in 2020 (2019: nil).

(3) The value adjustments relate only to disbursed loans including arrears. The Group has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 14,291 (2019: EUR '000 7,189), which is recorded under the caption of "Prepayments and accrued income".

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Spain	84,512,768	78,892,736	5,620,032	15.13%	15.67%
Italy	65,528,892	51,367,761	14,161,131	11.73%	11.28%
France	60,613,744	45,410,283	15,203,461	10.85%	10.27%
Germany	45,362,891	35,302,344	10,060,547	8.12%	7.98%
Poland	42,144,654	34,083,225	8,061,429	7.54%	7.49%
Greece	19,688,027	16,419,499	3,268,528	3.52%	3.35%
Netherlands	16,238,251	12,606,346	3,631,905	2.91%	2.86%
Portugal	15,176,635	13,168,761	2,007,874	2.72%	3.08%
Austria	14,852,411	13,483,746	1,368,665	2.66%	2.64%
Belgium	13,959,082	10,739,448	3,219,634	2.50%	2.48%
Sweden	12,293,918	8,194,799	4,099,119	2.20%	2.06%
Finland	11,035,787	9,178,882	1,856,905	1.98%	2.01%
Hungary	9,670,919	7,880,967	1,789,952	1.73%	1.74%
Ireland	7,352,875	5,958,453	1,394,422	1.32%	1.28%
Czech Republic	6,982,003	5,305,834	1,676,169	1.25%	1.28%
Romania	6,606,901	4,124,166	2,482,735	1.18%	1.20%
Slovakia	4,767,346	3,847,038	920,308	0.85%	0.87%
Croatia	4,429,565	3,149,981	1,279,584	0.79%	0.80%
Slovenia	3,174,658	2,432,265	742,393	0.57%	0.59%
Denmark	3,115,181	2,673,261	441,920	0.56%	0.55%
Lithuania	2,818,421	2,582,517	235,904	0.50%	0.35%
Cyprus	2,730,566	1,930,949	799,617	0.49%	0.48%
Bulgaria	2,239,433	1,920,756	318,677	0.40%	0.40%
Estonia	1,501,170	1,089,681	411,489	0.27%	0.25%
Latvia	1,178,544	691,857	486,687	0.21%	0.21%
Luxembourg	858,312	397,592	460,720	0.15%	0.16%
Malta	462,535	292,468	170,067	0.08%	0.08%
Sub-total	**459,295,489**	**373,125,615**	**86,169,874**	**82.21%**	**81.44%**

2020 FINANCIAL REPORT

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Turkey	11,365,128	10,872,492	492,636		
Serbia	3,181,076	2,272,881	908,195		
Montenegro	697,710	507,963	189,747		
North Macedonia	375,604	278,764	96,840		
Albania	300,499	264,999	35,500		
Sub-total	**15,920,017**	**14,197,099**	**1,722,918**	**2.85%**	**3.29%**

D.3.2.2. African, Caribbean and Pacific ('ACP') states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Senegal	447,746	152,624	295,122		
Madagascar	430,003	253,912	176,091		
Zambia	417,393	108,186	309,207		
Kenya	398,498	166,100	232,398		
Guinea	254,232	59,366	194,866		
Malawi	220,389	52,304	168,085		
Ghana	211,614	29,114	182,500		
Tanzania, United republic of	191,206	67,232	123,974		
Mozambique	181,664	78,440	103,224		
Nigeria	175,000	0	175,000		
Benin	174,872	49,801	125,071		
Lesotho	159,935	77,935	82,000		
Côte d'Ivoire	152,700	58,724	93,976		
Niger	152,370	26,370	126,000		
Dominican Republic	149,984	45,999	103,985		
Regional - Africa	130,000	0	130,000		
Rwanda	125,000	0	125,000		
Uganda	117,040	109,833	7,207		
Burkina Faso	111,024	58,024	53,000		
Angola	100,000	789	99,211		
Mali	92,353	39,203	53,150		
Regional - West Africa	80,449	80,449	0		
Burundi	70,000	36,500	33,500		
Cameroon	66,157	49,787	16,370		
Gambia	65,000	0	65,000		
Liberia	63,230	43,230	20,000		
Fiji	61,120	0	61,120		
Cape Verde	57,801	50,863	6,938		
Papua New Guinea	52,378	8,149	44,229		
Mauritania	42,912	2,912	40,000		
Ethiopia	40,000	15,000	25,000		
Kingdom of Eswatini	39,458	11,593	27,865		
Seychelles	39,084	26,584	12,500		
Congo (Democratic Republic)	31,631	31,631	0		
Sao Tome and Principe	24,500	0	24,500		
Chad	15,000	0	15,000		
Togo	13,575	13,575	0		
Namibia	12,646	12,646	0		
Haiti	12,000	0	12,000		
Mauritius	10,190	10,190	0		
Congo	9,940	9,940	0		
Barbados	9,755	0	9,755		
Regional - Caribbean	8,456	8,456	0		
Belize	7,213	1,019	6,194		
Dominica	2,355	2,355	0		
Botswana	1,105	1,105	0		
Saint Vincent and Grenadines	374	374	0		
Sub-total	**5,229,352**	**1,850,314**	**3,379,038**	**0.94%**	**0.79%**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

D.3.2.3. Asia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
India	2,733,091	1,437,240	1,295,851		
China	2,511,625	1,045,547	1,466,078		
Bangladesh	385,000	123,349	261,651		
Uzbekistan	281,493	0	281,493		
Nepal	277,355	27,432	249,923		
Cambodia	230,064	44,068	185,996		
Viet Nam	215,393	159,893	55,500		
Lao People's Democratic Rep.	173,828	37,529	136,299		
Sri Lanka	166,959	116,959	50,000		
Kazakhstan	124,589	8,290	116,299		
Kyrgyzstan	112,000	30,000	82,000		
Tajikistan	107,546	26,218	81,328		
Mongolia	84,369	59,022	25,347		
Maldives	64,195	28,072	36,123		
Pakistan	50,000	0	50,000		
Sub-total	**7,517,507**	**3,143,619**	**4,373,888**	**1.34%**	**1.30%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Bosnia and Herzegovina	1,990,199	1,160,242	829,957		
Kosovo	143,000	17,000	126,000		
Sub-total	**2,133,199**	**1,177,242**	**955,957**	**0.38%**	**0.30%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Brazil	1,395,019	710,689	684,330		
Ecuador	637,518	373,268	264,250		
Panama	426,231	369,784	56,447		
Nicaragua	399,070	130,288	268,782		
Mexico	262,876	262,876	0		
Argentina	260,730	102,941	157,789		
Regional - Central America	259,889	137,389	122,500		
Peru	200,473	118,980	81,493		
Bolivia	172,927	71,092	101,835		
Paraguay	171,872	102,142	69,730		
Colombia	167,875	0	167,875		
Honduras	72,692	59,855	12,837		
Costa Rica	53,846	53,846	0		
Regional - Latin America	48,896	4,890	44,006		
Sub-total	**4,529,914**	**2,498,040**	**2,031,874**	**0.81%**	**0.83%**

D.3.2.6. European Free Trade Association ('EFTA') Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Norway	1,035,865	1,035,865	0		
Iceland	557,332	557,332	0		
Switzerland	24,719	24,719	0		
Sub-total	**1,617,916**	**1,617,916**	**0**	**0.29%**	**0.31%**

2020 FINANCIAL REPORT

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Egypt	6,804,743	3,466,642	3,338,101		
Morocco	5,142,728	3,375,409	1,767,319		
Tunisia	2,959,667	1,961,829	997,838		
Lebanon	1,399,278	511,172	888,106		
Jordan	946,391	403,414	542,977		
Israel	918,682	801,502	117,180		
Algeria	325,850	325,850	0		
Gaza-West Bank	198,571	73,642	124,929		
Syrian Arab Republic	111,183	111,183	0		
Regional - Mediterranean	111,149	1,630	109,519		
Sub-total	**18,918,242**	**11,032,273**	**7,885,969**	**3.38%**	**3.06%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
New Caledonia	35,556	15,556	20,000		
Sint Maarten	44,228	0	44,228		
French Polynesia	14,985	7,485	7,500		
Sub-total	**94,769**	**23,041**	**71,728**	**0.02%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
Ukraine	5,986,942	1,486,090	4,500,852		
Georgia	1,666,204	728,832	937,372		
Moldova, Republic of	689,527	373,394	316,133		
Belarus	550,000	190,000	360,000		
Armenia	319,495	202,085	117,410		
Russian Federation	60,629	60,629	0		
Azerbaijan	5,027	5,027	0		
Sub-total	**9,277,824**	**3,046,057**	**6,231,767**	**1.66%**	**1.49%**

D.3.2.10. United Kingdom

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
United Kingdom(*)	33,239,326	32,071,209	1,168,117		
Sub-total	**33,239,326**	**32,071,209**	**1,168,117**	**5.95%**	**7.00%**

D.3.2.11. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2020	% of total 2019
South Africa	939,137	867,137	72,000		
Sub-total	**939,137**	**867,137**	**72,000**	**0.17%**	**0.18%**

Total loans for projects outside the Union	**99,417,203**	**71,523,947**	**27,893,256**	**17.79%**	**18.56%**
Total loans 2020(1)	**558,712,692**	**444,649,562**	**114,063,130**	**100.00%**	
Total loans 2019(1)	**560,299,704**	**447,553,378**	**112,746,326**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2020: EUR 192 million, 2019: EUR 172 million).

(*) Comparative figures have been reclassified from European Union in 2019 to United Kingdom, following the exit of the United Kingdom as of 31 January 2020.

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Group is expected to be liable towards the beneficiary. This provision amounts to EUR '000 22,640 as at 31 December 2020 (2019: EUR '000 19,815).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

Note E – Composition of the Group, Shares, other variable-yield securities and participating interests

E.1. Composition of the Group

E.1.1. The European Investment Fund

The European Investment Fund (the 'Fund' or 'EIF') was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg.

The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through:

- the provision of guarantees to financial institutions that cover credits to small and medium sized entities ('SME');
- the acquisition, holding, managing and disposal of equity participations;
- the administration of special resources entrusted by third parties; and
- related activities.

The Bank holds 58.82% (2019: 58.53%) of the subscribed capital of the EIF amounting to EUR 4.5 billion (2019: EUR 4.5 billion).

As a result of the General Meeting's approval of the EIF's capital increase in February 2021, the EIF's authorised capital will be increased from EUR 4.5 billion to EUR 7.4 billion through the issuance of 2,870 new shares; each new share will have a nominal value of EUR 1,000,000.

The issuance of the new shares shall occur through a single subscription round with subscription possible in a single subscription period as detailed following. Each newly authorised share which is subscribed shall be paid-in as to 20% of its nominal value. The remaining 80% can be called upon decision of the EIF General Meeting. The subscription price for any newly authorised shares which are subscribed in the capital increase shall be EUR 435,970.88 corresponding to a new calculation based on the Replacement Share Purchase Undertaking ('RSPU') formula performed on the basis of financial data of the EIF as of 30 September 2020 as reviewed by external auditors and including the paid-in portion of newly issued shares. In line with Article 5 of the EIF Statutes, each shareholder of the EIF shall be entitled to subscribe to a fraction of the increase corresponding to the ratio, which existed between the shares subscribed by that member and the overall number of EIF shares subscribed, before the capital increase. Consequently, the EIB has subscribed to its pro-rata share of 1,689 shares for an amount of approximatively EUR 736 million.

E.2. Shares, other variable-yield securities and participating interests (EUR '000):

	Participating interests	Shares and other variable-yield securities				
	Venture Capital Operations[(1)]	**Venture Capital Operations[(1)]**	**EBRD shares[(2)]**	**Investment funds[(1)]**	**Other equity investments**	**Total[(3)]**
Cost:						
At 1 January 2020	365,150	6,129,416	157,500	2,059,386	266	**8,346,568**
Additions / Transfers	69,368	1,325,858	0	790,233	0	**2,116,091**
Reflows / Terminations	-34,803	-878,954	0	-280,708	-22	**-1,159,684**
At 31 December 2020	**399,715**	**6,576,320**	**157,500**	**2,568,911**	**244**	**9,302,975**
Value adjustments:						
At 1 January 2020	-28,305	-355,177	0	-52,265	0	**-407,442**
Additions	-10,499	-143,554	0	-48,782	0	**-192,336**
Releases	2,277	34,658	0	7,785	0	**42,443**
At 31 December 2020	**-36,527**	**-464,073**	**0**	**-93,262**	**0**	**-557,335**
Net book value:						
At 31 December 2020	**363,188**	**6,112,247**	**157,500**	**2,475,649**	**244**	**8,745,640**
At 31 December 2019	**336,845**	**5,774,239**	**157,500**	**2,007,121**	**266**	**7,939,126**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for venture capital operations EUR '000 4,779,487 (2019: EUR '000 4,754,819);
- for investment funds EUR '000 3,273,437 (2019: EUR '000 3,587,184);

In relation to participating interests:
- for venture capital operations EUR '000 611,372 (2019: EUR '000 657,168).

(2) The amount of EUR '000 157,500 (2019: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2020 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD').
(3) The total amount includes only shares and other variable-yield securities.

As at 31 December 2020, the Bank holds 3.03% of the subscribed capital of the EBRD (2019: 3.03%). Based on the audited 2019 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 540 million (2019: EUR 493 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2019)*	3.03	17,830	1,315	68,201

* The data is based on the most recent audited financial statements of EBRD.

2020 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Note F – Intangible and tangible assets (in EUR ‘000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2020 20,145 397,882 72,126 490,153 43,366 Additions 0 8,217 22,384 30,601 31,684 Disposals 0 0 -23,593 -23,593 -18,411 At 31 December 2020 20,145 406,099 70,917 497,161 56,639 Accumulated depreciation/amortisation: At 1 January 2020 0 -196,550 -46,205 -242,755 -17,711 Depreciation/amortisation 0 -9,792 -19,448 -29,240 -18,010 Disposals 0 0 23,593 23,593 18,361 At 31 December 2020 0 -206,342 -42,060 -248,402 -17,360 Net book value: At 31 December 2020 20,145 199,757 28,857 248,759 39,279 At 31 December 2019 20,145 201,332 25,921 247,398 25,655 The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 63,37 0 (2019: EUR ’000 55,153), which is expected to be completed in 2024. Note G – Other assets and Other liabilities (in EUR ‘000) Other assets 31.12.2020 31.12.2019 Accounts receivable and sundry debtors 18,611 24,325 Guarantee call receivable 12,986 25,633 Advances on salaries and allowances 2,780 2,580 Fair value of derivatives 967 1,638 Commission receivable on guarantees 70 112 Other 1,898 2,438 Total 37,312 56,726 Other liabilities 31.12.2020 31.12.2019 Capital repayable to the UK(*) 3,195,904 0 Optional Supplementary Provident Scheme (Note L) 721,903 643,232 First Loss Piece Contribution 204,070 132,676 Personnel costs payable 100,020 105,707 Accounts payable and sundry creditors 75,598 48,674 Transitory account on loans 43,289 15,105 Fair value of derivatives 36,686 8,094 Deferred income 33,981 37,316 Payable on HIPC initiative(**) 13,596 13,596 Western Balkans infrastructure fund 393 393 Other 24,311 26,531 Total 4,449,751 1,031,324 (*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5bn of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalment due on 15 October 2020 was settled in full. (**) Heavily Indebted Poor Countries (‘HIPC’) initiative (see Note Z).

119

Note H – Subscribed capital, Group own funds and appropriation of prior year's profit

H.1. Consolidated own funds and appropriation of prior year's profit

Statement of movements in consolidated own funds (in EUR '000)	2020	2019
Share capital:		
- Subscribed capital(2) (3)	248,795,607	243,284,155
- Uncalled capital(2) (3)	-226,604,892	-221,585,020
- Called capital	**22,190,715**	**21,699,135**
- Subscribed capital called but not paid(3)	-442,423	0
- Called capital and Subscribed capital called but not paid	**21,748,292**	**21,699,135**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
Additional reserves:		
- Balance at beginning of the year	12,792,307	10,995,618
- Transfer to Called capital: Symmetrical Capital Replacement(2)	-3,495,904	0
- Reserves called but not paid: contribution of Poland and Romania(3)	1,106,917	0
- Appropriation of prior year's profit(1) (4)	1,493,901	1,807,726
- Changes in ownership interests (5)	-9,134	-11,037
- Balance at end of the year	**11,888,087**	**12,792,307**
- Reserves called but not paid(3)	-996,225	0
- Additional reserves and Reserves called but not paid	**10,891,862**	**12,792,307**
Special activities reserve:		
- Balance at beginning of the year	10,777,675	9,626,707
- Appropriation of prior year's profit(1)	959,221	1,150,968
- Balance at end of the year	**11,736,896**	**10,777,675**
General loan reserve:		
- Balance at beginning of the year	2,170,177	2,736,047
- Appropriation of prior year's profit(1)	-34,286	-565,870
- Balance at end of the year	**2,135,891**	**2,170,177**
Profit for the financial year attributable to equity holders of the Bank	**1,749,853**	**2,418,836**
Total consolidated own funds attributable to equity holders of the Bank	**72,591,209**	**74,186,545**

Equity attributable to minority interest (in EUR '000)	2020	2019
- Balance at 1 January	**910,980**	**857,685**
- Movement on reserves	-2,044	18,688
- Dividend paid to minority interest	0	-4,331
- Appropriation of the result of the financial year	23,980	38,938
Total equity attributable to minority interest at 31 December	**932,916**	**910,980**

(1) On 24 April 2020, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2019, which amounted to EUR '000 2,363,586 to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.

(2) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union ("EU") pursuant to Article 50 of the Treaty on European Union ("TEU"). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the "Withdrawal Agreement"), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank ("EIB") and its share of the EIB's subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB's subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB's subscribed capital.

(3) Please refer to Note H.2.

(4) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 55,250 was allocated to the "*Additional reserves attributable to the equity holders of the Bank*".

(5) This balance related to purchases and sales of EIF shares.

H.2. Subscribed capital and reserves, called but not paid

The amount of EUR '000 1,438,648 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* contains receivable from the Member States Poland and Romania following the Asymmetrical Capital Increase on 1 March 2020. The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025.

2020 FINANCIAL REPORT

The instalments due on 31 December 2020 were settled in full.

In EUR '000	31.12.2020	31.12.2019
Subscribed capital called but not paid (Poland and Romania)	442,423	0
Reserves called but not paid (Poland and Romania)	996,225	0
Total	**1,438,648**	**0**

Note I – Prepayments and accrued income and Accruals and deferred income (in EUR '000)

Prepayments and accrued income:	31.12.2020	31.12.2019
Interest and commission receivable	6,930,359	7,638,811
Foreign exchange on currency swap contracts	5,940,603	8,262,158
Deferred borrowing charges	361,691	394,304
Mandates' commission receivable	270,828	208,495
Redemption premiums on swaps receivable(*)	38,380	154,804
Other	2,496	3,037
Total	**13,544,357**	**16,661,609**

Accruals and deferred income:	31.12.2020	31.12.2019
Foreign exchange on currency swap contracts	9,761,152	7,127,931
Interest and commission payable	7,477,145	8,107,194
Deferred borrowing proceeds	1,170,651	686,322
Redemption premiums on swaps payable(*)	372,209	816,284
Deferred income on loans and guarantees	283,893	268,236
Prepaid management fees	223,723	130,088
Interest subsidies received in advance	89,027	101,457
Other	4,983	7,240
Total	**19,382,783**	**17,244,752**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

Note J – Amounts owed to credit institutions and customers (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2020	31.12.2019
Repayable on demand	**4,199,057**	**6,287,270**
- Overnight deposits	4,199,057	6,287,270
With agreed maturity or periods of notice	**12,316,334**	**1,185,511**
- Short-term deposits	1,560	2,761
- Repo with credit institutions	4,314,774	1,182,750
- Borrowings from central banks (1)	8,000,000	0
Total	**16,515,391**	**7,472,781**

(1) This amount represents the Bank's participation in monetary operations with the ECB.

J.2. Amounts owed to customers

	31.12.2020	31.12.2019
Repayable on demand	**1,680,511**	**1,594,508**
- Overnight deposits	2,962	4,013
- European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	398,386	397,313
- Deposit accounts	1,279,163	1,193,182
With agreed maturity or periods of notice	**20,951**	**15,554**
- Short-term deposits	20,951	15,554
Total	**1,701,462**	**1,610,062**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2020 and 31 December 2019, together with the average rates and due dates.

Payable in	Outstanding at 31.12.2020	Average rate 2020(*)	Due dates	Outstanding at 31.12.2019	Average rate 2019(*)
EUR	245,471,198	1.52	2021/2060	242,241,423	1.73
USD	102,980,060	1.79	2021/2058	111,884,458	2.20
GBP	42,714,537	2.41	2021/2054	45,613,342	2.61
AUD	8,097,915	3.33	2021/2042	9,947,726	3.77
SEK	6,625,774	1.51	2021/2040	5,873,569	2.28
PLN	6,417,089	2.15	2021/2029	4,994,362	2.48
NOK	5,092,022	1.80	2021/2037	5,739,674	1.98
CAD	4,251,495	2.24	2021/2045	5,313,621	2.02
CHF	4,089,335	2.01	2021/2036	5,430,993	2.09
ZAR	2,529,078	8.02	2021/2035	2,774,494	8.16
JPY	2,191,824	1.12	2021/2053	3,282,503	1.12
TRY	1,407,381	10.14	2021/2027	2,266,647	8.76
MXN	1,359,375	6.09	2021/2027	1,887,353	5.66
DKK	782,722	0.71	2024/2031	525,216	0.82
CZK	338,599	1.94	2021/2034	347,462	2.45
CNY	298,909	2.50	2022/2023	230,164	2.80
NZD	264,955	2.12	2021/2023	388,435	2.49
HUF	165,436	0.82	2021/2021	272,895	0.22
HKD	131,380	1.56	2021/2022	105,175	2.14
RUB	54,665	5.85	2022/2024	164,388	6.16
RON	0	0	-	37,633	2.87
Total	**435,263,749**			**449,321,533**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2020; EUR 500 million in 2019). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2020 and 2019 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2020	2019
Balance at 1 January	449,322	455,384
Issuances during the year	150,299	141,610
Contractual redemptions	-148,992	-151,818
Early redemptions and buy-backs	-1,168	-1,073
Exchange adjustments	-14,197	5,219
Balance at 31 December	**435,264**	**449,322**

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

2020 FINANCIAL REPORT

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2020	2019
Staff pension plan:		
Provision at 1 January	**2,967,608**	**2,676,508**
Payments made during the year	-84,729	-87,460
Recognition of actuarial losses	217,942	122,809
Annual contributions and interest	214,298	255,751
Sub-total staff pension plan	**3,315,119**	**2,967,608**
Management Committee pension plan:		
Management Committee pension plan	35,510	35,652
Recognition of actuarial losses	3,009	1,913
Annual contributions	2,541	0
Sub-total Management Committee pension plan	**41,060**	**37,565**
Health insurance scheme:		
Provision at 1 January	**403,891**	**366,530**
Payments made during the year	-18,580	-22,254
Recognition of actuarial losses	27,238	11,589
Annual contributions and interest	49,321	48,026
Sub-total health insurance scheme	**461,870**	**403,891**
Total provisions at 31 December	**3,818,049**	**3,409,064**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 722 million (2019: EUR 643 million) is classified under *"Other liabilities"* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 31 December 2020 by an independent actuary using the projected unit credit method based on membership data as at 30 September and cashflows to 31 December. The actuarial valuation was updated as at 31 December 2020, using the prevailing market rates of 31 December 2020 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 0.75% (2019: 1.30%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 26.3 year duration (2019: 23.8 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2019: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2019);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2019: 3.5%);
- a variation in the probable resignation rate between 30% and 0%, decreasing with age (same as 2019);
- a rate of adjustment of pensions of 1.75% per annum (same as 2019);
- use of the ICSLT longevity table 2018 (2019: ICSLT longevity table 2018);
- a medical cost inflation rate of 3.75% per annum (2019: 3.75%); and
- a medical cost profile per age revised in 2020 to reflect past experience as well as the new reimbursement scale in effect on 1 January 2021.

The provisions for these schemes are adjusted when needed (Note A.2.11) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2019, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 4,483,224. EUR '000 3,693,994 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2020. Thus, the net loss recognised in 2020 is EUR '000 248,189.

In 2020, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 5,751,446. EUR '000 4,794,497 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2021 will be EUR '000 329,652.

Note M – Profit for the financial year

The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2020, amounting to EUR '000 1,712,323 will be submitted to the Board of Governors for approval by 23 April 2021. Please refer to the Overview to the Bank's Financial Statements for further details on the proposed Bank surplus for the financial year appropriation.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

Note N – Interest receivable and similar income and Interest payable and similar charges

N.1. Net interest income (in EUR '000)

	2020	2019
Interest receivable and similar income:		
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	270,367	548,378
Loans and advances to credits institutions and customers	6,917,317	7,474,587
Derivatives	10,799,057	16,478,785
Negative interest on interest bearing liabilities	57,650	12,854
Other	4,921	5,280
Total	**18,049,312**	**24,519,884**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-4,828	-8,063
Debts evidenced by certificates	-8,548,961	-10,042,103
Derivatives	-6,038,607	-10,902,103
Negative interest on interest bearing assets	-245,197	-371,024
Other	-143,032	-153,251
Total	**-14,980,625**	**-21,476,544**
Net interest income	**3,068,687**	**3,043,340**

N.2. Geographical analysis of Interest receivable and similar income (in EUR '000)

	2020	2019
EU countries		
Spain	860,839	933,252
Poland	529,331	584,905
France	477,584	522,539
Greece	474,384	501,055
Italy	473,371	566,622
Germany	318,367	325,439
Austria	261,081	272,891
Portugal	215,698	216,107
Netherlands	173,982	172,535
Belgium	170,796	163,252
Hungary	137,575	160,942
Sweden	110,276	128,533
Ireland	87,940	89,693
Romania	76,111	84,679
Slovakia	66,897	65,378
Finland	65,090	71,528
Croatia	52,333	59,335
Slovenia	43,224	45,894
Czech Republic	42,979	69,263
Bulgaria	40,572	42,119
Lithuania	26,359	33,812
Denmark	22,149	26,505
Latvia	14,848	15,077
Cyprus	11,582	12,699
Malta	9,585	9,960
Estonia	4,639	4,165
Luxembourg	2,821	2,887
Total EU countries	**4,770,413**	**5,181,066**
Outside the European Union[*]	2,057,599	2,099,728
Total	**6,828,012**	**7,280,794**
Income not analysed per country[1]	11,221,300	17,239,090
Total interest receivable and similar income	**18,049,312**	**24,519,884**

[*] Comparative figures have been reclassified, from EU countries in 2019 to outside the European Union, following the exit of the United Kingdom as of 31 January 2020.

[1] Income not analysed per country:

	2020	2019
· Revenue from Long Term securities portfolio, loan substitutes and ABS portfolio EIF	168,801	207,986
· Revenue from Securities Liquidity portfolio and Operational portfolio EIF	52,090	83,495
· Revenue from money-market securities	49,458	256,883
· Revenue from other securities	18	14
· Revenue from short-term investments and other operations	146,955	206,647
· Income from derivatives	10,799,057	16,478,785
· Other	4,921	5,280
	11,221,300	**17,239,090**

2020 FINANCIAL REPORT

Note O – Commissions receivable and Commissions payable (in EUR '000)

	2020	2019
Commissions receivable:		
Commissions on guarantees	173,812	146,693
Commissions on Investment Facility - Cotonou	61,215	52,748
Commissions on EFSI	40,987	29,892
Commissions on InnovFin	38,626	16,330
Commissions on Jaspers	30,499	33,538
Commissions on Jeremie/ESIF	12,800	11,999
Commission income on loans	12,020	13,542
Commissions on Jessica	8,348	8,878
Commissions on Connecting Europe Facility	7,927	5,412
Commissions on Neighbourhood Investment Facility	4,395	5,128
Commissions on Yaoundé/Lomé Conventions	1,646	1,888
Commissions on other mandates	92,255	103,427
Total commissions receivable	**484,530**(*)	**429,475**

	2020	2019
Commissions payable:		
Risk remuneration for guarantees received	-302,635	-235,805
Other commissions payable	-25,014	-16,477
Total commissions payable	**-327,649**	**-252,282**

(*) For certain mandates, an updated deferred income mechanism has been established by the Group, affecting current's year revenue recognition of commission income by EUR '000 -13,157 (2019: EUR '000 -11,118).

Note P – Net result on financial operations (in EUR '000)

	2020	2019
Net result on shares and other variable-yield securities(*)	-144,939	100,346
Net result on translation of balance sheet positions	-13,557	3,090
Net result on derivatives	-43,112	6,164
Net result on debt securities portfolios (securities only)	24,800	2,950
Total net result on financial operations	**-176,808**	**112,550**

(*) In 2019, the Group has completed secondary market sales of its participations in three investment funds. As a result of the sales, the Group has recorded an additional gain in 2020 amounting to EUR 000' 510, whereas the gain at exit recorded in 2019 amounted to EUR 000' 102,576.

Note Q – Other operating income (in EUR '000)

	2020	2019
Reversal of previous year's unutilised accruals	3,309	3,209
Rental income	78	91
Other	2,170	2,625
Total	**5,557**	**5,925**

Note R – General administrative expenses (in EUR '000)

	2020	2019
Salaries and allowances(*)	-509,975	-492,631
Welfare contributions and other staff costs	-503,974	-367,586
Staff costs	**-1,013,949**	**-860,217**
Other general administrative expenses	-264,271	-286,971
Total general administrative expenses	**-1,278,220**	**-1,147,188**

(*) Of which the amount for members of the Management Committee is EUR '000 3,113 at 31 December 2020 and EUR '000 2,706 at 31 December 2019.

The number of persons employed by the Group was 4,092 at 31 December 2020 (3,964 at 31 December 2019).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

Note T – Fair value of financial instruments(*)

At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the securities liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2020 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	835	835
Loans and advances to credit institutions and customers, excluding loan substitutes	485,983	527,550
Treasury bills and debt securities portfolios including loan substitutes	44,883	45,457
Shares, other variable-yield securities and participating interests	9,109	13,323
Total financial assets	**540,810**	**587,165**
Financial liabilities:		
Amounts owed to credit institutions and customers	18,217	18,201
Debts evidenced by certificates	435,264	491,720
Total financial liabilities	**453,481**	**509,921**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

At 31 December 2019 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	947	947
Loans and advances to credit institutions and customers, excluding loan substitutes	482,119	515,795
Treasury bills and debt securities portfolios including loan substitutes	46,874	47,425
Shares, other variable-yield securities and participating interests	8,276	11,600
Total financial assets	**538,216**	**575,767**
Financial liabilities:		
Amounts owed to credit institutions and customers	9,083	9,079
Debts evidenced by certificates	449,322	497,376
Total financial liabilities	**458,405**	**506,455**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Group's exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk to both the earnings and the economic value of the Group's investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk;
- Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Group's positions due to adverse movements in currency exchange rates; and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks.

In 2020, most of the staff was teleworking, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions.

U.1. Risk Management Organisation

Each entity within the Group carries out its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund.

Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The high-level principles of the Bank's risk management on a consolidated level are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group's risks and an integrated approach to risk management.

The Group has established a Group Risk Function exercised by the Group Chief Risk Officer ('GCRO'). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management

2020 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Committee under the oversight of the MC member in charge of risk. The GCRO participates in all meetings of the EIB Management Committee relating to matters within his/her terms of reference and relevant meetings of the other EIB governing bodies, and is invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF reports on Group Risk matters to the EIB through the GCRO. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice Guiding Principles, as published by the Bank. Within the Bank, the Risk Management Directorate (‘RM’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Office and provides second opinion on all proposals made which have risk implications. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (’TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Ris k Policy Committee on a regular basis. U.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. Furthermore, the long-term capital sustainability of the Banks strategy is assessed and monitored against these boundaries to ensure that the available capital is adequate to support the current and perspective business and policy objectives. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. The Bank has a framework in place for managing interest rate (IR) risk (gap and cross currency basis risks), as well as FX risk. The Bank monitors and manages on a daily basis its IR & FX positions within the applicable limits. These activities remained unchanged during 2020 notwithstanding the COVID-19 crisis. In addition, when the sanitary crisis started in March 2020, the Bank has put in place a daily monitoring of relevant market indicators in order to be able to promptly react to potential negative market developments. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of currently between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s Interest Rate Risk Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank.

127

2020 FINANCIAL REPORT U.1.2. Risk Management Organisation of the Fund (EIF) The mission of the Fund is to provide access to risk financing for small and mid-size enterprises (‘SME’) finance for start-up, growth and development essentially within the European Union. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investments in well- established funds targeting mid- and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a risk score which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, scores are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision- making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may lead to a review of their internal ratings. This latter process is initiated by RM and reviewed by the front office. The guarantees portfolio is valued according to a mark-to model approach under the relevant accounting principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit or loss. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as debt securities, certificates of deposit and interbank term deposits as well as the derivative and guarantee transactions of the Group. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V).

128

Credit risk is managed in line with the detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the credit guidelines ensure an acceptable degree of diversification in the loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties for derivatives and treasury transactions as well as the contractual framework for each type of transaction.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates.

Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive.

Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Group in case of the counterparty's insolvency.

The quality of the Group's loan portfolio currently remains high as it relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements.

The aggregate amount (outstanding loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives ('AD') framework. At year-end 2020, EIB's Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 203.0% and under EU AD consolidated accounts stood at 205.8% (max. 250% under Article 16.5 of the Statute).

U.2.1. Loans

In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security provided.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2020 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee (*)) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

(*) EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee are geographical or thematic lending frameworks decided by the Board of Governors. Lending under the EIB Own-Risk Facilities and Cotonou Infrastructure Package Guarantee is from the Bank's own resources, where the Bank has either full own risk or bears a residual risk due to credit enhancement.

The table below shows (in EUR million) the signed loans for projects inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and under the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2020	Total 2019
States	0	0	0	0	59,522	**59,522**	**57,489**
Public institutions	31,693	22,893	250	218	86,625	**141,679**	**140,660**
Banks	36,975	21,706	18,910	18,404	31,817	**127,812**	**132,688**
Corporates	9,246	4,000	9,082	35,600	103,920	**161,848**	**163,529**
Total 2020[2][3][4][5]	**77,914**	**48,599**	**28,242**	**54,222**	**281,884**	**490,861**	
Total 2019[2][3][4][5]	**79,692**	**51,207**	**32,595**	**54,736**	**276,136**		**494,366**

(1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 3,408 million as of 31 December 2020 (2019: EUR 3,965 million).

(3) This amount does not include signed loan substitutes (2020: EUR 20,003 million; 2019: EUR 20,665 million).

(4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(5) The Group has signed, in the context of EFSI SME window, a funding line for a total commitment not exceeding EUR 3,300 million. The Group recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk, for which the funding line is expected to be drawn.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

The Group did not record value adjustments in 2020 and 2019 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets upon maturity.

The disbursed exposure of borrowers located in the United Kingdom through the Group's lending activities, including guarantees, amounted to EUR 32.4 billion as at 31 December 2020 (2019: EUR 37.8 billion), while the disbursed exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.0 billion (2019: EUR 1.3 billion). The Group had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2020 nor at the end of December 2019 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.1 billion as at the end of December 2020 (2019: EUR 2.2 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and the risk-sharing operations:

(in EUR million)	**2020**			**2019**		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	33	0	0	39
Belgium	0	0	61	0	0	75
Bulgaria	1,145	0	110	878	300	110
Croatia	662	210	3,158	599	300	3,058
Cyprus	890	222	1,465	931	242	1,423
Czech Republic	1,247	743	0	1,515	453	16
Denmark	0	0	240	0	0	244
Estonia	525	0	99	597	0	106
Finland	6	0	59	11	0	70
France	0	0	2,927	0	0	2,930
Germany	0	0	1,377	0	0	1,395
Greece	7,790	695	9,060	7,640	769	7,978
Hungary	5,990	985	1,118	5,726	1,381	958
Ireland	1,440	225	1,105	1,295	370	1,291
Italy	3,756	1,720	6,516	2,957	1,100	4,543
Latvia	341	400	21	345	400	30
Lithuania	2,170	0	51	1,529	0	53
Luxembourg	300	0	240	300	0	248
Malta	0	72	313	0	72	319
Netherlands	0	0	75	0	0	80
Poland	7,167	1,380	16,562	8,073	540	17,140
Portugal	1,196	400	4,484	1,229	400	4,129
Romania	1,853	1,647	0	1,526	2,130	0
Slovakia	2,299	641	50	1,951	989	50
Slovenia	549	400	1,662	569	400	1,769
Spain	5,110	0	22,278	5,506	400	24,302
Sweden	0	0	52	0	0	45
Non EU–Countries(*)	1,637	3,709	4,798	1,525	2,541	7,291(1)
Total	**46,073**	**13,449**	**77,914**	**44,702**	**12,787**	**79,692**

(*) Comparative figures have been reclassified, from EU countries in 2019 to Non EU-Countries, following the exit of the United Kingdom as of 31 January 2020.

(1) Of which EUR 1,419 million are pledges of EU-Government Bonds on operations inside the EU.

The table below shows (in EUR million) the signed loans for projects outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee):

Secured by:	**31.12.2020**	**31.12.2019**
Member States	4,195	4,267
European Union budget(1)	47,062	44,966
Total(2)(3)	**51,257**	**49,233**

(1) Of which EUR 3,408 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2019: EUR 3,965 million).

(2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(3) Financial guarantees granted by the Group for a total amount of EUR 423.8 million (2019: EUR 462.9 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

2020 FINANCIAL REPORT

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS SIGNED BY GUARANTEE

AGREEMENT	31.12.2020	31.12.2019
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	21	36
Total 75% Member States global guarantee	**21**	**36**
75% Member States guarantee		
- Cotonou partnership agreement	314	355
- Cotonou partnership 2nd agreement	1,302	1,419
- Cotonou Protocol 3 – OR / ACP	2,478	2,396
- Cotonou Protocol 3 – OR / OCT	80	61
Total 75% Member States guarantee	**4,174**	**4,231**
Total Member States guarantee	**4,195**	**4,267**
100% European Union budget guarantee		
- Russia – 100 m – 2001-2005	18	22
- Russia – 500 m – 2004-2007	147	163
Total 100% European Union budget guarantee	**165**	**185**
75% European Union budget guarantee		
- Mediterranean Protocols	0	14
Total 75% European Union budget guarantee	**0**	**14**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	16	20
- Bosnia–Herzegovina – 100m 99/2001	19	25
- Euromed (EIB) – 2 310m – Decision 29.01.97	25	36
- North Macedonia – 150m – 1998/2000	12	16
- CEEC – 3 520m – Decision 29.01.97	120	167
Total 70% European Union budget guarantee	**192**	**264**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-1/2007	98	125
- South Africa – Decision 2/2007-12/2013	311	396
- ALA III – 2 480m –- 2/2000 – 7/2007	100	139
- ALA Decision – 2/2007-12/2013	1,536	1,929
- Euromed II – 6 520m – 2/2000-1/2007	1,246	1,541
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	2,836	3,172
- Turkey special action – 450m – 2001-2006	105	111
- Turkey TERRA – 600m – 11/1999-11/2002	264	282
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	1,983	2,096
- PEV MED 1/2/2007 – 31/12/2013	5,831	6,347
- Pre-Accession – 9 048m – 2007 – 2013	5,529	6,123
- Climate Change Mandate 2011 - 2013	1,163	1,210
- ELM Asia 2014-2020	1,238	1,046
- ELM Central Asia 2014-2020	304	224
- ELM East-Russia 2014-2020	6,876	5,853
- ELM Latin America 2014-2020	2,537	2,192
- ELM MED 2014-2020	8,139	5,847
- ELM Pre-Accession 2014-2020	3,682	3,219
- ELM RSA 2014-2020	440	373
- ELM ERI Private Mandate	1,211	1,077
- ELM ERI Public Mandate	1,276	1,201
Total 65% European Union budget guarantee	**46,705**	**44,503**
Total European Union budget guarantee	**47,062**	**44,966**
Total[(1)]	**51,257**	**49,233**

[(1)] Financial guarantees granted by the Group for a total amount of EUR 423.8 million (2019: EUR 462.9 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 17,943 million (2019: EUR 20,110 million), with the following composition:

As at 31 December 2020	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	Total
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	327	79	0	68	87	0	0	**561**
Aa1 to Aa3	1,044	20	38	917	217	0	0	**2,236**
A1	17	0	0	31	57	0	0	**105**
Below A1	11,683	0	170	1,005	832	0	0	**13,690**
Non-Rated	41	0	0	0	722	0	588	**1,351**
Total	**13,112**	**99**	**208**	**2,021**	**1,915**	**0**	**588**	**17,943**

As at 31 December 2019	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	Total
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	450	5	1	136	303	0	0	**895**
Aa1 to Aa3	1,180	83	30	891	206	0	0	**2,390**
A1	81	0	0	1,121	51	0	0	**1,253**
Below A1	11,683	0	385	1,351	973	0	0	**14,392**
Non-Rated	40	0	0	0	757	0	383	**1,180**
Total	**13,434**	**88**	**416**	**3,499**	**2,290**	**0**	**383**	**20,110**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below:

	2020	2019
Sector		
Transports	129,299	128,786
Global Loans[1]	74,889	81,412
Energy	63,790	64,540
Health, education	35,787	34,512
Miscellaneous infrastructure	30,768	29,425
Industry	28,301	26,501
Water, sewerage	28,061	28,986
Services	18,332	17,491
Telecommunications	11,208	11,750
Agriculture, fisheries, forestry	4,212	3,660
Total [2]	**424,647**	**427,063**

[1] A global loan is a line of credit to an intermediary financing institution or a bank which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.
[2] This amount does not include disbursed loan substitutes (2020: EUR 20,003 million, 2019: EUR 20,490 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are in line with best banking practices and are adopted for all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2020, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 117.1 million (2019: EUR 146.0 million).

The outstanding principal amount related to these arrears is EUR 187.8 million as of 31 December 2020 (2019: EUR 200.0 million). The contracts with these arrears on loans are covered by a loan loss allowance of EUR 136.9 million (2019: EUR 164.9 million).

2020 FINANCIAL REPORT

2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States:

For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2020, these arrears above 90 days amount to EUR 4.0 million (2019: EUR 2.3 million).

2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States:

During 2020, EUR 52.4 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2019 were EUR 54.8 million and nil respectively.

During 2020, EUR 0.7 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded. Corresponding amounts in 2019 were EUR 0.1 million.

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading ('LG') of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the LG of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

As part of its response to the economic effects of the COVID-19 pandemic, the Group has decided to make a number of supportive measures available to its borrowers in certain circumstances, which include, among other things, (i) the temporary easing (including waivers) of financial covenants and other key clauses, (ii) the re-profiling of cash flows by setting new repayment schedules or the temporary standstill of repayment obligations and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The Group is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to borrowers who are temporarily affected by the economic effects of the COVID-19 pandemic but who are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. If, as a result of the assessment, a borrower does not meet these requirements or the Group identifies risks for the long-term sustainability of the borrower's business model, it will consider any other appropriate measures and, if necessary, follow the Group's standard restructuring processes.

Forbearance measures and practices undertaken by the Group during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2020		31.12.2019	
	Performing	Non-Performing	Performing	Non-Performing
Number of contracts subject to forbearance practices	81	64	35	39
Carrying values (incl. interest and amounts in arrears)	4,641	2,489	1,618	1,952
of which being subject to value adjustments	0	1,634	0	1,218
Value adjustments recognised	0	473	0	379
Interest income in respect of forborne contracts	139	70	58	61
Exposures derecognised (following restructuring, write-off or sale of the operation)	0	28	0	28

		Forbearance measures					
(in EUR million)	**31.12.2019**	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other[(2)]	Contractual repayment and termination[(1)]	**31.12.2020**
Public	1,011	0	0	63	1,836	-107	**2,803**
Bank	308	0	0	1	6	-236	**79**
Corporate	2,251	96	227	57	1,971	-354	**4,248**
Total	**3,570**	**96**	**227**	**121**	**3,813**	**-697**	**7,130**

(1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2019 and by termination during the year.

(2) Other includes forbearance measures granted to borrowers temporarily affected by the economic effects of the COVID-19 pandemic with a total carrying value of EUR 3,376 million as at 31 December 2020.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers.

The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and ultimate obligor rating or issue rating where relevant:

Moody's or equivalent rating	Securities portfolio %		Money Market Products %	
	31.12.2020	31.12.2019(*)	**31.12.2020**	31.12.2019
Aaa	**28**	20	**57**	12
Aa1 to Aa3	**31**	36	**17**	34
A1 to A3	**40**	41	**25**	54
Below A3	**1**	3	**1**	0
Total	**100**	**100**	**100**	**100**

(*) The change in the comparatives was done to reflect the Group credit risk reporting methodology.

Collateral on treasury transactions

Collateral received

The treasury transactions include EUR 15,474 million (2019: EUR 24,622 million) of bilateral and tripartite reverse repurchase agreements, out of which for EUR 13,173 million (2019: EUR 18,008 million) the Group received financial collaterals and for EUR 2,301 million (2019: EUR 6,614 million) commodities. Bilateral and tripartite repurchase agreements stood at EUR 4,315 million at 31 December 2020 (2019: EUR 1,183 million). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the financial collateral portfolio at 31 December 2020 is EUR 13,498 million (2019: EUR 18,544 million), with the following classification:

Reverse Repurchase Agreements Financial Collateral (in EUR million)								
At 31 December 2020	Bonds						Cash(*)	
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		**Total**
Aaa	1,453	734	293	4,075	460	226	0	**7,241**
Aa1 to Aa3	2,393	133	123	94	830	0	0	**3,573**
A1	0	0	0	0	0	0	0	**0**
Below A1	1,260	0	66	0	1,356	0	0	**2,682**
Non Rated	0	0	0	0	0	0	2	**2**
Total	**5,106**	**867**	**482**	**4,169**	**2,646**	**226**	**2**	**13,498**

(*) New collateral category starting from 2020

Reverse Repurchase Agreements Financial Collateral (in EUR million)							
At 31 December 2019	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	995	136	267	5,879	1,851	417	**9,545**
Aa1 to Aa3	573	100	277	226	877	0	**2,053**
A1	419	0	44	0	329	0	**792**
Below A1	5,029	0	4	36	913	0	**5,982**
Non Rated	53	0	14	0	105	0	**172**
Total	**7,069**	**236**	**606**	**6,141**	**4,075**	**417**	**18,544**

2020 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Securities deposited In the context of the Eurosystem’s monetary policy operations, the Group deposited securities with the Central Bank of Luxembourg with a market value of EUR 12.1 billion as at 31 December 2020 (2019: EUR 3.1 billion). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 4,315 million as at 31 December 2020 (2019: EUR 1,182 million). U.2.3. Guarantees granted by the Group in respect of loans granted by third parties Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed in line with the detailed internal guidelines approved by the governing bodies. At year-end of 2020, the signed exposure guaranteed by the Group amounted to EUR 22.0 billion (2019: EUR 20.5 billion) out of which there is EUR 12.4 billion (2019: EUR 8.7 billion) of disbursed exposure of the loans guaranteed and provisions on guarantees amount to EUR 22.6 million (2019: EUR 19.8 million). The internal guidelines approved by the governing bodies ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Group and is defined as the volatility in the economic value of, or in the income derived from, the Group’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. Interest rate risk is covered by the risk appetite framework of the Group. The global structural interest rate position is managed according to the level of risk the Group is prepared to take as stated in the risk appetite. Interest rate benchmarks, such as the London InterBank Offered Rate (LIBOR) are widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks. The global transition to alternative interest rate benchmark rates is one of the most challenging reforms to be undertaken in the financial markets which are expected to be finalised by the end of 2021. Under the umbrella of its Assets & Liabilities Committee (ALCO), the Bank has been proactively following the developments in this area since Q1 2018 and is participating in various working groups initiated by central banks. The progress in the implementation of the established workplan has been regularly monitored and discussed at the ALCO, and periodically reported to Bank’s Senior Management. As part of its lending and funding activities, the Bank is mainly exposed to IBOR on Floating Rates Loans granted to customers and bonds issued to fund its activity. Floating rates assets and liabilities are generally reported at amortised cost in the Bank’s Financial Statements. In addition, the Bank uses derivative instruments to micro hedge fixed rates loans and borrowings operations as well as for monitoring its global interest rate and foreign exchange positions. As most of the Bank’s lending activity which is expected to be impacted by the IBOR takes place in EUR, the interest rate reform is not expected to have significant impact on the EIB’s lending activity as long as EURIBOR remains the reference in Euro-area. However, for some of the lending currencies, notably USD and GBP, with the emergence of new RFRs as underlying rate, the Bank expects an impact on these transactions.

135

On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018, with relevant in-house systems adaptation ongoing for new structures. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats.

With respect to its swaps activity, the Bank has executed hedges for RFR-linked borrowings and standalone OIS. The IBOR curves are being adjusted to changes in collateralization performed by clearing houses for EUR and USD, which require adjustment in relevant models.

Similarly to other banks, EIB's exposure to IBORs is material. The potential discontinuation of such benchmarks raises the question of how contracts indexed to them (essentially swaps, loans and bonds) will be affected. In case the market standards do not implement the discontinuation of the various IBORs in a consistent way, this could expose the EIB to basis risks between the various versions of IBORs' successors. The exposure to basis risks is not specific to the Bank and it has been recognised in the IBOR Global Benchmark Transition Report, published by the largest industry associations in June 2018, as one of the biggest challenges in the benchmark reform.

In addition, as already highlighted by the ECB, the banking industry is exposed to the following risks: operational challenges associated with amendments of contracts and introduction of fallback provisions can entail an operational burden, impact on booking infrastructure, adjustments to settlement and payment infrastructures, IT-related restrictions with regard to the valuation and booking of new products based on the reformed reference rates and corresponding valuation methodologies.

In order to manage and coordinate efficiently the risks and the required preparations and developments, the Bank's ALCO set up in February 2018 dedicated transversal working groups on IBORs, involving the numerous Bank's services impacted. A series of initiatives were launched and important developments have been undertaken. In addition, the Bank's business and risks' policies are being updated as necessary in order to reflect changes in business and risk management practises. Finally, regular updates on the progress are provided to the Bank's Senior Management.

U.3.1. Interest rate risk on the Economic Value of the own funds of the Group

The Group's Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing the Group's own funds according to a medium to long term investment profile, implying an own funds duration target within the range of currently 4.5 – 5.5 years.

Apart from the duration target for own funds, the Group's consolidated balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons, which might expose the Group to basis risk. The net residual basis risk positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

In addition to the interest rate risk limits framework that is in place, regular stress testing at Group level is performed based on EBA standardised shock scenarios[1], in order to identify potential adverse consequences of severe changes in interest rates on the own funds of the Group. As of 31 December 2020, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 4.93 billion (2019: EUR 7.88 billion)[2].

Among the financial instruments in the Group's portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level, all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes indexed to Libor/Euribor.

The table hereafter is a summary of the features of the Group's callable portfolio as of 31 December 2020 and 31 December 2019, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2020				
(in EUR million)	**EUR**	**GBP(*)**	**USD**	**Total**
EUR Pay Notional	-2,213	0	-1,606	-3,819
Average maturity date	26.01.2047	-	16.03.2037	03.12.2042
Average expected maturity	25.12.2028	-	28.07.2023	16.09.2026

(*) GBP was nil in 2020.

31.12.2019				
(in EUR million)	**EUR**	**GBP**	**USD**	**Total**
EUR Pay Notional	-2,263	-59	-2,360	-4,682
Average maturity date	21.10.2046	20.06.2022	04.08.2037	08.11.2041
Average expected maturity	25.08.2028	08.01.2021	06.10.2024	06.08.2026

[1] EBA/GL/2018/02.
[2] The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (DBO) as calculated by an actuarial provider.

2020 FINANCIAL REPORT

By risk factor involved:

31.12.2020		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape(*)	
EUR Pay Notional	-452	-3,367	0	-3,819
Average maturity date	04.12.2033	17.02.2044	-	03.12.2042
Average expected maturity	21.12.2027	16.07.2026	-	16.09.2026

(*) Callable curve steepeners were called during 2020.

31.12.2019		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-533	-4,088	-61	-4,682
Average maturity date	21.05.2037	10.08.2042	16.09.2030	08.11.2041
Average expected maturity	20.02.2027	12.08.2026	16.09.2020	06.08.2026

U.3.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2020, the earnings would increase by EUR 83.4 million (2019: EUR 76.4 million) if interest rates were to increase by 100 basis points and decrease by EUR 78.5 million (2019: EUR 82.3 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ''ongoing'' assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated with monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal by deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

U.4. Liquidity and funding risk

Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group's positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions.

Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency.

Liquidity risk management of the Bank

Liquidity risk is managed in order to ensure the regular functioning of the Bank's core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients.

The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank's needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursements typically take place at the borrowers' request.

The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels: indeed the Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

The Group has in place a Contingency Funding Plan ('CFP'), which specifies appropriate decision-making procedures and corresponding responsibilities. The CFP is regularly tested and benchmarked against principles of the Basel Committee for Banking Supervision and other applicable best practice. The CFP is approved annually by the Board of Directors.

Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the liquidity buffer of EIB and EIF.

On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs.

The Bank computes daily the liquidity coverage ratio ('LCR') in line with EU CRR requirements both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2020 the liquidity coverage ratio stood at 366.7% (2019: 483.4%).

The frequency of liquidity ratios calculation, the monitoring of treasury and liquidity limits and the related reporting activities remain unchanged, as before the pandemic outbreak.

Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the Group continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management.

Liquidity risk management of the Fund

Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk.

Liquidity risk measurement

The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Liquidity risk (in EUR million)

Maturity at 31 December 2020	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	7,175	6,782	12,115	6,002	0	**32,074**
Other loans and advances:						
- Current accounts	614	0	0	0	0	**614**
- Credit institutions	55,394	4,882	0	0	0	**60,276**
- Customers	583	318	0	0	0	**901**
	56,591	5,200	0	0	0	**61,791**
Loans:						
- Credit institutions	2,705	13,329	50,439	37,161	6	**103,640**
- Customers	4,872	18,750	105,413	191,428	89	**320,552**
	7,577	32,079	155,852	228,589	95	**424,192**
Debt securities including fixed-income securities	5,818	1,186	2,851	2,954	0	**12,809**
Shares, other variable-yield securities and participating interests	0	0	0	0	9,109	**9,109**
Other assets	442	1,235	3,574	2,244	7,812	**15,307**
Total assets	**78,438**	**46,482**	**174,392**	**239,789**	**17,016**	**556,117**
Liabilities:						
Amounts owed to credit institutions	8,515	8,000	0	0	0	**16,515**
Amounts owed to customers	1,701	0	0	0	0	**1,701**
Debts evidenced by certificates	24,379	49,607	205,107	156,171	0	**435,264**
Capital, reserves, profit and minority interest	0	0	0	0	74,963	**74,963**
Other liabilities	716	1,828	7,404	3,382	14,344	**27,674**
Total liabilities	**35,311**	**59,435**	**212,511**	**159,553**	**89,307**	**556,117**

2020 FINANCIAL REPORT

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2021 – 2023 would amount to EUR 2.3 billion.

Liquidity risk (in EUR million)

Maturity at 31 December 2019	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2019
Assets:						
Cash in hand, balances with central banks and post office banks	947	0	0	0	0	**947**
Treasury bills and other bills eligible for refinancing with central banks	7,118	9,159	11,361	6,799	0	**34,437**
Other loans and advances:						
- Current accounts	544	0	0	0	0	**544**
- Credit institutions	47,073	6,782	0	0	0	**53,855**
- Customers	965	0	0	0	0	**965**
	48,582	6,782	0	0	0	**55,364**
Loans:						
- Credit institutions	3,341	12,123	53,884	40,415	3	**109,766**
- Customers	5,393	20,108	101,149	190,294	45	**316,989**
	8,734	32,231	155,033	230,709	48	**426,755**
Debt securities including fixed-income securities	4,515	2,409	2,436	3,077	0	**12,437**
Shares, other variable-yield securities and participating interests	0	0	0	0	8,276	**8,276**
Other assets	1,092	1,436	4,290	1,657	8,516	**16,991**
Total assets	**70,988**	**52,017**	**173,120**	**242,242**	**16,840**	**555,207**
Liabilities:						
Amounts owed to credit institutions	7,473	0	0	0	0	**7,473**
Amounts owed to customers	1,610	0	0	0	0	**1,610**
Debts evidenced by certificates	31,215	49,549	207,844	160,714	0	**449,322**
Capital, reserves, profit and minority interest	0	0	0	0	75,098	**75,098**
Other liabilities	566	2,425	3,392	1,561	13,760	**21,704**
Total liabilities	**40,864**	**51,974**	**211,236**	**162,275**	**88,858**	**555,207**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

U.5. Foreign exchange rate risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

Foreign exchange position (in EUR million)

Currency at 31 December 2020	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	25,785	623	5,666	0	6,289	**32,074**
Other loans and advances:						
- Current accounts	415	48	34	117	199	**614**
- Credit institutions	50,128	3,672	884	5,592	10,148	**60,276**
- Customers	160	0	0	741	741	**901**
	50,703	3,720	918	6,450	11,088	**61,791**
Loans:						
- Credit institutions	82,737	1,640	11,699	7,564	20,903	**103,640**
- Customers	261,675	30,774	7,737	20,366	58,877	**320,552**
	344,412	32,414	19,436	27,930	79,780	**424,192**
Debt securities including fixed-income securities	3,740	465	1,410	7,194	9,069	**12,809**
Shares, other variable-yield securities and participating interests	7,245	854	699	311	1,864	**9,109**
Other assets	12,208	1,179	1,084	836	3,099	**15,307**
Total assets	**444,928**	**39,255**	**29,213**	**42,721**	**111,189**	**556,117**
Liabilities:						
Amounts owed to credit institutions	16,509	0	6	0	6	**16,515**
Amounts owed to customers	1,428	8	81	184	273	**1,701**
Debts evidenced by certificates:						
- Debt securities in issue	239,351	42,653	102,508	41,111	186,272	**425,623**
- Others	6,118	62	472	2,989	3,523	**9,641**
	245,469	42,715	102,980	44,100	189,795	**435,264**
Capital, reserves, profit and minority interest	74,963	0	0	0	0	**74,963**
Other liabilities	24,039	1,513	1,163	959	3,635	**27,674**
Total liabilities	**362,408**	**44,236**	**104,230**	**45,243**	**193,709**	**556,117**
Off balance sheet currency swaps	**-82,623**	**5,006**	**75,060**	**2,557**	**82,623**	
Net position	**-103**	**25**	**43**	**35**	**103**	

2020 FINANCIAL REPORT

Foreign exchange position (in EUR million)

Currency at 31 December 2019	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2019
Assets:						
Cash in hand, balances with central banks and post office banks	947	0	0	0	0	**947**
Treasury bills and other bills eligible for refinancing with central banks	26,830	3,227	4,380	0	7,607	**34,437**
Other loans and advances:						
- Current accounts	420	33	8	83	124	**544**
- Credit institutions	37,311	2,606	5,139	8,799	16,544	**53,855**
- Customers	375	0	0	590	590	**965**
	38,106	2,639	5,147	9,472	17,258	**55,364**
Loans:						
- Credit institutions	87,637	1,972	12,979	7,178	22,129	**109,766**
- Customers	251,875	35,218	9,430	20,466	65,114	**316,989**
	339,512	37,190	22,409	27,644	87,243	**426,755**
Debt securities including fixed-income securities	4,914	253	1,726	5,544	7,523	**12,437**
Shares, other variable-yield securities and participating interests	6,458	914	626	278	1,818	**8,276**
Other assets	13,277	1,373	1,316	1,025	3,714	**16,991**
Total assets	**430,044**	**45,596**	**35,604**	**43,963**	**125,163**	**555,207**
Liabilities:						
Amounts owed to credit institutions	7,355	0	118	0	118	**7,473**
Amounts owed to customers	1,474	2	58	76	136	**1,610**
Debts evidenced by certificates:						
- Debt securities in issue	233,518	45,599	111,047	45,520	202,166	**435,684**
- Others	8,725	15	838	4,060	4,913	**13,638**
	242,243	45,614	111,885	49,580	207,079	**449,322**
Capital, reserves, profit and minority interest	75,098	0	0	0	0	**75,098**
Other liabilities	17,244	1,912	1,362	1,186	4,460	**21,704**
Total liabilities	**343,414**	**47,528**	**113,423**	**50,842**	**211,793**	**555,207**
Off balance sheet currency swaps	**-86,769**	**2,006**	**77,838**	**6,925**	**86,769**	
Net position	**-139**	**74**	**19**	**46**	**139**	

U.6. Operational Risk

Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, and includes legal risk.

Operational Risk affects all activities of the Group and can manifest itself in various ways including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The Group`s aim is to systematically identify, assess and monitor Operational Risks, and ensure sufficient controls and risk mitigants to keep the Operational Risk exposure at minimum levels in light of the Group's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk functions ('OPR') in the Group, the EIB and the EIF Risk Management, and the Internal Controls and Assertion Division in Financial Control ('FC/-/ICA') at the EIB, are responsible for defining the Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with all the Departments of the Group. The Group organises its Operational Risk management activities in compliance with the relevant and applicable EIB Best Banking Practices ('BBP') and the EIF Best Market Practices ('BMP').

The Group employs an assessment methodology that takes into account all available information such as internal loss history, scenario analysis and the business and control environment, notably through a set of Key Risk Indicators ('KRIs') used to monitor the Operational Risk exposures. Appropriate actions are taken when the risk levels are breached. Specifically, Operational Risk function analyses the significant Operational Risk events that have led or could lead to actual Operational Risk losses and areas of emerging risk.

A new Governance, Risk and Compliance ('GRC') tool is planned to be put in place at the EIB by the end of 2022 to automatize the process of data collection. In the meantime, the Operational Risk function has developed a new, partially automatized event and loss database to address all the BBP requirements for the sound Operational Risk management, which subsequently will be migrated into the new system.

The management of Operational Risk is carried out at all levels within the Group and is the responsibility of all the Departments.

In terms of reporting at the EIB, a Monthly Operational Risk Report is approved by the Group Chief Risk Officer ('GCRO') responsible for overall aspects of managing and monitoring Operational Risk at the Group level and then submitted to the Management Committee ('MC'), the Audit Committee ('AC') and Directors General ('DGs'). In addition, losses/gains above EUR 0.1 million are immediately escalated to the President. At the EIF, the Operational Risk function provides regular reporting to the Audit Board ('AB') and the Senior Management.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to the trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Group's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature (see note V.1.).

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

V.1. Funding and asset liability management ('ALM') derivatives

The derivatives used in the context of funding and ALM hedging activities are:

Currency swaps;
Interest rate swaps; and
Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount (receivable)	34,590	125,732	36,450	26,484	**223,256**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-691	-2,858	2,114	1,612	**177**

Currency swaps at 31 December 2019 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2019**
Notional amount (receivable)	40,347	116,134	39,584	23,675	**219,740**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-197	1,537	1,990	1,248	**4,578**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR -2,548 million as at 31 December 2020 (2019: EUR 1,350 million).

2020 FINANCIAL REPORT

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2020 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2020
Notional amount	61,603	227,767	126,884	122,741	**538,995**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	917	8,021	5,954	89	**14,981**

Interest rate swaps at 31 December 2019 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2019
Notional amount	65,329	215,856	125,751	133,743	**540,679**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	231	5,260	5,683	1,208	**12,382**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -1,237 million as at 31 December 2020 (2019: EUR -803 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2020	2019	**2020**	2019	**2020**	2019
Number of transactions	**131**	138	**1**	1	**164**	264
Notional amount (in EUR million)	**4,421**	5,049	**500**	500	**12,529**	19,770
Fair value (i.e. net discounted value including CVA, DVA and COLVA) (in EUR million)	**801**	681	**30**	17	**-2,479**	-2,627

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 17,498 million as at 31 December 2020 (2019: EUR 21,104 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

| | **Swap collateral** (in EUR million) | | | |
|---|---|---|---|---|
| Moody's equivalent rating | Bonds | | Cash | **Total 2020** |
| | Government | Agency, supranational, covered bonds | | |
| Aaa | 1,526 | 1,007 | 0 | **2,533** |
| Aa1 to Aa3 | 4,439 | 0 | 0 | **4,439** |
| A1 to A3 | 14 | 0 | 0 | **14** |
| Baa1 to Baa3 | 6,310 | 0 | 0 | **6,310** |
| Below Baa3 | 4 | 0 | 0 | **4** |
| Non-Rated | 0 | 0 | 4,198 | **4,198** |
| **Total 2020** | **12,293** | **1,007** | **4,198** | **17,498** |

| | **Swap collateral** (in EUR million) | | | |
|---|---|---|---|---|
| Moody's equivalent rating | Bonds | | Cash | **Total 2019** |
| | Government | Agency, supranational, covered bonds | | |
| Aaa | 1,509 | 2,765 | 0 | **4,274** |
| Aa1 to Aa3 | 4,643 | 0 | 0 | **4,643** |
| A1 to A3 | 674 | 0 | 0 | **674** |
| Baa1 to Baa3 | 4,605 | 0 | 0 | **4,605** |
| Below Baa3 | 621 | 0 | 0 | **621** |
| Non-Rated | 0 | 0 | 6,287 | **6,287** |
| **Total 2019** | **12,052** | **2,765** | **6,287** | **21,104** |

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2020 the current unsecured exposure stood at EUR 1,389 million (EUR 816 million as of 31 December 2019).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2020 the Potential Future Exposure at origin stood at EUR 12,225 million (EUR 10,354 million as of 31 December 2019).

**2020** FINANCIAL REPORT

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

| Grouped ratings | Percentage of nominal | | Current Unsecured Exposure (in EUR million) | | Potential Future Exposure (in EUR million) | |
|---|---|---|---|---|---|---|
| Moody's equivalent rating | 2020 | 2019 | 2020 | 2019 | 2020 | 2019 |
| Aaa | 0.49% | 0.48% | 816 | 448 | 1,434 | 994 |
| Aa1 to Aa3 | 24.34% | 25.47% | 373 | 204 | 2,480 | 2,696 |
| A1 to A3 | 66.87% | 65.94% | 192 | 113 | 7,916 | 6,364 |
| Below A3 | 8.30% | 8.11% | 8 | 51 | 395 | 300 |
| **Total** | **100.00%** | **100.00%** | **1,389** | **816** | **12,225** | **10,354** |

### V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 22,375 million at 31 December 2020 against EUR 35,633 million at 31 December 2019. The fair value of these contracts was EUR -107 million at 31 December 2020 (2019: EUR 445 million).

The notional amount of short-term currency forwards was EUR 551 million at 31 December 2020 (2019: EUR 528 million). The fair value of these contracts was EUR 17 million at 31 December 2020 (2019: EUR -37 million).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

## Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2020 and 2019:

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Non-euro currencies of EU member states** | | |
| Bulgarian Lev (BGN) | 1.9558 | 1.9558 |
| Czech Koruna (CZK) | 26.2420 | 25.4080 |
| Danish Krone (DKK) | 7.4409 | 7.4715 |
| Croatian Kuna (HRK) | 7.5519 | 7.4395 |
| Hungarian Forint (HUF) | 363.8900 | 330.5300 |
| Polish Zloty (PLN) | 4.5597 | 4.2568 |
| Romanian Leu (RON) | 4.8683 | 4.7830 |
| Swedish Krona (SEK) | 10.0343 | 10.4468 |
| **Non-EU currencies** | | |
| Australian Dollar (AUD) | 1.5896 | 1.5995 |
| Azerbaijani Manat (AZN) | 2.0758 | 1.9004 |
| Canadian Dollar (CAD) | 1.5633 | 1.4598 |
| Swiss Franc (CHF) | 1.0802 | 1.0854 |
| Chinese Renminbi (CNY) | 8.0225 | 7.8205 |
| Dominican Peso (DOP) | 71.2661 | 59.3644 |
| Egyptian Pound (EGP) | 19.2469 | 17.9584 |
| Ethiopian Birr (ETB) | 48.0400 | 35.6810 |
| Pound Sterling (GBP) | 0.8990 | 0.8508 |
| Georgian Lari (GEL) | 4.0070 | 3.1927 |
| Hong Kong Dollar (HKD) | 9.5142 | 8.7473 |
| Iceland Krona (ISK) | 156.1000 | 135.8000 |
| Japanese Yen (JPY) | 126.4900 | 121.9400 |
| Kenyan Shilling (KES) | 133.8000 | 113.6300 |
| Kazakhstani Tenge (KZT) | 516.7300 | 429.7200 |
| Moroccan Dirham (MAD) | 10.9017 | 10.7263 |
| Moldovan Leu (MDL) | 20.9200 | 19.2000 |
| Mexican Peso (MXN) | 24.4160 | 21.2202 |
| Norwegian Krone (NOK) | 10.4703 | 9.8638 |
| New Zealand Dollar (NZD) | 1.6984 | 1.6653 |
| Serbian Dinars (RSD) | 117.5300 | 117.4700 |
| Russian Ruble (RUB) | 91.4671 | 69.9563 |
| Tunisia Dinar (TND) | 3.2919 | 3.1122 |
| Turkish Lira (TRY) | 9.1131 | 6.6843 |
| Taiwan Dollar (TWD) | 34.4399 | 33.5463 |
| Ukraine Hryvnia (UAH) | 34.7156 | 26.5849 |
| United States Dollar (USD) | 1.2271 | 1.1234 |
| Central African CFA Franc (XAF) | 655.9570 | 655.9570 |
| West African CFA Franc (XOF) | 655.9570 | 655.9570 |
| South African Rand (ZAR) | 18.0219 | 15.7773 |

2020 FINANCIAL REPORT

## Note X – Related party transactions

### X.1. Participating interest

The amounts included in the consolidated financial statements concerning participating interests are disclosed as follows:

| (in EUR´ 000) | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Participating interests | 363,188 | 336,845 |
| Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests | -8,226 | -636 |
| Participating interests - uncalled | 611,372 | 657,168 |

### X.2. Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

| (in EUR '000) | 2020 | 2019 |
|---|---|---|
| Short-term benefits[1] | 9,404 | 9,574 |
| Post-employment benefits[2] | 962 | 915 |
| Termination benefits[3] | 552 | -1,504 |
| **Total** | **10,918** | **8,985** |

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.
[2] Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.
[3] For the year 2019, a net income is reported due to the fact that the Group recorded a release of Termination benefits accruals related to prior years. The benefits expensed for the year 2019 amount to EUR '000 744.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2020 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

| (in EUR '000) | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Pension plans and health insurance (Note L) | 61,952 | 60,727 |
| Other liabilities (Note G) | 16,508 | 16,095 |

## Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated Financial Statements as at 31 December 2020.
In the context of the COVID-19 pandemic, the Group continues to monitor the situation closely notably as part of the subsequent event review. In that respect, it is considered that there have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2020.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES

2020 FINANCIAL REPORT Note Z – Management of third party funds Z.1. Investment Facility Cotonou The Investment Facility, which is managed by the EIB, has been established under the Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.5. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs”) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. Z.6. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission, which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.7. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG.

148

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Z.8. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.9. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.10. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. Z.11. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.12. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. Z.13. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.14. NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Z.15. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. Z.16. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece.

149

2020 FINANCIAL REPORT Z.17. REG This corresponds to two regional mandates, Smart Finance for Smart Buildings (‘SFSB’) Malta and Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Smart Finance for Smart Buildings Programme (‘SFSB’), a joint initiative between the European Commission and the EIB Group that aims at fostering investment in energy efficient measures related to buildings for both households and businesses. However, due to the Maltese market size, the scope of the mandate could be enlarged to energy efficiency measures not strictly related to buildings and, therefore, beyond the focus of the SFSB. Z.18. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for the PPF. Z.19. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee, which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. Z.20. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.21. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries, which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.22. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.23. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria.

150

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Z.24. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. Z.25. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.26. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.27. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. Z.28. German Corona Matching Facility (CMF) The German Government, as part of its COVID-19 crisis measures for the German economy, aims to provide automatic and standardised pari- passu co-investments to VC funds for all German portfolio companies in all financing rounds until, for the time being, 31 December 2020. Z.29. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.30. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.31. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.32. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE.

151

2020 FINANCIAL REPORT Z.33. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. Z.34. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.35. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.36. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.37. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.38. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrume nt for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro- enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.39. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.40. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window.

152

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Z.41. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. Z.42. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.43. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.44. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. Z.45. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure, which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.46. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. Z.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.48. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey.

153

2020 FINANCIAL REPORT Z.49. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Z.50. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. Z.51. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.52. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. Z.53. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. Z.54. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. Z.55. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.56. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. Z.57. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. Z.58. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC.

154

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Z.59. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long- term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. Z.60. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.61. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.62. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. Z.63. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. Z.64. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.65. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. Based on the closure letter from the EC dated 30 July 2020, the EC-EIB HIPC Management Agreement was terminated as of 31 August 2020. The EIB prepared the last financial statements for the Initiative as of 31 August 2020.

155

# Statement of Special Section[1]

as at 31 December 2020 and 31 December 2019 (in EUR '000)

| ASSETS | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Mediterranean Countries** | | |
| *From resources of the European Union* | | |
| Disbursed loans outstanding | 8,333 | 13,073 |
| Risk capital operations | | |
| - amounts to be disbursed | 21,747 | 21,614 |
| - amounts disbursed | 30,465 | 32,978 |
| | **52,212** | **54,592** |
| **Total[2]** | **60,545** | **67,665** |
| **African, Caribbean and Pacific State and Overseas Countries and Territories** | | |
| *From resources of the European Union* | | |
| · Yaoundé Conventions | | |
| Loans disbursed | 0 | 71 |
| Operations from risk capital resources | | |
| - amounts disbursed | 419 | 419 |
| **Total[3]** | **419** | **490** |
| · Lomé Conventions | | |
| Operations from risk capital resources | | |
| - amounts disbursed | 121,821 | 135,357 |
| **Total[4]** | **121,821** | **135,357** |
| **Total** | **182,785** | **203,512** |

| LIABILITIES | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Funds under trust management** | | |
| *Under mandate from the European Union* | | |
| - Financial Protocols with the Mediterranean Countries | 38,798 | 46,051 |
| - Yaoundé Conventions | 419 | 490 |
| - Lomé Conventions | 121,821 | 135,357 |
| **Total funds under trust management** | **161,038** | **181,898** |
| **Funds to be disbursed** | | |
| On loans and risk capital operations in the Mediterranean countries | 21,747 | 21,614 |
| **Total funds to be disbursed** | **21,747** | **21,614** |
| **Total** | **182,785** | **203,512** |

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2020 EUR '000 232,416 (2019: EUR '000 256,081).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2020 EUR '000 35,417 (2019: EUR '000 41,578).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2020 (2019: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2020 (2019: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

2020 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 56,989 cancellations 178,046 repayments 544,877 -779,912 60,545 Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interests 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 149,258 -152,568 419 Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 741,842 repayments 2,326,706 exchange adjustments 56,278 -3,124,826 121,821

157

2020 FINANCIAL REPORT REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2020, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2020, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated financial statements of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF are further described in the « Responsibilities of “Réviseur d’Entreprises agréé” for the audit of the consolidated financial statements » section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg INDEPENDENT AUDITOR'S REPORT

158

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 1. Value adjustments of loans to customers and credit institutions Description As at 31 December 2020, the Group reports loans accounted for at cost of EUR 424,839 million (31 December 2019: EUR 427,235 million) representing 76% of total assets (31 December 2019: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 573 million (31 December 2019: EUR 480 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the Covid-19 pandemic has resulted in unprecedented economic conditions that vary across countries and industry sectors. The uncertainty caused by the pandemic increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loan value adjustments are detailed in note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in note A.2.7.1 and the detail of specific value adjustments in note D.2. The loans accounted for at cost are disclosed in note D.1 to the consolidated financial statements as well as the accounting policy for the loans in note A.2.7.1. How our audit addressed the area of focus Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the Covid-19 pandemic was considered both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Group as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals. We assessed the disclosures in the consolidated financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards.

159

2020 FINANCIAL REPORT Other information The Management is responsible for the other information. The other information comprises the information included in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, but does not include the consolidated financial statements and our report of the “Réviseur d’Entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Responsibilities of the Réviseur d’Entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “Réviseur d’Entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

160

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Luxembourg, 11 March, 2021 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon

161

2020 FINANCIAL REPORT The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2020 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, – Financial Control, – Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2020 adopted by the Board of Directors on 11 March 2021, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, STATEMENT BY THE AUDIT COMMITTEE

162

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2020, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2020, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 11 March 2021 The Audit Committee L. BALOGH A. LINARTAS C. TRIANTOPOULOS P. KRIER N.FERNANDES J. SUTHERLAND B. DEVILLON-COHEN V. IUGA

163

164

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS as at 31 December 2020
165

2020 FINANCIAL REPORT Consolidated balance sheet as at 31 December 2020 (in EUR ’000) Assets 31.12.2020 31.12.2019 1. Cash in hand, balances with central banks and post office banks (Note B.1) 835,163 947,155 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 32,194,810 34,569,333 3. Loans and advances to credit institutions a) repayable on demand 613,764 544,317 b) other loans and advances (Note C) 60,268,922 53,854,954 c) loans (Note D.1) 106,066,078 111,858,695 d) impairment on loans and advances, net of reversals (Note D.2) -125,922 -159,046 166,822,842 166,098,920 4. Loans and advances to customers a) other loans and advances (Note C) 900,604 964,239 b) loans (Note D.1) 344,965,282 339,352,049 c) impairment on loans and advances, net of reversals (Note D.2) -482,180 -597,140 345,383,706 339,719,148 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,200,497 3,921,585 b) issued by other borrowers 7,720,588 8,598,121 12,921,085 12,519,706 6. Shares and other variable-yield securities (Note B.3) 13,323,450 11,599,562 7. Derivative assets (Note Q) 53,285,964 49,788,848 8. Property, furniture and equipment (Note E) 371,854 403,863 9. Intangible assets (Note E) 39,279 25,655 10. Other assets (Note G.1) 81,132 82,267 11. Subscribed capital and reserves, called but not paid (Note W.1) 1,454,535 0 12. Prepayments 319,762 261,206 13. Assets held for sale 11,000 0 Total assets 627,044,582 616,015,663 The accompanying notes form an integral part of these consolidated financial statements

166

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Consolidated balance sheet (continued) as at 31 December 2020 (in EUR ’000) Liabilities and equity 31.12.2020 31.12.2019 Liabilities 1. Amounts owed to credit institutions (Note H.1) a) repayable on demand 4,197,199 6,284,469 b) with agreed maturity or periods of notice 12,302,079 1,184,732 16,499,278 7,469,201 2. Amounts owed to customers (Note H.2) a) repayable on demand 1,680,511 1,594,508 b) with agreed maturity or periods of notice 20,951 15,540 1,701,462 1,610,048 3. Debts evidenced by certificates (Note I) a) debt securities in issue 471,636,014 476,380,419 b) others 13,260,959 16,946,697 484,896,973 493,327,116 4. Derivative liabilities (Note Q) 38,355,226 32,525,648 5. Other liabilities (Note G.2) 5,487,842 2,098,163 6. Deferred income (Note F) 434,583 373,072 7. Provisions a) pension plans and health insurance scheme (Note J) 9,569,495 7,892,289 b) provisions for guarantees issued and commitments (Note D) 61,084 74,091 9,630,579 7,966,380 Total liabilities 557,005,943 545,369,628 Equity 8. Capital (Note W) a) subscribed 248,795,607 243,284,155 b) uncalled -226,604,892 -221,585,020 22,190,715 21,699,135 9. Consolidated reserves a) reserve fund 24,328,415 24,328,415 b) additional reserves 6,486,767 8,000,597 c) fair value reserve 522,532 712,446 d) special activities reserve 11,736,896 10,777,675 e) general loan reserve 2,135,891 2,170,177 45,210,501 45,989,310 10. Profit for the financial year (Note K) 2,637,423 2,957,590 Total equity attributable to the equity holders of the Bank 70,038,639 70,646,035 Total equity 70,038,639 70,646,035 Total liabilities and equity 627,044,582 616,015,663 The accompanying notes form an integral part of these consolidated financial statements.

167

2020 FINANCIAL REPORT Consolidated income statement for the year ended 31 December 2020 (in EUR ‘000) 2020 2019 1. Interest and similar income (Note L)(1) 17,823,932 24,469,730 2. Interest expense and similar charges (Note L) -14,901,098 -21,550,415 3. Income from shares and other variable-yield securities 275,473 278,533 4. Fee and commission income (Note O) 497,687 440,593 5. Fee and commission expense (Note O) -327,649 -252,282 6. Result on financial operations (Note M)(2) 649,410 701,493 7. Other operating income (Note N) 5,557 5,925 8. Change in impairment on loans and advances and provisions for guarantees, net of reversals (Notes D.2, D.4) -26,464 95,472 9. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals 835 -1,193 10. General administrative expenses (Notes J, P) a) staff costs (Note J) -1,049,435 -899,305 b) other administrative expenses -223,575 -247,821 -1,273,010 -1,147,126 11. Depreciation and amortisation: property, furniture and equipment and intangible assets (Note E) a) property, furniture and equipment -69,240 -67,543 b) intangible assets -18,010 -15,597 -87,250 -83,140 12. Profit for the financial year 2,637,423 2,957,590 Attributable to: Non-controlling interests 0 0 Equity holders of the Bank 2,637,423 2,957,590 (1) For the year ended 31 December 2020, Interests and similar income included EUR '000 6,260,630 (2019: EUR '000 7,390,859) calculated on assets held at amortised cost based on effective interest method. (2) For the year ended 31 December 2020, Result on financial operations included EUR '000 6,610 (2019: EUR '000 8,327) net gains resulting from the derecognition of financial assets measured at amortised cost. The accompanying notes form an integral part of these consolidated financial statements.

168

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2020 (in EUR ’000) 2020 2019 Profit for the financial year 2,637,423 2,957,590 Other comprehensive income/loss Items that will never be reclassified to profit or loss: Remeasurements of defined benefit liability (Note J) -1,157,082 -1,736,097 Changes in fair value attributable to change in the own credit risk of financial liabilities designated at the FVO - fair value reserve (Note R) -109,852 -215,857 Net gains / losses on investment in equity instruments designated at FVOCI (Note B.3) 22,122 3,163 Items that are or may be reclassified to profit or loss: Changes in fair value attributable to the currency basis spread of hedging derivatives - fair value reserve (Note Q) -102,184 153,190 Total other comprehensive income/loss -1,346,996 -1,795,601 Total comprehensive income/loss 1,290,427 1,161,989 Attributable to: Non-controlling interests 0 0 Equity holders of the Bank 1,290,427 1,161,989 The accompanying notes form an integral part of these consolidated financial statements.

169

2020 FINANCIAL REPORT Consolidated statement of changes in equity for the year ended 31 December 2020 (in EUR ’000) Subscribed capital Uncalled capital Reserve Fund Additional reserves Fair value reserve Special activities reserve General loan reserve Result of the year before appropriation Total Total consolidated equity Balance at 1 January 2019 243,284,155 -221,585,020 24,328,415 6 ,964,454 771,949 9,626,707 2,736,047 3,360,347 69,487,054 69,48 7,054 Comprehensive income Profit/Loss for the financial year 0 0 0 0 0 0 0 2,957,590 2,95 7,590 2,957,590 Other comprehensive income 0 0 0 -1,736,097 -59,504 0 0 0 -1,79 5,601 -1,795,601 Total comprehensive income 0 0 0 -1,736,097 -59,504 0 0 2,957 ,590 1,161,989 1,161,989 Appropriation of prior year’s result 0 0 0 2,775,249 0 1,150,9 68 -565,870 -3,360,347 0 0 Other 0 0 0 -3,009 1 0 0 0 -3,008 -3,008 Total transactions with owners of the Group 0 0 0 0 0 0 0 0 0 0 Balance at 31 December 2019 243,284,155 -221,585,020 24,328,415 8,000,597 712,446 10,777,675 2,170,177 2,957,590 70,646,035 70 ,646,035 Comprehensive income Profit/Loss for the financial year 0 0 0 0 0 0 0 2,637,423 2,63 7,423 2,637,423 Other comprehensive income 0 0 0 -1,157,082 -189,914 0 0 0 -1,3 46,996 -1,346,996 Total comprehensive income 0 0 0 -1,157,082 -189,914 0 0 2,63 7,423 1,290,427 1,290,427 Appropriation of prior year’s result 0 0 0 2,032,655 0 959,221 -34,286 -2,957,590 0 0 Other 0 0 0 -416 0 0 0 0 -416 -416 Transactions with owners of the Group Capital to be paid to the UK as from 1 February 2020(*) -39,195,022 35,699,118 0 0 0 0 0 0 -3,495,904 -3,495,904 Symmetrical Capital Replacements as of 1 March 2020(*) 39,195,022 -35,699,118 0 -3,495,904 0 0 0 0 0 0 Asymmetrical Capital Increase for Poland and Romania as of 1 March 2020 (*) 5,511,452 -5,019,872 0 1,106,917 0 0 0 0 1,598,497 1,598,497 Total transactions with owners of the Group 5,511,452 -5,019,872 0 -2,388,987 0 0 0 0 -1,897,407 -1,897,407 Balance at 31 December 2020 248,795,607 -226,604,892 24,328,415 6,486,767 522,532 11,736,896 2,135,891 2,637,423 70,038,639 70 ,038,639 (*) see Note A.1.3 The accompanying notes form an integral part of these consolida ted financial statements.

170

# Consolidated cash flow statement

for the year ended 31 December 2020 (in EUR '000)

| | 2020 | 2019 |
|---|---|---|
| **A. Cash flows from operating activities:** | | |
| **Profit for the financial year** | **2,637,423** | **2,957,590** |
| Adjustments for: | | |
| Change in impairment on loans and advances and provisions for guarantees (Notes D.2, D.4) | 26,464 | -95,472 |
| Depreciation and amortisation on property, furniture and equipment and intangible assets, and write-off (Note E) | 87,300 | 83,870 |
| Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities | -835 | 1,193 |
| Change in fair value adjustment of debt securities | -82,783 | -135,173 |
| IFRS adjustments on loans and associated swaps (Note M.1) | -36,174 | -2,233 |
| IFRS adjustments on borrowings and associated swaps (Note M.1) | -267,844 | -129,812 |
| IFRS adjustments on other derivatives (Note M.1) | 540,944 | 579,069 |
| Net interest income (Note L.1) | -2,922,834 | -2,919,315 |
| Effect of exchange rate changes | 10,530 | -1,615 |
| **Profit/Loss on operating activities** | **-7,809** | **338,102** |
| Disbursements of loans and advances to credit institutions and customers | -51,605,321 | -40,819,872 |
| Repayments of loans and advances to credit institutions and customers | 48,874,685 | 46,502,444 |
| Change in other loans and advances | 12,798,500 | -12,939,990 |
| Change in deposits with central banks (Note B.1) | 1,621 | 30,808 |
| Change in treasury operational portfolios | 593,177 | 6,134,232 |
| Change in amounts owed to credit institutions and customers (Note H) | 9,134,010 | 3,064,416 |
| Change in provisions for pension plans and health insurance scheme | 602,440 | 550,344 |
| Change in provisions for guarantees issued and commitments (Note D.4) | 2,825 | -10,199 |
| Change in interest accrued on cash and cash equivalents | 30,054 | 22,554 |
| Change in other assets and other liabilities | -64,392 | 188,761 |
| Interest received | 14,298,798 | 22,872,120 |
| Interest paid | -14,262,269 | -20,379,662 |
| **Net cash used from/(used in) operating activities** | **20,396,319** | **5,554,058** |
| **B. Cash flows from investing activities:** | | |
| Securities in Long Term Hedge Portfolio purchased during the year | 0 | -720,000 |
| Securities from Long Term Hedge Portfolio matured during the year | 61,000 | 139,600 |
| Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios | -3,109,456 | -3,889,925 |
| Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios | 3,307,500 | 3,830,869 |
| Additions on shares and other variable-yield securities (Note B.3) | -2,185,459 | -2,350,011 |
| Reflows on shares and other variable-yield securities (Note B.3) | 1,194,465 | 680,031 |
| Purchase of property, furniture and equipment and intangible assets (Note E) | -62,285 | -37,999 |
| **Net cash used from/(used in) investing activities** | **-794,235** | **-2,347,435** |
| **C. Cash flows from financing activities:** | | |
| Issuance of debts evidenced by certificates | 150,299,236 | 141,610,413 |
| Redemption of debts evidenced by certificates | -150,160,396 | -152,891,158 |
| Member States' contribution | 159,850 | 0 |
| Purchase of EIF shares | -13,267 | 0 |
| Sale of EIF shares | 7,510 | 2,201 |
| Dividend paid to non-controlling interests | 0 | -4,331 |
| Payment of lease liabilities | -40,697 | -39,150 |
| **Net cash used from/(used in) financing activities** | **252,236** | **-11,322,025** |
| **Summary statement of cash flows:** | | |
| **Cash and cash equivalents at beginning of financial year** | **29,709,759** | **37,246,503** |
| Net cash from: | | |
| Operating activities | 20,396,319 | 5,554,058 |
| Investing activities | -794,235 | -2,347,435 |
| Financing activities | 252,236 | -11,322,025 |
| Effect of exchange rate changes on cash held | -1,489,426 | 578,658 |
| **Cash and cash equivalents at end of financial year** | **48,074,653** | **29,709,759** |
| **Cash and cash equivalents are composed of:** | | |
| Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) | 725,794 | 836,165 |
| Money market securities (Note B.2) | 2,801,772 | 3,551,379 |
| Loans and advances to credit institutions and customers: | | |
| Repayable on demand | 613,764 | 544,317 |
| Other loans and advances (Note C) | 43,933,323 | 24,777,898 |
| | **48,074,653** | **29,709,759** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

2020 FINANCIAL REPORT Consolidated cash flow statement (continued) for the year ended 31 December 2020 (in EUR ‘000) Non-cash changes (in EUR '000) 2019 Cash flows Exchange adjustments Fair value adjustment and accrued interest on financial liabilities Other changes 2020 Long-term borrowings 482,229,122 -66,087 -13,185,535 5,627,641 0 474,605,141 Lease liability 156,512 -40,697 1,398 431 6,631 124,275 Short-term borrowings 11,097,994 204,927 -1,011,089 0 0 10,291,832 Total liabilities from financing activities 493,483,628 98,143 -14,195,226 5,628,072 6,631 485,021,248 The accompanying notes form an integral part of these consolidated financial statements.

172

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2020 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. The Bank and its subsidiary is defined as the ‘Group’. The subsidiary held by the Bank is disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared on a going concern basis and in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 11 March 2021 and authorised their submission to the Board of Governors for approval by 23 April 2021. A.1.2. Basis of measurement The consolidated financial statements have been prepared on an amortised cost basis, except for derivative financial instruments, financial assets at fair value through other comprehensive income, financial assets and liabilities designated at fair value through profit or loss, financial instruments mandatorily measured at fair value through profit or loss and financial guarantees, which have been measured at the higher of the amount initially recognised less amortisation (when appropriate) under IFRS 15 and the loss allowance determined in accordance with IFRS 9. The receiver leg is measured at fair value through profit or loss by discounting the future cash flows according to IFRS 9. The amortised cost (‘AC’) of financial assets and financial liabilities, designated as hedged items in qualifying fair value hedging relationships, are adjusted for hedging gains or losses. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the ‘Withdrawal Agreement’), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments.

173

2020 FINANCIAL REPORT Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2020, the EIB’s pre-withdrawal exposure amounts to EUR 573,420 million, whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, as well as the preparations for such withdrawal had no material impact on the consolidated financial statements of the EIB as of 31 December 2020, and for the year then ended except the aforementioned impacts on the Bank’s own funds. A.2. Significant accounting judgments and estimates In preparing the consolidated Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial instruments recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives (Note A.4.6). Impairment losses on financial instruments The expected credit loss (‘ECL’) measurement requires management to apply significant judgments, in particular, the assessment of a significant increase in credit risk since initial recognition, the incorporation of forward looking information and further the estimation of the amount and timing of future cash flows and collateral values when determining impairment losses. These estimates are driven by a number of factors, which can result in significant changes in the timing and amount of allowance for credit loss to be recognized (Note A.4.4); relevant assumptions on the effects on impairment resulting from COVID – 19 are detailed in Note A.4.4 and Note S. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: x recent arm’s length market transactions; x current fair value of another instrument that is substantially the same; x the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or x other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data (Note A.4.6). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (Note A.4.14).

174

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘EIF’), in which it holds an interest, are controlled by the Group at the end of the year based on its aggregate economic interests in the individual entities (comprising any carried interests and expected management fees) and the rights to remove the decision making body. In all cases, based on the assessment of the aforementioned factors, the Group is not able to control individually either the General Partner or the Fund Manager or the Management Board which have sole responsibility for the management and control of the activities and affairs of the investees and have the power and authority to do whatever necessary to carry out the purpose and objectives of the investees (Note B.4). A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards: Standards adopted The following interpretations, as well as the amendments to and revision of existing standards, became effective for the Group’s consolidated financial statements as of 1 January 2020: Interest Rate Benchmark Reform Phase 1 - Amendments to IFRS 9, IAS 39 and IFRS 7 In September 2019, the IASB issued amendments to IFRS 9, IAS 39 and IFRS 7, which provide temporary reliefs that would enable hedge accounting to continue during the period of uncertainty before the replacement of an existing interest rate benchmark with an alternative nearly risk-free interest rate (a RFR). The amendments to IFRS 9 include a number of reliefs, which apply to all hedging relationships that are directly affected by the interest rate benchmark reform. The first three reliefs provide for: x The assessment of whether a forecast transaction (or component thereof) is highly probable; x Assessing when to reclassify the amount in the cash flow hedge reserve to profit and loss; x The assessment of the economic relationship between the hedged item and the hedging instrument. For each of these reliefs, it is assumed that the benchmark on which the hedged cash flows are based are not altered as a result of the IBOR reform. The fourth relief provides that a non-contractually specified risk component only needs to be separately identifiable need at initial hedge designation and not on ongoing basis. Application of the reliefs is mandatory and the reliefs continue indefinitely in the absence of any of the events described in the amendments. The amendments also introduce specific disclosure requirements for hedging relationships to which the reliefs are applied. The amendments must be applied retrospectively. However, any hedge relationships that have previously been de-designated cannot be reinstated upon application, nor can any hedge relationships be designated with the benefit of hindsight. The Group has adopted these amendments from 1 January 2020, which did not have a material impact on the Group’s consolidated financial statements as of 31 December 2020 (see Note A.4.5 and Note Q). Definition of Material - Amendments to IAS 1 'Presentation of financial statements' and lAS 8 'Accounting policies, changes in accounting estimates and errors'. The amendments clarify the definition of ‘material’ and align the definition used in the Conceptual Framework and the standards themselves. The amended definition states that 'Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.' The amendment also clarifies the meaning of 'primary users of general purpose financial statements' to whom those financial statements are directed, by defining them as 'existing and potential investors, lenders and other creditors' that must rely on general purpose financial statements for much of the financial information they need. The amendments did not have a significant impact on the Group’s consolidated financial statements. Amendments to References to Conceptual Framework in IFRS Standards The revised Conceptual Framework for Financial Reporting is not a standard, and none of the concepts override those in any standard or any requirements in a standard, but mainly has the purpose to assist the Board in developing standards, to help preparers develop consistent accounting policies if there is no applicable standard in place and to assist all parties to understand and interpret the standards. The Conceptual Framework includes some new concepts, provides updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. The Group adopted the revised Conceptual Framework from 1 January 2020. The revised Conceptual Framework did not have a material impact on the Group’s consolidated financial statements.

175

2020 FINANCIAL REPORT COVID-19-Related Rent Concessions – Amendment to IFRS 16 In May 2020, the IASB amended IFRS 16 Leases to provide relief to lessees from applying the IFRS 16 guidance on lease modifications to rent concessions arising as a direct consequence of the COVID-19 pandemic. The amendment to IFRS 16 provide relief to lessees for accounting for rent concessions from lessors specifically arising from the COVID-19 pandemic. While lessees that elect to apply the practical expedient do not need to assess whether a concession constitutes a modification, lessees still need to evaluate the appropriate accounting for each concession as the terms of the concession granted may vary. The amendment has been endorsed by the EU on 9 October 2020 and is effective for annual periods beginning on or after 1 June 2020. The Group has early adopted the amendment, however the amendments did not have an impact on the Group’s consolidated financial statements. Standards issued but not yet adopted, impacting the Bank Interest Rate Benchmark Reform – Phase 2 – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 On 27 August 2020, the IASB published Interest Rate Benchmark Reform – Phase 2, Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16. With publication of the phase two amendments, the IASB has completed its work in response to the IBOR reform. The amendments provide temporary reliefs which address the financial reporting effects when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). The amendments have been endorsed by the EU on 13 January 2021 and are effective for annual periods beginning on or after 1 January 2021. The Group did not adopt these amendments early and a cross services IBOR working group is in place to assess the impact and manage its transition (Note S.4.2.). A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All significant subsidiaries are included in the consolidated financial statements under IFRS, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. These consolidated financial statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank exercises control over the EIF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking (‘RSPU’) in respect of the shares held by the EIF’s non-controlling shareholders, the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit for the year, net of the dividend decided by the EIF’s General Meeting (see also Note G). Under IFRS, the RSPU is considered as a written put option over non-controlling interest, reflecting a contractual obligation to pay cash in the future to purchase the EIF shares from minority shareholders. As per IAS 32, such an arrangement gives rise to a financial liability in the amount of the present value of the redemption amount even if the payment of that cash is conditional on the option being exercised by the holder. Accordingly, under IFRS, the commitment is reclassified from non-controlling interest and a corresponding financial liability in the amount of the fair value of the option’s exercise price (equivalent to the yearly established agreed price) is recognized under “Other liabilities” and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under “Interest expense and similar charges”. Any excess or deficit of non-controlling interest over the agreed price is reclassified to “consolidated reserves”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.8.6.

176

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Transactions eliminated on consolidation After aggregation of the balance sheet and the income statement accounts, all intra-group balances and transactions, income and expenses resulting from intra-group transactions are eliminated. A.4.2. Foreign currency translation The consolidated Financial Statements are presented in euro (‘EUR’), as the functional currency of the Group and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non- monetary financial asset, exchange differences are either recognised in the consolidated income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Classification and measurement Financial assets and financial liabilities At initial measurement, the Group measures a financial asset or a financial liability at fair value plus or minus, for an item not at fair value through profit or loss (‘FVTPL’), transaction costs that are directly attributable to its acquisition or issue. The fair value at initial recognition is generally its cost. On initial recognition, a financial asset is classified as measured at amortized cost (‘AC’), fair value through other comprehensive income (‘FVOCI’) or FVTPL and a financial liability is classified as measured at AC or FVTPL. Under IFRS 9, classification starts with determining whether the financial asset shall be considered as a debt or equity instrument. IFRS 9 refers to the definitions in IAS 32 Financial Instruments: Presentation. Debt instruments are those instruments that meet the definition of a financial liability from the issuer’s perspective according to IAS 32, such as loans, government and corporate bonds. A debt instrument is classified at amortised cost if it meets both of the following conditions and is not designated as at fair value through profit or loss: x the asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and x the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding (‘SPPI criteria’). A debt instrument is classified at fair value through other comprehensive income only if it meets both of the following conditions and is not designated as at fair value through profit or loss: x the asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and x the contractual terms of the financial asset give rise on specific dates to cash flows that are fulfilling the SPPI criteria. The above requirements should be applied to an entire financial asset, even if it contains an embedded derivative. Equity instruments are instruments that meet the definition of equity from the issuer’s perspective according to IAS 32, that is, instruments that do not contain a contractual obligation to pay and that evidence a residual interest in the issuer’s net assets. On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in other comprehensive income. This election is made on an investment-by-investment basis. All other financial assets are classified as measured at fair value through profit or loss. A financial liability is measured at amortised cost except for financial liabilities x that meet the definition of held for trading (e.g. derivative liabilities); and x that are designated as measured at fair value through profit or loss. In addition, on initial recognition, the Group may irrevocably designate a financial asset or liability that otherwise meets the requirements to be measured at amortised cost as at fair value through profit or loss (so called “fair value option”, ‘FVO’) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise or if the financial assets and financial liabilities are managed and its performance is evaluated on a fair value basis. The main financial instruments designated at the FVO are hedged loans and debts evidenced by certificates that are not eligible for hedge accounting.

177

2020 FINANCIAL REPORT For the purpose of disclosure requirements, the Group has defined the classes of financial instruments based on similarity of characteristics. Business model assessment EIB Group makes an assessment of the objective of a business model in which a debt instrument is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: x the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management´s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realising cash flows through the sale of the assets; x how the performance of the portfolio is evaluated and reported to the Group’s management; x the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and x the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how the Group’s stated objective for managing the financial assets is achieved and how cash flows are realised. Solely payment of principal and interests (‘SPPI’) criteria For the purpose of this assessment, ‘principal’ is defined as the fair value of the debt instrument on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, EIB Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. Derecognition The Group derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expired. On derecognition of a financial asset or financial liability, the difference between the carrying amount of the asset or liability (or the carrying amount allocated to the portion of the asset or liability derecognised) and the sum of (i) the consideration received or paid and (ii) any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss except for the cumulative gains or losses recognised in other comprehensive income for equity investments measured at fair value through other comprehensive income which are transferred to the additional reserves rather than to the income statement on disposal. Reclassification Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Group changes its business model for managing financial assets. Modification A financial asset measured at amortised cost is considered modified when its contractual cash flows are renegotiated or otherwise modified. Renegotiation or modification may or may not lead to derecognition of the old and recognition of the new financial instrument. A substantial contractual modification on the cash flows of a financial asset measured at amortised cost which results in the derecognition of the financial asset, leads to the recognition of the new financial asset at its fair value, and the recording of the modification gain or loss impact in the consolidated income statement under “Result on financial operations”. A contractual modification is deemed substantial if the discounted present value of the cash flows under the revised terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial asset. Qualitative factors such as a change in the currency on which the financial asset is denominated and conversion features are also considered. Offsetting The Group offsets financial assets and liabilities in the Group's consolidated balance sheet if the corresponding criteria under IAS 32 are met. Furthermore, the financial assets and liabilities might be subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. A.4.4. Impairment IFRS 9 is based on a forward-looking ‘expected credit loss’ (‘ECL’) model. This requires judgment as to how changes in economic factors affect expected credit losses, which are determined on a probability-weighted basis. Within the Group, the IFRS 9 impairment model applies to financial assets measured at amortised cost as well as to off-balance sheet commitments. Under IFRS 9, loss allowances are measured on either of the following bases: x 12-month ECL’s: these are the ECLs that result from possible default events within the 12 months after the reporting date; and x Lifetime ECL’s: these are the ECLs that result from all possible default events over the expected life of a financial instrument.

178

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS The IFRS 9 standard sets out a “three-stage” model for impairment based on changes in credit quality since initial recognition. Financial instruments are classified in Stage 1 except for those instruments for which significant increase in credit risk (‘SICR’) since initial recognition is identified. This includes both quantitative and qualitative information and analysis, based on the Group’s expertise, including forward-looking information. Further details on credit risk policies are detailed under Note S.2. The Group’s assessment of the significant increase in credit risk is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGPs’), notably covering early warning trigger, internal rating, arrears (30 days past due) and Watch List (‘WL’). In line with guidance issued by standard setters and market practises, the Group considers that the application of COVID-19 short-term forbearance measures to performing counterparties, aimed at addressing the adverse systemic economic impact of the COVID-19 pandemic, should not be considered by themselves as an automatic trigger to conclude that SICR has occurred. As disclosed under note S.2.3.3.3., the Group applies expert judgement when assessing the credit risk of such counterparties The Group considers that the COVID-19 pandemic effect is reflected within the existing forward-looking ECL model which is deemed sufficiently robust to factor in such extreme events. Notably, the respective impacts have been directly captured through the macroeconomic projections and the PD terms structures. If significant increase in credit risk has occurred, the financial instrument is moved to Stage 2 but is not yet deemed to be credit-impaired. If the financial instrument is credit-impaired, the financial instrument is then moved to Stage 3. To identify Stage 3 exposures, the Bank determines whether or not there is objective evidence of a non-performing exposure. For that, the Group considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group or the borrower is past due more than 90 days on any material credit obligation to the Group. In this respect, a financial asset is considered credit impaired when it is determined that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s characteristics, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to the consolidated income statement. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established impairments or directly to the consolidated income statement and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to the consolidated income statement. Measuring ECL – Inputs, Assumptions and Techniques Lifetime ECL measurement applies to Stage 2 and Stage 3 assets, while 12-month ECL measurement applies to Stage 1 assets. The measurement of the expected credit losses was performed based on the following credit risk parameters: x Probability of default (‘PD’); x Loss Given default (‘LGD’); and x Exposure at default (‘EAD’). The probability of default represents the likelihood of a counterpart defaulting on its financial obligation, either over the next 12 months, or over the remaining lifetime of the obligation. PD is an estimate at a certain date, which is calculated based on statistical rating models, and assessed using rating tools tailored to the various categories of counterparties and exposures. Ratings are primary input into the determination of the term structure of probability of default for exposures. The Group collects performance and default information about its credit risk exposures. The collected data are segmented by industry and region. Different industries and regions reacting in a homogenous manner to changes in the credit conditions and macroeconomic environment are analysed together. The Group employs statistical models to estimate the multi-period probability of default incorporating macroeconomic projections. The loss given default represents the expectation of the ratio of the loss on an exposure due to the default of a counterparty to the amount outstanding at default. Loss given default can be also defined as “1 - Recovery Rate”. LGD estimates are determined mainly by geography and by type of counterparty, with five main exposure classes: Sovereigns, Public Institutions, Financial Institutions, Corporate and Project Finance. LGD values can be further adjusted based on the product and contract specific features of the exposure. The Group incorporates forward-looking information into both its assessment of whether the credit risk of an instrument has increased significantly since its initial recognition and its measurement of expected credit losses. For the measurement of ECL, the Group has developed a conditional modelling approach for calculating PD term structures involving: x the definition of an economically reasonable link function between the credit cycle and macroeconomic variables, and x a set of three macro-economic scenarios (one baseline and two scenarios reflecting downturn and upturn in the economy) with multi-year potential realisation for the GDP and their associated likelihoods. To generate macroeconomic scenarios, the Bank uses a macro semi-structural multi-country and multi-equation model of the global economy with country specific blocks. The central / baseline scenario is designed to be consistent with the most recent European Commission (‘EC’) forecasts. The positive and negative scenarios are designed around the central scenario by the deployment of the multi-country/multi-equation model. The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the past volatility of the variable. Also expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. As a result, shocks are determined together with a decay function to determine the impact of the shocks over time. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators/trackers deployed in a consistent manner over time to capture uncertainty.

179

2020 FINANCIAL REPORT The EAD represents the expected exposure in the event of a default EAD and is based on the current exposure to the counterparty and potential changes to the current amount allowed under the contract including amortisation. The EAD of a financial asset is its gross carrying amount. For lending commitments and financial guarantees, the EAD includes the amount drawn, as well as potential future amounts that may be drawn under the contract. In 2020, and in line with its ongoing model review and maintenance, the Bank has updated its point-in-time (‘PIT’) PD and LGD models used to calculate the estimates of ECL. The nature of the update relates mostly to a change in data input sources, more specifically, credit and macroeconomic data used for credit cycle modelling to support the calculation of PIT ECL (lifetime and 12M). The credit cycle is now constructed from an external rating agency’s downgrade and default rates data and projected via annual growth rates of real GDP and spread between long and short-term interest rates, namely interest rate term premium, while the previous model version extracted the credit cycle from PIT PD measures provided by external data provider and included one single macroeconomic variable only, namely quarterly growth rates of real GDP. The model update brings several upgrades, namely, the new credit cycle definition which comes with increased discrimination power across industry and region segments, the link to the macro-economic variables is stronger and allows for the incorporation of a second external explanatory variable (term premium), and, the new credit cycle is a proxy for the Bank’s internal creditworthiness assessment, which is largely aligned with the external rating agency, who however offer a larger data base for modelling. The upgrade of the model version contributed to a change in the ECL totalling EUR 27.8 million. Change attributed to “Loans and advances to Credit institutions” and “Loans and advances to customers” accounts for EUR 24.6 million; change attributed to loan commitment accounts for EUR 3.2 million. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.4.5. Derivatives and hedging activities The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Accrued interest on derivatives is part of the fair value recorded. Fair values are obtained from market inputs, discounted cashflow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. Changes in the fair value of derivatives are included in “Result on financial operations”. The Group’s hedging activities are designed to mitigate interest rate and currency risk by using swaps to convert the interest rate risk profile, on both assets and liabilities, into standard floating rate risk. Where the Group enters into a micro-hedge, each hedge relationship includes one or multiple hedged items, hedged fully or partially. Dependent on the hedging instrument, the hedged risk of the hedged item is determined as follows: x in case of using interest rate swap, only the interest rate risk with respect to the benchmark interest rate curve of the hedged item is hedged; and x in case of using a currency interest rate swap, the interest rate risk with respect to the benchmark interest rate curve and the currency risk with respect to the benchmark currency of the hedged item are hedged. From the three types of hedging relationships recognised by IFRS 9, the Group currently only applies fair value hedge accounting. A fair value hedge is a hedge arrangement to mitigate risk related to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or a component of any such item, that is attributable to a particular risk and could affect profit or loss. The objective of hedge accounting is to represent, in the financial statements, the effect of the Group’s risk management activities that use financial instruments, on a micro-basis, to manage exposures arising from particular risks that could affect profit or loss. The Group also hedges interest rate risk and basis risk on a macro basis as part of asset-liability management without application of hedge accounting. To qualify for hedge accounting, a hedge relationship has to consist of eligible hedging instruments and eligible hedged items. A derivative measured at fair value through profit or loss may be designated as a hedging instrument. The Group uses the following eligible hedging instruments and combinations of them: x Interest rate swaps; and x Currency swaps. A qualifying hedging instrument is designated in its entirety as a hedging instrument, with the exception that the foreign currency basis spread in case of currency swaps, which is separated and excluded from the designation. A hedged item can be a recognised asset or liability or an unrecognised firm commitment. The hedged item can be a single item or a group of items and can also be a component of such an item or group of items. The following eligible hedged items are designated by the Group: x Borrowings; x Loan substitutes; and x Loans.

180

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS The Group may also designate as hedged item or hedging instrument components of nominal amount of the aforementioned eligible financial assets and liabilities. On initial designation of the hedging relationship, the Group documents the relationship between hedging instruments and hedged items, including the risk management objective and strategy in undertaking the hedge, together with the method that will be used to assess the effectiveness of the hedging relationship on a continuous basis. A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements: x there is an economic relationship between the hedged item and the hedging instrument; x the effect of credit risk does not dominate the value changes that result from that economic relationship; and x the hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item. In order to show an economic relationship between the hedged item and the hedging instrument, the Group performs a qualitative analysis by assessing whether the critical terms of the hedging instrument and the hedged item match or are closely aligned, in which case the hedging relationship can be assumed highly effective. For the purpose of evaluating whether the hedging relationship is expected to be highly effective, the Group considers that the benchmark interest rate is not altered as a result of IBOR reform. In order to show that the component of the fair value change due to credit risk is not dominating over the total fair value change, the Group is assessing the creditworthiness holistically considering all circumstances for both hedged items and hedging instruments. In case an economic hedge relation does not qualify for a hedge relation according to IFRS 9, the Group designates the hedged item irrevocably at the fair value option (‘FVO’) at deal inception to reduce a potential accounting mismatch, i.e. the hedged items are measured subsequently at fair value through profit or loss (‘FVTPL’). When the Group designates a financial liability as the fair value option (‘FVO’), the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income in the “fair value reserve” (Note R). As long as a fair value hedge meets the qualifying criteria mentioned above, the hedging relationship shall be accounted for as follows: x the fair value gain or loss on the hedging instrument shall be recognised on consolidated balance sheet and in the consolidated profit and loss account; and x the fair value hedge gain or loss on the hedged item shall adjust the carrying amount of the hedged item (if applicable) and be recognised in the consolidated profit and loss account (so called “basis adjustment”). When a hedged item is an unrecognised firm commitment, the cumulative change in the fair value of the hedged item subsequent to its designation is recognised as an asset or a liability (recognised under respective consolidated balance sheet line, e.g. loans and advances to customers) with a corresponding gain or loss recognised in the consolidated profit and loss account. The designation of the hedge relationship and the calculation of the fair value of the hedged item start at trade date. As allowed by IFRS 9, the Group separates the fair value of the foreign currency basis spread (‘CBS’) from the hedging instrument (‘CCIRS’) and applies a special treatment known as the cost of hedging approach, to the extent that it interrelates to the hedged item. The initial CBS of the hedging instrument, measured and stored at the date of designation, is amortised linearly over the residual lifetime of the hedge. Subsequent changes in the fair value of the CBS are recognised directly in a separate account within other comprehensive income. The fair value of the CBS converges at maturity to zero and therefore no amount recorded in other comprehensive income will have to be reclassified to the consolidated profit and loss account. Typical reasons for a (partial) de-designation of a hedge relation are amendments of the contractual terms of the hedged items and/or hedging instruments, which lead to a violation of the hedge effectiveness criteria, partial prepayments/buy-backs/early expirations and an increase of credit risk, which lead to dominance of credit component of hedged item or hedging instrument. Termination may occur in case of full prepayment/full buy-back of the hedged item or any other event that will cause the hedged item to disappear from the consolidated balance sheet. There was no need to update the hedge accounting policy and procedures to react on the COVID-19 pandemic, notably in the areas of hedge de- designation process and the disclosed sources of hedge ineffectiveness. Hedge ineffectiveness is defined as the difference between the hedging gains or losses of the hedging instrument and the hedged item. Possible sources of ineffectiveness are as follows: x the CVA/DVA/CollVA of the swap, which is not reflected in the fair value of the hedged item attributable to the change in interest rate; x the different discount and forward curves used for the valuation of the hedging instruments and the hedged items; and x minor deviations (within accepted thresholds) of the critical terms. The profit or loss result of hedge accounting, which is recognised within “Result on financial operations” in the consolidated income statement, is also impacted by the amortisation of initial CBS, due to the cost of hedging approach. Also included within this caption of the consolidated income statement are the gains and losses attributable to derivatives that the Group uses for hedging interest-rate risk on a macro basis, but for which the Group does not apply hedge accounting. A.4.6. Fair value of financial instruments Derivative financial instruments are initially recognised using the trade date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk.

181

2020 FINANCIAL REPORT When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on- going basis. Where the fair values of financial assets and financial liabilities recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: x Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access; x Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data; and x Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.7. Fee and commission income The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. The Group recognises the revenue when performance obligations are satisfied by transferring control of the promised service to the customer. As a general rule, customer obtains control when it has the ability of direct use or ability of obtaining substantially all the benefits from this service. In some circumstances, judgment might be needed to determine when control transfers. Fee and commission income can be divided into two broad categories based on the following: x Over time: the Group satisfies the performance obligation and, therefore, transfers control over time; and x Point in time: the Group satisfies the performance obligation and transfers control to the customer at a point in time. The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. Main sources of commission income are guarantees, loans and services provided for third party mandates. The amount of commission income received is fixed or variable, based on certain criteria depending on different variable components such as percentage (%) of the EU contribution committed or linked to this single performance obligation. If the consideration includes a variable amount, the Group estimates the amount of consideration to which it will be entitled to in exchange for transferring the services to the customer. The variable consideration is estimated at contract inception and constrained to an extent that is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. Fee and commission income from revenues that are satisfied over time is recognised on an accruals basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services is recognised when the service has been completed. Regarding the performance obligations satisfied over time, the Group uses the “Input Method” to recognise income on the basis of its efforts or inputs to the satisfaction of these performance obligations and recognise over the time such fees. Regarding the performance obligations, maximum amounts, or “caps” on management fees are applicable to certain mandates. Where this applies, management fees will likely cease to be received before the end of the mandate, which is typically in 15 to 25 years, and will be paid over a limited timeframe such as in the first few years of the mandate, and which is therefore not correlated with the services performed and costs incurred by the Group. To address this issue, the Group uses a deferred income policy (further referred to as “contract liabilities mechanism”). The contract liabilities mechanism is based on the total costs to be incurred by the Group in relation to the mandate using ex-ante financial models for all new mandates as part of their approval process. This deferral policy ensures sustainable operations and revenue recognition based on percentage of completion of the contract. Respective adjustments are recorded in the consolidated balance sheet under “Deferred income”. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities The consolidated balance sheet captions “Treasury bills and other bills eligible for refinancing with central banks” and “Debt securities including fixed-income securities” include: x debt securities measured at amortised cost; x debt securities mandatorily measured at fair value through profit or loss; and x debt securities designated to be measured at fair value through profit or loss.

182

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS A.4.8.1. Treasury monetary portfolio The treasury monetary portfolio (‘TMP’) of the Group is held for the purpose of: x being the primary liquidity buffer for the Bank, timely providing the cash needed in any currency for which the Bank has implemented a treasury activity; and x covering the relevant transfer price, compatibly with the conditions of the financial markets and the respect of the previous - overarching - objective of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The securities in this portfolio are held with the intention to collect contractual cash flows and classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.2. Securities liquidity portfolio (‘SLP’) The securities liquidity portfolio (‘SLP’) comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. As the business model of the portfolio is largely driven by an active management of the Group making use of derivatives and sales of long term asset in order to allow for a rapid readjustment of the duration and the mitigation of credit risks by moving the asset class allocation, the securities in this portfolio are mandatorily measured at fair value through profit or loss. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value are reported in the account “Result on financial operations”. Interest income from the SLP assets is included in “Interest and similar income”. The market value of “Securities liquidity portfolios” is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.4.8.3. Long-term hedge portfolio The Long-term hedge portfolio (‘LTHP’) serves two main purposes: x to manage the interest rate risk position of the Bank, in line with the applicable asset and liability management (‘ALM’) strategy; and x to be a liquidity reserve for the Bank, composed of highly-rated liquid bonds. It consists of securities issued or guaranteed by: x Governments of the European Union Member States; x European Union, European Stability Mechanism, European Financial Stability Facility; x KfW Group. They have been purchased with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.4. EIF Operational Portfolio The EIF Operational Portfolio has the following two objectives: x to provide returns commensurate with the long term nature of the investments; and x serve as a 2nd line of liquidity. It consists of investments in long-term debt instruments, e.g. bonds, notes and other obligations. The securities in this portfolio are held with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.5. Loan substitute portfolio and ABS Portfolio EIF The loan substitute portfolio and ABS Portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’) or trust vehicles with the intention of holding them to maturity and to collect the contractual cash flows. A loan substitute can take the form of a contractually linked or single tranche instrument. Where an investment in this portfolio meets the SPPI criterion, it is classified at amortised cost unless has the nature of a fixed rate loan substitute and qualifies for hedge accounting (Note A.4.5) in which case it is designated in a hedge relation and the amortised cost is adjusted for the fair value attributable to the risks being hedged. The hedge fair value measurement is based on discounted cashflow technique. Economically hedged loan substitutes that cannot be included in hedge accounting are designated irrevocably to the fair value option to reduce the accounting mismatch due to the classification of the hedging instrument at fair value through profit or loss. Contractually linked or single tranche instruments included in the loan substitute portfolio not fulfilling the SPPI criterion are mandatorily measured at fair value through profit or loss.

183

2020 FINANCIAL REPORT Front-end fees on loan substitutes are deferred and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan substitute. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan substitute. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. Impairment on debt securities The Group assumes that the credit risk on treasury portfolios has not increased significantly since initial recognition due to inherent low credit risk. The credit risk associated with treasury debt securities (bonds, discount papers, etc.) is managed by selecting sound counterparties and issuers with a minimum rating at the outset set above investment grade per internal policies. Further, a regular assessment is performed to ensure that at each financial reporting date, the treasury assets meet the low credit risk criteria (see Note S.2.4). Consequently, the loss allowances relating to treasury assets measured at amortized cost are determined at an amount equal to 12-month ECL. As regards the loan substitutes, the ECL impairment model applied on loans and advances equally applies to instruments within the loan substitute portfolio measured at amortised cost as well as to related undisbursed commitments. Respective loss allowances under IFRS 9 are calculated on either 12-month ECLs or Lifetime ECLs as per the impairment model explained in Note A.4.4. A.4.8.6. Shares and other variable-yield securities This caption in the consolidated balance sheet includes: x instruments mandatorily measured at fair value through profit or loss; and x instruments designated as at fair value through other comprehensive income. The Group’s equity portfolio is mainly composed of venture capital operations, investment funds and the participation in the European Bank for Reconstruction and Development (‘EBRD’) and is carried at fair value. Venture capital and investment funds Venture capital (‘VC’) operations and investment funds are measured mandatorily at fair value through profit or loss with changes in the fair value recorded in “Result on financial operations”. The undrawn but committed part of these investments is recorded as consolidated off-balance sheet commitments at their nominal value. The fair value is determined by applying the aggregated net asset value (‘NAV’) method (thereby assuming that, despite the absence of readability ascertainable market value, NAV is the best estimate of the fair value). This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be the best estimate of the fair value as determined under IFRS 13, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IFRS 13. The fair value is determined by applying either the Group’s percentage ownership in the underlying vehicle to the net asset value reflected in the most recent report adjusted for cash flows or, where available, the precise share value at the same date, submitted by the respective fund manager. In order to bridge the interval between the last available NAVs and the year-end reporting, a subsequent event review procedure is performed, and if materially different, the reported NAVs are adjusted. For specific investments where NAVs cannot readily be determined, other guidelines for example the International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by European Private Equity and Venture Capital Association (‘EVCA’) might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: x Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; x Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; and x Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Interests in joint ventures and associates The Group complies with the conditions necessary to use the venture capital organisations and similar entities measurement exemption included in IFRS 11 and IAS 28 and consequently decides not to use equity accounting on, or proportionately consolidate investments in respect of such investments. Upon initial recognition, holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IFRS 9, with changes in fair value recognised in the consolidated income statement during the year of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the

184

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. In addition, the Group is exposed to variability of returns from these investments. Therefore, in considering whether it has control, the Group evaluates whether it manages key decisions that most significantly affect these investments’ returns. As a result and according to IFRS 10, the Group has concluded that it does not control those vehicles. Associates are entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. Participation in EBRD The Group also holds a participation in the EBRD for which the Group’s management has elected to irrevocably designate it at fair value through other comprehensive income as this investment was made for long-term strategic purposes. At initial recognition, the Group measures this participation at its fair value plus transaction costs. Subsequently, changes in fair value gains and losses, including foreign currency translation gains and losses, are recognised in other comprehensive income and are never reclassified to profit or loss, even on disposal. Capital subscribed by the Group but uncalled from the investment in the EBRD is recorded as consolidated off-balance sheet commitments. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers mainly include loans where money is provided directly to the borrower. Loans and advances are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded as consolidated off-balance sheet commitments at their nominal value. Where loans meet the eligibility criteria of hedge accounting (Note A.4.5), the fair value hedge gain or loss on the loans shall adjust their carrying amount and be recognised in the consolidated profit and loss account in “Result on financial operations”. Where loans meet the eligibility criteria of the fair value option or do not meet the criteria for being classified at amortised cost or fair value through other comprehensive income (Note A.4.3), they are designated on initial recognition as at fair value through the consolidated profit and loss account, and are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the consolidated balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated profit and loss account under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.9.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. A.4.9.2.1. Interest on reverse repurchase agreements Interest on reverse repurchase agreements is recognised as interest income or expense over the life of each agreement. A.4.9.3. Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan.

185

2020 FINANCIAL REPORT A.4.9.4. Interest subsidies Interest subsidies received in advance (Note F) are deferred and are recognised as an adjustment to the effective yield, being recorded under “Interest and similar income” in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairments on loans and advances Within the Group, the expected credit loss impairment model applies to loans and advances measured at amortised cost as well as to consolidated off-balance sheet commitments. Loss allowances, under IFRS 9, are measured on either 12-month ECL or Lifetime ECL as per the impairment model, which is analysed in note A.4.4. A.4.11. Financial guarantees Financial guarantee contracts require the Group to make specified payments to reimburse the holder for a loss it incurs if a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Signed financial guarantees are generally accounted and disclosed as off-balance sheet items. Financial guarantees are initially accounted for using the gross approach with offsetting of the receiver and the payer leg and recognised in the consolidated balance sheet at fair value. As EIB Group’s financial guarantee contracts are issued to unrelated parties in a stand-alone arm's length transaction, their fair value at inception is deemed to equal the premium received. At initial recognition, the obligation to pay corresponds to the net present value ('NPV') of expected premium inflows or the initial expected loss. Subsequently, financial guarantees are accounted for using the gross approach with future premiums to be received recorded separately as a financial asset and measured at fair value while the financial liability is measured at the higher of: ‡ the amount of the loss allowance as determined under IFRS 9; and ‡ the amount initially recognised i.e. NPV less, where appropriate, cumulative amortization recognised in accordance with the principles of IFRS 15. Where eligible, the net present value (‘NPV’) of expected premium inflows and the amount of the expected payment obligations are offset. As per IAS 32, a financial asset and a financial liability shall be offset (net presentation) and the net amount presented in the statement of financial position when, and only when, an entity: ‡ currently has a legally enforceable right to set off the recognised amounts; and ‡ intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously. In case the measurement of a financial guarantee contract results in a net asset position, the respective guarantee is presented in the consolidated balance sheet under “Other assets”. In case the measurement of a financial guarantee results in a net liability position, the respective operations are presented in the consolidated balance sheet: x Under “Other liabilities” for contracts for which the amortized initial NPV is higher than the 12-months ECL or lifetime ECL; x Under “Provision for guarantees issued and commitments” for contracts that are credit-impaired and hence a loss allowance based on lifetime ECL is recognised. When a financial guarantee is not eligible for net presentation the asset side and liability side are presented separately on the Group’s balance sheet. Any increase or decrease in the “Other assets” or “Other liabilities” relating to financial guarantees is recognised in the consolidated income statement under “Result on financial operations”. Any increase or decrease in the “Provision for guarantees issued and commitments” relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". Any premiums received are recognised in the consolidated income statement in "Fee and commission income". Any upfront fees received are recognised in "Deferred income" in the consolidated balance sheet and amortised in the consolidated income statement on a straight-line basis over the life of the financial guarantee. A.4.12. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis, as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation.

186

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: x Buildings in Kirchberg and Weimershof: 30 years; x Permanent equipment, fixtures and fittings: 10 years; x Furniture: 5 years; x Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.4.13. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.4.14. Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post- employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.14.1. Pension plans for staff The Bank’s main pension plan is a defined-benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2020 based on membership data as at 30 September 2020 and cashflows to 31 December 2020. The main assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in f ull in “Other comprehensive income”. Net interest cost is recognised in the consolidated income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s consolidated balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”.

187

2020 FINANCIAL REPORT A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the consolidated financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the consolidated income statement as “Interest expense and similar charges” or “Interest and similar income” if interest rate is negative using the effective interest method. In the context of the Bank’s participation in monetary operations with the ECB, the amount borrowed from the BCL is initially recorded at cost and is presented in the consolidated financial statements at amortised cost under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice” - Borrowings from central banks. In that respect, the Group has assessed the contractual terms of respective transaction in regards to the interest rate and has not identified significant benefit as compared to available funding conditions of a similar transaction in the market. Therefore, the Group considers it as an arm’s length transaction. The borrowing rate of this transaction may be reduced subject to the achievement of predefined lending performance thresholds, which will only be settled in arrears, notably on the maturity of the operation or on early repayment. Taking into consideration the materiality perspective of this rebate component for the Group, and the fact that the eligibility criteria cannot be reliably estimated as of the end of the year, the Group considers appropriate to exclude it from the calculation of the effective interest rate of the transaction. As a result, this part of the borrowing rate is not entitled to IFRS 9 requirements but accounted under the scope of IFRS 15. Based on the characteristics of the transaction and in line with the Group’s accounting policies, the possible future rebate would be recognised at point in time. A.4.15.1. Repurchase operations (repos) A repurchase operation is one under which the Group borrows liquid funds from a credit institution and provides instead collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.4.9.2. This type of operation is considered for the purposes of the Gr oup to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. A.4.15.1.1. Interest on repurchase agreements Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.4.15.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Group receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.4.16. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is amortised over the lifetime of the borrowings using the effective interest method. Borrowings are designated in a hedge relation in case they are eligible for hedge accounting under IFRS 9 (Note A.4.5) and their amortised cost is subsequently adjusted for the fair value attributable to the risks being hedged. Firm commitments in borrowings with a settlement date in the future may be hedged and designated to hedge accounting as well. The hedge fair value of borrowings is calculated based on a discounted cash flow method. Where borrowings are not included in hedge accounting and meet the eligibility criteria of the fair value option and have been designated on initial recognition as such, they are measured at fair value through profit or loss. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. When the Group designates a borrowing as at fair value through profit or loss, the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income. On initial recognition of the financial liability, the Group assesses whether presenting the amount of change in own credit adjustment in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. This assessment is made by comparing: x The expected changes in the fair value of the borrowing related to changes in own credit adjustment; with x The impact of profit or loss of expected changes in the fair value of the related instruments. Amounts presented in the other comprehensive income are not subsequently transferred to profit or loss. When these instruments are derecognised, the related cumulative amount in the other comprehensive income is transferred to the Group’s additional reserves. For structured debt instruments that are related to foreign exchange rates and indices, including an embedded derivative, the Group has concluded swap agreements to fully hedge the exposure. Interest expense on debt instruments is included under the liabilities caption including the underlying debt instruments in the consolidated balance sheet.

188

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS A.4.17. Prepayments – Deferred income These accounts comprise: x Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year; x Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18. Leases At inception of a contract, the Group assesses whether a contract is a lease, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. After the commencement date, the Group recognises a right-of-use asset and a lease liability. The lease liability is measured at the present value of the lease payments, which comprise the contractual future fixed and variable lease payments, payments to be made under residual value guarantees, exercise price of a purchase option and penalties for termination. The lease liability is discounted using the Group’s incremental borrowing rate. Subsequently, the lease liability is measured at amortised cost using the effective interest method and is adjusted to reflect the lease payments made and interest from the unwind of the lease liability, with further re-measurements to reflect any reassessment or lease modifications. The right of use assets is measured at the amount of the initial measurement of the lease liability mentioned above, initial direct costs incurred by the lessee, any lease payments made at or before the commencement date, less any lease incentives received and any dismantling costs (at termination date, if any). EIB Group elected by class of underlying asset, not to separate non-lease components from lease components, and instead account for each lease component and any associated non-lease components as a single lease component. Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis in accordance with IAS 36. As a lessee, the Group has grouped its leased assets in scope for IFRS 16 accounting, into two class of assets a) real estate (both commercial buildings and residential houses) and b) cars. The grouping was done based on underlying assets, which are of similar characteristics, nature and use in an EIB’s Group operations. The Group presents right-of-use assets under “Property, furniture and equipment” and corresponding lease liability in “Other liabilities” in the statement of financial position. Short-term leases and leases of low-value assets The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases (e.g. IT and office equipment). The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term. A.4.19. Reserves A.4.19.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.19.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.19.3. Fair value reserve The fair value reserve includes the fair value attributable to changes in own credit risk for financial liabilities designated at fair value option, the fair value of the currency basis spread and the fair value changes attributable to equity investments designated at fair value through other comprehensive income. A.4.19.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is adjusted on a yearly basis through the appropriation of the statutory results of the Bank. A.4.19.5. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Bank’s policy guidelines. This reserve is adjusted on a yearly basis, according to the evolution of the underlying assets, through the appropriation of the statutory results of the Bank. It is also noted that, with the introduction of IFRS 9, provisions for expected credit losses are accounted for on the Group financial assets measured at amortised cost as well as on the Group consolidated off-balance sheet commitments. The latter affects the consolidated income statement and should not be confused with the general loan reserve, which represents a notional allocation within the own funds and concerns the loan and guarantee operations granted by the Bank.

189

2020 FINANCIAL REPORT A.4.20. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.4.21. Interest income and expense Interest income and interest expense are recognised in the consolidated income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price, including direct transaction costs. This is a method of calculating the amortised cost of a financial instrument and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial instrument. In case of negative interest calculation, the corresponding interest is reclassified from interest income to interest expense and vice versa. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. The Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), fair value movements on the EIF put option are presented under “Interest expense and similar charges”. A.4.22. Income from shares and other variable-yield securities “Income from shares and other variable-yield securities” is mainly composed by any reflows exceeding the capital. A.4.23. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits that are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. Items under cash and cash equivalents are carried at amortised cost in the consolidated financial statements. During 2020, in order to better align its definition of cash and cash equivalent with market practices, the Group has decided to adapt its policy and restrict its consideration of cash and cash equivalents of eligible instruments with initial maturity of 3 months from the date of acquisition. Through this update, the cash and cash equivalents at the end of 2018 has been decreased by EUR 21.0 billion and at the end of 2019 by EUR 30.5 billion, notably by EUR 7.3 billion on “Money market securities” and by EUR 23.2 billion on “Other loans and advances”. For 2019, the above amendments affected as well the “Change in treasury operational portfolios” by EUR 0.7 million and the “Change in other loans and advances” by EUR 10.2 billion. A.4.24. Assets held for sale Non-current assets held for sale as defined by IFRS 5 are currently only composed of financial instruments subject to secondary sales, if any. These financial assets continue to be measured in accordance with IFRS 9 and the Group’s accounting policies. They are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met when: x the sale is highly probable, and x the assets is available for immediate sale in its present condition, x management has committed to the sale through an MC decision, and x the sale is expected to have been completed within one year from the date of classification.

190

## Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR '000)

### B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 835,163 at 31 December 2020 (2019: EUR '000 947,155).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 109,369 as at 31 December 2020 (2019: EUR '000 110,990).

### B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2020 and 31 December 2019 are as follows:

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Treasury bills and other bills eligible for refinancing with central banks | 32,194,810 | 34,569,333 |
| Debt securities including fixed-income securities | 12,921,085 | 12,519,706 |
| **Total debt securities(*)** | **45,115,895** | **47,089,039** |

(*) Of which EUR '000 9,791,997 are unlisted as at 31 December 2020 (2019: EUR '000 8,768,486).

| At 31.12.2020 | Classification | Book value | Fair value |
|---|---|---|---|
| **LTHP** | AC | 1,646,354 | 1,764,984 |
| **TMP** | AC | 17,602,091 | 17,605,081 |
| **SLP** | Mandatorily at FVTPL | 4,179,891 | 4,179,891 |
| **Operational portfolio – EIF** | AC | 1,191,786 | 1,208,204 |
| **ABS Portfolio EIF** | Mandatorily at FVTPL | 322,971 | 322,971 |
| **Loan substitutes portfolio** (Note D) | AC | 18,956,929 | 19,159,729 |
| **Loan substitutes portfolio** (Note D) | Mandatorily at FVTPL | 1,002,525 | 1,002,525 |
| **Loan substitutes portfolio** (Note D) | Designated at FVTPL | 213,348 | 213,348 |
| **Total debt securities** | | **45,115,895(1)** | **45,456,733** |

(1) Of which cash and cash equivalents EUR '000 2,801,772.

| At 31.12.2019 | Classification | Book value | Fair value |
|---|---|---|---|
| **LTHP** | AC | 1,736,672 | 1,847,092 |
| **TMP** | AC | 19,323,516 | 19,322,597 |
| **SLP** | Mandatorily at FVTPL | 3,926,064 | 3,926,064 |
| **Operational portfolio – EIF** | AC | 1,237,900 | 1,251,369 |
| **ABS Portfolio EIF** | Mandatorily at FVTPL | 252,106 | 252,106 |
| **Loan substitutes portfolio (Note D)** | AC | 19,883,269 | 20,095,884 |
| **Loan substitutes portfolio (Note D)** | Mandatorily at FVTPL | 528,927 | 528,927 |
| **Loan substitutes portfolio (Note D)** | Designated at FVTPL | 200,585 | 200,585 |
| **Total debt securities** | | **47,089,039(1)** | **47,424,624** |

(1) Of which cash and cash equivalents EUR '000 3,551,379.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. One asset in this portfolio has been originated in 2019 as part of a restructuring.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

**EU sovereign exposure**

The Group did not record impairment in 2020 and 2019 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as on a detailed review of any fair value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2020 and 31 December 2019:

| At 31.12.2020 | Book value | Fair value[(1)] |
|---|---|---|
| **EU sovereigns** | | |
| Austria | 287,401 | 287,604 |
| Belgium | 180,300 | 180,353 |
| Czech Republic | 621,137 | 625,415 |
| Denmark | 16,284 | 16,284 |
| Estonia | 10,010 | 10,010 |
| Finland | 41,066 | 41,066 |
| France | 527,304 | 532,619 |
| Germany | 2,346,829 | 2,410,491 |
| Hungary | 10,547 | 10,585 |
| Ireland | 568,012 | 568,278 |
| Italy | 97,341 | 126,731 |
| Latvia | 14,985 | 15,206 |
| Lithuania | 16,993 | 17,822 |
| Luxembourg | 92,471 | 92,471 |
| Netherlands | 770,356 | 783,634 |
| Poland | 185,180 | 186,022 |
| Portugal | 40,050 | 40,095 |
| Romania | 10,127 | 10,123 |
| Slovakia | 113,160 | 113,514 |
| Slovenia | 14,929 | 15,467 |
| Spain | 3,660,683 | 3,663,202 |
| Sweden | 62,794 | 62,794 |
| | **9,687,959** | **9,809,786** |
| **Non-EU sovereign and other bonds** | **35,427,936** | **35,646,947** |
| **Total** | **45,115,895** | **45,456,733** |

(1) Fair value including accrued interest

| At 31.12.2019 | Book value | Fair value[(1)] |
|---|---|---|
| **EU sovereigns** | | |
| Austria | 210,870 | 211,646 |
| Belgium | 51,169 | 51,232 |
| Czech Republic | 557,918 | 568,163 |
| Croatia | 23,442 | 23,445 |
| Cyprus | 2,092 | 2,092 |
| Estonia | 15,016 | 15,008 |
| Finland | 40,652 | 40,652 |
| France | 2,340,127 | 2,344,992 |
| Germany | 917,581 | 981,242 |
| Hungary | 160,210 | 160,525 |
| Ireland | 411,275 | 411,154 |
| Italy | 155,606 | 181,834 |
| Latvia | 9,917 | 9,905 |
| Lithuania | 98,520 | 98,752 |
| Luxembourg | 5,111 | 5,176 |
| Netherlands | 396,393 | 408,430 |
| Poland | 102,126 | 102,282 |
| Portugal | 287,603 | 287,508 |
| Romania | 52,895 | 52,872 |
| Slovakia | 14,559 | 14,905 |
| Slovenia | 5,192 | 5,204 |
| Spain | 2,111,612 | 2,112,324 |
| Sweden | 54,777 | 54,777 |
| | **8,024,663** | **8,144,120** |
| **Non-EU sovereign and other bonds** | **39,064,376** | **39,280,504** |
| **Total** | **47,089,039** | **47,424,624** |

(1) Fair value including accrued interest

**2020 FINANCIAL REPORT**

**Debt securities portfolio – Loss allowances**

The following table shows the reconciliation from the opening to the closing balance of the loss allowance for debt securities portfolio under the ECL IFRS 9 model.

| | 2020 | | | |
|---|---|---|---|---|
| (in EUR '000) | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Debt securities measured at AC** | | | | |
| **Balance at 1 January** | 2,298 | 11,797 | 0 | **14,095** |
| Transfer to 12-month ECL | 13 | -117 | 0 | **-104** |
| Transfer to lifetime ECL not credit-impaired | 0 | 24 | 0 | **24** |
| Net remeasurement of loss allowance | 421 | -228 | 0 | **193** |
| New financial assets originated or purchased | 637 | 22 | 0 | **659** |
| Financial assets that have been derecognised | -1,561 | -30 | 0 | **-1,591** |
| **Balance at 31 December** | **1,808** | **11,468** | **0** | **13,276** |

| | 2019 | | | |
|---|---|---|---|---|
| (in EUR '000) | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Debt securities measured at AC** | | | | |
| **Balance at 1 January** | 3,494 | 14,364 | 0 | **17,858** |
| Transfer to 12-month ECL | 2 | -17 | 0 | **-15** |
| Transfer to lifetime ECL not credit-impaired | -298 | 4,667 | 0 | **4,369** |
| Net remeasurement of loss allowance | -327 | -1,908 | 0 | **-2,235** |
| New financial assets originated or purchased | 1,652 | 0 | 0 | **1,652** |
| Financial assets that have been derecognised | -2,225 | -5,309 | 0 | **-7,534** |
| **Balance at 31 December** | **2,298** | **11,797** | **0** | **14,095** |

## B.3. Shares and other variable-yield securities

The balance comprises:

| | Shares and other variable-yield securities | | | | |
|---|---|---|---|---|---|
| | Venture capital operations | EBRD shares | Investment funds | Other equity investments | Total |
| **Cost:** | | | | | |
| At 1 January 2020 | 6,494,566 | 157,500 | 2,059,386 | 266 | **8,711,718** |
| Additions / Transfers | 1,395,226 | 0 | 790,233 | 0 | **2,185,459** |
| Reflows / Terminations | -913,757 | 0 | -280,708 | -22 | **-1,194,487** |
| **At 31 December 2020** | **6,976,035** | **157,500[(1)]** | **2,568,911** | **244** | **9,702,690** |
| **Unrealised gains/losses** | | | | | |
| At 1 January 2020 | 2,331,678 | 335,257 | 220,347 | 562 | **2,887,844** |
| Unrealised gains | 1,132,303 | 22,122 | 108,659 | 0 | **1,263,084** |
| Unrealised losses | -502,084 | 0 | -27,790 | -294 | **-530,168** |
| **At 31 December 2020** | **2,961,897** | **357,379** | **301,216** | **268** | **3,620,760** |
| **Net book value:** | | | | | |
| **At 31 December 2020** | **9,937,932** | **514,879** | **2,870,127** | **512** | **13,323,450** |
| **At 31 December 2019** | **8,826,244** | **492,757** | **2,279,733** | **828** | **11,599,562** |

(1) The amount of EUR '000 157,500 (2019: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2020 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). As at 31 December 2020, the Group holds 3.03% of the subscribed capital of the EBRD (2019: 3.03%).

The Group designated the investment in EBRD as at fair value through other comprehensive income because the investment is expected to be held for the long-term for strategic purposes and there are no plans to dispose this investment in the short or medium term. The fair value as at 31 December 2020 corresponds to the net book value as presented. There was no dividend recognised during the year 2020 nor transfers of any cumulative gain or loss within equity relating to this investment.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

2020 FINANCIAL REPORT B.4. Interest in other entities B.4.1 Composition of the Group The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. It is currently EIB’s only subsidiary. The Bank holds 58.82% (2019: 58.53%) of the subscribed capital of the EIF amounting to EUR 4.5 billion (2019: EUR 4.5 billion). The primary task of the EIF, while providing an adequate return on equity, is to contribute to the pursuit of EU objectives through: x the provision of guarantees to financial institutions that cover credits to small and medium sized enterprises (‘SMEs’); x the acquisition, holding, managing and disposal of equity participations; x the administration of special resources entrusted by third parties; and x related activities. The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business. As a result of the General Meeting’s approval of the EIF’s capital increase in February 2021, the EIF’s authorised capital will be increased from EUR 4.5 billion to EUR 7.4 billion through the issuance of 2,870 new shares; each new share will have a nominal value of EUR 1,000,000. The issuance of the new shares shall occur through a single subscription round with subscription possible in a single subscription period as detailed following. Each newly authorised share which is subscribed shall be paid-in as to 20% of its nominal value. The remaining 80% can be called upon decision of the EIF General Meeting. The subscription price for any newly authorised shares which are subscribed in the capital increase shall be EUR 435,970.88 corresponding to a new calculation based on the Replacement Share Purchase Undertaking (‘RSPU’) formula performed on the basis of financial data of the EIF as of 30 September 2020 as reviewed by external auditors and including the paid-in portion of newly issued shares. In line with Article 5 of the EIF Statutes, each shareholder of the EIF shall be entitled to subscribe to a fraction of the increase corresponding to the ratio, which existed between the shares subscribed by that member and the overall number of EIF shares subscribed, before the capital increase. Consequently, the EIB has subscribed to its pro-rata share of 1,689 shares for an amount of approximatively EUR 736 million. B.4.2 Involvement with unconsolidated structured entities Definition of a structured entity A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features: x Restricted activities; x A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors; x Insufficient equity to permit the structured entity to finance its activities without subordinated financial support; x Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches). Unconsolidated structured entities The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated. Definition of Interests in structured entities: IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship.

194

| Type of structured entity | Nature and purpose | Interest held by the Group |
|---|---|---|
| Project Finance - lending to Special Purposes Vehicles ('SPVs') | Project Finance Transactions ('PF Operations') are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs. | Net disbursed amounts<br><br>Interest income |
| Venture capital and Investment funds | The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects. | Investments in units/shares issued by venture capital and investment funds<br><br>Dividends received as dividend income |
| Assets Backed Securities issued by SPVs | Investing in notes issued by SPVs is a Group's alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs. | Investments in notes issued by the SPVs<br><br>Interest income |
| Guarantees granted in respect of loans granted by third party SPVs | The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs. | Guaranteed exposures<br><br>Guarantee fees |
| Mandate management | The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services. | Management fees for services |

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to credit risk in relation to those entities. The maximum exposure to credit risk includes the carrying amounts and the related undisbursed commitments.

| | | 31.12.2020 | | 31.12.2019 | |
|---|---|---|---|---|---|
| (in EUR million) | Caption | Carrying amount | Maximum Exposure to Credit Risk | Carrying amount | Maximum Exposure to Credit Risk |
| Project finance - lending to SPVs | Loans and advances to customers | 8,744 | 9,418 | 14,104 | 14,649 |
| Venture capital and investment funds (refer to Note B.3) | Shares and other variable-yield securities | 12,808 | 21,472 | 11,106 | 20,105 |
| Loan substitutes – Investments in Asset Backed Securities issued by SPVs and other structured entities | Debt securities including fixed-income securities | 4,881 | 4,881 | 5,907 | 6,082 |
| Guarantees granted in respect of loans granted by third party SPV (Notes S.2.5.3) | Provisions for guarantees issued | 23 | 5,822 | 20 | 10,889 |
| **Total** | | **26,456** | **41,593** | **31,137** | **51,725** |

No support is provided to structured entities by EIB Group beyond the respective financing.

## Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Term deposits | 44,562,537 | 29,003,153 |
| On-demand deposits | 239,935 | 238,000 |
| Reverse repos | 15,466,450 | 24,613,801 |
| **Other loans and advances to credit institutions** | **60,268,922** | **53,854,954** |
| **Other loans and advances to customers** | **900,604** | **964,239** |
| **Total other loans and advances** | **61,169,526** | **54,819,193** |
| Of which cash and cash equivalents | 43,933,323 | 24,777,898 |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

## Note D – Summary statement of loans (in EUR '000)

### D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

| | To intermediary credit institutions | Directly to final beneficiaries | 31.12.2020 | 31.12.2019 |
|---|---|---|---|---|
| Disbursed portion | 106,055,178 | 344,815,129 | 450,870,307 | 451,039,227 |
| Undisbursed loans | 32,365,353 | 81,697,777 | 114,063,130 | 112,570,978 |
| **Aggregate loans granted** | **138,420,531** | **426,512,906** | **564,933,437** | **563,610,205** |
| Loan instalments receivable | 10,900 | 150,153 | 161,053 | 171,517 |
| Loan substitutes portfolio(1) | | | 20,172,802 | 20,788,129 |
| **Aggregate loans including loan substitutes portfolio** | | | **585,267,292** | **584,569,851** |

(1) An amount of nil in 2020 (2019: EUR '000 175,348) was recorded as undisbursed amount. A corresponding loss allowance of EUR nil in 2020 (2019: EUR '000 14) was recorded under *"Provisions for guarantees issued and commitments"*.

### D.2. Impairment on loans and advances – Loss allowances

The following tables show the reconciliation from the opening to the closing balance of the loss allowance for disbursed loans and advances and undisbursed loans (loan commitments) under the ECL IFRS 9 model.

| | 2020 | | | |
|---|---|---|---|---|
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Loans and advances to credit institutions measured at AC** | | | | |
| Balance at 1 January 2020 | 17,863 | 68,514 | 72,669 | **159,046** |
| Transfer to 12-month ECL | 302 | -8,074 | 0 | **-7,772** |
| Transfer to lifetime ECL not credit-impaired | -435 | 6,518 | -37,579 | **-31,496** |
| Transfer to lifetime ECL credit impaired | 0 | -686 | 0 | **-686** |
| Net measurement of loss allowance | -818 | -17,254 | 40,396 | **22,324** |
| New financial assets originated or purchased | 3,028 | 10,537 | 0 | **13,565** |
| Financial assets that have been derecognised | -5,035 | -9,561 | -14,463 | **-29,059** |
| Write-offs | 0 | 0 | 0 | **0** |
| Recoveries of amounts previously written off | 0 | 0 | 0 | **0** |
| **Balance at 31 December 2020** | **14,905** | **49,994** | **61,023** | **125,922** |

The evolution of the loss allowance on Loans and advances to credit institutions is mainly explained by the following:

- Decrease due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 39,954.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 13,565.
- Increase due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 22,324.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 29,059.

| | 2019 | | | |
|---|---|---|---|---|
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Loans and advances to credit institutions measured at AC** | | | | |
| Balance at 1 January 2019 | 26,794 | 88,099 | 91,380 | **206,273** |
| Transfer to 12-month ECL | 239 | -2,155 | 0 | **-1,916** |
| Transfer to lifetime ECL not credit-impaired | -1,557 | 10,119 | 0 | **8,562** |
| Transfer to lifetime ECL credit impaired | -3,294 | -162 | 21,107 | **17,651** |
| Net measurement of loss allowance | -5,722 | -29,712 | -18,950 | **-54,384** |
| New financial assets originated or purchased | 5,946 | 3,922 | 0 | **9,868** |
| Financial assets that have been derecognised | -4,543 | -1,597 | -13,442 | **-19,582** |
| Write-offs | 0 | 0 | -7,426 | **-7,426** |
| Recoveries of amounts previously written off | 0 | 0 | 0 | **0** |
| **Balance at 31 December 2019** | **17,863** | **68,514** | **72,669** | **159,046** |

2020 FINANCIAL REPORT

| | 2020 | | | |
|---|---|---|---|---|
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Loans and advances to customers measured at AC** | | | | |
| Balance at 1 January 2020 | 49,238 | 162,346 | 385,556 | **597,140** |
| Transfer to 12-month ECL | 2,346 | -46,162 | -6,150 | **-49,966** |
| Transfer to lifetime ECL not credit-impaired | -4,580 | 75,226 | -6,376 | **64,270** |
| Transfer to lifetime ECL credit impaired | -153 | -13,740 | 84,415 | **70,522** |
| Net measurement of loss allowance | 4,701 | -20,951 | -186,125(1) | **-202,375** |
| New financial assets originated or purchased | 9,435 | 22,950 | 12,144 | **44,529** |
| Financial assets that have been derecognised | -3,240 | -2,873 | -35,827 | **-41,940** |
| Write-offs | 0 | 0 | 0 | **0** |
| Recoveries of amounts previously written off | 0 | 0 | 0 | **0** |
| **Balance at 31 December 2020** | **57,747** | **176,796** | **247,637** | **482,180** |

(1) This amount includes EUR '000 79,144 related to the use of ECL due to derecognition of the corresponding assets following their modification. Moreover, an amount of EUR '000 20,417 relates to the reclassification of the ECL following the reclassification of the corresponding asset to "Assets held for sale".

The evolution of the loss allowance on Loans and advances to customers is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 84,826.
- Increase due to new financial assets originated or purchased by an amount of EUR ‘000 44,529.
- Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 41,940.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 202,375.

| | 2019 | | | |
|---|---|---|---|---|
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Loans and advances to customers measured at AC** | | | | |
| Balance at 1 January 2019 | 57,413 | 157,752 | 446,645 | **661,810** |
| Transfer to 12-month ECL | 1,054 | -37,025 | 0 | **-35,971** |
| Transfer to lifetime ECL not credit-impaired | -3,661 | 24,018 | -2,720 | **17,637** |
| Transfer to lifetime ECL credit impaired | -216 | 0 | 52,618 | **52,402** |
| Net measurement of loss allowance | -7,051 | -3,973 | -89,207 | **-100,231** |
| New financial assets originated or purchased | 6,835 | 21,796 | 240 | **28,871** |
| Financial assets that have been derecognised | -5,136 | -222 | -22,020 | **-27,378** |
| Write-offs | 0 | 0 | 0 | **0** |
| Recoveries of amounts previously written off | 0 | 0 | 0 | **0** |
| **Balance at 31 December 2019** | **49,238** | **162,346** | **385,556** | **597,140** |

| | 2020 | | | |
|---|---|---|---|---|
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Loan commitments measured at AC** | | | | |
| Balance at 1 January 2020 | 9,175 | 52,553 | 0 | **61,728** |
| Transfer to 12-month ECL | 234 | -2,622 | 0 | **-2,388** |
| Transfer to lifetime ECL not credit-impaired | -647 | 15,722 | 0 | **15,075** |
| Transfer to lifetime ECL credit impaired | -61 | -7,057 | 3,101 | **-4,017** |
| Net measurement of loss allowance | 241 | -6,327 | 0 | **-6,086** |
| New financial assets originated or purchased | 5,299 | 1,151 | 0 | **6,450** |
| Financial assets that have been derecognised | -4,586 | -15,902 | 0 | **-20,488** |
| Write-offs | 0 | 0 | 0 | **0** |
| Recoveries of amounts previously written off | 0 | 0 | 0 | **0** |
| **Balance at 31 December 2020** | **9,655** | **37,518** | **3,101** | **50,274** |

The evolution of the loss allowance on Loan commitments is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 8,670.
- Increase due to new financial assets originated or purchased by an amount of EUR ‘000 6,450.
- Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 20,488.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 6,086.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

| | 2019 | | | |
|---|---|---|---|---|
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Loan commitments measured at AC** | | | | |
| Balance at 1 January 2019 | 12,301 | 46,174 | 2,778 | **61,253** |
| Transfer to 12-month ECL | 65 | -8,236 | 0 | **-8,171** |
| Transfer to lifetime ECL not credit-impaired | -2,309 | 17,299 | 0 | **14,990** |
| Transfer to lifetime ECL credit impaired | 0 | 0 | 0 | **0** |
| Net measurement of loss allowance | -609 | -7,566 | 0 | **-8,175** |
| New financial assets originated or purchased | 5,108 | 11,083 | 0 | **16,191** |
| Financial assets that have been derecognised | -5,381 | -6,201 | -2,778 | **-14,360** |
| Write-offs | 0 | 0 | 0 | **0** |
| Recoveries of amounts previously written off | 0 | 0 | 0 | **0** |
| **Balance at 31 December 2019** | **9,175** | **52,553** | **0** | **61,728** |

## D.3. Geographical breakdown of lending by country in which projects are located

**Loans for projects within the European Union:**

| Countries and territories in which projects are located | Aggregate loans granted | Disbursed portion | Undisbursed portion | % of total 2020 | % of total 2019 |
|---|---|---|---|---|---|
| Spain | 88,514,504 | 82,894,472 | 5,620,032 | 15.13% | 15.64% |
| Italy | 66,923,890 | 52,762,759 | 14,161,131 | 11.44% | 11.04% |
| France | 62,377,619 | 47,174,158 | 15,203,461 | 10.66% | 10.09% |
| Germany | 46,483,529 | 36,422,982 | 10,060,547 | 7.94% | 7.83% |
| Poland | 44,484,808 | 36,423,379 | 8,061,429 | 7.60% | 7.53% |
| Greece | 21,821,689 | 18,553,161 | 3,268,528 | 3.73% | 3.57% |
| Netherlands | 16,595,755 | 12,963,850 | 3,631,905 | 2.84% | 2.81% |
| Austria | 16,374,761 | 15,006,096 | 1,368,665 | 2.80% | 2.77% |
| Portugal | 15,467,472 | 13,459,598 | 2,007,874 | 2.64% | 3.02% |
| Belgium | 14,650,939 | 11,431,305 | 3,219,634 | 2.50% | 2.49% |
| Sweden | 12,538,143 | 8,439,024 | 4,099,119 | 2.14% | 2.01% |
| Finland | 11,099,965 | 9,243,060 | 1,856,905 | 1.90% | 1.94% |
| Hungary | 9,961,020 | 8,171,068 | 1,789,952 | 1.70% | 1.73% |
| Ireland | 7,560,384 | 6,165,962 | 1,394,422 | 1.29% | 1.26% |
| Czech Republic | 7,058,942 | 5,382,773 | 1,676,169 | 1.21% | 1.23% |
| Romania | 6,713,171 | 4,230,436 | 2,482,735 | 1.15% | 1.16% |
| Slovakia | 5,258,309 | 4,338,001 | 920,308 | 0.90% | 0.90% |
| Croatia | 4,479,419 | 3,199,835 | 1,279,584 | 0.76% | 0.78% |
| Slovenia | 3,334,063 | 2,591,670 | 742,393 | 0.57% | 0.59% |
| Denmark | 3,149,376 | 2,707,456 | 441,920 | 0.54% | 0.53% |
| Lithuania | 2,864,390 | 2,628,486 | 235,904 | 0.49% | 0.34% |
| Cyprus | 2,739,618 | 1,940,001 | 799,617 | 0.47% | 0.46% |
| Bulgaria | 2,361,549 | 2,042,872 | 318,677 | 0.40% | 0.40% |
| Estonia | 1,505,876 | 1,094,387 | 411,489 | 0.26% | 0.24% |
| Latvia | 1,233,573 | 746,886 | 486,687 | 0.21% | 0.21% |
| Luxembourg | 866,567 | 405,847 | 460,720 | 0.15% | 0.16% |
| Malta | 483,270 | 313,203 | 170,067 | 0.08% | 0.08% |
| **Sub-total** | **476,902,601** | **390,732,727** | **86,169,874** | **81.50%** | **80.81%** |

**2020 FINANCIAL REPORT**

**Loans for projects outside the European Union:**

| Countries and territories in which projects are located | Aggregate loans granted | Disbursed portion | Undisbursed portion | % of total 2020 | % of total 2019 |
|---|---|---|---|---|---|
| United Kingdom(*) | 41,013,219 | 39,845,102 | 1,168,117 | 7.01% | 7.94% |
| Mediterranean countries | 19,181,122 | 11,295,153 | 7,885,969 | 3.28% | 2.99% |
| Candidate countries | 16,514,781 | 14,791,863 | 1,722,918 | 2.82% | 3.25% |
| Russia, Eastern Europe, Southern Caucasus | 9,286,251 | 3,054,484 | 6,231,767 | 1.59% | 1.43% |
| Asia | 7,538,254 | 3,164,366 | 4,373,888 | 1.29% | 1.25% |
| ACP States | 5,238,018 | 1,858,980 | 3,379,038 | 0.90% | 0.76% |
| Latin America | 4,593,028 | 2,561,154 | 2,031,874 | 0.78% | 0.80% |
| Potential candidate countries | 2,136,359 | 1,180,402 | 955,957 | 0.37% | 0.29% |
| EFTA | 1,657,341 | 1,657,341 | 0 | 0.28% | 0.30% |
| South Africa | 950,513 | 878,513 | 72,000 | 0.16% | 0.17% |
| OCT | 94,752 | 23,024 | 71,728 | 0.02% | 0.01% |
| **Sub-total** | **108,203,638** | **80,310,382** | **27,893,256** | **18.50%** | **19.19%** |
| | | | | | |
| **Total 2020(**)** | **585,106,239** | **471,043,109** | **114,063,130** | **100.00%** | |
| **Total 2019(**)** | **584,398,334** | **471,652,008** | **112,746,326** | | **100.00%** |

(*) Comparative figures have been reclassified, from European Union in 2019 to outside the European Union, following the exit of the United Kingdom as of 31 January 2020.

(**) Aggregate loans including loan substitutes and excluding loan instalments receivables (2020: EUR 161 million, 2019: EUR 172 million).

## D.4. Movement in guarantee operations

The following table shows the reconciliation from the opening to the closing balance of the financial guarantees. Comparative amounts for 2019 are disclosed below.

| | 2020 | | | |
|---|---|---|---|---|
| | Other liabilities | | Provisions | |
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Financial Guarantees** | | | | |
| **Balance at 1 January** | 6,467 | 999 | 12,349 | **19,815** |
| Transfer to 12-month ECL | 155 | -515 | 0 | **-360** |
| Transfer to lifetime ECL not credit-impaired | -82 | -201 | 309 | **26** |
| Transfer to lifetime ECL credit impaired | 0 | 14 | -14 | **0** |
| Net remeasurement | 6,470 | 34 | -1,001 | **5,503** |
| Use of provision | 0 | 0 | -833 | **-833** |
| New guarantees originated or purchased | 4,123 | 0 | 0 | **4,123** |
| Guarantees that have been derecognised | -5,453 | -182 | 0 | **-5,635** |
| **Balance at 31 December** | **11,680** | **149** | **10,810** | **22,639** |

| | 2019 | | | |
|---|---|---|---|---|
| | Other liabilities | | Provisions | |
| | 12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | Total |
| **Financial Guarantees** | | | | |
| **Balance at 1 January** | 11,552 | 3,803 | 14,659 | **30,014** |
| Transfer to 12-month ECL | 482 | -1,364 | 0 | **-882** |
| Transfer to lifetime ECL not credit-impaired | 0 | -153 | 0 | **-153** |
| Transfer to lifetime ECL credit impaired | 0 | 0 | 74 | **74** |
| Net remeasurement | -346 | -859 | -3,256 | **-4,461** |
| Use of provision | 0 | 0 | 1,022 | **1,022** |
| New guarantees originated or purchased | -517 | 282 | 0 | **-235** |
| Guarantees that have been derecognised | -4,704 | -710 | -150 | **-5,564** |
| **Balance at 31 December** | **6,467** | **999** | **12,349** | **19,815** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

## Note E – Property, furniture, equipment and intangible assets (in EUR ‘000)

| | Land | Luxembourg buildings[1] | Furniture and equipment | Right-of-use assets[2] | Total tangible assets | Total intangible assets |
|---|---|---|---|---|---|---|
| **Cost at 1 January 2020** | 20,145 | 397,882 | 72,126 | 194,911 | **685,064** | **43,366** |
| Additions | 0 | 8,217 | 22,384 | 8,825 | **39,426** | **31,684** |
| Disposals | 0 | 0 | -23,593 | -2,645 | **-26,238** | **-18,411** |
| **At 31 December 2020** | **20,145** | **406,099** | **70,917** | **201,091** | **698,252** | **56,639** |
| **Accumulated depreciation/amortisation:** | | | | | | |
| At 1 January 2020 | 0 | -196,550 | -46,205 | -38,446 | **-281,201** | **-17,711** |
| Depreciation/amortisation | 0 | -9,792 | -19,448 | -40,000 | **-69,240** | **-18,010** |
| Disposals | 0 | 0 | 23,593 | 450 | **24,043** | **18,361** |
| **At 31 December 2020** | **0** | **-206,342** | **-42,060** | **-77,996** | **-326,398** | **-17,360** |
| **Net book value:** | | | | | | |
| **At 31 December 2020** | **20,145** | **199,757** | **28,857** | **123,095** | **371,854** | **39,279** |
| **At 31 December 2019** | **20,145** | **201,332** | **25,921** | **156,465** | **403,863** | **25,655** |

(1) All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the “cost model” under IAS 16. The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 63,370 (2019: EUR ’000 55,153), which is expected to be completed in 2024.

(2) Right-of-use assets - is composed of the two classes of assets: Real estate (both commercial and residential properties) and cars.

| | Real estate | Cars | Total |
|---|---|---|---|
| Depreciation charge during 2020 | 39,911 | 89 | **40,000** |
| Carrying amount as at 31 December 2020 | 122,909 | 186 | **123,095** |

## Note F – Deferred income (in EUR ‘000)

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Interest subsidies received in advance | 89,027 | 99,890 |
| Prepaid and deferred management fees | 284,252 | 203,750 |
| Deferred income on loans and guarantees | 51,533 | 58,567 |
| Other | 9,771 | 10,865 |
| **Total** | **434,583** | **373,072** |

2020 FINANCIAL REPORT

## Note G – Other assets and other liabilities (in EUR '000)

### G.1. Other assets

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Net assets from financial guarantee contracts | 44,786 | 27,181 |
| Accounts receivable and sundry debtors | 18,611 | 24,325 |
| Guarantee call receivable | 12,986 | 25,633 |
| Advances on salaries and allowances | 2,780 | 2,580 |
| Other | 1,969 | 2,548 |
| **Total** | **81,132** | **82,267** |

### G.2. Other liabilities

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Capital repayable to the UK(*) | 3,195,904 | 0 |
| Commitment to purchase EIF non-controlling interest(**) | 819,467 | 821,272 |
| Optional Supplementary Provident Scheme | 721,903 | 643,232 |
| First Loss Piece Contribution | 204,070 | 132,676 |
| Lease Liability | 124,275 | 156,512 |
| Personnel costs payable | 100,020 | 105,706 |
| Accounts payable and sundry creditors | 75,598 | 48,674 |
| Deferred income | 33,981 | 37,316 |
| Payable on HIPC initiative(***) | 13,596 | 13,596 |
| Net liabilities from financial guarantee contracts (Note D.4.) | 11,829 | 7,466 |
| Western Balkans infrastructure fund | 393 | 393 |
| Other | 186,806 | 131,320 |
| **Total** | **5,487,842** | **2,098,163** |

(*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5bn of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalment due on 15 October 2020 was settled in full.

(**) As at 31 December 2020, the portion of EIF non-controlling interest on the consolidated balance sheet amounts to EUR 819 million (2019: EUR 821 million) and on the consolidated result (Note L) amounts to EUR -53 million (2019: EUR -67 million).

(***) Heavily Indebted Poor Countries ('HIPC') initiative (see Note V).

## Note H – Amounts owed to credit institutions and customers (in EUR '000)

### H.1. Amounts owed to credit institutions

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Repayable on demand** | **4,197,199** | **6,284,469** |
| - Overnight deposits | 4,197,199 | 6,284,469 |
| **With agreed maturity or periods of notice** | **12,302,079** | **1,184,732** |
| - Short-term deposits | 1,559 | 2,761 |
| - Repo with credit institutions | 4,310,742 | 1,181,971 |
| - Borrowings from central banks(1) | 7,989,778 | 0 |
| **Total** | **16,499,278** | **7,469,201** |

(1) This amount represents the Bank's participation in monetary operations with the ECB.

### H.2. Amounts owed to customers

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Repayable on demand** | **1,680,511** | **1,594,508** |
| - Overnight deposits | 2,962 | 4,013 |
| - European Union and Member States' accounts: | | |
| - For Special Section operations and related unsettled amounts | 398,386 | 397,313 |
| - Deposit accounts | 1,279,163 | 1,193,182 |
| **With agreed maturity or periods of notice** | **20,951** | **15,540** |
| - Short-term deposits | 20,951 | 15,540 |
| **Total** | **1,701,462** | **1,610,048** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

## Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2020 and 31 December 2019, together with the average rates and due dates.

| Debts evidenced by certificates (in EUR '000) | | | | | |
|---|---|---|---|---|---|
| **Payable in** | **Outstanding at 31.12.2020** | **Average rate 2020(*)** | **Due dates** | **Outstanding at 31.12.2019** | **Average rate 2019(*)** |
| EUR | 245,471,198 | 1.52 | 2021/2060 | 242,241,423 | 1.73 |
| USD | 102,980,060 | 1.79 | 2021/2058 | 111,884,458 | 2.20 |
| GBP | 42,714,537 | 2.41 | 2021/2054 | 45,613,342 | 2.61 |
| AUD | 8,097,915 | 3.33 | 2021/2042 | 9,947,726 | 3.77 |
| SEK | 6,625,774 | 1.51 | 2021/2040 | 5,873,569 | 2.28 |
| PLN | 6,417,089 | 2.15 | 2021/2029 | 4,994,362 | 2.48 |
| NOK | 5,092,022 | 1.80 | 2021/2037 | 5,739,674 | 1.98 |
| CAD | 4,251,495 | 2.24 | 2021/2045 | 5,313,621 | 2.02 |
| CHF | 4,089,335 | 2.01 | 2021/2036 | 5,430,993 | 2.09 |
| ZAR | 2,529,078 | 8.02 | 2021/2035 | 2,774,494 | 8.16 |
| JPY | 2,191,824 | 1.12 | 2021/2053 | 3,282,503 | 1.12 |
| TRY | 1,407,381 | 10.14 | 2021/2027 | 2,266,647 | 8.76 |
| MXN | 1,359,375 | 6.09 | 2021/2027 | 1,887,353 | 5.66 |
| DKK | 782,722 | 0.71 | 2024/2031 | 525,216 | 0.82 |
| CZK | 338,599 | 1.94 | 2021/2034 | 347,462 | 2.45 |
| CNY | 298,909 | 2.50 | 2022/2023 | 230,164 | 2.80 |
| NZD | 264,955 | 2.12 | 2021/2023 | 388,435 | 2.49 |
| HUF | 165,436 | 0.82 | 2021/2021 | 272,895 | 0.22 |
| HKD | 131,380 | 1.56 | 2021/2022 | 105,175 | 2.14 |
| RUB | 54,665 | 5.85 | 2022/2024 | 164,388 | 6.16 |
| RON | 0 | 0 | - | 37,633 | 2.87 |
| **Total** | **435,263,749** | | | **449,321,533** | |

| | **Outstanding at 31.12.2020** | **Outstanding at 31.12.2019** |
|---|---|---|
| **Total (notional value)(**)** | **435,263,749** | **449,321,533** |
| IFRS adjustments on borrowings | 49,633,224 | 44,005,583 |
| **Total debts evidenced by certificates** | **484,896,973** | **493,327,116** |

(*) Weighted average interest rates at the balance sheet date.

(**) The notional value of debts evidenced by certificates held for hedge accounting purposes amounts to EUR 336.2 billion (2019: EUR 357.1 billion), the notional value of debts evidenced by certificates held at fair value through profit or loss to EUR 26.8 billion (2019: EUR 26.2 billion), and the notional value of debts evidenced by certificates held at amortised cost amounts to EUR 72.3 billion as at 31 December 2020 (2019: EUR 66.0 billion).

2020 FINANCIAL REPORT

## Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 31 December 2020.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk, inflation risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

| | |
|---|---|
| Interest risk | The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability. |
| Longevity risk | The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability. |
| Inflation risk | The present value of the defined benefit plan liability is calculated by reference to the future pension increases which are linked to Luxembourg inflation. An increase in Luxembourg inflation will increase the plan's liability. |
| Salary risk | The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability. |

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 722 million (2019: EUR 643 million) is classified under *"Other liabilities"* (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

| in % | 2020 | 2019 |
|---|---|---|
| Discount rate for pension plans | 0.75 | 1.30 |
| Discount rate for health insurance plan | 0.75 | 1.30 |
| Future salary increase (including inflation) | 3.50 | 3.50 |
| Future pension increases | 1.75 | 1.75 |
| Healthcare cost increase rate | 3.75 | 3.75 |
| Average longevity at 60 of current pensioners (years) | 26.80 | 26.70 |
| Average longevity at 60 of current employees (years) | 29.30 | 29.20 |
| Actuarial tables | ICSLT 2018 - Static 2020 | ICSLT 2018 - Static 2019 |

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 11% (increase by 13%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 22% (decrease by 17%).

EIF Pension:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 15% (increase by 18%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 11% (decrease by 9%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 26% (decrease by 19%).

Management Committee Pension:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 8% (increase by 9%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 2% (decrease by 1%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 18% (decrease by 14%).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

Health Insurance for EIB:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 14% (increase by 17%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 6%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 40% (decrease by 28%).

Health Insurance for EIF:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 17% (increase by 21%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 51% (decrease by 34%).

The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the consolidated balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

The table below shows the actuarial experience (gain)/loss for the different plans and the total defined benefit obligation:

| | **EIB Pension** | **Management Committee Pension** | **EIF Pension** | **Health Insurance** | **Total** | **Total defined benefit obligation** |
|---|---|---|---|---|---|---|
| 2020 | 25,397 | 1,754 | 19,479 | -97,605 | **-50,975** | **9,569,495** |
| 2019 | -3,987 | -2,545 | 1,420 | -29,060 | **-34,172** | **7,892,289** |
| 2018 | 81,333 | 5,268 | 13,494 | -14,616 | **85,479** | **5,703,104** |
| 2017 | 267,349 | 2,409 | 24,013 | -39,610 | **254,161** | **5,565,841** |

**2020 FINANCIAL REPORT**

The tables below show the evolution of the Defined Benefit Obligation during 2020 and 2019 (in EUR '000):

| | EIB Pension | Management Committee Pension | EIF Pension | Health Insurance | Total 2020 |
|---|---|---|---|---|---|
| Obligation at the beginning of the year | 6,392,057 | 75,501 | 525,432 | 899,299 | **7,892,289** |
| a) Current service cost | 270,405 | 2,344 | 37,160 | 88,797 | **398,706** |
| b) Interest cost | 82,525 | 968 | 6,850 | 11,656 | **101,999** |
| c) Past service cost | 5,130 | 0 | 0 | 0 | **5,130** |
| **Total profit or loss** | **358,060** | **3,312** | **44,010** | **100,453** | **505,835** |
| a) Experience (gain)/loss | 25,397 | 1,754 | 19,479 | -97,605 | **-50,975** |
| b) Change in demographic assumptions | 28,057 | 374 | 2,279 | 5,980 | **36,690** |
| c) Change in financial assumptions | 947,204 | 7,523 | 112,087 | 162,179 | **1,228,993** |
| **Total OCI(*)** | **1,000,658** | **9,651** | **133,845** | **70,554** | **1,214,708** |
| a) Employee contributions | 41,860 | 0 | 5,305 | -772 | **46,393** |
| b) Benefit payments | -88,038 | -2,147 | 2,911 | -2,456 | **-89,730** |
| **Total Other** | **-46,178** | **-2,147** | **8,216** | **-3,228** | **-43,337** |
| **Benefit obligation as at 31 December 2020** | **7,704,597** | **86,317** | **711,503** | **1,067,078** | **9,569,495** |

(*) Attributable to the Equity holders of the Bank (EUR '000 1,157,082) and to non-controlling interests (EUR '000 57,626).

| | EIB Pension | Management Committee Pension | EIF Pension | Health Insurance | Total 2019 |
|---|---|---|---|---|---|
| Obligation at the beginning of the year | 4,697,008 | 62,755 | 342,571 | 600,770 | **5,703,104** |
| a) Current service cost | 190,537 | 2,146 | 24,048 | 60,453 | **277,184** |
| b) Interest cost | 101,735 | 1,344 | 7,487 | 13,030 | **123,596** |
| c) Past service cost | 3,082 | 0 | 50 | 0 | **3,132** |
| **Total profit or loss** | **295,354** | **3,490** | **31,585** | **73,483** | **403,912** |
| a) Experience (gain)/loss | -3,987 | -2,545 | 1,420 | -29,060 | **-34,172** |
| b) Change in demographic assumptions | 279,541 | 4,296 | 20,938 | 35,449 | **340,224** |
| c) Change in financial assumptions | 1,144,047 | 9,658 | 122,292 | 222,948 | **1,498,945** |
| **Total OCI(*)** | **1,419,601** | **11,409** | **144,650** | **229,337** | **1,804,997** |
| a) Employee contributions | 40,578 | 0 | 4,849 | 1,807 | **47,234** |
| b) Benefit payments | -60,484 | -2,153 | 1,777 | -6,098 | **-66,958** |
| **Total Other** | **-19,906** | **-2,153** | **6,626** | **-4,291** | **-19,724** |
| **Benefit obligation as at 31 December 2019** | **6,392,057** | **75,501** | **525,432** | **899,299** | **7,892,289** |

(*) Attributable to the Equity holders of the Bank (EUR '000 1,736,097) and to non-controlling interests (EUR '000 68,900).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

EIB employees pay a fixed contribution reviewed every five years. For the period from 1 January 2019 to 31 December 2023, the employee's contribution represents 11.3% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan.

The average duration of the benefit obligation at 31 December 2020 is split as follows:

EIB Pension:

- Active members: 29.27 years (2019: 27.59 years)
- Deferred members (*): 30.27 years (2019: 27.85 years)
- Retired members: 14.70 years (2019: 13.64 years)

EIF Pension:

- 
- Active members: 32.94 years (2019: 31.43 years)
- Deferred members (*): 30.21 years (2019: 29.13 years)
- Retired members: 19.61 years (2019: 18.46 years)

Management Committee Pension:

- Active members: 24.10 years (2019: 23.03 years)
- Deferred members (*): 21.58 years (2019: 19.59 years)
- Retired members: 12.67 years (2019: 11.85 years)

Health Insurance for EIB

- Active members: 34.26 years (2019: 32.17 years)
- Deferred members (*): 31.32 years (2019: 15.51 years)
- Retired members: 18.36 years (2019: 16.96 years)

Health Insurance for EIF

- Active members: 38.61 years (2019: 36.45 years)
- Deferred members (*): 29.09 years (2019: 28.67 years)
- Retired members: 25.87 years (2019: 21.24 years)

The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR '000 571,713 (2019: EUR 000 500,976).

(*) Staff members who left the Group before the normal retirement age and have a right to a deferred pension.

## Note K – Result for the financial year

The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2020, prepared under EU Accounting Directives, which amounts to EUR '000 1,712,323 will be submitted to the Board of Governors for approval by 23 April 2021. Please refer to the Overview to the Bank's Financial Statements for further details on the proposed Bank surplus for the financial year appropriation.

2020 FINANCIAL REPORT

## Note L – Interest and similar income and Interest expense and similar charges (in EUR '000)

### L.1. Net interest income

| | 2020 | 2019 |
|---|---|---|
| **Interest and similar income:** | | |
| Derivatives | 10,567,897 | 16,428,008 |
| Loans and advances to credit institutions and customers | 6,890,425 | 7,455,310 |
| Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities | 269,747 | 548,132 |
| Negative interest on interest bearing liabilities | 57,650 | 12,854 |
| Interest subsidy from the EU | 17,405 | 20,146 |
| Other | 20,808 | 5,280 |
| **Total** | **17,823,932** | **24,469,730** |
| **Interest expense and similar charges:** | | |
| Debts evidenced by certificates | -8,873,958 | -10,050,267 |
| Derivatives | -5,563,091 | -10,882,496 |
| Negative interest on interest bearing assets | -245,197 | -371,024 |
| Interest cost on benefit obligation (Note J) | -101,999 | -123,596 |
| Commitment to purchase EIF non-controlling interest (Note G.2) | -52,530 | -67,017 |
| Interest on third party mandates | -35,850 | -25,191 |
| Amounts owed to credit institutions and customers | -4,828 | -8,063 |
| Other [(1)] | -23,645 | -22,761 |
| **Total** | **-14,901,098** | **-21,550,415** |
| **Net interest income** | **2,922,834** | **2,919,315** |

[(1)] Includes the interest expense on lease liability amounted to EUR '000 431 (2019: EUR '000 530).

The table below sets out the net interest income relating to each class of financial assets and liabilities:

| | 2020 | 2019 |
|---|---|---|
| **Interest and similar income:** | | |
| Derivatives held for risk management | 10,567,897 | 16,428,008 |
| Financial assets measured at AC | 6,260,630 | 7,390,859 |
| Financial instruments designated at FVTPL | 872,386 | 551,212 |
| Financial instruments mandatorily at FVTPL | 44,552 | 81,513 |
| Other | 78,467 | 18,138 |
| **Total** | **17,823,932** | **24,469,730** |
| **Interest expense and similar charges:** | | |
| Financial liabilities measured at AC | -8,328,508 | -9,466,936 |
| Derivatives held for risk management | -5,563,091 | -10,882,496 |
| Financial instruments designated at FVTPL | -586,129 | -616,585 |
| Non-financial liabilities | -177,741 | -212,844 |
| Other | -245,629 | -371,554 |
| **Total** | **-14,901,098** | **-21,550,415** |
| **Net interest income** | **2,922,834** | **2,919,315** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

2020 FINANCIAL REPORT L.2. Geographical analysis of Interest and similar income 2020 2019 EU countries: Spain 860,833 933,249 Poland 529,331 584,905 France 477,566 522,544 Greece 474,384 501,055 Italy 473,379 566,620 Germany 320,589 327,105 Austria 261,080 272,891 Portugal 215,481 215,908 Netherlands 173,972 172,525 Belgium 170,751 163,215 Hungary 137,575 160,942 Sweden 110,274 128,531 Ireland 87,940 89,693 Romania 76,102 84,679 Slovakia 66,768 65,248 Finland 65,087 71,528 Croatia 52,333 59,335 Slovenia 43,224 45,894 Czech Republic 42,977 69,263 Bulgaria 40,572 42,119 Lithuania 26,359 33,812 Denmark 22,149 26,505 Latvia 14,848 15,077 Cyprus 11,582 12,699 Malta 9,585 9,960 Estonia 4,639 4,165 Luxembourg 2,821 2,887 Total EU countries 4,772,201 5,182,354 Outside the European Union(*) 2,046,324 2,099,309 Total 6,818,525 7,281,663 Income not analysed per country(1) 11,005,407 17,188,067 Total interest and similar income 17,823,932 24,469,730 (*) Comparative figures have been reclassified, from EU countries in 2019 to outside the European Union, following the exit of the United Kingdom as of 31 January 2020. (1) Income not analysed by country: · Revenue from Long Term securities portfolio, loan substitutes and ABS portfolio EIF 168,181 207,740 · Revenue from Securities Liquidity portfolio and Operational portfolio EIF 52,090 83,495 · Revenue from money-market securities 49,458 256,883 · Revenue from other securities 18 14 · Revenue from money-market operations 146,955 206,647 · Income from derivatives 10,567,897 16,428,008 · Unwinding of interest income from the present value adjustment of called capital and reserve receivable 15,887 0 · Other 4,921 5,280 11,005,407 17,188,067

208

## Note M – Result on financial operations (in EUR '000)

### M.1. By nature of result

| | 2020 | 2019 |
|---|---:|---:|
| Net result on derivatives[(1)] | -540,944 | -579,069 |
| Net result on loans under the FVO and associated swaps[(2)] | 126,458 | 66,413 |
| Net result on borrowings under the FVO and associated swaps[(3)] | -29,315 | -27,629 |
| Net result from hedge accounting on loans and associated swaps[(4)] | -90,284 | -64,180 |
| Net result from hedge accounting on borrowings and associated swaps[(5)] | 297,159 | 157,441 |
| | **-236,926** | **-447,024** |
| Foreign exchange gain and loss | -16,813 | 3,917 |
| Gain and loss on unwind of swaps | -22,039 | 11,215 |
| Net result on shares and variable yield securities[(6)] | 712,189 | 971,274 |
| Net result on debt securities portfolios (securities only) | 27,149 | 12,054 |
| Net result on financial guarantees | 2,573 | 10,298 |
| Net result on loans and loan substitutes under FVTPL | 1,154 | 36,996 |
| Net result on loans and loan substitutes under AC | 6,144 | 9,175 |
| Amortization of initial CBS | 175,979 | 93,588 |
| **Result on financial operations** | **649,410** | **701,493** |

(1) The net result on derivatives includes for the majority the fair value adjustment on Macro-hedging swaps and Treasury Asset swaps. On 31 December 2020, these swaps evidence a negative impact of EUR '000 540,944 compared to a negative impact of EUR '000 579,069 in 2019.

(2) The fair value option is applied on loans and loan substitutes hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2020, the carrying value of loans and loan substitutes designated at fair value amounts to EUR 18 billion (2019: EUR 20 billion). The combined effect from applying the fair value option on loans and loan substitutes results in a positive impact of EUR '000 126,458 on the consolidated income statement at 31 December 2020 (2019: positive impact of EUR '000 66,413).

(3) The fair value option is applied on borrowings hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2020 the carrying value of borrowings designated at fair value amounts to EUR 30 billion (2019: EUR 30 billion). The combined effect from applying the fair value option on borrowings results in a negative impact of EUR '000 29,315 on the consolidated income statement at 31 December 2020 (2019: negative impact of EUR '000 27,629).

(4) Hedge accounting is applied on eligible loans and loan substitutes, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2020, the carrying value of loans and loan substitutes designated under hedge accounting amounts to EUR 143 billion (2019: EUR 150 billion). The combined effect from applying hedge accounting on loans and loan substitutes and associated swaps results in a negative impact of EUR '000 90,284 on the consolidated income statement at 31 December 2020 (2019: negative impact of EUR '000 64,180).

(5) Hedge accounting is applied on eligible borrowings, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2020, the carrying value of borrowings under hedge accounting amounts to EUR 381 billion (2019: EUR 397 billion). The combined effect from applying hedge accounting on borrowings and associated swaps results in a positive impact of EUR '000 297,159 on the consolidated income statement at 31 December 2020 (2019: positive impact of EUR '000 157,441).

(6) The item is mainly composed of unrealised and realised gains and losses on equity instruments. The positive P&L impact EUR '000 712,189 is largely driven by unrealised gains on venture capital operations and investment funds recorded during 2020 (2019: positive impact of EUR '000 971,274).

### M.2. By category of assets and liabilities

| | 2020 | 2019 |
|---|---:|---:|
| Financial assets mandatorily at FVTPL (excluding derivative assets) | 694,075 | 978,131 |
| Financial assets designated at FVTPL (FVO) | 25,801 | 528,885 |
| Financial liabilities designated at FVTPL (FVO) | 401,921 | -522,920 |
| Financial assets measured at AC | 2,634,030 | 4,211,608 |
| Financial liabilities measured at AC | -5,487,569 | -8,539,246 |
| Derivatives designated as hedging instruments | 3,037,469 | 4,443,582 |
| Derivatives held for risk management purposes, other than HA | -819,914 | -505,414 |
| Other[(1)] | 163,597 | 106,867 |
| **Result on financial operations** | **649,410** | **701,493** |

(1) Includes amortization of initial CBS.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

## Note N – Other operating income (in EUR '000)

| | 2020 | 2019 |
|---|---|---|
| Reversal of previous year's unutilised accruals | 3,309 | 3,209 |
| Rental income | 78 | 91 |
| Other | 2,170 | 2,625 |
| **Total Other operating income** | **5,557** | **5,925** |

## Note O – Fee and commission income and Fee and commission expense (in EUR '000)

| | 2020 | 2019 |
|---|---|---|
| **Fee and commission income:** | | |
| Commission on guarantees | 173,812 | 151,031 |
| Commission on Investment Facility - Cotonou | 61,215 | 52,748 |
| Commission on InnovFin | 44,008 | 21,754 |
| Commission on EFSI | 40,987 | 29,892 |
| Commission on Jaspers | 30,499 | 33,538 |
| Commission on Jeremie/ESIF | 12,824 | 12,022 |
| Commission income on loans | 12,020 | 13,542 |
| Commission on Jessica | 8,348 | 8,878 |
| Commission on Connecting Europe Facility | 7,927 | 5,412 |
| Commission on Neighbourhood Investment Facility | 4,395 | 5,128 |
| Commission on Yaoundé/Lomé Conventions | 1,646 | 1,888 |
| Commission on other mandates | 100,006 | 104,760 |
| **Total fee and commission income** | **497,687** | **440,593** |

| | 2020 | 2019 |
|---|---|---|
| **Fee and commission expense:** | | |
| Risk remuneration for guarantees received | -302,635 | -235,805 |
| Other commissions payable | -25,014 | -16,477 |
| **Total fee and commission expense** | **-327,649** | **-252,282** |

## Note P – General administrative expenses (in EUR '000)

| | 2020 | 2019 |
|---|---|---|
| Salaries and allowances[(1)] | -509,975 | -492,631 |
| Welfare contributions and other staff costs | -539,460 | -406,674 |
| **Staff costs** | **-1,049,435** | **-899,305** |
| Other general administrative expenses | -223,575 | -247,821 |
| **Total general administrative expenses** | **-1,273,010** | **-1,147,126** |

1) Of which the amount for members of the Management Committee is EUR '000 3,113 at 31 December 2020 and EUR '000 2,706 at 31 December 2019 (Note Y.2).

The number of persons employed by the Group was 4,092 at 31 December 2020 (3,964 at 31 December 2019).

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Note Q – Derivatives and hedging activities Q.1. Use of derivative financial instruments In the funding activity of the Group The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates into line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are used in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure. The derivatives most commonly used are: Currency swaps Currency swaps consist of two categories of financial instruments: (i) cross currency swaps, contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates; and (ii) cross currency interest rate swaps, contracts under which it is agreed to exchange floating interest rate for fixed-rate interest in a foreign currency and vice versa. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties. In the liquidity management of the Group The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements (see Note Q.3 for the disclosure of notional amounts and fair values of short-term currency foreign exchange contracts). In the Asset Liability Management (‘ALM’) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: x has adopted an own funds investment profile ensuring a stable and high flow of income; and x manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IFRS 9. For further information regarding the risk management, please refer to Note S.

211

### Q.2. Hedging activities

*Fair value hedge of interest rate risk*

The amounts relating to items designated as hedging instruments are as follows (in EUR million):

| 2020 | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | Notional amount | Carrying amount | | Change in fair value used for calculating hedge ineffectiveness | Notional amount directly impacted by IBOR reform(**) | | | | |
| | | Assets | Liabilities | | USD Libor | GBP Libor | Other | Total | |
| **Interest rate swaps** | 446,320 | 39,117 | 19,687 | 2,749 | 45,502 | 38,770 | 2,754 | **87,026** | |
| **Currency swaps(*)** | 38,989 | 5,101 | 2,946 | 318 | 14,323 | 0 | 181 | **14,504** | |
| **Total** | **485,309** | **44,218** | **22,633** | **3,067** | **59,825** | **38,770** | **2,935** | **101,530** | |

(*) Main currencies covered are USD, AUD and CAD.

(**) For currency swaps, the Group used the notional amount of the receive leg of the swap.

The transactions maturing before the anticipated LIBOR replacement date in 2021 (or June 2023 in case of USD LIBOR) have not been included.

Interest rate swaps and currency swaps mentioned in the table above are presented in the consolidated balance sheet under *"Derivative assets"* and *"Derivative liabilities"*.

| 2019 | | | | |
|---|---|---|---|---|
| | Notional amount | Carrying amount | | Change in fair value used for calculating hedge ineffectiveness |
| | | Assets | Liabilities | |
| **Interest rate swaps** | 466,114 | 33,991 | 17,477 | 3,782 |
| **Currency swaps(*)** | 62,142 | 6,962 | 4,202 | 648 |
| **Total** | **528,256** | **40,953** | **21,679** | **4,430** |

(*) Main currencies covered are USD, AUD and CAD.

Interest rate swaps and currency swaps mentioned in the table above are presented in the consolidated balance sheet under *"Derivative assets"* and *"Derivative liabilities"*.

2020 FINANCIAL REPORT

The amounts relating to items designated as hedged items are as follows (in EUR million):

| | 2020 | | | | | |
|---|---|---|---|---|---|---|
| | Carrying amount | | Accumulated amount of fair value hedge adjustments | Line item in the consolidated balance sheet | Change in value used for calculating hedge ineffectiveness | Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses |
| | Assets | Liabilities | | | | |
| **Loans and advances** | 24,692 | 0 | 2,186 | Loans and advances to credit institutions | 367 | 5 |
| | 118,162 | 0 | 17,767 | Loans and advances to customers | 2,216 | 41 |
| **Loan substitutes** | 2,425 | 0 | 82 | Treasury bills and other bills eligible for refinancing with central banks | 20 | 0 |
| | 618 | 0 | 38 | Debt securities - a) issued by public bodies | 7 | 0 |
| | 513 | 0 | 19 | Debt securities - b) issued by other borrowers | 18 | 0 |
| **Debts evidenced by certificates** | 0 | 373,779 | -38,288 | Debts evidenced by certificates - a) debt securities in issue | -5,350 | -34 |
| | 0 | 7,548 | -1,880 | Debts evidenced by certificates - b) other | -138 | 0 |
| **Total** | **146,410** | **381,327** | **-20,076** | | **-2,860** | **12** |

| | 2019 | | | | | |
|---|---|---|---|---|---|---|
| | Carrying amount | | Accumulated amount of fair value hedge adjustments | Line item in the consolidated balance sheet | Change in value used for calculating hedge ineffectiveness | Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses |
| | Assets | Liabilities | | | | |
| **Loans and advances** | 24,483 | 0 | 1,819 | Loans and advances to credit institutions | 623 | 0 |
| | 121,817 | 0 | 15,551 | Loans and advances to customers | 3,510 | 37 |
| **Loan substitutes** | 1,904 | 0 | 62 | Treasury bills and other bills eligible for refinancing with central banks | 43 | 0 |
| | 522 | 0 | 31 | Debt securities - a) issued by public bodies | -14 | 0 |
| | 1,098 | 0 | 1 | Debt securities - b) issued by other borrowers | 40 | 0 |
| **Debts evidenced by certificates** | 0 | 388,663 | -32,938 | Debts evidenced by certificates - a) debt securities in issue | -8,204 | -36 |
| | 0 | 8,234 | -1,742 | Debts evidenced by certificates - b) other | -335 | 0 |
| **Total** | **149,824** | **396,897** | **-17,216** | | **-4,337** | **1** |

The hedge ineffectiveness – i.e. the difference between the hedging gains or losses of the hedging instrument and the hedged item - recognised in the consolidated income statement is EUR 207 million for 2020 (2019: EUR 93 million) and is included in line *"Result on financial operations"*.

The following table shows a reconciliation of each component of equity and an analysis of other comprehensive income in relation to hedge accounting (in EUR million):

| | Fair value reserve - Cost of hedging | |
|---|---|---|
| | 2020 | 2019 |
| **Balance as at 1 January** | **-247** | **-94** |
| Revaluation of cross currency basis spread | 94 | -156 |
| Amount reclassified to profit or loss | 8 | 3 |
| **Balance as at 31 December** | **-145** | **-247** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

### Q.3. Fair value of derivative financial instruments

Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy:

- Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities.
- Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
- Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments.

Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model (LMM), LMM with Stochastic Volatility, interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm's length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity, interest rate or inflation-linked transactions.

The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2020 (in EUR million)

| Derivatives assets | Level 1 | | Level 2 | | Level 3 | | Total 2020 | |
|---|---|---|---|---|---|---|---|---|
| | Quoted market price | | Valuation techniques – market observable inputs | | Valuation techniques – non market observable inputs | | | |
| | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value |
| Interest Rate Swaps | 0 | 0 | 352,813 | 43,788 | 2,940 | 241 | **355,753** | **44,029** |
| Currency Swaps | 0 | 0 | 94,819 | 8,964 | 596 | 130 | **95,415** | **9,094** |
| Short-term foreign exchange contracts | 0 | 0 | 8,508 | 163 | 0 | 0 | **8,508** | **163** |
| **Total** | **0** | **0** | **456,140** | **52,915** | **3,536** | **371** | **459,676** | **53,286** |

| Derivatives liabilities | Level 1 | | Level 2 | | Level 3 | | Total 2020 | |
|---|---|---|---|---|---|---|---|---|
| | Quoted market price | | Valuation techniques – market observable inputs | | Valuation techniques – non market observable inputs | | | |
| | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value |
| Interest Rate Swaps | 0 | 0 | 182,713 | 28,978 | 529 | 70 | **183,242** | **29,048** |
| Currency Swaps | 0 | 0 | 127,638 | 8,882 | 203 | 35 | **127,841** | **8,917** |
| Short-term foreign exchange contracts | 0 | 0 | 14,418 | 253 | 0 | 0 | **14,418** | **253** |
| Other | 0 | 0 | 0 | 0 | 0 | 137 | **0** | **137** |
| **Total** | **0** | **0** | **324,769** | **38,113** | **732** | **242** | **325,501** | **38,355** |

**2020 FINANCIAL REPORT**

Derivatives by valuation method as at 31 December 2019 (in EUR million)

| Derivatives assets | Level 1 | | Level 2 | | Level 3 | | Total 2019 | |
|---|---|---|---|---|---|---|---|---|
| | Quoted market price | | Valuation techniques – market observable inputs | | Valuation techniques – non market observable inputs | | | |
| | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value |
| Interest Rate Swaps | 0 | 0 | 336,835 | 38,104 | 1,834 | 106 | **338,669** | **38,210** |
| Currency Swaps | 0 | 0 | 115,297 | 10,868 | 474 | 109 | **115,771** | **10,977** |
| Short-term foreign exchange contracts | 0 | 0 | 23,444 | 602 | 0 | 0 | **23,444** | **602** |
| **Total** | **0** | **0** | **475,576** | **49,574** | **2,308** | **215** | **477,884** | **49,789** |

| Derivatives liabilities | Level 1 | | Level 2 | | Level 3 | | Total 2019 | |
|---|---|---|---|---|---|---|---|---|
| | Quoted market price | | Valuation techniques – market observable inputs | | Valuation techniques – non market observable inputs | | | |
| | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value | Notional amount | Fair value |
| Interest Rate Swaps | 0 | 0 | 201,638 | 25,820 | 372 | 8 | **202,010** | **25,828** |
| Currency Swaps | 0 | 0 | 103,561 | 6,331 | 408 | 68 | **103,969** | **6,399** |
| Short-term foreign exchange contracts | 0 | 0 | 12,717 | 194 | 0 | 0 | **12,717** | **194** |
| Other | 0 | 0 | 0 | 0 | 0 | 105 | **0** | **105** |
| **Total** | **0** | **0** | **317,916** | **32,345** | **780** | **181** | **318,696** | **32,526** |

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

| Type of financial instrument | Fair value at 31 December 2020 | Fair values of level 3 swaps at 31 December 2020 | Valuation technique | Significant unobservable input | Range of estimates for unobservable inputs |
|---|---|---|---|---|---|
| Interest Rate Swaps | 14,951 | 141 | Stochastic IR models | Stochastic volatility parameters, such as mean reversion or volatility of volatility | Volatility of volatility or mean reversion speed moving by 20% up and down. |
| Currency Swaps | 177 | 95 | Stochastic CC models | Correlations between yield curves and FX rates using volatility smile | Using a different observation window for correlation and using local vol model to capture more volatility strikes. |
| Equity Swaps | 30 | 30 | Stochastic Equity models | Dividend yields and volatility | Using a different dividend yield and volatility (+-20% relative). |

| Type of financial instrument | Fair value at 31 December 2019 | Fair values of level 3 swaps at 31 December 2019 | Valuation technique | Significant unobservable input | Range of estimates for unobservable inputs |
|---|---|---|---|---|---|
| Interest Rate Swaps | 12,365 | 81 | Stochastic IR models | Stochastic volatility parameters, such as mean reversion or volatility of volatility | Volatility of volatility or mean reversion speed moving by 10% up and down. |
| Currency Swaps | 4,578 | 41 | Stochastic CC models | Correlations between yield curves and FX rates using volatility smile | Using a different observation window for correlation and using local vol model to capture more volatility strikes. |
| Equity Swaps | 17 | 17 | Stochastic Equity models | Dividend yields and volatility | Using a different dividend yield and volatility (+-10% relative). |

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2020, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -105.4 million (2019: EUR -102.3 million) recorded in:
  - swaps hedging loans and loan substitutes of EUR -30.0 million (2019: EUR -33.9 million)
  - swaps hedging borrowings of EUR -35.6 million (2019: EUR -37.3 million)
  - ALM swaps of EUR -39.7 million (2019: EUR -31.0 million)
  - long-term treasury swaps of EUR 0 million (2019: EUR 0 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR -0.1 million (2019: EUR -0.1 million).

- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 132.6 million (2019: EUR 189.1 million) recorded in:
  - swaps hedging loans and loan substitutes of EUR 55.5 million (2019: EUR 76.2 million)
  - swaps hedging borrowings of EUR 49.5 million (2019: EUR 72.9 million)
  - ALM swaps of EUR 27.2 million (2019: EUR 39.6 million)
  - long-term treasury swaps of EUR 0.3 million (2019: EUR 0.1 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR 0.1 million (2019: EUR 0.3 million).

- In addition to CVA and DVA above, Collateral Valuation adjustment (CollVA), reflecting specific marginal adjustments linked to collateral posted by EIB counterparties on derivative transactions at 31 December 2020, amounting to EUR -18.3 million (2019: EUR -33.8 million).

  For the majority of the derivatives, the collateral posted by the EIB counterparties is already included in the CVA value. But for some marginal cases, the collateral is not directly taken into account (specific CSAs, cash collateral) and is thus separated out in a specific CollVA adjustment.

2020 FINANCIAL REPORT

### Q.4. Sensitivity of Fair Value for Level 3 Instruments

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments.

To asses and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs.

Alternative assumptions are specific to valuation models and can be applied separately.

Level 3 derivatives can be grouped into three swap types according to the underlying asset and valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swap

a. Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a volatility of volatility ('vol-of-vol') parameter is exogenously specified for a subset of models. These models also incorporate an exogenously set speed of volatility mean reversion. For this category, (a), alternative valuations are obtained by moving the vol-of-vol up and down by 20% and the mean reversion up and down by 20% (floored at 1%), as compared to 10% in 2019 for both scenarios. Both scenarios contribute to an increase in valuation. For this category, (a), the first scenario yielded an increase of EUR 2.7 million and the second scenario an increase of EUR 0.9 million.

b. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from the time series. For these categories, alternative valuations are obtained by calculating correlation from a shorter time window (half the size) in the first scenario and considering volatility smile in the second scenario. For this category, (b), the first scenario turned out to have an unfavourable impact leading to a decrease of EUR 0.3 million, and the other of a favourable impact leading to an increase of EUR 7.2 million.

c. Equity linked swaps are modelled with BS model capturing the volatilities from the market. Interest rates and dividends are also taken from market quotes. For long-term swaps the volatilities and dividends are extrapolated for the long maturities. The scenarios consisted of a relative change of 20%, up and down, in the volatility and dividends assumptions (2019: 10%). The favourable scenario led to an increase of EUR 5.6 million and the unfavourable scenario to a decrease of EUR 3.2 million.

The following table summarises Level 3 derivatives by type of financial instrument for which alternative assumptions would change fair value (in EUR million):

| 31 December 2020 | Favourable Impact | Unfavourable Impact | Valuation technique | Significant unobservable input |
|---|---|---|---|---|
| Structured interest rate swaps (OTC) | 2.7 | 0 | Stochastic IR models | Changing mean reversion and volatility of volatility parameters |
| Cross currency and FX-linked swaps | 7.2 | -0.3 | Stochastic CC models | Correlations between Interest rates and FX rates and considering the volatility smile |
| Equity-linked swap | 5.6 | -3.2 | Stochastic Equity models | Changing volatility and dividends |

| 31 December 2019 | Favourable Impact | Unfavourable Impact | Valuation technique | Significant unobservable input |
|---|---|---|---|---|
| Structured interest rate swaps (OTC) | 0.4 | -1.2 | Stochastic IR models | Changing stochastic volatility parameters |
| Cross currency and FX-linked swaps | 2.3 | -0.6 | Stochastic CC models | Correlations between Interest rates and FX rates and considering the volatility smile |
| Equity-linked swap | 0.5 | -0.5 | Stochastic Equity models | Changing volatility and dividends |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

## Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the consolidated financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

| 31 December 2020 | Fair value | | | | Carrying amount |
|---|---|---|---|---|---|
| | Level 1 | Level 2 | Level 3 | Total | |
| **Assets carried at fair value:** | | | | | |
| **Financial assets designated at FVTPL** | **0** | **7,227** | **11,040** | **18,267** | **18,267** |
| Loans and advances to credit institutions and to customers | 0 | 7,014 | 10,464 | 17,478 | 17,478 |
| Shares and other variable-yield securities | 0 | 0 | 576 | 576 | 576 |
| Loan substitutes portfolio | 0 | 213 | 0 | 213 | 213 |
| **Financial assets mandatorily measured at FVTPL** | **4,088** | **92** | **15,366** | **19,546** | **19,546** |
| SLP | 4,088 | 92 | 0 | 4,180 | 4,180 |
| Shares and other variable-yield securities | 0 | 0 | 12,232 | 12,232 | 12,232 |
| Loans and advances to credit institutions and to customers | 0 | 0 | 1,808 | 1,808 | 1,808 |
| Loan substitutes portfolio | 0 | 0 | 1,003 | 1,003 | 1,003 |
| ABS Portfolio EIF | 0 | 0 | 323 | 323 | 323 |
| **Financial assets measured at FVOCI (no recycling)** | **0** | **0** | **515** | **515** | **515** |
| Shares and other variable-yield securities | 0 | 0 | 515 | 515 | 515 |
| **Derivative assets** | **0** | **52,915** | **371** | **53,286** | **53,286** |
| **Total** | **4,088** | **60,234** | **27,292** | **91,614** | **91,614** |
| **Assets carried at AC:** | | | | | |
| **Held-to-collect** | **14,551** | **480,025** | **55,727** | **550,303** | **534,619** |
| LTHP | 1,760 | 5 | 0 | 1,765 | 1,646 |
| TMP | 10,254 | 7,351 | 0 | 17,605 | 17,602 |
| Operational portfolio - EIF | 1,180 | 28 | 0 | 1,208 | 1,192 |
| Loan substitutes portfolio | 511 | 11,906 | 6,743 | 19,160 | 18,957 |
| Loans and advances to credit institutions and to customers | 0 | 459,280 | 48,984 | 508,264 | 492,921 |
| Cash in hand, balances with central banks and post office banks | 835 | 0 | 0 | 835 | 835 |
| Subscribed capital and reserves, called but not paid | 0 | 1,455 | 0 | 1,455 | 1,455 |
| Assets held for sale | 11 | 0 | 0 | 11 | 11 |
| **Total** | **14,551** | **480,025** | **55,727** | **550,303** | **534,619** |
| **Total financial assets** | **18,639** | **540,259** | **83,019** | **641,917** | **626,233** |
| **Liabilities carried at fair value:** | | | | | |
| **Derivative liabilities** | **0** | **38,113** | **242** | **38,355** | **38,355** |
| **Financial liabilities designated at FVTPL** | **18,578** | **8,103** | **3,182** | **29,863** | **29,863** |
| Debts evidenced by certificates | 18,578 | 8,103 | 3,182 | 29,863 | 29,863 |
| **Total** | **18,578** | **46,216** | **3,424** | **68,218** | **68,218** |
| **Liabilities carried at AC** | | | | | |
| **Liabilities measured at AC** | **433,856** | **49,522** | **0** | **483,378** | **476,555** |
| Amounts owed to credit institutions and customers | 0 | 18,201 | 0 | 18,201 | 18,201 |
| Debts evidenced by certificates | 433,856 | 28,001 | 0 | 461,857 | 455,034 |
| Capital repayable to the UK | 0 | 3,196 | 0 | 3,196 | 3,196 |
| Lease liability | 0 | 124 | 0 | 124 | 124 |
| **Total** | **433,856** | **49,522** | **0** | **483,378** | **476,555** |
| **Total financial liabilities** | **452,434** | **95,738** | **3,424** | **551,596** | **544,773** |

2020 FINANCIAL REPORT

| 31 December 2019 | Fair value | | | | Carrying amount |
|---|---|---|---|---|---|
| | Level 1 | Level 2 | Level 3 | Total | |
| **Assets carried at fair value:** | | | | | |
| **Financial assets designated at FVTPL** | **0** | **7,669** | **12,853** | **20,522** | **20,522** |
| Loans and advances to credit institutions and to customers | 0 | 7,468 | 12,358 | 19,826 | 19,826 |
| Shares and other variable-yield securities | 0 | 0 | 495 | 495 | 495 |
| Loan substitutes portfolio | 0 | 201 | 0 | 201 | 201 |
| **Financial assets mandatorily measured at FVTPL** | **3,635** | **291** | **12,793** | **16,719** | **16,719** |
| SLP | 3,635 | 291 | 0 | 3,926 | 3,926 |
| Shares and other variable-yield securities | 0 | 0 | 10,612 | 10,612 | 10,612 |
| Loans and advances to credit institutions and to customers | 0 | 0 | 1,400 | 1,400 | 1,400 |
| Loan substitutes portfolio | 0 | 0 | 529 | 529 | 529 |
| ABS Portfolio EIF | 0 | 0 | 252 | 252 | 252 |
| **Financial assets measured at FVOCI (no recycling)** | **0** | **0** | **493** | **493** | **493** |
| Shares and other variable-yield securities | 0 | 0 | 493 | 493 | 493 |
| **Derivative assets** | **0** | **49,574** | **215** | **49,789** | **49,789** |
| **Total** | **3,635** | **57,534** | **26,354** | **87,523** | **87,523** |
| **Assets carried at AC:** | | | | | |
| **Held-to-collect** | **13,350** | **469,717** | **54,966** | **538,033** | **527,720** |
| LTHP | 1,847 | 0 | 0 | 1,847 | 1,737 |
| TMP | 8,812 | 10,511 | 0 | 19,323 | 19,323 |
| Operational portfolio - EIF | 1,213 | 38 | 0 | 1,251 | 1,238 |
| Loan substitutes portfolio | 531 | 11,150 | 8,415 | 20,096 | 19,883 |
| Loans and advances to credit institutions and to customers | 0 | 448,018 | 46,551 | 494,569 | 484,592 |
| Cash in hand, balances with central banks and post office banks | 947 | 0 | 0 | 947 | 947 |
| **Total** | **13,350** | **469,717** | **54,966** | **538,033** | **527,720** |
| **Total financial assets** | **16,985** | **527,251** | **81,320** | **625,556** | **615,243** |
| **Liabilities carried at fair value:** | | | | | |
| **Derivative liabilities** | **0** | **32,345** | **181** | **32,526** | **32,526** |
| **Financial liabilities designated at FVTPL** | **14,888** | **12,275** | **2,366** | **29,529** | **29,529** |
| Debts evidenced by certificates | 14,888 | 12,275 | 2,366 | 29,529 | 29,529 |
| **Total** | **14,888** | **44,620** | **2,547** | **62,055** | **62,055** |
| **Liabilities carried at AC** | | | | | |
| **Liabilities measured at AC** | **438,517** | **38,566** | **0** | **477,083** | **473,034** |
| Amounts owed to credit institutions and customers | 0 | 9,079 | 0 | 9,079 | 9,079 |
| Debts evidenced by certificates | 438,517 | 29,330 | 0 | 467,847 | 463,798 |
| Lease liability | 0 | 157 | 0 | 157 | 157 |
| **Total** | **438,517** | **38,566** | **0** | **477,083** | **473,034** |
| **Total financial liabilities** | **453,405** | **83,186** | **2,547** | **539,138** | **535,089** |

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

**Assets for which carrying value approximates to fair value**
For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

**Assets and liabilities recorded at fair value**
Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

With the application of IFRS 13, own credit adjustments ('OCA'), reflecting own credit risk on financial liabilities designated at fair value through profit or loss, amounts to EUR 19.8 million at 31 December 2020 (2019: EUR 129.7 million).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

In 2020, the Group made transfers from Level 1 to 2 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 26.8 million (2019: EUR 65.9 million)
- Financial assets carried at amortised cost of EUR 5.0 million (2019: EUR 37.5 million)
- Financial liabilities designated at fair value through profit or loss of EUR 934.9 million (2019: EUR 134.7 million)

During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from Level 1 to 2.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 30.7 million (2019: EUR 10.5 million)
- Financial assets at amortised cost of EUR 36 million (2019: EUR 0 million)
- Financial liabilities designated at fair value through profit or loss of EUR 2,182.0 million (2019: EUR 483.6 million).

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2020 (in EUR million):

| | Financial assets mandatorily measured at FVTPL(*) | Financial assets designated at FVTPL | Financial assets at FVOCI | Financial liabilities mandatorily measured at FVTPL(*) | Financial liabilities designated at FVTPL |
|---|---|---|---|---|---|
| **Balance at 1 January 2020** | **13,008** | **12,853** | **493** | **181** | **2,366** |
| Total gains or losses: | | | | | |
| - in profit or loss | 862 | -616 | 0 | 24 | -1 |
| - in other comprehensive income | 0 | 0 | 22 | 0 | 13 |
| Purchases | 3,254 | 105 | 0 | 11 | 0 |
| Sales | 0 | 0 | 0 | 0 | 0 |
| Issues | 0 | 0 | 0 | 0 | 337 |
| Settlement | -1,504 | -1,302 | 0 | -30 | -289 |
| Aggregate transfers into Level 3 | 151 | 0 | 0 | 56 | 1,105 |
| Aggregate transfers out of Level 3 | -34 | 0 | 0 | 0 | -349 |
| **Balance at 31 December 2020** | **15,737** | **11,040** | **515** | **242** | **3,182** |

(*) Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2019 (in EUR million):

| | Financial assets mandatorily measured at FVTPL(*) | Financial assets designated at FVTPL | Financial assets at FVOCI | Financial liabilities mandatorily measured at FVTPL(*) | Financial liabilities designated at FVTPL |
|---|---|---|---|---|---|
| **Balance at 1 January 2019** | **9,565** | **12,681** | **490** | **147** | **1,923** |
| Total gains or losses: | | | | | |
| - in profit or loss | 1,184 | 323 | 0 | 42 | 100 |
| - in other comprehensive income | 0 | 0 | 3 | 0 | 17 |
| Purchases | 3,143 | 96 | 0 | 0 | 0 |
| Sales | -133 | 0 | 0 | 0 | 0 |
| Issues | 0 | 0 | 0 | 0 | 65 |
| Settlement | -712 | -247 | 0 | -5 | -192 |
| Aggregate transfers into Level 3 | 0 | 0 | 0 | 0 | 831 |
| Aggregate transfers out of Level 3 | -39 | 0 | 0 | -3 | -378 |
| **Balance at 31 December 2019** | **13,008** | **12,853** | **493** | **181** | **2,366** |

(*)Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

**2020 FINANCIAL REPORT**

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2020 as follows (in EUR million):

| | Financial assets mandatorily measured at FVTPL(*) | Financial assets designated at FVTPL | Financial assets at FVOCI | Financial liabilities mandatorily measured at FVTPL(*) | Financial liabilities designated at FVTPL |
|---|---|---|---|---|---|
| **Total gains or losses included in profit or loss for the year:** | | | | | |
| - Result on financial operations | 862 | -616 | 0 | 24 | -1 |
| **Total gains or losses recognised in other comprehensive income** | | | | | |
| - financial assets at FVOCI and OCA | 0 | 0 | 22 | 0 | 13 |
| **Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2020** | | | | | |
| - Result on financial operations | 862 | -616 | 0 | 24 | -1 |

(*) Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2019 as follows (in EUR million):

| | Financial assets mandatorily measured at FVTPL(*) | Financial assets designated at FVTPL | Financial assets at FVOCI | Financial liabilities mandatorily measured at FVTPL(*) | Financial liabilities designated at FVTPL |
|---|---|---|---|---|---|
| **Total gains or losses included in profit or loss for the year:** | | | | | |
| - Result on financial operations | 1,184 | 323 | 0 | 42 | 100 |
| **Total gains or losses recognised in other comprehensive income** | | | | | |
| - financial assets at FVOCI and OCA | 0 | 0 | 3 | 0 | 17 |
| **Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2019** | | | | | |
| - Result on financial operations | 1,184 | 323 | 0 | 42 | 100 |

(*) Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

**Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions**

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss are determined has been quantified as a reduction of approximately EUR 3.5 million using most unfavourable assumptions and an increase of approximately EUR 15.5 million using most favourable assumptions for 31 December 2020 and a decrease of approximately EUR 2.3 million using most unfavourable assumptions and an increase of approximately EUR 3.3 million using most favourable assumptions for 31 December 2019.

The alternative assumptions are used to calculate the fair value of borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into three swap types according to the underlying asset and/or valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swap

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a vol-of-vol parameter is exogenously specified. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Category (c) consists of one large position in an equity swap, embedded in which is an Asian call option. The value of the optionality is heavily affected by the dividends and volatilities, which have to be proxied.

**Financial assets designated at fair value through profit or loss**

Included in financial assets designated at fair value through profit or loss is a portfolio of loans and loan substitutes hedged by Interest Rate Swaps and Currency Swaps and are not eligible for hedge accounting.

The maximum credit exposure of the disbursed loans and advances to credit institutions and customers (including loan substitutes) designated at fair value through profit or loss amounts to EUR 12,621 million (2019: EUR 15,022 million). The cumulative change in the fair value of the loans and loan substitutes attributable to change in credit risk of the Group's counterparts amounts to a loss of EUR 164.2 million (2019: loss of EUR 191.0 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans and loan substitutes.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss.

**Financial liabilities designated at fair value through profit or loss**

The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

For the financial liabilities designated at FVTPL, the Group is required to present the effects of changes in that liability's credit risk in other comprehensive income.

The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2020:

| (in EUR million) | Cumulative change in fair value attributable to changes in credit risk | Transfer within equity during the period | Realised amount due to derecognition during the period | Difference between carrying amount and contractually required to pay at maturity |
|---|---|---|---|---|
| **Financial liabilities designated at FVTPL** | 20 | 0 | -12 | -2,493 |

The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2019:

| (in EUR million) | Cumulative change in fair value attributable to changes in credit risk | Transfer within equity during the period | Realised amount due to derecognition during the period | Difference between carrying amount and contractually required to pay at maturity |
|---|---|---|---|---|
| **Financial liabilities designated at FVTPL** | 130 | 0 | 0 | -2,584 |

The Group concluded that presenting the amount of change in own credit risk in OCI would reduce an accounting mismatch in profit or loss as there is no direct economic relationship between the credit risk characteristics of its borrowings designated at the FVO and the hedging instruments.

**Offsetting financial assets and financial liabilities**

The disclosures set out in the tables below include financial assets and financial liabilities that are:

- offset in the Group's consolidated balance sheet as per EIB Group accounting policy; or
- subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet.

The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the consolidated balance sheet.

The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions.

The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements.

**2020 FINANCIAL REPORT**

The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the consolidated balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party.

The Group receives and deposits collateral in the form of cash and marketable securities in respect of the following transactions:

- derivatives; and
- repurchase and reverse repurchase agreements.

Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty's failure to post collateral.

**Financial assets subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million)**

| | | | | Related amounts not offset in the balance sheet | | |
|---|---|---|---|---|---|---|
| **31 December 2020** | **Gross amounts of recognised financial assets** | **Gross amounts of recognised financial liabilities offset in the balance sheet** | **Net amounts of financial assets presented in the balance sheet** | **Bonds** | **Cash collateral received** | **Net amount** |
| **Financial assets:** | | | | | | |
| Derivative assets held for risk management | 53,796 | -510 | 53,286 | 13,300 | 4,198 | 35,788 |
| Reverse repos | 15,466 | 0 | 15,466 | 13,496 | 2 | 1,968 |
| Financial Guarantees | 713 | -668 | 45 | 0 | 0 | 45 |
| **Total** | **69,975** | **-1,178** | **68,797** | **26,796** | **4,200** | **37,801** |

| | | | | Related amounts not offset in the balance sheet | | |
|---|---|---|---|---|---|---|
| **31 December 2019** | **Gross amounts of recognised financial assets** | **Gross amounts of recognised financial liabilities offset in the balance sheet** | **Net amounts of financial assets presented in the balance sheet** | **Bonds** | **Cash collateral received** | **Net amount** |
| **Financial assets:** | | | | | | |
| Derivative assets held for risk management | 50,290 | -501 | 49,789 | 14,817 | 6,287 | 28,685 |
| Reverse repos | 24,614 | 0 | 24,614 | 18,544 | 0 | 6,070 |
| Financial Guarantees | 657 | -630 | 27 | 0 | 0 | 27 |
| **Total** | **75,561** | **-1,131** | **74,430** | **33,361** | **6,287** | **34,782** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

**Financial liabilities subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million)**

| | | | | Related amounts not offset in the balance sheet | | |
|---|---|---|---|---|---|---|
| **31 December 2020** | **Gross amounts of recognised financial liabilities** | **Gross amounts of recognised financial assets offset in the balance sheet** | **Net amounts of financial liabilities presented in the balance sheet** | **Financial instruments** | **Cash collateral pledged** | **Net amount** |
| **Financial liabilities:** | | | | | | |
| Derivative liabilities held for risk management | 38,386 | -31 | 38,355 | 0 | 0 | 38,355 |
| Repos | 4,311 | 0 | 4,311 | 4,315 | 0 | -4 |
| Debts evidenced by certificates | 461 | -461 | 0 | 0 | 0 | 0 |
| Financial Guarantees | 172 | -149 | 23 | 0 | 0 | 23 |
| **Total** | **43,330** | **-641** | **42,689** | **4,315** | **0** | **38,374** |

| | | | | Related amounts not offset in the balance sheet | | |
|---|---|---|---|---|---|---|
| **31 December 2019** | **Gross amounts of recognised financial liabilities** | **Gross amounts of recognised financial assets offset in the balance sheet** | **Net amounts of financial liabilities presented in the balance sheet** | **Financial collateral** | **Cash collateral pledged** | **Net amount** |
| **Financial liabilities:** | | | | | | |
| Derivative liabilities held for risk management | 32,555 | -29 | 32,526 | 0 | 0 | 32,526 |
| Repos | 1,182 | 0 | 1,182 | 1,182 | 0 | 0 |
| Debts evidenced by certificates | 449 | -449 | 0 | 0 | 0 | 0 |
| Financial Guarantees | 128 | -108 | 20 | 0 | 0 | 20 |
| **Total** | **34,314** | **-586** | **33,728** | **1,182** | **0** | **32,546** |

The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases:

- derivative assets and liabilities - fair value;
- assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost or fair value;
- loans and advances to customers - amortised cost or fair value;
- amounts owed to customers - amortised cost; and
- financial guarantee contracts (Note A.4.11.)

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS The amounts in the above tables that are offset in the balance sheet are measured on the same basis with the exemption of financial guarantee contracts (Note A.4.11.). The tables below reconcile the 'Net amounts of financial assets and financial liabilities presented in the balance sheet', as set out above, with the line items presented in the balance sheet or the respective captions in Note G (in EUR million). 31 December 2020 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 53,286 Derivative assets 53,286 0 Reverse repos 15,466 Loans and advances to credit institutions 166,823 151,357 Financial Guarantees 45 Other assets (Note G) 45 0 31 December 2020 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 38,355 Derivative liabilities 38,355 0 Repos 4,311 Amounts owed to credit institutions 16,499 12,188 Debts evidenced by certificates 0 Debts evidenced by certificates 484,897 484,897 Financial Guarantees 23 Provisions for guarantees and commitments/Other Liabilities (Note D.4) 23 0 31 December 2019 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 49,789 Derivative assets 49,789 0 Reverse repos 24,614 Loans and advances to credit institutions 166,099 141,485 Financial Guarantees 27 Other assets (Note G) 27 0 31 December 2019 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 32,526 Derivative liabilities 32,526 0 Repos 1,182 Amounts owed to credit institutions 7,469 6,287 Debts evidenced by certificates 0 Debts evidenced by certificates 493,327 493,327 Financial Guarantees 20 Provisions for guarantees and commitments/Other Liabilities (Note D.4) 20 0

225

2020 FINANCIAL REPORT Note S – Risk management This note presents information about the Group’s exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are: x Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms; x Interest rate risk - the risk to both the earnings and the economic value of the Group’s investments arising from adverse movements in interest rates that affects interest rate sensitive instruments, including gap risk, basis risk and option risk; x Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; x Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Group’s positions due to adverse movements in currency exchange rates and x Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks. In 2020, most of the staff was teleworking, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions. S.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks and therefore, risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The Regulation & EIB Group Risk Department is mainly responsible for risk reporting, compliance with prudential regulation and prudential best banking practice (including Risk Appetite Framework, Internal Capital Adequacy Assessment Process (‘ICAAP’) and Stress Testing Framework) as well as internal modelling and validation. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter. The Group Risk Management Charter aims at ensuring a group-wide view of the Group’s risks and integrated approach to risk management. The Group has established a Group Risk Function exercised by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO participates in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies, and is invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF reports on Group Risk matters to the EIB through the GCRO. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice Guiding Principles, as published by the Bank. Within the Bank, the Risk Management Directorate (‘RM’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Offices and provides second opinion on all proposals made which have risk implications. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (‘TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk.

226

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Ris k Policy Committee on a regular basis. S.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. Furthermore, the long-term capital sustainability of the Banks strategy is assessed and monitored against these boundaries to ensure that the available capital is adequate to support the current and perspective business and policy objectives. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. The Bank has a framework in place for managing interest rate (‘IR’) risk (gap and cross currency basis risks), as well as FX risk. The Bank monitors and manages on a daily basis its IR & FX positions within the applicable limits. These activities remained unchanged during 2020 notwithstanding the COVID-19 crisis. In addition, when the sanitary crisis started in March 2020, the Bank has put in place a daily monitoring of relevant market indicators in order to be able to promptly react to potential negative market developments. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of currently between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s Interest Rate Risk Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. S.1.2. Risk Management Organisation of the Fund (EIF) The mission of the Fund is to provide access to risk financing for small and mid-size enterprises (‘SME’) finance for start-up, growth and development essentially within the European Union. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk and compliance functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings, chaired by the Chief Risk Officer, oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investments in well-established funds targeting mid- and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile.

227

2020 FINANCIAL REPORT Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a risk score which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, risk scores are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision- making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may lead to a review of their internal ratings. This latter process is initiated by RM and reviewed by the front office. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit or loss. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. Credit risk is managed in line with detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Group's loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency.

228

### S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the consolidated balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

| **Maximum exposure** (in EUR million) | **31.12.2020** | **31.12.2019** |
|---|---|---|
| **Financial assets:** | | |
| Financial assets measured at AC | 534,619 | 527,720 |
| Financial assets mandatorily measured at FVTPL | 19,546 | 16,719 |
| Derivative assets held for risk management | 53,286 | 49,789 |
| Financial assets designated at FVTPL | 18,267 | 20,522 |
| Financial assets designated at FVOCI | 515 | 493 |
| **Total** | **626,233** | **615,243** |
| **Off-balance-sheet:** | | |
| Contingent liabilities and guarantees | 21,982 | 20,546 |
| Commitments | | |
| - Undisbursed loans | 114,063 | 112,571 |
| - Undisbursed Venture Capital operations | 5,391 | 5,412 |
| - Other | 4,210 | 4,597 |
| **Total** | **145,646** | **143,126** |
| **Total credit risk exposure** | **771,879** | **758,369** |

### S.2.3. Credit risk on loans

*S.2.3.1. Credit risk measurement for loans and advances to credit institutions and customers*

An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading ('LG') system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. LG reflect the present value of the estimated level of the lifetime "expected loss", this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. LG is used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as indicator of credit risk variations for the purposes of prioritising monitoring efforts;
- as a description of the loan's portfolio quality at a given date;
- as a benchmark for calculating the annual additions to the General loan reserve; and
- as an input in risk-pricing decisions.

The following factors are used to determine a LG:

i) The borrower's creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology ('IRM') to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default, the lower the value of the guarantee and therefore the lower (worse) the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used.

iv) The applicable recovery rate: being the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure.

v) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its LG.

vi) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan's expected loss is computed by combining the six elements above and determines the fair value of loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below.

"A0" comprising loans to or guaranteed by an EU Member State which have an expected loss of 0% (based on the Bank's preferred creditor status and statutory protection which are deemed to assure a full recovery of the Bank's assets upon maturity).

"A" comprising loans granted to (or guaranteed by) entities other than EU Member States in respect of which there is no or only limited expectation of deterioration in quality over their term.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

2020 FINANCIAL REPORT “B” High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. “C” Good quality loans: an example could be unsecured loans to solid banks and corporates, with a reasonable maturity and adequate protective clauses. “D” Borderline between acceptable quality loans (designated as D+) and those that have a risk profile which is worse (designated as D-). Operations whose LG is D- or below are classified as Special Activities (see section below) and are subject to specific rules, including specific size restrictions, reserve allocations and risk pricing rules. “E” Comprising loans that have explicitly been approved as higher risk Special Activity operations or loans whose quality has materially deteriorated such that a loss is less unlikely than for higher LG categories. The sub-classes E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. “F” (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. For all F graded operations, a specific provision is established. Generally, loans internally graded D- or below are placed on the internal loan grading based Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List if a material credit event deteriorates its LG classification below the one at approval. The Group’s assessment of the IFRS9 staging is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGs’), notably covering loan grading based watch list, internal rating and arrears. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank is limited by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2020 EIB’s Statutory Gearing Ratio under EU AD stand-alone accounts stood at 203.0% (2019: 204.5%) and under EU AD consolidated accounts stood at 205.8% (2019: 208.9%), (max. 250% under Article 16.5 of the Statute). S.2.3.2. Loans secured by Guarantees of the European Union or the Member States Loans outside the European Union (apart from those under EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee(*)) are, as the last resort, secured by Guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These Guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). In accordance with the terms of the Guarantees, the European Union and the Member States provide credit enhancements up to 65%, 70%, 75% and 100% of pool of signed1 operations in each portfolio. The Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Credit risk on lending activities)2. (*) EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee are geographical or thematic lending frameworks decided by the Board of Governors. Lending under the EIB Own-Risk Facilities and Cotonou Infrastructure Package Guarantee is from the Bank’s own resources, where the Bank has either full own risk or bears a residual risk due to credit enhancement. The carrying value of the disbursed part of loans secured by Guarantees of the European Union or the Member States amounts to EUR 30,633 million as at 31 December 2020 (2019: EUR 29,859 million) and the undisbursed part amount to EUR 21,536 million as at 31 December 2020 (2019: EUR 20,223 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union or Member States. 1 Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". Credit enhancements are provided in the form of first-loss protection. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. 2 The exposures signed under the Guarantees of the European Union or the Member States for which the credit risk is deemed as fully covered amounts to EUR 48,755 million (2019: EUR 46,113 million).

230

*S.2.3.3. Analysis of lending credit risk exposure*

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

| **2020** | | Guarantor | | | | **Not guaranteed**[(1)] | **Total disbursed** | **Signed not disbursed** |
|---|---|---|---|---|---|---|---|---|
| (in EUR million) | | **Corporate** | **Bank** | **Public** | **State** | | | |
| **Borrower** | Corporates | 33,209 | 9,892 | 4,476 | 10,153 | 89,356 | **147,086** | **23,108** |
| | Banks | 15,104 | 16,852 | 17,049 | 27,947 | 23,785 | **100,737** | **29,384** |
| | Public institutions | 180 | 187 | 20,835 | 31,392 | 73,165 | **125,759** | **27,004** |
| | States | 0 | 0 | 0 | 0 | 49,651 | **49,651** | **13,449** |
| **Total disbursed**[(2)(3)(4)(5)] | | **48,493** | **26,931** | **42,360** | **69,492** | **235,957** | **423,233** | |
| **Signed not disbursed**[(2)(3)(4)(5)] | | **7,066** | **2,689** | **8,910** | **14,588** | **59,692** | | **92,945** |

| **2019** | | Guarantor | | | | **Not guaranteed**[(1)] | **Total disbursed** | **Signed not disbursed** |
|---|---|---|---|---|---|---|---|---|
| (in EUR million) | | **Corporate** | **Bank** | **Public** | **State** | | | |
| **Borrower** | Corporates | 31,590 | 10,677 | 4,859 | 10,397 | 88,453 | **145,976** | **25,621** |
| | Banks | 17,414 | 18,454 | 18,928 | 28,832 | 23,731 | **107,359** | **27,329** |
| | Public institutions | 190 | 210 | 20,801 | 31,662 | 69,804 | **122,667** | **27,610** |
| | States | 0 | 0 | 0 | 0 | 48,148 | **48,148** | **12,787** |
| **Total disbursed**[(2)(3)(4)(5)] | | **49,194** | **29,341** | **44,588** | **70,891** | **230,136** | **424,150** | |
| **Signed not disbursed**[(2)(3)(4)(5)] | | **7,168** | **4,630** | **9,077** | **14,106** | **58,366** | | **93,347** |

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States or the EU budget in the form of political risk guarantee) amount to EUR 3,414 million as of 31 December 2020 (2019: EUR 3,969 million).

(3) These amounts do not include Loan substitutes (2020: EUR 20,173 million; 2019: EUR 20,788 million).

(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(5) The Group has signed, in the context of EFSI SME window agreement, funding lines for a total commitment not exceeding EUR 3,300 million (2019: EUR 3,300 million). The Group recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk, for which the funding line is expected to be drawn.

Regarding the lending activities, the Group's total direct exposure[3] to the banking sector amounts to EUR 130,121 million at the end of December 2020 (2019: EUR 134,688 million), which is equal to 25.2% (2019: 26.0%) of the total of EUR 516,178 million in loans disbursed and undisbursed as at 31 December 2020 (2019: EUR 517,497 million).

Unsecured loans to corporates at the end of December 2020 amounted to EUR 107,657 million, (2019: EUR 108,247 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

In addition to the collaterals and the guarantees provided for lending exposures, the EIB benefits of additional credit enhancements granted by the European Union covering risk share mandates in the form of financial guarantees.

*S.2.3.3.1. Credit quality on loans*

Loans internally graded[4] A to D+ represent 97.8% of the loan portfolio as at 31 December 2020, compared with 97.9% at 31 December 2019. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 2.2% (2019: 2.1%) of the loan portfolio, corresponding to EUR 11.2 billion (2019: EUR 10.8 billion).

The credit quality of the loan portfolio slightly deteriorated during the year and the internal loan grading based Watch List of loans subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) amounted to EUR 7,448 million (2019: EUR 5,942 million).

Despite the general context of uncertainty, the credit quality of the Group's loan portfolio remains high as the Group relies on a risk management strategy based on adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements.

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

[3] Including exposure signed but not disbursed yet.

[4] Loan grading is reflecting the credit enhancement provided by external guarantors on a portfolio basis.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

**Credit quality analysis per type of borrower**

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2020 and 31 December 2019 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

| 2020 | | Sovereign | High Grade | Standard Grade | Min. Accept. Risk | High Risk | Equity type risk | Total | ECL |
|---|---|---|---|---|---|---|---|---|---|
| (in EUR million) | | A0 | A to B- | C | D+ | D- and below | | | |
| Disbursed loans | Stage 1 | 97,002 | 222,865 | 27,550 | 10,931 | 2,723 | n/a | **361,071** | 73 |
| | Stage 2 | 10,241 | 19,619 | 3,403 | 3,902 | 3,710 | n/a | **40,875** | 227 |
| | Stage 3 | 39 | 617 | 302 | 9 | 1,252 | n/a | **2,219** | 308 |
| | Against FVTPL | 1,818 | 10,829 | 2,374 | 1,146 | 1,124 | 1,777 | **19,068** | n/a |
| **TOTAL 2020** | | **109,100** | **253,930** | **33,629** | **15,988** | **8,809** | **1,777** | **423,233** | **608** |

| 2020 | | Sovereign | High Grade | Standard Grade | Min. Accept. Risk | High Risk | Equity type risk | Total | ECL |
|---|---|---|---|---|---|---|---|---|---|
| (in EUR million) | | A0 | A to B- | C | D+ | D- and below | | | |
| Undisbursed loans | Stage 1 | 25,290 | 39,638 | 13,250 | 8,305 | 1,491 | n/a | **87,974** | 10 |
| | Stage 2 | 76 | 1,266 | 300 | 53 | 792 | n/a | **2,487** | 37 |
| | Stage 3 | 0 | 0 | 0 | 0 | 67 | n/a | **67** | 3 |
| | Against FVTPL | 0 | 139 | 89 | 0 | 0 | 2,189 | **2,417** | n/a |
| **TOTAL 2020** | | **25,366** | **41,043** | **13,639** | **8,358** | **2,350** | **2,189** | **92,945** | **50** |

| 2019 | | Sovereign | High Grade | Standard Grade | Min. Accept. Risk | High Risk | Equity type risk | Total | ECL |
|---|---|---|---|---|---|---|---|---|---|
| (in EUR million) | | A0 | A to B- | C | D+ | D- and below | | | |
| Disbursed loans | Stage 1 | 99,584 | 230,703 | 28,693 | 8,731 | 3,069 | n/a | **370,780** | 63 |
| | Stage 2 | 8,655 | 13,215 | 3,825 | 1,684 | 2,982 | n/a | **30,361** | 231 |
| | Stage 3 | 0 | 55 | 368 | 10 | 1,565 | n/a | **1,998** | 458 |
| | Against FVTPL | 3,281 | 10,360 | 3,766 | 1,187 | 1,148 | 1,269 | **21,011** | n/a |
| **TOTAL 2019** | | **111,520** | **254,333** | **36,652** | **11,612** | **8,764** | **1,269** | **424,150** | **752** |

| 2019 | | Sovereign | High Grade | Standard Grade | Min. Accept. Risk | High Risk | Equity type risk | Total | ECL |
|---|---|---|---|---|---|---|---|---|---|
| (in EUR million) | | A0 | A to B- | C | D+ | D- and below | | | |
| Undisbursed loans | Stage 1 | 24,257 | 42,351 | 15,764 | 5,334 | 1,363 | n/a | **89,069** | 9 |
| | Stage 2 | 1,039 | 253 | 3 | 225 | 721 | n/a | **2,241** | 53 |
| | Stage 3 | 0 | 10 | 0 | 0 | 0 | n/a | **10** | 0 |
| | Against FVTPL | 0 | 225 | 94 | 0 | 0 | 1,708 | **2,027** | n/a |
| **TOTAL 2019** | | **25,296** | **42,839** | **15,861** | **5,559** | **2,084** | **1,708** | **93,347** | **62** |

**Credit risk exposure for each internal risk rating**

The Group uses an internal rating methodology in line with the Internal ratings based approach as per Basel standards. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the better of the borrower's or guarantor's internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis.

The table shows both the exposures signed (disbursed and undisbursed), based on an internal methodology that the Group uses for limit management.

**2020 FINANCIAL REPORT**

| (in EUR million) | 2020<br>12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | FVTPL | Total |
|---|---|---|---|---|---|
| **Loans and advances to credit institutions and customers measured at AC** | | | | | |
| Internal Rating 1 - minimal credit risk | 4,339 | 290 | 81 | 0 | **4,710** |
| Internal Rating 2 - very low credit risk | 59,039 | 1,554 | 56 | 2,122 | **62,771** |
| Internal Rating 3 - low credit risk | 129,363 | 5,830 | 250 | 4,253 | **139,696** |
| Internal Rating 4 - moderate credit risk | 135,167 | 6,573 | 58 | 6,985 | **148,783** |
| Internal Rating 5 - financially weak counterpart | 30,784 | 19,590 | 0 | 2,456 | **52,830** |
| Internal Rating 6 - high credit risk | 2,357 | 6,699 | 37 | 1,322 | **10,415** |
| Internal Rating 7 - very high credit risk | 22 | 339 | 39 | 0 | **400** |
| Internal Rating 8 - counterpart in default | 0 | 0 | 1,698 | 153 | **1,851** |
| **Loans and advances to credit institutions and customers at FVTPL** | n/a | n/a | n/a | 1,777 | **1,777** |
| **Carrying amount** | **361,071** | **40,875** | **2,219** | **19,068** | **423,233** |
| **Loss allowance** | **-73** | **-227** | **-308** | **n/a** | **-608** |
| **Loan commitments** | | | | | |
| Internal Rating 1 - minimal credit risk | 1,077 | 0 | 0 | 0 | **1,077** |
| Internal Rating 2 - very low credit risk | 15,479 | 0 | 0 | 0 | **15,479** |
| Internal Rating 3 - low credit risk | 25,170 | 351 | 0 | 0 | **25,521** |
| Internal Rating 4 - moderate credit risk | 32,636 | 640 | 0 | 89 | **33,365** |
| Internal Rating 5 - financially weak counterpart | 11,806 | 1,323 | 0 | 139 | **13,268** |
| Internal Rating 6 - high credit risk | 1,608 | 164 | 0 | 0 | **1,772** |
| Internal Rating 7 - very high credit risk | 198 | 9 | 0 | 0 | **207** |
| Internal Rating 8 - counterpart in default | 0 | 0 | 67 | 0 | **67** |
| FVTPL | n/a | n/a | n/a | 2,189 | **2,189** |
| **Carrying amount** | **87,974** | **2,487** | **67** | **2,417** | **92,945** |
| **Loss allowance** | **-10** | **-37** | **-3** | **n/a** | **-50** |

| (in EUR million) | 2019<br>12-month ECL | Lifetime ECL not credit-impaired | Lifetime ECL credit-impaired | FVTPL | Total |
|---|---|---|---|---|---|
| **Loans and advances to credit institutions and customers at AC** | | | | | |
| Internal Rating 1 - minimal credit risk | 4,696 | 17 | 0 | 9 | **4,722** |
| Internal Rating 2 - very low credit risk | 65,591 | 498 | 66 | 2,415 | **68,570** |
| Internal Rating 3 - low credit risk | 134,295 | 1,209 | 270 | 4,458 | **140,232** |
| Internal Rating 4 - moderate credit risk | 136,326 | 1,497 | 0 | 9,097 | **146,920** |
| Internal Rating 5 - financially weak counterpart | 27,431 | 19,047 | 12 | 2,266 | **48,756** |
| Internal Rating 6 - high credit risk | 2,441 | 7,611 | 80 | 1,292 | **11,424** |
| Internal Rating 7 - very high credit risk | 0 | 482 | 0 | 0 | **482** |
| Internal Rating 8 - counterpart in default | 0 | 0 | 1,570 | 205 | **1,775** |
| **Loans and advances to credit institutions and customers at FVTPL** | n/a | n/a | n/a | 1,269 | **1,269** |
| **Carrying amount** | **370,780** | **30,361** | **1,998** | **21,011** | **424,150** |
| **Loss allowance** | **-63** | **-231** | **-458** | **n/a** | **-752** |
| **Loan commitments** | | | | | |
| Internal Rating 1 - minimal credit risk | 797 | 0 | 0 | 0 | **797** |
| Internal Rating 2 - very low credit risk | 15,094 | 0 | 0 | 0 | **15,094** |
| Internal Rating 3 - low credit risk | 28,904 | 0 | 0 | 0 | **28,904** |
| Internal Rating 4 - moderate credit risk | 30,920 | 114 | 0 | 94 | **31,128** |
| Internal Rating 5 - financially weak counterpart | 12,115 | 1,173 | 0 | 178 | **13,466** |
| Internal Rating 6 - high credit risk | 1,202 | 832 | 0 | 47 | **2,081** |
| Internal Rating 7 - very high credit risk | 37 | 122 | 0 | 0 | **159** |
| Internal Rating 8 - counterpart in default | 0 | 0 | 10 | 0 | **10** |
| FVTPL | n/a | n/a | n/a | 1,708 | **1,708** |
| **Carrying amount** | **89,069** | **2,241** | **10** | **2,027** | **93,347** |
| **Loss allowance** | **-9** | **-53** | **0** | **n/a** | **-62** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

The Group continually monitors events affecting its borrowers and guarantors, especially banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner if need be.

The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at year-end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The disbursed exposure on borrowers located in the United Kingdom through the Group's lending activities, including guarantees, amounted to EUR 32.4 billion as at 31 December 2020 (2019: EUR 37.8 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.0 billion (2019: EUR 1.3 billion). The Group had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2020 nor at the end of December 2019 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.1 billion as at the end of December 2020 (2019: EUR 2.2 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee and under the risk-sharing operations:

| (in EUR million) | 2020 | | | 2019 | | |
|---|---|---|---|---|---|---|
| | **Acting as borrower** | | **Acting as guarantor** | **Acting as borrower** | | **Acting as guarantor** |
| **Country** | Disbursed | Undisbursed | Signed | Disbursed | Undisbursed | Signed |
| Austria | 0 | 0 | 33 | 0 | 0 | 39 |
| Belgium | 0 | 0 | 68 | 0 | 0 | 83 |
| Bulgaria | 1,241 | 0 | 110 | 966 | 300 | 110 |
| Croatia | 694 | 210 | 3,174 | 630 | 300 | 3,077 |
| Cyprus | 899 | 222 | 1,466 | 938 | 242 | 1,423 |
| Czech Republic | 1,257 | 743 | 0 | 1,512 | 453 | 16 |
| Denmark | 0 | 0 | 240 | 0 | 0 | 244 |
| Estonia | 525 | 0 | 99 | 597 | 0 | 106 |
| Finland | 6 | 0 | 59 | 11 | 0 | 70 |
| France | 0 | 0 | 3,049 | 0 | 0 | 3,005 |
| Germany | 0 | 0 | 1,394 | 0 | 0 | 1,415 |
| Greece | 9,344 | 695 | 9,648 | 9,151 | 769 | 8,544 |
| Hungary | 6,265 | 985 | 1,133 | 6,062 | 1,381 | 977 |
| Ireland | 1,478 | 225 | 1,138 | 1,318 | 370 | 1,330 |
| Italy | 4,045 | 1,720 | 6,715 | 3,263 | 1,100 | 4,619 |
| Latvia | 395 | 400 | 21 | 410 | 400 | 30 |
| Lithuania | 2,216 | 0 | 51 | 1,536 | 0 | 53 |
| Luxembourg | 302 | 0 | 245 | 302 | 0 | 254 |
| Malta | 0 | 72 | 333 | 0 | 72 | 339 |
| Netherlands | 0 | 0 | 74 | 0 | 0 | 80 |
| Poland | 7,373 | 1,380 | 18,458 | 8,263 | 540 | 18,819 |
| Portugal | 1,319 | 400 | 4,561 | 1,359 | 400 | 4,223 |
| Romania | 1,944 | 1,647 | 0 | 1,600 | 2,130 | 0 |
| Slovakia | 2,675 | 641 | 50 | 2,306 | 989 | 50 |
| Slovenia | 613 | 400 | 1,750 | 618 | 400 | 1,850 |
| Spain | 5,421 | 0 | 24,435 | 5,777 | 400 | 26,127 |
| Sweden | 0 | 0 | 52 | 0 | 0 | 45 |
| Non-EU Countries(*) | 1,639 | 3,709 | 5,724 | 1,529 | 2,541 | 8,069(1) |
| **Total** | **49,651** | **13,449** | **84,080** | **48,148** | **12,787** | **84,997** |

(1) Of which EUR 1,423 million are pledges of EU-Government Bonds on operations inside the EU.
(*) Comparative figures have been reclassified, from EU countries in 2019 to Non EU-Countries, following the exit of the United Kingdom as of 31 January 2020.

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the EIB Own-Risk Facilities or Cotonou Infrastructure Package Guarantee) are in the last resort secured by guarantees of the European Union or the Member States (loans in the African, Caribbean and Pacific Group of States Countries and the Overseas Countries Territories). The signed exposure of loans falling under this category as at 31 December 2020 amounts to EUR 52,169 million (2019: EUR 50,082 million[5]). Out of this EUR 52,169 million, EUR 47,965 million (2019: EUR 45,813 million) were guaranteed by the European Union and EUR 4,204 million by the Member States (2019: EUR 4,269 million).

[5] Of which EUR 3,414 million (2019: EUR 3,969 million) in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee).

2020 FINANCIAL REPORT

*S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans*

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

| (in EUR million) | 2020 | 2019 |
|---|---|---|
| | **Exposures signed** | **Exposures signed** |
| EU[(1)] | 499,909 | 499,596 |
| *Thereof :* | | |
| *– Germany* | *44,174* | *43,468* |
| *– Spain* | *77,108* | *78,673* |
| *– Italy* | *62,289* | *59,665* |
| *– France* | *61,158* | *58,385* |
| *– United Kingdom* | *41,324* | *47,017* |
| Enlargement countries[(2)] | 5,109 | 6,702 |
| Partner countries[(3)] | 11,160 | 11,199 |
| **Total** | **516,178** | **517,497** |

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries and United Kingdom.

(2) Enlargement Countries as per end 2020 include Albania, Bosnia and Herzegovina, Kosovo, North Macedonia, Montenegro, Serbia and Turkey.

(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by risk sector of industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

| (in EUR million) | 2020 | 2019 |
|---|---|---|
| | **Exposures signed** | **Exposures signed** |
| Services[(1)] | 320,698 | 322,788 |
| Transport | 71,941 | 72,522 |
| Energy | 49,519 | 50,196 |
| Industry | 28,461 | 27,708 |
| Water, sewerage | 17,618 | 17,936 |
| Health and education | 13,069 | 12,133 |
| Telecommunications | 9,542 | 11,004 |
| Miscellaneous Infrastructure | 4,964 | 3,025 |
| Agriculture, fisheries, forestry | 366 | 185 |
| **Total** | **516,178** | **517,497** |

(1) The category "Services" includes the credit exposure of the banking sector. At the end of 2020, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 130,121 million (EUR 134,688 million at the end of 2019). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group follows on a daily basis publicly available news and, in particular, external rating movements.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Expected Shortfall. This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2020 and 31 December 2019:

| **Largest nominal Group exposures[(1)]** | | **31.12.2020** | **31.12.2019[(4)]** |
|---|---|---|---|
| Nominal exposures (% of Group Loan Portfolio): | | | |
| | – Top 3 | **4.2%** | **4.5%** |
| | – Top 5 | **6.4%** | **6.5%** |
| | – Top 10 | **10.9%** | **10.8%** |
| N° of exposures[(2)] (% of Group Own Funds): | | | |
| | – over 10% | **3** | **3** |
| | – over 15% | **0** | **0** |
| | – over 20% | **0** | **0** |
| N° of SSSR exposures over 5% of Group Own Funds[(3)] | | **2** | **2** |

(1) This definition of exposures applies to borrowers/guarantors excluding sovereigns and subsovereigns and deducting loans fully covered by an explicit sovereign guarantee.

(2) Including also the net market exposure of treasury operations.

(3) The term "single signature and single risk" (or for brevity, 'unsecured' or 'SSSR') is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

(4) Comparative figures have been adjusted in order to conform to the current year computation methodology.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

2020 FINANCIAL REPORT S.2.3.3.3. Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined in the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures are in line with best banking practices and are adopted for all loans managed by the EIB. 1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States: As of 31 December 2020, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 117.1 million (2019: EUR 146.0 million). The outstanding principal nominal amount related to these arrears is EUR 187.8 million as of 31 December 2020 (2019: EUR 200.0 million). The contracts with these arrears on loans are covered by a provision for impairment of EUR 136.9 million (2019: EUR 164.9 million). During 2020, no calls have been executed under first demand private guarantees (2019: EUR 88.6 million). 2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States: For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. As of 31 December 2020, these arrears above 90 days amount to EUR 4.0 million (2019: EUR 2.3 million). 2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States: During 2020, EUR 52.4 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2019 were EUR 54.8 million and nil respectively. During 2020, EUR 0.7 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded. Corresponding amounts in 2019 were EUR 0.1 million. The nominal amount of the credit enhancement6 received by the European Union or the Member States amounted to a total of EUR 28,261.4 million as at 31 December 2020 (2019: EUR 28,083.9 million). Loan renegotiation and forbearance The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. In the normal course of business, the Loan Grading (‘LG’) of the loans in question would have deteriorated, the loans would have been included in the Watch List before renegotiation and the financial instrument would move from Stage 1 to Stage 2 in the “three-stage” model for impairment. Once renegotiated, the Bank would continue to closely monitor these loans and the financial instrument would be credit impaired and moved to Stage 3. If subsequently the Loan Grading of a loan improves sufficiently, the loan would be removed from the Watch List in line with the Bank’s procedures. As part of its response to the economic effects of the COVID-19 pandemic, the Group has decided to make a number of supportive measures available to its borrowers in certain circumstances, which include, among other things, (i) the temporary easing (including waivers) of financial covenants and other key clauses, (ii) the re-profiling of cash flows by setting new repayment schedules or the temporary standstill of repayment obligations and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The Group is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to borrowers who are temporarily affected by the economic effects of the COVID- 19 pandemic but who are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. If, as a result of the assessment, a borrower does not meet these requirements or the Group identifies risks for the long-term sustainability of the borrower’s business model, it will consider any other appropriate measures and, if necessary, follow the Group’s standard restructuring processes. Forbearance measures and practices undertaken by the Group during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. 6 Excluding loans outside the European Union which are, as the last resort, secured by guarantees of the European Union budget or Member States.

236

Operations subject to forbearance measures are reported as such in the tables below.

| (in EUR million) | 31.12.2020 | | 31.12.2019 | |
|---|---|---|---|---|
| | Performing | Non-Performing | Performing | Non-Performing |
| Number of contracts subject to forbearance practices | 81 | 64 | 35 | 39 |
| Carrying values (incl. interest and amounts in arrears) | 5,025 | 2,332 | 1,776 | 1,940 |
| ECL allowance recognised | 17 | 242 | 23 | 327 |
| Interest income in respect of forborne contracts | 139 | 59 | 58 | 58 |
| Exposures derecognised (following the write off/sale of the operation) | 0 | 28 | 0 | 28 |

| | | Forbearance measures | | | | | |
|---|---|---|---|---|---|---|---|
| (in EUR million) | 31.12.2019 | Extension of maturities | Deferral of capital and interest | Breach of material financial covenants | Other[(2)] | Contractual repayment and termination[(1)] | 31.12.2020 |
| Public | 857 | 0 | 0 | 69 | 2,228 | -130 | 3,024 |
| Bank | 300 | 0 | 0 | 1 | 11 | -236 | 76 |
| Corporate | 2,559 | 81 | 226 | 58 | 1,769 | -437 | 4,256 |
| **Total** | **3,716** | **81** | **226** | **128** | **4,008** | **-803** | **7,356** |

[(1)] Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2019, and (iii) terminations during the year.

[(2)] Other includes forbearance measures granted to borrowers temporarily affected by the economic effects of the COVID-19 pandemic with a total carrying value of EUR 3,578 million as at 31 December 2020.

| | | Forbearance measures | | | | | |
|---|---|---|---|---|---|---|---|
| (in EUR million) | 31.12.2018 | Extension of maturities | Deferral of capital and interest | Breach of material financial covenants | Other | Contractual repayment and termination | 31.12.2019 |
| Public | 791 | 0 | 0 | 11 | 142 | -87 | 857 |
| Bank | 135 | 0 | 0 | 179 | 6 | -20 | 300 |
| Corporate | 2,128 | 10 | 37 | 571 | 115 | -302 | 2,559 |
| **Total** | **3,054** | **10** | **37** | **761** | **263** | **-409** | **3,716** |

*S.2.3.4. Collateral on loans*

In addition to the guarantees received on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 16,193 million at the end of 2020 (2019: EUR 19,298 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 5,149 million (2019: EUR 10,189 million). None of these collaterals has been sold or re-pledged to third parties.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

Fair value of collateral held against disbursed loans is shown below:

| 2020 | | | | | | |
|---|---|---|---|---|---|---|
| (in EUR million) | **Gross exposure** | **Collateral held** | | | **Net exposure** | **ECL** |
| | | Bonds | Cash | Total | | |
| Stage 1 | **381,768** | 11,450 | 73 | **11,523** | 370,245 | **73** |
| Stage 2 | **46,830** | 4,067 | 387 | **4,454** | 42,376 | **227** |
| Stage 3 | **3,010** | 157 | 0 | **157** | 2,853 | **308** |
| Against FVTPL | **19,262** | 59 | 0 | **59** | 19,203 | **0** |
| **Total 2020(*)** | **450,870** | **15,733** | **460** | **16,193** | 434,677 | **608** |

(*) During the year 2020 the Group did not take possession of any of the above mentioned collaterals.

| 2019 | | | | | | |
|---|---|---|---|---|---|---|
| (in EUR million) | **Gross exposure** | **Collateral held** | | | **Net exposure** | **ECL** |
| | | Bonds | Cash | Total | | |
| Stage 1 | **390,531** | 13,740 | 77 | **13,817** | 376,714 | **63** |
| Stage 2 | **36,469** | 4,694 | 177 | **4,871** | 31,598 | **231** |
| Stage 3 | **2,814** | 221 | 0 | **221** | 2,593 | **458** |
| Against FVTPL | **21,225** | 297 | 92 | **389** | 20,836 | **0** |
| **Total 2019(*)** | **451,039** | **18,952** | **346** | **19,298** | 431,741 | **752** |

(*) During the year 2019 the Group did not take possession of any of the above mentioned collaterals.

*S.2.3.5. Sensitivity on ECL to future economic conditions*

The ECL are sensitive to judgments and assumptions made regarding formulation of forward-looking scenarios. The Group performs a sensitivity analysis on the ECL recognised on material classes of its assets.

The forecasts of future economic conditions (via macroeconomic scenarios) are inputs to forecasting model producing conditional risk parameters, which are an input to loss allowance calculation.

The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the past volatility of the variable. In addition, expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. long-term and short-term interest rates are also modeled and included as part of the macroeconomic scenarios. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators consistently deployed over time to capture uncertainty. The weighting of positive and negative shocks depends on the balance of risks in the economy. Negative and positive shocks, with a probability of 35% and 15% respectively, were applied on quarterly projections in the last exercise.

The table below shows the loss allowance on loans and advances to credit institutions and customers. Each forward-looking scenario (e.g. baseline, positive and negative) were weighted 100% instead of applying scenario probability weights across the three scenarios.

| (in EUR million) as at 31.12.2020 | Positive | Baseline | Negative |
|---|---|---|---|
| **Gross exposure** | | | |
| Credit Institutions | 103,397 | 103,397 | 103,397 |
| Customers | 308,620 | 308,620 | 308,620 |
| **Loss allowance** | | | |
| Credit Institutions | 99 | 118 | 148 |
| Customers | 410 | 463 | 540 |

| (in EUR million) as at 31.12.2019 | Positive | Baseline | Negative |
|---|---|---|---|
| **Gross exposure** | | | |
| Credit Institutions | 109,346 | 109,346 | 109,346 |
| Customers | 303,460 | 303,460 | 303,460 |
| **Loss allowance** | | | |
| Credit Institutions | 153 | 155 | 157 |
| Customers | 590 | 596 | 602 |

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS S.2.4. Credit risk on treasury transactions and loan substitutes S.2.4.1. Credit risk measurement on treasury transactions and loan substitutes Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) security liquidity portfolios, as a second liquidity lines, and (iii) Long Term Hedge Portfolio (former Investment Portfolio) composed of EU sovereign bonds. The loan substitute portfolio comprises Covered Bonds and Asset Backed Securities (‘ABS’). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. While Covered Bonds are mostly backed by residential mortgage pools, the majority of ABS structures are securitised by SME loans or leases. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits. For loan substitutes, embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Three loan substitute operations are on the Bank’s Watch List (2019: two loan substitute operations). The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers. The structure of the securities portfolio and limits governing the outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate). The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls the credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. Tripartite reverse repos are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: x delivery against payment; x verification of collateral; x the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and x the organisation of substitute collateral provided that this meets all the contractual requirements. The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

239

**Credit Risk Exposures by Moody's equivalent rating**
**(Based on gross carrying amount)**

| | 2020 | | | |
|---|---|---|---|---|
| **(in EUR million)** | **12-month ECL** | **Lifetime ECL not credit-impaired** | **Lifetime ECL credit-impaired** | **Total** |
| **Treasury assets and loan substitutes at AC** | | | | |
| Aaa | 40,224 | 0 | 0 | 40,224 |
| Aa1 to Aa3 | 32,629 | 500 | 0 | 33,129 |
| A1 to A3 | 23,099 | 0 | 0 | 23,099 |
| Baa1 to Baa3 | 2,337 | 121 | 0 | 2,458 |
| Below Baa3 | 517 | 728 | 0 | 1,245 |
| Non-Rated | 172 | 0 | 0 | 172 |
| **Gross carrying amount at AC** | **98,978** | **1,349** | **0** | **100,327** |
| **Loss allowance** | **-2** | **-11** | **0** | **-13** |
| **Net carrying amount at AC** | **98,976** | **1,338** | **0** | **100,314** |

| | 2019 | | | |
|---|---|---|---|---|
| **(in EUR million)** | **12-month ECL** | **Lifetime ECL not credit-impaired** | **Lifetime ECL credit-impaired** | **Total** |
| **Treasury assets and loan substitutes at AC** | | | | |
| Aaa | 4,635 | 0 | 0 | 4,635 |
| Aa1 to Aa3 | 50,992 | 471 | 0 | 51,463 |
| A1 to A3 | 36,795 | 0 | 0 | 36,795 |
| Baa1 to Baa3 | 1,670 | 736 | 0 | 2,406 |
| Below Baa3 | 1,002 | 463 | 0 | 1,465 |
| **Gross carrying amount at AC** | **95,094** | **1,670** | **0** | **96,764** |
| **Loss allowance** | **-7** | **-12** | **0** | **-19** |
| **Net carrying amount at AC** | **95,087** | **1,658** | **0** | **96,745** |

| **(in EUR million)** | **2020** | **2019** |
|---|---|---|
| **Treasury assets and loan substitutes at FVTPL** | | |
| Aaa | 1,622 | 1,424 |
| Aa1 to Aa3 | 1,897 | 1,477 |
| A1 to A3 | 942 | 1,181 |
| Baa1 to Baa3 | 441 | 304 |
| Below Baa3 | 733 | 498 |
| Non-Rated | 84 | 23 |
| **Carrying amount at FVTPL** | **5,719** | **4,907** |

*S.2.4.2. Collateral on treasury transactions*

Collateral received

Operations which involve the receipt of collateral on treasury transactions are bilateral and tripartite reverse repurchase agreements with a nominal balance as at 31 December 2020 of EUR 15,474 million (2019: EUR 24,622 million), out of which for EUR 13,173 million (2019: EUR 18,008 million) the Group received financial collaterals and for EUR 2,301 million (2019: EUR 6,614 million) commodities. The exposures are fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral, in accordance with the underlying agreements, is requested when needed. The market value of the financial collateral portfolio as at 31 December 2020 amounts to EUR 13,498 million (2019: EUR 18,544 million).

At year-end 2020 and 2019, the Group did not take possession of any of the above mentioned collaterals received. The collateral received by the Group has been re-used during the year for funding operations.

Collateral deposited

Operations which involve the placements of collateral for treasury transactions are bilateral and tripartite repurchase agreements, with a nominal balance of EUR 4,315 million at 31 December 2020 (2019: EUR 1,182 million). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 4,315 million as at 31 December 2020 (2019: EUR 1,182 million).

The Group deposited as at 31 December 2020, securities with the Central Bank of Luxembourg with a market value of EUR 12.1 billion (2019: EUR 3.1 billion), out of which EUR 8.3 billion is encumbered. There was no cash collateral placed for futures transactions as at 31 December 2020 (2019: nil).

*S.2.4.3. Transferred assets that are not derecognised at the balance sheet date*

No assets of the Group were transferred at the balance sheet date.

**2020 FINANCIAL REPORT**

### S.2.5. Credit risk on derivatives

*S.2.5.1. Credit risk policies for derivatives*

The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss, which the Group would incur were a counterparty be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising out of the use of such instruments.

**Contractual framework:**

All the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

**Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

**Collateralisation:**

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2020 amounts to EUR 17,498 million (2019: EUR 21,104 million) with the following composition detailed based on the nature of the collateral and based on ratings:

| **Swap collateral** (in EUR million) | | | | |
|---|---|---|---|---|
| Moody's equivalent rating | Bonds | | Cash | **Total 2020** |
| | Government | Agency, supranational, Pfandbriefe | | |
| Aaa | 1,526 | 1,007 | 0 | **2,533** |
| Aa1 to Aa3 | 4,439 | 0 | 0 | **4,439** |
| A1 to A3 | 14 | 0 | 0 | **14** |
| Baa1 to Baa3 | 6,310 | 0 | 0 | **6,310** |
| Below Baa3 | 4 | 0 | 0 | **4** |
| Non-Rated | 0 | 0 | 4,198 | **4,198** |
| **Total 2020** | **12,293** | **1,007** | **4,198** | **17,498** |

| **Swap collateral** (in EUR million) | | | | |
|---|---|---|---|---|
| Moody's equivalent rating | Bonds | | Cash | **Total 2019** |
| | Government | Agency, supranational, Pfandbriefe | | |
| Aaa | 1,509 | 2,765 | 0 | **4,274** |
| Aa1 to Aa3 | 4,643 | 0 | 0 | **4,643** |
| A1 to A3 | 674 | 0 | 0 | **674** |
| Baa1 to Baa3 | 4,605 | 0 | 0 | **4,605** |
| Below Baa3 | 621 | 0 | 0 | **621** |
| Non-Rated | 0 | 0 | 6,287 | **6,287** |
| **Total 2019** | **12,052** | **2,765** | **6,287** | **21,104** |

The Bank has implemented the usage of an IT system, the Collateral management system ('CMS'). The key objective of the CMS is to ensure that the Bank is capable to utilize for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loan, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

*S.2.5.2. Credit risk measurement for derivatives*

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2020 the Current Unsecured Exposure stood at EUR 1,389 million (EUR 816 million as of 31 December 2019).

In addition, the EIB computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2020 the Potential Future Exposure at origin stood at EUR 12,225 million (EUR 10,354 million as of 31 December 2019).

**Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis. The new Potential Future Exposure measure introduced in 2020 coincides at origin with the Total Unsecured Exposure reported until 2019.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

| **Grouped ratings** | **Percentage of nominal** | | **Current Unsecured Exposure** (in EUR million) | | **Total Unsecured Exposure** (in EUR million) | |
|---|---|---|---|---|---|---|
| Moody's equivalent rating | **2020** | **2019** | **2020** | **2019** | **2020** | **2019** |
| Aaa | **0.49%** | 0.48% | **816** | 448 | **1,434** | 994 |
| Aa1 to Aa3 | **24.34%** | 25.47% | **373** | 204 | **2,480** | 2,696 |
| A1 to A3 | **66.87%** | 65.94% | **192** | 113 | **7,916** | 6,364 |
| Below A3 | **8.30%** | 8.11% | **8** | 51 | **395** | 300 |
| **Total** | **100.00%** | **100.00%** | **1,389** | **816** | **12,225** | **10,354** |

The table below shows the concentration on main derivative counterparts as at 31 December 2020 and 2019:

| | **2020** | **2019** |
|---|---|---|
| **Nominal Exposure (% of Group derivative portfolio):** | | |
| – Top 3 | 31.3% | 33.2% |
| – Top 10 | 68.5% | 68.0% |
| – Top 25 | 96.2% | 96.2% |
| **Current Unsecured Exposure:** | | |
| – Top 3 | 73.2% | 68.2% |
| – Top 10 | 94.6% | 95.6% |
| – Top 25 | 100.0% | 100.0% |
| **Potential Future Exposure:** | | |
| – Top 3 | 36.4% | 33.9% |
| – Top 10 | 68.3% | 66.6% |
| – Top 25 | 94.5% | 96.1% |

**2020 FINANCIAL REPORT**

The following table shows the maturities of currency swaps (including structured swaps and excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

| Currency swaps at 31 December 2020 (in EUR million) | 1 year or less | More than 1 year and up to 5 years | More than 5 years and up to 10 years | More than 10 years | Total 2020 |
|---|---|---|---|---|---|
| Notional amount | 34,590 | 125,732 | 36,450 | 26,484 | **223,256** |
| Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) | -691 | -2,858 | 2,114 | 1,612 | **177** |

| Currency swaps at 31 December 2019 (in EUR million) | 1 year or less | More than 1 year and up to 5 years | More than 5 years and up to 10 years | More than 10 years | Total 2019 |
|---|---|---|---|---|---|
| Notional amount | 40,347 | 116,134 | 39,584 | 23,675 | **219,740** |
| Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) | -197 | 1,537 | 1,990 | 1,248 | **4,578** |

(*)Including the fair value of macro-hedging currency swaps, which stood at EUR -2,548 million as at 31 December 2020 (2019: EUR 1,350 million).

The following table shows the maturities of interest rate swaps (including structured swaps) sub-divided according to their notional amount and fair value:

| Interest rate swaps at 31 December 2020 (in EUR million) | 1 year or less | More than 1 year and up to 5 years | More than 5 years and up to 10 years | More than 10 years | Total 2020 |
|---|---|---|---|---|---|
| Notional amount | 61,603 | 227,767 | 126,884 | 122,741 | **538,995** |
| Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) | 917 | 8,021 | 5,954 | 89 | **14,981** |

| Interest rate swaps at 31 December 2019 (in EUR million) | 1 year or less | More than 1 year and up to 5 years | More than 5 years and up to 10 years | More than 10 years | Total 2019 |
|---|---|---|---|---|---|
| Notional amount | 65,329 | 215,856 | 125,751 | 133,743 | **540,679** |
| Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) | 231 | 5,260 | 5,683 | 1,208 | **12,382** |

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -1,237 million as at 31 December 2020 (2019: EUR -803 million).

The Group does not generally enter into options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, fair value and notional amounts of structured swaps:

| Structured swaps at 31 December 2020 (in EUR million) | Early termination embedded | | Stock exchange index | | Special structure coupon or similar | |
|---|---|---|---|---|---|---|
| | **2020** | 2019 | **2020** | 2019 | **2020** | 2019 |
| Number of transactions | **131** | 138 | **1** | 1 | **164** | 264 |
| Notional amount (in EUR million) | **4,421** | 5,049 | **500** | 500 | **12,529** | 19,770 |
| Fair value (i.e. net discounted value including CVA, DVA and CollVA) (in EUR million) | **801** | 681 | **30** | 17 | **-2,479** | -2,627 |

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

As at 31 December 2020, there are no futures contracts nor any forward rate agreements outstanding (same in 2019).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

*S.2.5.3. Credit risk on guarantees*

Credit risk arising from the Group's guarantees transactions funded by own resources is managed in line with the detailed internal guidelines approved by the governing bodies.

As at 31 December 2020, the signed exposures amount to EUR 22.0 billion (2019: EUR 20.5 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 12.4 billion (2019: EUR 8.7 billion), and related liabilities and provisions recorded for guarantees amount to EUR 22.6 million (2019: EUR 19.8 million) (Note D.4).

The detailed internal guidelines approved by the governing bodies ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically, the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model used to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties, which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

*Credit risk exposure for each internal rating (in EUR million)*

| | 2020 | | | |
|---|---|---|---|---|
| | **12-month ECL** | **Lifetime ECL not credit-impaired** | **Lifetime ECL credit-impaired** | **Total** |
| **Financial Guarantees** | | | | |
| Internal Rating 1 - minimal credit risk | 43 | 0 | 0 | 43 |
| Internal Rating 2 - very low credit risk | 3,946 | 0 | 0 | 3,946 |
| Internal Rating 3 - low credit risk | 2,071 | 0 | 0 | 2,071 |
| Internal Rating 4 - moderate credit risk | 9,493 | 69 | 0 | 9,562 |
| Internal Rating 5 - financially weak counterpart | 3,563 | 157 | 0 | 3,720 |
| Internal Rating 6 - high credit risk | 2,200 | 281 | 0 | 2,481 |
| Internal Rating 7 - very high credit risk | 0 | 0 | 153 | 153 |
| Internal Rating 8 - counterpart in default | 0 | 0 | 6 | 6 |
| **Total Credit Risk Exposure** | **21,316** | **507** | **159** | **21,982** |
| **Carrying amount** | **12** | **0** | **11** | **23** |

| | 2019 | | | |
|---|---|---|---|---|
| | **12-month ECL** | **Lifetime ECL not credit-impaired** | **Lifetime ECL credit-impaired** | **Total** |
| **Financial Guarantees** | | | | |
| Internal Rating 1 - minimal credit risk | 51 | 0 | 0 | 51 |
| Internal Rating 2 - very low credit risk | 4,508 | 0 | 0 | 4,508 |
| Internal Rating 3 - low credit risk | 1,673 | 0 | 0 | 1,673 |
| Internal Rating 4 - moderate credit risk | 9,701 | 0 | 0 | 9,701 |
| Internal Rating 5 - financially weak counterpart | 2,591 | 182 | 0 | 2,773 |
| Internal Rating 6 - high credit risk | 1,635 | 3 | 0 | 1,638 |
| Internal Rating 7 - very high credit risk | 6 | 145 | 51 | 202 |
| Internal Rating 8 - counterpart in default | 0 | 0 | 0 | 0 |
| **Total Credit Risk Exposure** | **20,165** | **330** | **51** | **20,546** |
| **Carrying amount** | **6** | **1** | **12** | **19** |

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS S.3. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they become due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its consolidated balance sheet and to meet payment obligations punctually and in full out of readily available liquidity resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the cash outflows due to debt servicing and loan disbursements, as well as the cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels indeed the Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year. The Group has in place a Contingency Funding Plan (‘CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The CFP is regularly tested and benchmarked against principles of the Basel Committee for Banking Supervision and other applicable best practice. The CFP is approved annually by the Board of Directors. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the liquidity buffer of EIB and EIF. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR requirements both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2020, the liquidity coverage ratio stood at 366.7% (end 2019: 483.4%). The frequency of liquidity ratios calculation, the monitoring of treasury and liquidity limits and the related reporting activities remain unchanged, as before the pandemic outbreak. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the Group currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity, based on the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the consolidated balance sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to

245

the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

**Maturity profile of non-derivative financial liabilities**

| (in EUR million as at 31.12.2020) | 3 months or less | More than 3 months to 1 year | More than 1 year to 5 years | More than 5 years | Maturity undefined | Gross nominal outflow | Carrying amount |
|---|---|---|---|---|---|---|---|
| Amounts owed to credit institutions and customers | 10,219 | 8,000 | 0 | 0 | 0 | **18,219** | **18,201** |
| Commercial papers | 7,253 | 3,039 | 0 | 0 | 0 | **10,292** | **29,863** |
| Debts evidenced by certificates – first call date scenario | 18,992 | 53,364 | 226,314 | 180,493 | 0 | **479,163** | **455,034** |
| Lease liability | 10 | 29 | 85 | 0 | 0 | **124** | **124** |
| Capital repayable to the UK | 0 | 300 | 1,200 | 1,696 | 0 | **3,196** | **3,196** |
| Others (issued guarantees, share subscription commitments etc.) | 0 | 819 | 0 | 0 | 31,360 | **32,179** | **0** |
| Outflows for committed but undisbursed loans | 12,962 | 1,714 | 5,663 | 560 | 93,164 | **114,063** | **0** |
| **Total** | **49,436** | **67,265** | **233,262** | **182,749** | **124,524** | **657,236** | **506,418** |

**Maturity profile of non-derivative financial liabilities**

| (in EUR million as at 31.12.2019) | 3 months or less | More than 3 months to 1 year | More than 1 year to 5 years | More than 5 years | Maturity undefined | Gross nominal outflow | Carrying amount |
|---|---|---|---|---|---|---|---|
| Amounts owed to credit institutions and customers | 9,083 | 0 | 0 | 0 | 0 | **9,083** | **9,079** |
| Commercial paper | 7,048 | 4,094 | 0 | 0 | 0 | **11,142** | **11,098** |
| Debts evidenced by certificates – first call date scenario | 26,514 | 53,973 | 233,002 | 187,757 | 0 | **501,246** | **482,229** |
| Lease liability | 10 | 29 | 117 | 2 | 0 | **158** | **157** |
| Others (issued guarantees, share subscription commitments etc.) | 0 | 821 | 0 | 0 | 30,267 | **31,088** | **0** |
| Outflows for committed but undisbursed loans | 13,698 | 1,975 | 6,412 | 683 | 89,978 | **112,746** | **0** |
| **Total** | **56,353** | **60,892** | **239,531** | **188,442** | **120,245** | **665,463** | **502,563** |

**Maturity profile of derivative financial liabilities**

| (in EUR million as at 31.12.2020) | 3 months or less | More than 3 months to 1 year | More than 1 year to 5 years | More than 5 years | Gross nominal inflow/ outflow |
|---|---|---|---|---|---|
| Net settling interest rate derivatives | 616 | 2,727 | 6,122 | 5,598 | **15,063** |
| Gross settling interest rate derivatives – inflows | 12,290 | 22,085 | 128,643 | 68,735 | **231,753** |
| Gross settling interest rate derivatives – outflows | -12,959 | -21,713 | -128,963 | -64,980 | **-228,615** |
| Foreign exchange derivatives – inflows | 18,365 | 4,294 | 266 | 0 | **22,925** |
| Foreign exchange derivatives – outflows | -18,400 | -4,355 | -255 | 0 | **-23,010** |
| **Total** | **-88** | **3,038** | **5,813** | **9,353** | **18,116** |

**Maturity profile of derivative financial liabilities**

| (in EUR million as at 31.12.2019) | 3 months or less | More than 3 months to 1 year | More than 1 year to 5 years | More than 5 years | Gross nominal inflow/ outflow |
|---|---|---|---|---|---|
| Net settling interest rate derivatives | 203 | 2,059 | 5,396 | 5,072 | **12,730** |
| Gross settling interest rate derivatives – inflows | 12,320 | 30,246 | 123,092 | 71,100 | **236,758** |
| Gross settling interest rate derivatives – outflows | -11,924 | -29,411 | -117,622 | -67,643 | **-226,600** |
| Foreign exchange derivatives – inflows | 30,395 | 5,514 | 252 | 0 | **36,161** |
| Foreign exchange derivatives – outflows | -29,937 | -5,523 | -270 | 0 | **-35,730** |
| **Total** | **1,057** | **2,885** | **10,848** | **8,529** | **23,319** |

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS S.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. S.4.1. Market risk management Market risk for the Bank: As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Group establishes that the Risk Management Directorate shall monitor all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk Guidelines” (‘FRG’). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The main types of market risk affecting the EIF Private Equity (‘PE’) portfolio are equity risk and foreign currency risk. Most funds in the portfolio make little or no use of leverage; therefore interest rate risk does not directly affect the EIF PE portfolio. Interest rate risk of fixed income instruments stems from EIF investments in debt securities and own risk G&S exposures. Currently all of these assets held have limited average duration or WAL, with only the securitisation exposures fair valued (FI treasury holdings are carried at amortized costs) thereby limiting the Fund’s P&L fluctuations. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management of the Group: In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk Gap risk is the most relevant interest rate risk for the Group and it is defined as the volatility in the economic value of, or in the income derived from, the Group’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. Interest rate risk is covered by the risk appetite framework of the Group. The global structural interest rate position is managed according to the level of risk the Group is prepared to take as stated in the risk appetite. IBOR Reform: Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) are widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks. The global transition to alternative interest rate benchmark rates is one of the most challenging reforms to be undertaken in the financial markets which are expected to be finalised by the end of 2021. Under the umbrella of its Assets & Liabilities Committee (‘ALCO’), the Bank has been proactively following the developments in this area since Q1 2018 and is participating in various working groups initiated by central banks. The progress in the implementation of the established workplan has been regularly monitored and discussed at the ALCO, and periodically reported to Bank’s Senior Management. As part of its lending and funding activities, the Bank is mainly exposed to IBOR on Floating Rates Loans granted to customers and bonds issued to fund its activity. Floating rates assets and liabilities are generally reported at amortised cost in the Bank’s Financial Statements. In addition, the Bank uses derivative instruments to micro hedge fixed rates loans and borrowings operations as well as for monitoring its global interest rate and foreign exchange positions. As most of the Bank’s lending activity which is expected to be impacted by the IBOR takes place in EUR, the interest rate reform is not expected to have significant impact on the EIB’s lending activity as long as EURIBOR remains the reference in Euro-area. However, for some of the lending currencies, notably USD and GBP, with the emergence of new RFRs as underlying rate, the Bank expects an impact on these transactions. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018, with relevant in-house systems adaptation ongoing for new structures. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats.

247

With respect to its swaps activity, the Bank has executed hedges for RFR-linked borrowings and standalone OIS. The IBOR curves are being adjusted to changes in collateralization performed by clearing houses for EUR and USD, which require adjustment in relevant models.

Similarly to other banks, EIB's exposure to IBORs is material. The potential discontinuation of such benchmarks raises the question of how contracts indexed to them (essentially swaps, loans and bonds) will be affected. In case the market standards do not implement the discontinuation of the various IBORs in a consistent way, this could expose the EIB to basis risks between the various versions of IBORs' successors. The exposure to basis risks is not specific to the Bank and it has been recognised in the IBOR Global Benchmark Transition Report, published by the largest industry associations in June 2018, as one of the biggest challenges in the benchmark reform.

In addition, as already highlighted by the ECB, the banking industry is expose to the following risks: operational challenges associated with amendments of contracts and introduction of fallback provisions can entail an operational burden, impact on booking infrastructure, adjustments to settlement and payment infrastructures, IT-related restrictions with regard to the valuation and booking of new products based on the reformed reference rates and corresponding valuation methodologies.

In order to manage and coordinate efficiently the risks and the required preparations and developments, the Bank's ALCO set up in February 2018 dedicated transversal working groups on IBORs, involving the numerous Bank's services impacted. A series of initiatives were launched and important developments have been undertaken. In addition, the Bank's business and risks' policies are being updated as necessary in order to reflect changes in business and risk management practises. Finally, regular updates on the progress are provided to the Bank's Senior Management.

*S.4.2.1. Interest rate risk on the Economic Value of the own funds of the Group*

Group's Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing the Group's own funds according to a medium to long term investment profile, implying an own funds within the range of currently 4.5 – 5.5 years.

Apart from the duration target for own funds, the Group's consolidated balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons, which might expose the Group to basis risk. The net residual basis risk positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

In addition to the interest rate risk limits framework that is in place, regular stress testing at Group level is performed based on EBA standardised shock scenarios[7], in order to identify potential adverse consequences of severe changes in interest rates on the own funds of the Group As of 31 December 2020, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 4.93 billion (2019: EUR 7.88 billion)[8].

The Group has a framework in place for managing interest rate (IR) risk (gap and cross currency basis risks), as well as FX risk. The Group monitors and manages on a daily basis its IR & FX positions within the applicable limits. These activities remained unchanged during 2020 notwithstanding the COVID-19 crisis. In addition, when the sanitary crisis started in March 2020, the Group has put in place a daily monitoring of relevant market indicators in order to be able to promptly react to potential negative market developments.

Among the financial instruments in the Group's portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to LIBOR/EURIBOR.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2020 and 31 December 2019, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

| **31.12.2020** | **Pay currency** | | | **Total** |
|---|---|---|---|---|
| (in EUR million) | **EUR** | **GBP(*)** | **USD** | |
| EUR pay notional | -2,213 | 0 | -1,606 | **-3,819** |
| Average maturity date | 26.01.2047 | - | 16.03.2037 | **03.12.2042** |
| Average expected maturity | 25.12.2028 | - | 28.07.2023 | **16.09.2026** |

(*) GBP was nil in 2020.

| **31.12.2019** | **Pay currency** | | | **Total** |
|---|---|---|---|---|
| (in EUR million) | **EUR** | **GBP** | **USD** | |
| EUR pay notional | -2,263 | -59 | -2,360 | **-4,682** |
| Average maturity date | 21.10.2046 | 20.06.2022 | 04.08.2037 | **08.11.2041** |
| Average expected maturity | 25.08.2028 | 08.01.2021 | 06.10.2024 | **06.08.2026** |

7 EBA/GL/2018/02.

8 The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities ('DBO') as calculated by an actuarial provider.

2020 FINANCIAL REPORT

By risk factor involved:

| **31.12.2020** | **Risk factor** | | | **Total** |
|---|---|---|---|---|
| (in EUR million) | **FX level** | **IR curve level** | **IR curve shape(*)** | |
| EUR pay notional | -452 | -3,367 | 0 | **-3,819** |
| Average maturity date | 04.12.2033 | 17.02.2044 | - | **03.12.2042** |
| Average expected maturity | 21.12.2027 | 16.07.2026 | - | **16.09.2026** |

(*) Callable curve steepeners were called during 2020.

| **31.12.2019** | **Risk factor** | | | **Total** |
|---|---|---|---|---|
| (in EUR million) | **FX level** | **IR curve level** | **IR curve shape** | |
| EUR pay notional | -533 | -4,088 | -61 | **-4,682** |
| Average maturity date | 21.05.2037 | 10.08.2042 | 16.09.2030 | **08.11.2041** |
| Average expected maturity | 20.02.2027 | 12.08.2026 | 16.09.2020 | **06.08.2026** |

*S.4.2.2. Interest rate risk management for the Group (Earnings perspective)*

The sensitivity of earnings quantifies the change in the Group's net interest income over the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatches that the Group accepts, within approved limits, between interest rate re-pricing periods, volumes and rates of assets and liabilities.

With the positions in place as of 31 December 2020, the earnings would increase by EUR 83.4 million (2019: EUR 76.4 million) if interest rates were to increase by 100 basis points and decrease by EUR 78.5 million (2019: EUR 82.3 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the ''ongoing'' assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated with monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon re-pricing of all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal-by-deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

**S.4.3. Foreign exchange risk**

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

*S.4.3.1. Foreign exchange position*

| **Net position (in million)** | **2020** | **2019** |
|---|---|---|
| **Euro (EUR)** | **-103** | **-139** |
| Pound Sterling (GBP) | 25 | 74 |
| US Dollar (USD) | 43 | 19 |
| Other currencies | 35 | 46 |
| **Subtotal except Euro** | **103** | **139** |

*S.4.3.2. Foreign exchange risk management*

In compliance with its statute, the EIB actively hedges its FX risk exposures.

The main objective of the Group's FX risk management policy is to minimise the impact of a variation of FX rates on the consolidated income statement by keeping FX positions within the limits approved by the Management Committee.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

### S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2020, equity price risk was primarily limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2020 and 31 December 2019) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

| | 2020 | | 2019 | |
|---|---|---|---|---|
| | Change in equity price | Effect on Own Funds | Change in equity price | Effect on Own Funds |
| | % | EUR '000 | % | EUR '000 |
| Venture Capital Operations (1) | -10 | -932,505 | -7 | -528,299 |
| EBRD shares | -10 | -51,488 | -10 | -49,276 |
| Investment funds | -10 | -287,013 | -10 | -227,973 |

(1)The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

## S.5. Operational Risk

Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, and includes legal risk.

Operational Risk affects all activities of the Group and can manifest itself in various ways including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The Group`s aim is to systematically identify, assess and monitor Operational Risks, and ensure sufficient controls and risk mitigants to keep the Operational Risk exposure at minimum levels in light of the Group's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk functions ('OPR') in the Group, the EIB and the EIF Risk Management, and the Internal Controls and Assertion Division in Financial Control ('FC/-/ICA') at the EIB, are responsible for defining the Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with all the Departments of the Group. The Group organises its Operational Risk management activities in compliance with the relevant and applicable EIB Best Banking Practices ('BBP') and the EIF Best Market Practices ('BMP').

The Group employs an assessment methodology that takes into account all available information such as internal loss history, scenario analysis and the business and control environment, notably through a set of Key Risk Indicators ('KRIs') used to monitor the Operational Risk exposures. Appropriate actions are taken when the risk levels are breached. Specifically, Operational Risk function analyses the significant Operational Risk events that have led or could lead to actual Operational Risk losses and areas of emerging risk.

A new Governance, Risk and Compliance ('GRC') tool is planned to be put in place at the EIB by the end of 2022 to automatize the process of data collection. In the meantime, the Operational Risk function has developed a new, partially automatized event and loss database to address all the BBP requirements for the sound Operational Risk management, which subsequently will be migrated into the new system.

The management of Operational Risk is carried out at all levels within the Group and is the responsibility of all the Departments.

In terms of reporting at the EIB, a Monthly Operational Risk Report is approved by the Group Chief Risk Officer ('GCRO') responsible for overall aspects of managing and monitoring Operational Risk at the Group level and then submitted to the Management Committee ('MC'), the Audit Committee ('AC') and Directors General ('DGs'). In addition, losses/gains above EUR 0.1 million are immediately escalated to the President. At the EIF, the Operational Risk function provides regular reporting to the Audit Board ('AB') and the Senior Management.

2020 FINANCIAL REPORT

## Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

| 31 December 2020 | Note | AC | Designated at FVTPL (FVO) | Mandatorily at FVTPL | FVOCI - equity instruments | Non financial assets/ liabilities | Total carrying amount |
|---|---|---|---|---|---|---|---|
| Cash in hand, balances with central banks and post office banks | B.1 | 835 | 0 | 0 | 0 | 0 | **835** |
| Treasury bills and debt securities portfolios | B.2 | 39,397 | 213 | 5,506 | 0 | 0 | **45,116** |
| Loans and advances to credit institutions and to customers | C/D | 492,921 | 17,478 | 1,808 | 0 | 0 | **512,207** |
| Shares and other variable-yield securities | B.3 | 0 | 576 | 12,232 | 515 | 0 | **13,323** |
| Derivative assets | Q | 0 | 0 | 53,286 | 0 | 0 | **53,286** |
| Property, furniture and equipment | E | 0 | 0 | 0 | 0 | 372 | **372** |
| Intangible assets | E | 0 | 0 | 0 | 0 | 39 | **39** |
| Other assets/Subscribed capital and reserves, called but not paid | G.1/W.1 | 1,455 | 0 | 0 | 0 | 81 | **1,536** |
| Prepayments | | 0 | 0 | 0 | 0 | 320 | **320** |
| Assets held for sale | | 11 | 0 | 0 | 0 | 0 | **11** |
| **Total** | | **534,619** | **18,267** | **72,832** | **515** | **812** | **627,045** |
| Amounts owed to credit institutions and customers | H | 18,201 | 0 | 0 | 0 | 0 | **18,201** |
| Debts evidenced by certificates | I | 455,034 | 29,863 | 0 | 0 | 0 | **484,897** |
| Derivative liabilities | Q | 0 | 0 | 38,355 | 0 | 0 | **38,355** |
| Other liabilities | G.2 | 3,320 | 0 | 0 | 0 | 2,168 | **5,488** |
| Deferred income | F | 0 | 0 | 0 | 0 | 435 | **435** |
| Provisions | J/D.4 | 0 | 0 | 0 | 0 | 9,630 | **9,630** |
| **Total** | | **476,555** | **29,863** | **38,355** | **0** | **12,233** | **557,006** |

| 31 December 2019 | Note | AC | Designated at FVTPL (FVO) | Mandatorily at FVTPL | FVOCI - equity investments | Non financial assets/ liabilities | Total carrying amount |
|---|---|---|---|---|---|---|---|
| Cash in hand, balances with central banks and post office banks | B.1 | 947 | 0 | 0 | 0 | 0 | **947** |
| Treasury bills and debt securities portfolios | B.2 | 42,181 | 201 | 4,707 | 0 | 0 | **47,089** |
| Loans and advances to credit institutions and to customers | C/D | 484,592 | 19,826 | 1,400 | 0 | 0 | **505,818** |
| Shares and other variable-yield securities | B.3 | 0 | 495 | 10,612 | 493 | 0 | **11,600** |
| Derivative assets | Q | 0 | 0 | 49,789 | 0 | 0 | **49,789** |
| Property, furniture and equipment | E | 0 | 0 | 0 | 0 | 404 | **404** |
| Intangible assets | E | 0 | 0 | 0 | 0 | 26 | **26** |
| Other assets | G.1 | 0 | 0 | 0 | 0 | 82 | **82** |
| Prepayments | | 0 | 0 | 0 | 0 | 261 | **261** |
| **Total** | | **527,720** | **20,522** | **66,508** | **493** | **773** | **616,016** |
| Amounts owed to credit institutions and customers | H | 9,079 | 0 | 0 | 0 | 0 | **9,079** |
| Debts evidenced by certificates | I | 463,798 | 29,529 | 0 | 0 | 0 | **493,327** |
| Derivative liabilities | Q | 0 | 0 | 32,526 | 0 | 0 | **32,526** |
| Other liabilities | G.2 | 157 | 0 | 0 | 0 | 1,942 | **2,099** |
| Deferred income | F | 0 | 0 | 0 | 0 | 373 | **373** |
| Provisions | J / D.4 | 0 | 0 | 0 | 0 | 7,966 | **7,966** |
| **Total** | | **473,034** | **29,529** | **32,526** | **0** | **10,281** | **545,370** |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

| 31 December 2020 | AC | Designated at FVTPL (FVO) | Mandatorily at FVTPL | FVOCI - equity instruments | Non financial assets/ liabilities | Total fair value |
|---|---|---|---|---|---|---|
| Cash in hand, balances with central banks and post office banks | 835 | 0 | 0 | 0 | 0 | **835** |
| Treasury bills and debt securities portfolios | 39,738 | 213 | 5,506 | 0 | 0 | **45,457** |
| Loans and advances to credit institutions and to customers | 508,264 | 17,478 | 1,808 | 0 | 0 | **527,550** |
| Shares and other variable-yield securities | 0 | 576 | 12,232 | 515 | 0 | **13,323** |
| Derivative assets | 0 | 0 | 53,286 | 0 | 0 | **53,286** |
| Property, furniture and equipment | 0 | 0 | 0 | 0 | 372 | **372** |
| Intangible assets | 0 | 0 | 0 | 0 | 39 | **39** |
| Other assets/Subscribed capital and reserves, called but not paid | 1,455 | 0 | 0 | 0 | 81 | **1,536** |
| Prepayments | 0 | 0 | 0 | 0 | 320 | **320** |
| Assets held for sale | 11 | 0 | 0 | 0 | 0 | **11** |
| **Total** | **550,303** | **18,267** | **72,832** | **515** | **812** | **642,729** |
| Amounts owed to credit institutions and customers | 18,201 | 0 | 0 | 0 | 0 | **18,201** |
| Debts evidenced by certificates | 461,857 | 29,863 | 0 | 0 | 0 | **491,720** |
| Derivative liabilities | 0 | 0 | 38,355 | 0 | 0 | **38,355** |
| Other liabilities | 3,320 | 0 | 0 | 0 | 2,168 | **5,488** |
| Deferred income | 0 | 0 | 0 | 0 | 435 | **435** |
| Provisions | 0 | 0 | 0 | 0 | 9,631 | **9,631** |
| **Total** | **483,378** | **29,863** | **38,355** | **0** | **12,234** | **563,830** |

| 31 December 2019 | AC | Designated at FVTPL (FVO) | Mandatorily at FVTPL | FVOCI - equity investments | Non financial assets/ liabilities | Total fair value |
|---|---|---|---|---|---|---|
| Cash in hand, balances with central banks and post office banks | 947 | 0 | 0 | 0 | 0 | 947 |
| Treasury bills and debt securities portfolios | 42,517 | 201 | 4,707 | 0 | 0 | 47,425 |
| Loans and advances to credit institutions and to customers | 494,569 | 19,826 | 1,400 | 0 | 0 | 515,795 |
| Shares and other variable-yield securities | 0 | 495 | 10,612 | 493 | 0 | 11,600 |
| Derivative assets | 0 | 0 | 49,789 | 0 | 0 | 49,789 |
| Property, furniture and equipment | 0 | 0 | 0 | 0 | 404 | 404 |
| Intangible assets | 0 | 0 | 0 | 0 | 26 | 26 |
| Other assets | 0 | 0 | 0 | 0 | 82 | 82 |
| Prepayments | 0 | 0 | 0 | 0 | 261 | 261 |
| **Total** | **538,033** | **20,522** | **66,508** | **493** | **773** | **626,329** |
| Amounts owed to credit institutions and customers | 9,079 | 0 | 0 | 0 | 0 | 9,079 |
| Debts evidenced by certificates | 467,847 | 29,529 | 0 | 0 | 0 | 497,376 |
| Derivative liabilities | 0 | 0 | 32,526 | 0 | 0 | 32,526 |
| Other liabilities | 157 | 0 | 0 | 0 | 1,942 | 2,099 |
| Deferred income | 0 | 0 | 0 | 0 | 373 | 373 |
| Provisions | 0 | 0 | 0 | 0 | 7,966 | 7,966 |
| **Total** | **477,083** | **29,529** | **32,526** | **0** | **10,281** | **549,419** |

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Note U – Segment reporting (in EUR million) The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment, which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The EIB has as well venture capital investments that alone do not meet any of the quantitative thresholds for determining a reportable segment in 2020 and as such are reported together with the EIB long-term finance activity. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long-term finance activity on at least a quarterly basis. The financial support of SME’s carried out by the European Investment Fund through venture capital investments and the provision of guarantees do not meet any of the quantitative thresholds for determining a reportable segment in 2020 or 2019 and are disclosed as “other” in the Reconciliation of reportable segment revenues, profit or loss and assets and liabilities. Information about reportable segment Long term lending finance activity 2020 2019 External revenues: Net interest income 2,971 2,978 Net income from shares 257 256 Net fee and commission income -3 32 Result on financial operations 600 643 Other operating income 6 5 Total segment revenue 3,831 3,914 Other material non-cash items: Impairment losses on loans and shares -27 81 -27 81 Reportable segment profit 2,599 2,895 Reportable segment assets 624,084 613,323 Reportable segment liabilities 555,751 544,417 Reconciliation of reportable segment revenues, profit and assets and liabilities 2020 2019 Revenues: Total revenues for reportable segment 3,831 3,914 Other revenues 192 180 Consolidated revenue 4,023 4,094 Profit Total profit for reportable segment 2,599 2,895 Other profit 38 63 Consolidated profit 2,637 2,958 Assets: Total assets for reportable segment 624,084 613,323 Other assets 2,961 2,693 Consolidated total assets 627,045 616,016 Liabilities: Total liabilities for reportable segment 555,751 544,417 Other liabilities 1,255 953 Consolidated total liabilities 557,006 545,370

253

## Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2020 and 31 December 2019, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

| | | 31.12.2020 | | 31.12.2019 |
|---|---|---|---|---|
| **Commitments:** | | | | |
| - EBRD capital uncalled | | **712,630** | | **712,630** |
| - Undisbursed loans (Note D.1) | | | | |
| credit institutions | 32,365,353 | | 29,652,661 | |
| customers | 81,697,777 | | 82,918,317 | |
| | | **114,063,130** | | **112,570,978** |
| - Undisbursed venture capital operations | | **5,390,859** | | **5,411,987** |
| - Undisbursed investment funds | | **3,273,437** | | **3,587,184** |
| - Borrowings launched but not yet settled | | **223,950** | | **223,950** |
| - Undisbursed loan substitutes | | **0** | | **175,348** |
| - Securities receivable | | **0** | | **122,000** |
| **Contingent liabilities and guarantees:** | | | | |
| - In respect of loans granted by third parties | | **21,982,164** | | **20,546,097** |
| **Assets held on behalf of third parties(*):** | | | | |
| - Investment Facility Cotonou | 3,578,669 | | 3,407,481 | |
| - Guarantee Fund | 2,854,866 | | 2,829,065 | |
| - NER300 | 1,953,380 | | 2,004,715 | |
| - InnovFin | 1,836,483 | | 1,310,055 | |
| - Fund of Funds (JESSICA II) | 851,994 | | 652,115 | |
| - CEF | 803,348 | | 707,189 | |
| - COSME LGF & EFG | 610,789 | | 415,718 | |
| - JESSICA (Holding Funds) | 544,833 | | 585,587 | |
| - EU-Africa Infrastructure Trust Fund | 523,196 | | 534,457 | |
| - ESIF | 444,895 | | 401,579 | |
| - JEREMIE | 311,157 | | 320,546 | |
| - SME initiative Romania | 240,293 | | 241,870 | |
| - Special Section | 182,785 | | 203,512 | |
| - NPI Securitisation Initiative (ENSI) | 171,248 | | 72,872 | |
| - SME initiative Italy | 165,539 | | 171,409 | |
| - GF Greece | 162,062 | | 161,243 | |
| - REG | 159,057 | | 81,877 | |
| - Partnership Platform for Funds | 137,152 | | 105,351 | |
| - EaSI | 116,387 | | 65,408 | |
| - RSFF (incl. RSI) | 105,778 | | 607,413 | |
| - DCFTA | 100,929 | | 102,840 | |
| - ENPI | 94,188 | | 120,824 | |
| - SME initiative Bulgaria | 93,965 | | 96,678 | |
| - InnovFin SME Guarantee | 75,964 | | 132,006 | |
| - SME initiative Finland | 67,943 | | 71,093 | |
| - GIF 2007 | 67,375 | | 76,246 | |
| - SMEG 2007 | 64,996 | | 70,735 | |
| - German Corona Matching Facility (CMF) | 62,423 | | 0 | |
| - AECID | 61,327 | | 66,951 | |
| - InnovFin Equity | 60,177 | | 92,692 | |
| - MAP Equity | 53,751 | | 133,582 | |
| - Private Finance for Energy Efficiency Instrument | 53,745 | | 43,528 | |
| - WB EDIF | 48,560 | | 49,330 | |
| - Cultural Creative Sectors Guarantee Facility | 43,435 | | 36,134 | |
| - NIF Trust Fund | 42,483 | | 44,025 | |
| - IPA II | 36,137 | | 31,682 | |
| - FEMIP Trust Fund | 34,663 | | 37,713 | |
| - GAGF | 30,781 | | 31,694 | |
| - MAP guarantee | 30,445 | | 32,323 | |

2020 FINANCIAL REPORT

| | | 31.12.2020 | | 31.12.2019 |
|---|---|---|---|---|
| - NIF Risk Capital Facility | 28,066 | | 23,923 | |
| - SME initiative Malta | 20,779 | | 21,157 | |
| - EPTA Trust Fund | 18,962 | | 20,870 | |
| - Bundesministerium für Wirtschaft und Technologie | 18,031 | | 3,896 | |
| - AGRI | 17,400 | | 17,506 | |
| - EFSI-EIAH | 16,633 | | 20,029 | |
| - NPI | 13,349 | | 14,763 | |
| - Natural Capital Financing Facility | 10,731 | | 11,318 | |
| - TTA Turkey | 5,938 | | 1,425 | |
| - BIF | 4,623 | | 3,293 | |
| - Student Loan Guarantee Facility | 4,550 | | 14,141 | |
| - GEEREF | 3,548 | | 3,918 | |
| - PGFF | 2,575 | | 5,227 | |
| - MDD | 2,157 | | 356 | |
| - SME initiative Spain | 2,018 | | 944 | |
| - LFA-EIF Facility | 1,826 | | 369 | |
| - Alp GIP | 1,521 | | 2,913 | |
| - Central Europe FoF | 1,409 | | 1,999 | |
| - European Technology Facility | 1,068 | | 966 | |
| - EU Trade and Competitiveness Program | 1,056 | | 0 | |
| - GEEREF Technical Support Facility | 727 | | 727 | |
| - TTP | 471 | | 246 | |
| - G43 Trust Fund | 284 | | 31 | |
| - EPPA | 11 | | 3,320 | |
| - GGF | 7 | | 12 | |
| - HIPC | 0 | | 35,348 | |
| | | **17,054,938** | | **16,358,235** |
| **Other items:** | | | | |
| - Nominal value of interest-rate swaps (Note S.2.5.2) | | **538,995,110** | | **540,678,886** |
| - Nominal value of currency swap contracts payable | | **226,957,983** | | **218,941,502** |
| - Nominal value of currency swap contracts receivable (Note S.2.5.2) | | **223,256,109** | | **219,739,726** |
| - Nominal value of short-term currency swap contracts payable | | **22,471,884** | | **35,156,452** |
| - Nominal value of short-term currency swap contracts receivable (Note Q.3) | | **22,374,714** | | **35,632,792** |
| - Currency forwards (Note Q.3) | | **551,359** | | **528,280** |
| - Special deposits for servicing borrowings(**) | | **810** | | **9,035** |

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

(**) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

2020 FINANCIAL REPORT V.1. Investment Facility Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. V.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. V.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. V.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. V.5. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs”) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. V.6. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission, which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. V.7. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct an d indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG.

256

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.8. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for susta inable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.9. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. V.10. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. V.11. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. V.12. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. V.13. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.14. NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. V.15. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. V.16. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece.

257

2020 FINANCIAL REPORT V.17. REG This corresponds to two regional mandates, Smart Finance for Smart Buildings (‘SFSB’) Malta and Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Smart Finance for Smart Buildings Programme (‘SFSB’), a joint initiative between the European Commission and the EIB Group that aims at fostering investment in energy efficient measures related to buildings for both households and businesses. However, due to the Maltese market size, the scope of the mandate could be enlarged to energy efficiency measures not strictly related to buildings and, therefore, beyond the focus of the SFSB. V.18. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for the PPF. V.19. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee, which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. V.20. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.21. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries, which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. V.22. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.23. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria.

258

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.24. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. V.25. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. V.26. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. V.27. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. V.28. German Corona Matching Facility (CMF) The German Government, as part of its COVID-19 crisis measures for the German economy, aims to provide automatic and standardised pari- passu co-investments to VC funds for all German portfolio companies in all financing rounds until, for the time being, 31 December 2020. V.29. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.30. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. V.31. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. V.32. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE.

259

2020 FINANCIAL REPORT V.33. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. V.34. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.35. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. V.36. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. V.37. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.38. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession A ssistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro- enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. V.39. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.40. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window.

260

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.41. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. V.42. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. V.43. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.44. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. V.45. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure, which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. V.46. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. V.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. V.48. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey.

261

2020 FINANCIAL REPORT V.49. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. V.50. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.51. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.52. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. V.53. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. V.54. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. V.55. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.56. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. V.57. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. V.58. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC.

262

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.59. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long- term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. V.60. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. V.61. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.62. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. V.63. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. V.64. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.65. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. Based on the closure letter from the EC dated 30 July 2020, the EC-EIB HIPC Management Agreement was terminated as of 31 August 2020. The EIB prepared the last financial statements for the Initiative as of 31 August 2020.

263

# Statement of Special Section[(1)]

as at 31 December 2020 and 31 December 2019 (in EUR '000)

| ASSETS | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Mediterranean Countries** | | |
| *From resources of the European Union* | | |
| Disbursed loans outstanding | 8,333 | 13,073 |
| Risk capital operations | | |
| - amounts to be disbursed | 21,747 | 21,614 |
| - amounts disbursed | 30,465 | 32,978 |
| | **52,212** | **54,592** |
| **Total[(2)]** | **60,545** | **67,665** |
| **African, Caribbean and Pacific State and Overseas Countries and Territories** | | |
| *From resources of the European Union* | | |
| · Yaoundé Conventions | | |
| Loans disbursed | 0 | 71 |
| Operations from risk capital resources | | |
| - amounts disbursed | 419 | 419 |
| **Total[(3)]** | **419** | **490** |
| · Lomé Conventions | | |
| Operations from risk capital resources | | |
| - amounts disbursed | 121,821 | 135,357 |
| **Total[(4)]** | **121,821** | **135,357** |
| **Total** | **182,785** | **203,512** |

| LIABILITIES | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Funds under trust management** | | |
| *Under mandate from the European Union* | | |
| - Financial Protocols with the Mediterranean Countries | 38,798 | 46,051 |
| - Yaoundé Conventions | 419 | 490 |
| - Lomé Conventions | 121,821 | 135,357 |
| **Total funds under trust management** | **161,038** | **181,898** |
| **Funds to be disbursed** | | |
| On loans and risk capital operations in the Mediterranean countries | 21,747 | 21,614 |
| **Total funds to be disbursed** | **21,747** | **21,614** |
| **Total** | **182,785** | **203,512** |

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2020 EUR '000 232,416 (2019: EUR '000 256,081).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2020 EUR '000 35,417 (2019: EUR '000 41,578).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2020 (2019: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2020 (2019: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

**2020 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 56,989 cancellations 178,046 repayments 544,877 -779,912 60,545 Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interests 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 149,258 -152,568 419 Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 741,842 repayments 2,326,706 exchange adjustments 56,278 -3,124,826 121,821

265

2020 FINANCIAL REPORT Note W – Capital and Reserves W.1. Share capital and reserves The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 248,795,606,881 (31 December 2019: EUR 243,284,154,500) and the uncalled capital to EUR 226,604,891,420 as of 31 December 2020 (31 December 2019: EUR 221,585,019,550). New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat. On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. On 1 March 2020, the subscribed capital increased (Asymmetrical Capital Increase) from EUR 243,284,154,500 to EUR 248,795,606,881 by virtue of the contributions of Poland and Romania (by EUR 5,386,000,000 and EUR 125,452,381, respectively). The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025. The instalments due on 31 December 2020 were settled in full. The amount of EUR ‘000 1,454,535 shown in the balance sheet under the caption Subscribed capital and reserves, called but not paid contains the discounted amount receivable (EUR ‘000 1,438,648) from the Member States Poland and Romania following the Asymmetrical Capital Increase on 1 March 2020. Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. W.2. Capital management Maintaining a strong capital position is one of the major objectives of the Group. The Group’s own funds for capital adequacy purposes comprise of called capital plus reserves, net of expected losses and provisions. The Group’s capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from uncalled subscribed capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance. The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU law. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. The Group’s Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives, stood at 32.7% as at 31 December 2020 (32.5% at the end of 2019). As at 31 December 2020, and based on the statutory financial statements, the Bank’s Core Equity Tier 1 ratio stood at 33.1% (32.9% at the end of 2019).

266

## Note X – Conversion rates

The following conversion rates were used for establishing the consolidated balance sheet at 31 December 2020 and 2019:

| | 31.12.2020 | 31.12.2019 |
|---|---|---|
| **Non-euro currencies of EU member states** | | |
| Bulgarian Lev (BGN) | 1.9558 | 1.9558 |
| Czech Koruna (CZK) | 26.2420 | 25.4080 |
| Danish Krone (DKK) | 7.4409 | 7.4715 |
| Croatian Kuna (HRK) | 7.5519 | 7.4395 |
| Hungarian Forint (HUF) | 363.8900 | 330.5300 |
| Polish Zloty (PLN) | 4.5597 | 4.2568 |
| Romanian Leu (RON) | 4.8683 | 4.7830 |
| Swedish Krona (SEK) | 10.0343 | 10.4468 |
| **Non-EU currencies** | | |
| Australian Dollar (AUD) | 1.5896 | 1.5995 |
| Azerbaijani Manat (AZN) | 2.0758 | 1.9004 |
| Canadian Dollar (CAD) | 1.5633 | 1.4598 |
| Swiss Franc (CHF) | 1.0802 | 1.0854 |
| Chinese Renminbi (CNY) | 8.0225 | 7.8205 |
| Dominican Peso (DOP) | 71.2661 | 59.3644 |
| Egyptian Pound (EGP) | 19.2469 | 17.9584 |
| Ethiopian Birr (ETB) | 48.0400 | 35.6810 |
| Pound Sterling (GBP) | 0.8990 | 0.8508 |
| Georgian Lari (GEL) | 4.0070 | 3.1927 |
| Hong Kong Dollar (HKD) | 9.5142 | 8.7473 |
| Iceland Krona (ISK) | 156.1000 | 135.8000 |
| Japanese Yen (JPY) | 126.4900 | 121.9400 |
| Kenyan Shilling (KES) | 133.8000 | 113.6300 |
| Kazakhstani Tenge (KZT) | 516.7300 | 429.7200 |
| Moroccan Dirham (MAD) | 10.9017 | 10.7263 |
| Moldovan Leu (MDL) | 20.9200 | 19.2000 |
| Mexican Peso (MXN) | 24.4160 | 21.2202 |
| Norwegian Krone (NOK) | 10.4703 | 9.8638 |
| New Zealand Dollar (NZD) | 1.6984 | 1.6653 |
| Serbian Dinars (RSD) | 117.5300 | 117.4700 |
| Russian Ruble (RUB) | 91.4671 | 69.9563 |
| Tunisia Dinar (TND) | 3.2919 | 3.1122 |
| Turkish Lira (TRY) | 9.1131 | 6.6843 |
| Taiwan Dollar (TWD) | 34.4399 | 33.5463 |
| Ukraine Hryvnia (UAH) | 34.7156 | 26.5849 |
| United States Dollar (USD) | 1.2271 | 1.1234 |
| Central African CFA Franc (XAF) | 655.9570 | 655.9570 |
| West African CFA Franc (XOF) | 655.9570 | 655.9570 |
| South African Rand (ZAR) | 18.0219 | 15.7773 |

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS

## Note Y – Related party transactions

### Y.1 Associates

The amounts included in the consolidated financial statements concerning associates are disclosed as follows:

| (in EUR´ 000) | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Shares and other variable-yield securities | 575,615 | 494,813 |
| Result on financial operations | 46,334 | 43,164 |
| Undisbursed venture capital operations | 611,372 | 657,168 |

### Y.2 Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

| (in EUR '000) | 2020 | 2019 |
|---|---|---|
| Short-term benefits(1) | 9,404 | 9,574 |
| Post-employment benefits(2) | 962 | 915 |
| Termination benefits(3) | 552 | -1,504 |
| **Total** | **10,918** | **8,985** |

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

(3) For the year 2019, a net income is reported due to the fact that the Group recorded a release of Termination benefits accruals related to prior years. The benefits expensed for the year 2019 amount to EUR '000 744.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2020 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

| (in EUR '000) | 31.12.2020 | 31.12.2019 |
|---|---|---|
| Pension plans and health insurance (Note J) | 122,927 | 110,113 |
| Other liabilities (Note G) | 16,508 | 16,095 |

## Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2020.

In the context of the COVID-19 pandemic, the Group continues to monitor the situation closely notably as part of the subsequent event review. In that respect, it is considered that there have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2020.

2020 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2020, and the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2020, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union. Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF are further described in the « Responsibilities of “Réviseur d’Entreprises agréé” for the audit of the consolidated financial statements » section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg INDEPENDENT AUDITOR'S REPORT

269

2020 FINANCIAL REPORT 1. Impairment of loans to customers and credit institutions Description As at 31 December 2020, the Group reports loans accounted for at amortized cost of EUR 431,746 million (31 December 2019: EUR 429,985 million) representing 69% of total assets (31 December 2019: 70%) and recognized individually assessed impairments on loans amounting to EUR 608 million (31 December 2019: EUR 752 million). The impairment amount for loans consists out of three different components being: • Management’s estimate of expected credit loss (“ECL”) for loans considered credit-impaired (Stage 3), amounting to EUR 308 million as at 31 December 2020 (31 December 2019: 458 million); • The lifetime expected credit loss determined by model for loans where there has been a significant increase in credit risk since initial recognition (stage 2), amounting to EUR 227 million as at 31 December 2020 (31 December 2019: 231 million); and • The 12-month expected credit loss determined by model for the remaining population (stage 1), amounting to EUR 73 million as at 31 December 2020 (31 December 2019: 63 million). These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount, irrespective of the stage allocation. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the impairment amount recorded. These critical judgments include matters such as the definition of criteria to identify significant increase in credit risk or default, as well as estimation of input parameter for determining ECL, namely probability of default and loss given default which are derived from statistical models and should include forward- looking-information. For credit-impaired assets where impairment is based on management’s best estimate, the critical judgments include estimating recoverable cash flow, the effect of guarantees received, as well as valuation of collaterals. The impact of the Covid-19 pandemic has resulted in unprecedented economic conditions that vary across countries and industry sectors. The uncertainty caused by the pandemic increased the level of judgement involved in the determination and calculation of expected credit losses on loans accounted for at amortized cost. The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in note A.2 to the consolidated financial statements as well as the accounting policy for the impairment in note A.4.4 and the detail of the impairment in note D.2. The loans accounted for at amortized cost are disclosed in note T to the consolidated financial statements as well as the accounting policy for the loans in note A.4.9. How our audit addressed the area of focus Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of impairment amounts.

270

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS We assessed the methodology to determine ECL based on the policies and procedures in place by comparing against IFRS 9 requirements, as well as the key input data used and model application as at 31 December 2020. We also assessed the appropriateness of modelling methodologies, giving specific consideration to Covid-19 pandemic and whether management judgemental adjustments were needed. For the allocation of loans to the different stages in the impairment model as at 31 December 2020, we assessed whether it has been performed in line with criteria defined by reperforming the allocation for a sample of loans. For ECL determined based on the implemented statistical model (stage 1 and 2), we tested the calculations performed at year-end as well as the underlying data used in this on a sample basis. For a sample of loans in stage 3, where provisions are based on management`s best estimate, we evaluated the Group's individual assessment of each loan by specifically challenging the Group’s assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. The impact of the Covid-19 pandemic was considered both in assessing the provision of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. We assessed the disclosures in the consolidated financial statements in relation to impairment of loans with reference to the requirements of the prevailing accounting standards. 2. Hedge Accounting Description As at 31 December 2020, the Group applied fair value hedge accounting to loans and advances as well as to loan substitutes with a reported hedge fair value of EUR 146,410 million (31 December 2019: EUR 149,824 million) representing 23% of total assets (31 December 2019: 24%) and to borrowings with a reported hedge fair value of EUR 381,327 million (31 December 2019: EUR 396,897 million) representing 68% of total liabilities (31 December 2019: 73%). The Group enters into derivative contracts in order to manage and hedge risks such as interest rate risk and FX risk through interest rate swaps or cross-currency swaps. Application of hedge accounting and ensuring hedge effectiveness are processes requiring reliance on several interconnected system and subsequent potential manual updates, that makes the process susceptible to errors and therefore requires close monitoring from management. The key inputs and assumptions used by Management in its application of fair value hedge accounting and accounting policies are detailed in note A.4.5 to the consolidated financial statements as well as detail of the hedging activities in note Q.2. How our audit addressed the area of focus We tested key controls on the eligibility of the hedging instruments and hedged items for hedge accounting as well as the underlying data used in this on a sample basis. We determined whether the methodology applied to assess the economic relationship between hedged item and hedging item as well as non-dominance of credit risk on hedged item and hedging instrument is compliant with IFRS 9. We tested key controls over designation and compliance monitoring of the hedge accounting relationship with those requirements, both at inception and during its life as well as the underlying data used in this on a sample basis.

271

2020 FINANCIAL REPORT We assessed the valuation methodology of the Group for the calculation of its hedged fair value and its cost of hedging based on the policies and procedures in place, by comparing to the applicable IFRS 9 requirements. For a sample of hedge relationships, we performed an independently re-pricing including separate identification of the cost of hedging determination. We assessed the appropriateness of the key input data used for determining hedge fair values as at 31 December 2020. 3. Valuation of complex financial instruments (derivative assets and liabilities) Description As at 31 December 2020, the Group holds derivative assets (complex and non complex) of EUR 53,286 million (31 December 2019: EUR 49,789 million) and derivative liabilities (complex and non complex) of EUR 38,355 million (31 December 2019: EUR 32,526) representing respectively 8% of total assets and 7% of total liabilities (31 December 2019: respectively 8% and 6%). The valuation of such financial instruments, measured at fair value, is based on a combination of market data and valuation models which often require a considerable number of inputs. Most of these inputs are obtained from readily available data such as quoted market prices as well as observable inputs however the valuation of the derivatives is derived from complex models that are requiring a sound knowledge of complex financial instruments valuation techniques and a sophisticated valuation process which can therefore be subject to error especially for instruments that are not priced using a plain vanilla model. In addition, Covid-19 pandemic has resulted in markets being more volatile, therefore impacting the valuation of derivative assets and liabilities either at level 2 or level 3. These are the financial instruments objects of this key audit matter. The key inputs and assumptions used by Management in its assessment of derivative financial instruments are detailed in notes A.2 and A.4.6 to the consolidated financial statements, as well as the accounting policies in note A.4.5, the detail of derivative financial instruments in note Q and the fair value of financial assets and liabilities in note R. How our audit addressed the area of focus Our audit procedures to assess the fair value of derivatives included the testing of the design, implementation and operating effectiveness of key internal controls over the valuation, price verification and front office and back office reconciliations for derivative financial instruments. We engaged our valuation specialists to assist us in performing independent valuations on a sample basis and comparing these with the Group’s valuations. Our specialist also assessed the appropriate application of Credit Value and Debit Value Adjustments (“CVA/DVA”) that form an integral part of fair values, inquiring of Management about any changes in the CVA/DVA methodology and assessing the appropriateness of the inputs applied. We also reviewed the appropriateness of the Bank methodology used in order to classify its derivatives either as level 2 or level 3.

272

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Finally, we also assessed whether the disclosures in the consolidated financial statements, including fair value hierarchy information and sensitivity to key inputs for level 3 instruments, appropriately reflected the Group’s exposure to financial instrument valuation risk with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information included in the “Highlights, Overview, EIB Statutory Bodies and Audit and control” mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of the “Réviseur d’Entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Responsibilities of the Réviseur d’Entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “Réviseur d’Entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

273

2020 FINANCIAL REPORT As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

274

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Luxembourg, 11 March, 2021 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon

275

2020 FINANCIAL REPORT The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ADOPTED BY THE EUROPEAN UNION (IFRS) The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2020 prepared in accordance with IFRS, is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, – Financial Control, – Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2020 adopted by the Board of Directors on 11 March 2021, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, STATEMENT BY THE AUDIT COMMITTEE

276

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2020, the consolidated income statement, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2020, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 11 March 2021 Audit Committee L. BALOGH A. LINARTAS C. TRIANTOPOULOS P. KRIER N.FERNANDES J. SUTHERLAND B. DEVILLON-COHEN V. IUGA

277